                                          Filed pursuant to Rule 424(b)(4) under
                                                      the Securities Act of 1933
                                                      Registration No. 333-91176

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 11, 2002

                       [REPUBLIC OF THE PHILIPPINES LOGO]

                                 US$750,000,000

                          REPUBLIC OF THE PHILIPPINES

                          8.25% GLOBAL BONDS DUE 2014
                             ----------------------
The Republic will pay interest on the global bonds each January 15 and July 15. The first interest payment on the global bonds will be made on January 15, 2004. The Republic may not redeem the global bonds prior to their maturity.

The offering of the global bonds is conditional on the receipt of certain approvals of the Monetary Board of the Bangko Sentral ng Pilipinas, the central bank of the Republic.

The global bonds are being offered globally for sale in the jurisdictions where it is lawful to make such offers and sales. We have applied to list the global bonds on the Luxembourg Stock Exchange.

                                                     PER BOND       TOTAL
                                                     --------    ------------
Price to investors(1).............................   99.138%     $743,535,000
Underwriting discounts and commissions............     0.17%     $  1,275,000
Proceeds, before expenses, to the Republic........   98.968%     $742,260,000

---------------

     (1) Plus accrued interest, if any, from July 15, 2003, if settlement occurs after that date.

Neither the US Securities and Exchange Commission nor any state securities commission nor the Luxembourg Stock Exchange has approved or disapproved of these securities or determined that this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the global bonds to investors in registered book-entry form only through the facilities of The Depository Trust Company, Clearstream Banking, societe anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, on or about July 15, 2003.

                   Joint Lead Managers and Joint Bookrunners

CITIGROUP        DEUTSCHE BANK SECURITIES      JPMORGAN

                                  Co-Managers

BARCLAYS CAPITAL                CREDIT SUISSE FIRST BOSTON    GOLDMAN SACHS (ASIA) L.L.C.

HSBC                  ING                  MORGAN STANLEY                  UBS INVESTMENT BANK

                             ----------------------
            The date of this prospectus supplement is July 8, 2003.

                                     [MAP]

                               TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT          PAGES
-------------------------------------  -----
INTRODUCTORY STATEMENTS..............    S-3
SUMMARY OF THE OFFERING..............    S-5
USE OF PROCEEDS......................    S-8
RECENT DEVELOPMENTS..................    S-9
DESCRIPTION OF THE GLOBAL BONDS......   S-26
GLOBAL CLEARANCE AND SETTLEMENT......   S-29
TAXATION.............................   S-32
UNDERWRITING.........................   S-34
LEGAL MATTERS........................   S-38
GENERAL INFORMATION..................   S-38

             PROSPECTUS                PAGES
-------------------------------------  -----
CERTAIN DEFINED TERMS AND
  CONVENTIONS........................      2
FORWARD LOOKING STATEMENTS...........      2
DATA DISSEMINATION...................      3
USE OF PROCEEDS......................      3
REPUBLIC OF THE PHILIPPINES..........      4
DESCRIPTION OF THE SECURITIES........    107
TAXATION.............................    118
PLAN OF DISTRIBUTION.................    126
VALIDITY OF THE SECURITIES...........    127
AUTHORIZED REPRESENTATIVE IN THE
  UNITED STATES......................    127
EXPERTS; OFFICIAL STATEMENTS AND
  DOCUMENTS..........................    127
FURTHER INFORMATION..................    127
INDEX TO TABLES......................    T-1

                            ------------------------

YOU SHOULD READ THIS PROSPECTUS SUPPLEMENT ALONG WITH THE PROSPECTUS THAT ACCOMPANIES IT. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY BE ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.

                            ------------------------

                            INTRODUCTORY STATEMENTS

The Republic accepts responsibility for the information contained in this prospectus supplement and the prospectus that accompanies it. To the best of the knowledge and belief of the Republic (which has taken all reasonable care to ensure that such is the case), the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Republic of the Philippines is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against the Republic. See "Description of the
Securities -- Description of the Debt Securities -- Jurisdiction and Enforceability" in the accompanying prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the global bonds may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any applicable restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer, and it is prohibited to use them to make an offer, in any state or country in which the making of the offering of the bonds is prohibited. For a description of some restrictions on the offering and sale of the global bonds and the distribution of this prospectus supplement and the accompanying prospectus, see "Underwriting" on page S-34.

Unless otherwise indicated, all references in this prospectus supplement to "Philippine Pesos", "Pesos" or "P" are to the lawful national currency of the Philippines and those to "dollars", "US dollars" or "$" are to the lawful currency of the United States of America.

All references in this prospectus supplement to (a) the "Republic" or the "Philippines" are to the Republic of the Philippines, (b) the "Government" are to the national government of the Philippines and (c) "Bangko Sentral" are to Bangko Sentral ng Pilipinas, the central bank of the Philippines.

                            SUMMARY OF THE OFFERING

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the prospectus to which it relates.

ISSUER........................   Republic of the Philippines.

BONDS.........................   $750,000,000 aggregate principal amount of
                                 8.25% global bonds due 2014.

INTEREST......................   The global bonds will bear interest at 8.25%
                                 per annum from July 15, 2003, payable
                                 semi-annually in arrears.

INTEREST PAYMENT DATES........   January 15 and July 15 of each year, commencing
                                 on January 15, 2004, payable to the persons who are registered holders thereof at the close of business on the preceding January 1 or July 1, as applicable, whether or not a business day.

ISSUER REDEMPTION.............   The Republic may not redeem the global bonds
                                 prior to maturity.

STATUS OF BONDS...............   The global bonds will be direct, unconditional,
                                 unsecured and general obligations of the Republic. Except as otherwise described, the global bonds will at all times rank at least equally with all other unsecured and unsubordinated External Indebtedness (as defined in the accompanying prospectus) of the Republic. The full faith and credit of the Republic will be pledged for the due and punctual payment of all principal and interest on the global bonds. See "Description of the Securities -- Description of Debt Securities --
                                 Status of Bonds" in the accompanying
                                 prospectus.

NEGATIVE PLEDGE...............   With certain exceptions, the Republic has
                                 agreed that it will not create or permit to subsist any Lien (as defined in the accompanying prospectus) on its revenues or assets to secure External Public Indebtedness
                                 (as defined in the accompanying prospectus) of the Republic, unless at the same time or prior thereto, the global bonds are secured at least equally and ratably with such External Public
                                 Indebtedness. The international reserves of
                                 Bangko Sentral ng Pilipinas ("Bangko Sentral") represent substantially all of the official gross international reserves of the Republic.
                                 Because Bangko Sentral is an independent entity, the Republic and Bangko Sentral believe that the international reserves owned by Bangko
                                 Sentral are not subject to the negative pledge covenant in the global bonds and that Bangko
                                 Sentral could in the future incur External
                                 Public Indebtedness secured by such reserves without securing amounts payable under the global bonds. See "Description of the Securities -- Description of Debt
                                 Securities -- Negative Pledge Covenant" in the accompanying prospectus.

TAXATION......................   The Republic will make all payments of
                                 principal and interest in respect of the global bonds free and clear of, and without withholding or deducting, any present or future taxes of any nature imposed by or within the Republic, unless required by law. In that event, the Republic will pay additional amounts so that the holders of the global bonds receive the amounts that would have been received by them had no withholding or deduction been required. See "Description of the
                                 Securities -- Description of Debt Securities --
                                 Additional Amounts" in the accompanying
                                 prospectus. For a
                                 description of certain United States tax aspects of the global bonds, see
                                 "Taxation -- United States Tax Considerations" in the accompanying prospectus, and
                                 "Taxation -- United States Taxation".

CROSS-DEFAULTS................   Events of default with respect to the global
                                 bonds include (i) if the Republic fails to make a payment of principal, premium, prepayment charge or interest when due on any External
                                 Public Indebtedness with a principal amount equal to or greater than $25,000,000 or its equivalent, and this failure continues beyond the applicable grace period; or (ii) if any External Public Indebtedness of the Republic or the central monetary authority in principal amount equal to or greater than $25,000,000 is accelerated, other than by optional or mandatory prepayment or redemption. See
                                 "Description of the Securities -- Description of the Debt Securities -- Events of Default:
                                 Cross Default and Cross Acceleration" in the accompanying prospectus.

LISTING.......................   The Republic is offering the global bonds for
                                 sale in the United States and elsewhere where such offer and sale is permitted. The Republic has applied to have the global bonds listed and traded in accordance with the rules of the Luxembourg Stock Exchange. The Republic cannot guarantee that the application to the Luxembourg Stock Exchange will be approved, and settlement of the global bonds is not conditioned on obtaining the listing.

FORM, DENOMINATION AND
REGISTRATION..................   The global bonds will be issued in fully
                                 registered form in denominations of $1,000 and integral multiples thereof. The global bonds will be represented by one or more global securities registered in the name of a depositary, its nominee or a custodian.
                                 Beneficial interests in the global securities will be shown on, and the transfer thereof will be effected only through, records maintained by the depositary and its direct and indirect participants. Settlement of all secondary market trading activity in the global bonds will be made in immediately available funds.
                                 See "Description of the
                                 Securities -- Description of the Debt
                                 Securities -- Global Securities" in the
                                 accompanying prospectus.

FURTHER ISSUES................   The Republic may from time to time, without
                                 notice to or the consent of the registered holders of global bonds, issue further bonds which will form a single series with the global bonds. See "Description of the
                                 Securities -- Description of the Debt
                                 Securities -- Further Issues of Debt
                                 Securities" in the accompanying prospectus, and "Description of the Global Bonds -- Further
                                 Issues".

USE OF PROCEEDS...............   The Republic intends to on-lend the net
                                 proceeds to either the National Power
                                 Corporation or the Power Sector Assets and
                                 Liabilities Management Corp., to be used for general purposes consistent with the Electric
                                 Power Industry Reform Act of 2001.

FISCAL AGENT..................   JPMorgan Chase Bank.

GOVERNING LAW.................   The fiscal agency agreement and the global
                                 bonds will be governed by and interpreted in accordance with the laws of the State of New
                                 York. The laws of the Republic will govern all matters governing authorization and execution of the global bonds by the Republic.

                                USE OF PROCEEDS

     The Republic intends to on-lend the net proceeds to either the National Power Corporation or the Power Sector Assets and Liabilities Management Corp., to be used for general purposes consistent with the Electric Power Industry Reform Act of 2001.

                              RECENT DEVELOPMENTS

     The information included in this section supplements the information about the Republic that is included in the accompanying Prospectus dated July 11, 2002.

RECENT POLITICAL DEVELOPMENTS

     RENEWED CLOSE TIES BETWEEN THE REPUBLIC AND THE UNITED STATES. In May 2003, President Gloria Macapagal-Arroyo visited the United States and received pledges of aid to finance anti-terrorism measures and economic development in Mindanao. During the visit, US President George W. Bush, in recognition of the Republic's support of the US-led war on terrorism, designated the Republic a "major non-NATO ally", which would allow the Republic increased access to US military research and supplies. Commitments made by the Bush administration during President Arroyo's visit include:

     - $30 million in counter-terrorism equipment and training;

     - $30 million in development assistance for Mindanao;

     - $25 million to train and equip an anti-terrorism combat engineering unit;

     - US military support for Philippine military operations against the Abu Sayyaf guerrilla group;

     - initiatives to help reduce transaction fees on remittances from overseas Filipinos; and

     - trade preferences on certain Philippine agricultural products.

     INTERNAL CONFLICT WITH REBEL GROUPS. Over the past three decades, groups of communist rebels and disaffected Muslims in the Republic have periodically fought with Government forces. Armed conflict has continued between the Government and various rebel groups, mainly communist rebels and Muslim separatists.

     Since March 2003, a series of bombings and raids in the southern region of Mindanao have killed almost 100 civilians. The Armed Forces of the Philippines ("AFP") has launched sustained military offensives against the Moro Islamic Liberation Front ("MILF") and the Abu Sayyaf guerrilla group, both of which the Government holds responsible for the recent attacks. Leaders of the MILF, the largest Muslim separatist group in the Philippines, have condemned the recent attacks and denied that they target civilians.

     As part of the Government's response to recent terrorist attacks, a number of anti-terrorism bills have been proposed in the Philippine Congress. President Arroyo has urged the Congress to pass these bills quickly to give the military and the police increased power in fighting terrorism. The draft bills include, among other items, measures that would improve the state's ability to intercept communications, conduct surveillance, freeze bank accounts, make warrantless arrests and extend detentions.

     As part of the recent heightened cooperation between the Republic and the United States in the campaign against terrorism, the US has sent troops and military advisers to assist the AFP in its efforts to defeat the Abu Sayyaf guerrilla group in Mindanao. In July 2002, the United States and the Republic entered into a sustained military cooperation agreement. Pursuant to the agreement, more than 1,000 US troops have arrived in the Philippines since October 2002 to participate in joint military exercises and to train the AFP in counter-terrorism strategy and tactics.

     Philippine and US defense officials are currently negotiating the terms of reference to govern the deployment of additional US troops in Sulu in an operation known as "Balikatan 03-1." The Government has indicated that US involvement in Sulu will be limited to joint training exercises under the supervision of the Philippine military; however, some Philippine legislators and local Mindanao governments have expressed concern about the possibility of direct US participation in combat against Abu Sayyaf guerrillas. According to the AFP, 5,000 soldiers are currently in pursuit of the Abu Sayyaf, and heavy fighting between the AFP and the Abu Sayyaf has continued in Mindanao. The AFP has announced that it intends to intensify military action against the Abu Sayyaf. According to Philippine military officials, fewer than 500 Abu Sayyaf guerrillas remain in Mindanao.

     Since January 2003, fierce fighting has resumed between the MILF and the AFP. Recent clashes, concentrated near an MILF stronghold in southern Mindanao known as the Buliok complex, have forced an estimated 40,000 to 80,000 civilians to evacuate their homes. Both the AFP and the MILF claim that they have inflicted heavy casualties on the opposing side. Also, according to the military, the MILF has destroyed at least 20 transmission towers and poles in retaliation against the military's incursion into the Buliok complex. MILF leaders have denied responsibility for the recent attacks on the power transmission grid. The Philippine National Police believe that the MILF has ties to the Indonesian group Jemaah Islamiah, which is widely believed to be responsible for the terrorist bomb attack in Bali (see -- "Terrorist Attacks in the United States and Related Events") and also to be linked to the al-Qaeda terrorist organization. MILF leaders have denied that the group is responsible for the recent terrorist bombings in the Philippines and have denied any link to Jemaah Islamiah or al-Qaeda.

     Peace talks between the Government and the MILF have been suspended since 2001. In June 2003, following the MILF's declaration of a unilateral cease-fire, representatives of the Government and the MILF met in Malaysia for informal peace negotiations. On June 23, 2003, the two sides agreed in principle to a series of steps that may lead to the resumption of formal peace talks. The major points of the June agreement in principle included the Government's declaration of a suspension of military activities against the MILF and the convening of a joint committee on the cessation of hostilities to oversee the implementation of the cease-fire. However, the resumption of formal peace negotiations may be delayed if the MILF does not agree to a permanent cease-fire or if the arrest warrants for certain MILF leaders are not lifted. The Government has recently stated that operations against the MILF will continue.

     In 2002, the United States and the European Union placed the Communist Party of the Philippines (the "CPP") and the CPP's armed affiliate, the New People's Army (the "NPA"), on their lists of "foreign terrorist organizations." As a result, the United States and European governments have frozen financial accounts linked to these groups and restricted travel of CPP-NPA members in the United States and the European Union. In response to several recent bombings and kidnappings attributed to the CPP, the AFP has initiated a military offensive to end the insurgency. However, the Government continues to be open to peace negotiations with the National Democratic Front ("NDF"), the political organization of the NPA. Since September 2002, formal peace talks between the Arroyo administration and the NDF have been suspended by order of the President. The NDF has announced that it will not participate in peace talks until the US and the European Union remove the CPP and the NPA from their lists of "foreign terrorist organizations." Despite this, the Government has begun informal exploratory talks with NDF and CPP leaders in Amsterdam, with the aim of reviving the peace process. On July 3, 2003, the Government announced that it had agreed to resume formal peace talks with the NDF by the end of July 2003. The resumption of formal peace negotiations has been deferred, however, amid allegations that the NDF and CPP were using the illegal drug trade to finance their operations.

     UNCERTAINTY IN IRAQ AND NORTH KOREA. In April 2003, an international coalition led by the United States defeated the regime of former Iraqi President Saddam Hussein. The victory of the coalition forces in Iraq, followed by the passage of a United Nations resolution to lift economic sanctions on Iraq, has eased much of the previous uncertainty over the stability of international markets and the supply of oil from the Middle East. However, coalition military forces continue to occupy Iraq and a new national government has yet to be formed. The US and coalition governments have not officially stated when they expect to restore political and economic stability to Iraq. Continued instability in the Middle East or new disruptions to the oil supply could adversely affect the international markets or the Philippine economy.

     North Korea's recent announcement that it would reactivate its nuclear weapons program has drawn harsh criticism and further economic sanctions from the United States. It is unclear how any potential military action by or against North Korea or embargoes or sanctions against North Korea will affect the international financial markets or the Philippine economy.

     SEVERE ACUTE RESPIRATORY SYNDROME. The recent outbreak of Severe Acute Respiratory Syndrome ("SARS") has seriously disrupted several Asian economies and continues to impede global travel and trade. Since February 2003, the disease has spread from China to more than 25 countries around the world; at least

7,900 people have been infected and more than 700 of them have died. Hong Kong, China, Taiwan, Canada and Singapore have been especially hard hit by the disease.

     On May 21, 2003, the World Health Organization ("WHO") lifted its advisory against travel to the Philippines. The WHO noted that there had been no new locally transmitted SARS cases in the Philippines in 20 days, twice the maximum incubation period of the disease. In total, there have been 12 cases of SARS reported in the Philippines, two of them fatal. On July 5, 2003, the WHO declared that SARS had been contained worldwide.

     The effect of SARS on the Republic's economic growth was minimal in the first quarter of 2003; however, SARS may adversely affect the Republic's GDP and GNP growth in the second quarter of 2003 because of decreased tourism and the general decline of the services sector across Asia. In April 2003, President Arroyo announced the creation of a P1.5 billion contingency fund to stem a potentially more serious outbreak of SARS in the Philippines. President Arroyo also formed a crisis management team including labor, health, immigration, and military officials. Although the spread of SARS appears to be on the decline, it is impossible to predict the long-term effect of SARS on Philippine public health or on the Philippine economy.

     CHANGES IN THE ARROYO ADMINISTRATION. On December 30, 2002 President Gloria Macapagal-Arroyo announced that she would not seek another term as president. The next presidential election is scheduled to take place in May 2004. In her announcement, President Arroyo explained that she wanted to be unburdened by politics and further concentrate her efforts on her administration's economic reform plans. Despite this announcement, there is no assurance that President Arroyo will not run for president in the national elections scheduled for 2004.

     There have been several resignations among senior members of the Arroyo administration. Vice-President Teofisto T. Guingona resigned from his position as Secretary of Foreign Affairs, effective July 15, 2002, citing, among other things, his objection to the presence of US military troops in the Philippines. Education Secretary Raul S. Roco resigned on August 13, 2002, after learning that the President had endorsed a complaint accusing him of corruption. The Commissioner of the Bureau of Internal Revenue ("BIR"), Rene G. Banez, resigned on August 19, 2002, citing pressure from subordinates who were resisting reforms at the BIR. President Arroyo has appointed Senator Blas F. Ople as the new Secretary of Foreign Affairs, Dr. Edilberto C. de Jesus as the new Secretary of Education, and former Customs Commissioner Guillermo L. Parayno Jr. as BIR Commissioner.

     The Secretary of Justice, Hernando S. Perez, resigned on January 2, 2003, amid allegations that he had extorted money from a Manila congressman. On December 19, 2002, the Presidential Anti-Graft Commission had charged Mr. Perez with obstruction of justice for prohibiting the Bureau of Immigration from divulging the travel records of high-ranking government officials, including himself. On January 16, 2003, Simeon A. Datumanong, former Secretary for Public Works and Highways, officially replaced Mr. Perez as Secretary of Justice.

     In December 2002, President Arroyo announced several changes in her cabinet. In particular, the President replaced Secretary of Socio-Economic Planning Dante P. Canlas with Romulo L. Neri, former director-general of the Congressional Planning and Budget Office. President Arroyo also announced the replacement of the Secretary of Agriculture, Leandro Q. Montemayor, with Luis P. Lorenzo, Jr., a former businessman and presidential advisor on job creation and the replacement of the Secretary of Environment and Natural Resources, Heherson
T. Alvarez, with Elizea A. Gozun, an environmental consultant.

     The President has also re-arranged some of her cabinet members. In January 2003, Ignacio R. Bunye, the President's Press Secretary, was appointed as the President's spokesperson in place of Rigoberto D. Tiglao, who was named as the President's Chief of Staff. Also in January 2003, Hernani A. Braganza, Secretary of Agrarian Reform, was appointed as the new Press Secretary. Roberto M. Pagdanganan, chairman of the Board of Administrators of the Cooperative Development Authority, has been appointed to replace Mr. Braganza as Secretary of Agrarian Reform.

     Although the effect of these recent developments is unclear, the Government does not believe that President Arroyo's decision not to run for office or the changes in leadership positions will materially affect the stability or effectiveness of the Arroyo administration.

     TERRORIST ATTACKS IN THE UNITED STATES AND RELATED EVENTS. The evolving response of the United States and other nations to the terrorist attacks of September 11, 2001 in New York City and Washington, D.C. has resulted in continuing political and economic uncertainty and in increased volatility in the world's financial markets. The US-led military action in Afghanistan, which began in October 2001, successfully defeated the Taliban government and weakened the al-Qaeda forces blamed for the September 11 attacks. However, the US government has indicated that al-Qaeda continues to operate in countries around the world and continues to threaten and plan additional terrorist attacks.

     In May 2003, bombings in Casablanca, Morocco and Riyadh, Saudi Arabia killed dozens of civilians and renewed concern over international terrorism by al-Qaeda and affiliated groups. Also in October 2002, a terrorist bombing in Bali, Indonesia killed at least 190 people, including many foreign tourists. It is not known whether those responsible for the Bali attack were connected to al-Qaeda or to previous attacks in the Philippines. In response to the recent attacks, the United States and the United Kingdom have issued advisories against travel to Mindanao, where rebel groups are most active. It is unclear how the Philippine economy or the international financial markets will be affected in the future by terrorism-related events either inside or outside the Philippines.

     POSSIBLE CONSTITUTIONAL CHANGE. Fourteen senators have signed a resolution calling for a constitutional convention after 2004 that could result in various changes to the Philippine Constitution of 1987, including converting the Government to a parliamentary system and changing to a unicameral legislature. The resolution has been referred to the Senate committee on constitutional amendments and revision of laws. However, a majority in the House of Representatives prefers to convene a constituent assembly as the means of effecting constitutional change. Proponents of the proposed constituent assembly argue that this method would be faster and less expensive than a convention, while opponents contend that a convention would be more participatory and convey more legitimacy on the process. In March 2003, the House of Representatives passed a resolution proposing such an assembly. However, the Government does not expect constitutional change to take place in the near term, given the different processes favored by the legislative bodies.

     CRIMINAL CHARGES AGAINST ESTRADA. Criminal charges for perjury, illegal use of an alias, and plunder filed against former President Joseph Estrada in 2001 by the Ombudsman (the office mandated under the Constitution of the Republic to investigate and prosecute all complaints of corruption against public officials and government employees) continue to be tried in the Sandiganbayan, a special court with jurisdiction over criminal and civil cases involving graft and corruption.

     On May 19, 2003, Mr. Estrada filed a motion to dismiss the charges against him, arguing that he is still the legitimate president of the Philippines and immune from prosecution, despite a ruling by the Philippine Supreme Court that Mr. Estrada had effectively resigned from the presidency. On July 1, 2003, the Sandiganbayan rejected Mr. Estrada's motion to dismiss the charge of plunder and related charges against him. Mr. Estrada has stated that he will appeal this decision. The defense is expected to begin presenting its evidence at the end of July 2003.

RECENT ECONOMIC DEVELOPMENTS

     The interim period indicators of economic performance for any particular year set out in this section "Recent Economic Developments" for GNP, GDP, domestic credit growth and balance of payments indicators (including exports, imports, goods, services, trade and income) are comparisons to the corresponding interim period of the immediately prior year (known as year-on-year comparisons), in each case unless otherwise noted.

     BACKGROUND. Economic growth was sustained in 2002 and the first quarter of 2003 although growth momentum slowed due to a series of adverse developments such as:

     - the rapid increase in the Government's budget deficit, which stood at P210.7 billion for the full year 2002 (higher than the original full-year forecast for 2002 of P130 billion, although lower than the fourth quarter revised deficit target of P223 billion), caused by higher than expected expenditures and lower than expected revenue collections from the BIR;

     - the ongoing conflict with rebel groups in Mindanao, the conflict with communist rebels, the bombings and bomb threats in the Republic, the terrorist bombing in Bali, Indonesia, uncertainty over effects of the war in Iraq and the response to terrorism by the Government, the United States and other countries; and

     - Fitch Ratings' downgrade of the Republic's long-term foreign currency rating from BB+ to BB and their downgrade of the Republic's long-term local currency rating from BBB- to BB+ and Standard & Poor's Rating Service's downgrade of the Republic's long-term foreign currency rating from BB+ to BB, and their downgrade of the Republic's local currency rating from BBB+ to BBB and Moody's Investors Service's revised outlook on the Republic's long-term foreign currency sovereign credit rating from stable to negative.

     Despite these challenges and the generally weak global conditions, in the first quarter of 2003, GNP growth was 5.6%, compared to 4.3% for the first quarter of 2002, and GDP growth was 4.5%, compared to 3.8% for the first quarter of 2002. The increased growth rates are, in part, a result of lower interest and inflation rates, and in the Government's view reflect the success of the administration's macroeconomic strategy.

     RECENT ECONOMIC INDICATORS. The following table sets out the performance of certain of the Republic's principal economic indicators for the periods indicated. Growth in GDP, GNP, inflation, exports, imports and domestic credit growth is indicated on an annualized basis.

                                                                2001             2002             2003
                                                              ---------        ---------        --------
Real GDP growth (%).........................................        4.5              4.4             4.5(1)
Real GNP growth (%).........................................        5.6              4.5             5.6(1)
Inflation rate (%)..........................................        6.1(2)           3.1(2)          3.4(3)
Unemployment rate (%).......................................       11.1(4)          11.4(4)         12.2(5)
91-day T-bill rate (%)......................................       9.86(2)          5.43(2)         6.37(6)
External position
  Balance of payments ($ million)...........................       (192)             660            (502)(1)
  Trade-in-goods balance/GNP (%)............................       (0.6)             0.5            (2.9)(1)
     Export growth (%)......................................       17.3             10.1             5.1(1)
     Import growth (%)......................................       (4.5)             6.2            24.4(1)
  External debt ($ billion)(7)..............................       52.4             53.9            55.8(1)
  International reserves
     Gross ($ billion)......................................       15.7             16.2            15.9(8)
     Net ($ billion)........................................       11.4             12.8            12.4(8)
     Months of retained imports(9)..........................        5.0              4.7             4.4(8)
Domestic credit growth (%)..................................        0.9              4.8             6.1(10)

---------------

  (1) First quarter 2003.

  (2) Full year average.

  (3) Year on year as of June 2003.

  (4) Average of the January, April, July and October applicable statistics based on the January, April, July and October labor force surveys for the relevant year.

  (5) As of April 30, 2003.

  (6) Average over the first five months of 2003.

  (7) External debt includes debt approved by and registered with Bangko Sentral, which includes banking system debt and public sector debt, whether or not guaranteed by the Government, and private sector debt.

  (8) As of June 30, 2003.

  (9) Number of months of average imports of merchandise goods and payments of services and income that can be financed by gross reserves.

 (10) Growth from February 2002 to February 2003.

     ARROYO ADMINISTRATION ECONOMIC POLICY. In January 2003, after announcing that she would not run for re-election, President Arroyo announced that her administration would focus on the provisions of the Medium-Term Philippine Development Plan, originally set out in the National Socio-Economic Summit of 2001. See "Philippine Economy -- National Socio-Economic Summit of 2001" in the accompanying prospectus. In particular, President Arroyo urged Congress to quickly approve the remaining financial and fiscal reforms recommended in the National Socio-Economic Summit of 2001, as well as the absentee voting bill, which would allow overseas Filipinos to vote in national elections, and the dual citizenship bill, which would grant dual citizenship to Filipinos abroad to encourage them to invest in the Philippines.

     In October 2002, President Arroyo outlined an eight-point work program for the Government for the following six months. The program includes:

     - keeping transportation fares down;

     - reducing transport costs from Mindanao to Luzon;

     - stimulating small- and medium-scale enterprises;

     - encouraging housing developments;

     - encouraging private investments in agriculture;

     - continuing to build infrastructure to decongest Metro Manila;

     - ensuring that the Presidential Commission on Good Government contributes to fiscal resources; and

     - making Makati City a tourist destination.

     In addition, in December 2002, President Arroyo announced the following additional measures to enhance productivity:

     - increasing government credit for small- and medium-scale enterprises to P10 billion in 2003;

     - forming a new anti-smuggling task force; and

     - improving the oversight system for government procurements.

     GOVERNMENT REVENUES AND EXPENDITURES. In the first five months of 2003, Government revenues were P257.4 billion and expenditures were P332.7 billion, for a deficit of P75.4 billion. The five-month deficit was 29.9% lower than the P107.5 billion deficit reported for the first five months of 2002, and 13.7% lower than the Government's five-month target. Of the P257.4 billion in revenues for the first five months of 2003, P177.2 billion came from the Bureau of Internal Revenue, P43.7 billion from the Bureau of Customs, P21.9 billion from the Bureau of the Treasury, and P14.6 billion from other agencies. The P332.7 billion in expenditures in the first five months of 2003 included P114.1 billion for personal services, P99.6 billion for interest payments, and P44.5 billion for capital outlays.

     Government revenues for 2002 totaled P567.1 billion, of which P496.4 billion were from tax revenues and P69.7 billion were from non-tax revenues. Total revenues for 2002 increased 0.6% from total revenues for 2001. Of total tax revenues during 2002, the BIR accounted for P394.6 billion and the Bureau of Customs accounted for P96.3 billion. Treasury remittances accounted for P47.2 billion in revenue in 2002, and other government offices accounted for the remaining P29.0 billion.

     The BIR's collection of P394.6 billion in 2002 was 1.5% more than the P388.7 million collected in 2001. The lower than expected amounts collected for 2002 have been mainly attributed to the BIR's continued difficulty in generally enforcing the Republic's tax laws as well as the relatively low interest rate environment. However, the BIR's collection of P36.9 billion for the month of December 2002 was a 9.2% increase over the P33.8 billion collected in December 2001. Under the recently appointed BIR Commissioner, Guillermo Parayno, the BIR has implemented a program to identify, report, and prosecute taxpayers and companies that under-declare their value added taxes ("VAT"). A BIR program for voluntary assessment and availment of unpaid VAT and other income taxes has been put in place to collect unpaid taxes that were discovered by the BIR. This investigation concluded that underreporting of income from businesses has resulted in P10 billion in uncollected tax revenue. The BIR is making a concerted effort to recover as much of this revenue as possible through the continued implementation of reform measures aimed at strengthening tax laws and customs procedures and increasing revenue recovery. In the first five months of 2003, the BIR increased collection of VAT by 13.9% over the first five months of 2002. In addition, in order to encourage better tax compliance, the BIR under the new Commissioner has simplified the filing process and the payment of taxes. In the first five months of 2003, the BIR had total tax collections on net income and profit of P106.7 billion, 13.9% higher than for the same period in 2002.

     Government expenditures in 2002 were P777.9 billion, compared to P710.8 billion in 2001. The increase in expenditures from 2001 to 2002 was due in part to higher expenditures for infrastructure, personal services, education, veterans' pensions, and allotments to local government units for anti-poverty programs and security measures. In the first five months of 2003, Government expenditures were P332.7 billion, a marginal increase of 0.4% from expenditures during the first five months of 2002. The lower than expected expenditures were due to decreases in expenditures for maintenance and capital options, offset by increases in expenditures for interest payments and personal services.

     The deficit in 2002 was P210.7 billion, which exceeded the Government's original target of P130 billion for 2002, but was lower than the fourth quarter revised 2002 budget deficit forecast of P223 billion. This rapid increase in the 2002 budget deficit was caused by lower than expected revenue collections from the BIR, and higher than expected expenditures.

     CREDIT RATINGS. On June 12, 2003 Fitch Ratings downgraded the Republic's long-term foreign currency rating from BB+ to BB on the grounds that current and prospective fiscal trends amount to a material deterioration in sovereign credit worthiness, notwithstanding the recent upturn in tax receipts. Fitch also lowered the long-term local currency rating to BB+ from BBB- and changed the outlook on both ratings from negative to stable. Fitch mentioned that the change in outlook reflects Fitch's judgement that broader macro-economic trends remain reasonable with respect to growth, inflation and the external current account balance.

     On April 24, 2003, Standard & Poor's Ratings Service downgraded the Republic's long-term foreign currency rating from BB+ to BB downgraded the Republic's local currency rating from BBB+ to BBB and revised the long-term ratings outlook from negative to stable. Standard & Poor's emphasized the Government's high fiscal deficit, increased interest payments due to its high debt burden, and heavy reliance on external capital for economic growth. On January 8, 2003, Moody's Investors Service revised its outlook on the Republic's local-currency rating for government bonds from stable to negative, while affirming each of the Republic's foreign currency ratings. Moody's recognized that revenue collections have improved in recent months, but noted that poor revenue collection in prior periods has weakened long-term fiscal prospects.

     PHILIPPINE STOCK EXCHANGE. From its close of 1,018.4 at the end of December 2002, the Philippine Stock Exchange composite index rose to 1,264.24 on July 4, 2003. The resolution of the war in Iraq, the higher than expected growth of the Philippine economy in the first quarter of 2003, improved revenue collection by the Government and the reduction by Bangko Sentral of benchmark overnight rates have contributed to the recent rise in the composite index.

     GNP/GDP. In the first quarter of 2003, GNP grew by 5.6% and GDP grew by 4.5%, compared to GNP growth of 4.3% and GDP growth of 3.8% in the first quarter of 2002. The service sector led the first quarter

2003 expansion, growing by 5.6%. Growth in the service sector was due mainly to significant growth in consumer banking, insurance, communications, information technology services. Trade growth arising from modest inflation also spurred growth in the services sector. The industry sector grew by 4.0%, with continued growth in the mining and quarrying and the manufacturing subsectors offset by a decline in construction due to cutbacks in government projects. The agriculture, fishery and forestry sector posted growth of 2.9% compared to 4.8% growth for the first quarter of 2002. The relative slowdown in agriculture, fishery and forestry was due mainly to declines in palay production and fishing caused by the El Nino weather phenomenon.

     In 2002, GNP grew 4.5% and GDP grew 4.4%, compared with GNP growth of 5.6% and GDP growth of 4.5% for 2001. The increased growth rates are, in part, a result of lower interest and inflation rates, and in the administration's view, reflect the success of the administration's macroeconomic strategy implemented in 2001. The 2002 economic performance is the strongest recorded by the Philippines since the 1997 Asian financial crisis.

     All production sectors showed better than expected growth in 2002: The service sector grew by 5.5%; the industry sector grew by 3.7% and the agriculture, fishery and forestry sector grew by 3.3%. All subsectors of the service sector showed growth in 2002, particularly transportation, communications and storage, which grew 8.9% primarily because of increased computerized operations for Government services, and trade, which grew 5.8% primarily because of increased regional operations by the large domestic retailers. Growth in the private services (5.5%), finance (3.4%) and ownership of dwellings and real estate (1.7%) subsectors also contributed to the upbeat performance of the service sector (though finance and real estate have yet to regain their pre-1997 performance levels).

     Agriculture, Fishery, and Forestry. In 2002, though the 3.3% growth in the agriculture, fishery, and forestry sector was higher than expected, it showed a slight decline compared to the 4.7% growth for 2001. Growth in agriculture was driven by increases in palay and livestock production, although all subsectors also showed growth in 2002. In the first quarter of 2003, the agriculture, fishery and forestry sector grew by 2.9% compared to 4.8% in the first quarter of 2002.

     Industry. In 2002, the industry sector grew 3.7%, compared to growth of 4.8% for 2001. The growth in industry was driven by improvement in all subsectors. In the first quarter of 2003, the industry sector grew by 4.0% compared to 2.1% in the first quarter of 2002. In 2002, the mining and quarrying subsector rebounded from a previous decline of 5.4% in 2001 with growth of 51.0% in 2002. Most of the growth in the mining and quarrying subsector was attributable to production from the Camago-Malampaya Gas Project. The mining and quarrying subsector grew by 8.9% in the first quarter of 2003 compared to growth of 49.3% in the first quarter of 2002. The annual growth rate in the manufacturing subsector was 3.5% for 2002 up from 2.9% for 2001. Food processing, leather products, footwear and apparel, metal industries and electrical machinery showed improved results while output remained negative in chemical products, paper products, rubber products, petroleum and coal products and non-electrical machinery products. In the first quarter of 2003, the manufacturing subsector grew by 5.3% compared to 2.4% in the first quarter of 2002. The construction subsector declined by 3.3% in 2002, as compared to an expansion of 18.3% in 2001. In the first quarter of 2003, the construction subsector declined 3.2% compared to a 7.7% decline in the first quarter of 2002. The electricity, gas and water subsector grew by 4.3% for 2002, compared to growth of 0.7% for 2001. In the first quarter of 2003, the electricity, gas and water subsector grew by 3.1% compared to 1.7% growth in the first quarter of 2002.

     Services. The services sector remains the largest contributor to GDP, having contributed approximately 46.0% of GDP at constant market prices in the first quarter of 2003, 45.8% of GDP in 2002 and 45.3% in 2001. Growth in the services sector was driven mainly by expansion of the trade and transportation, communications and storage subsectors. In the first quarter of 2003, the services sector grew 5.6% compared to 4.8% growth in the first quarter of 2002.

     The transportation, communications and storage subsector posted 8.9% growth in 2002 compared to 8.8% growth for 2001. The transportation, communications and storage subsector grew by 8.6% in the first quarter of 2003 compared to 10.1% growth in the first quarter of 2002. The trade subsector grew 5.8% in 2002, compared to growth of 5.6% for 2001. The trade subsector comprised the biggest contribution to total output of the service sector at 35.7% and alone contributed 16.3% of total GDP in 2002. The trade subsector grew 5.5% in the first quarter of 2003 which equaled the 5.5% growth in the first quarter of 2002. The finance subsector grew by 3.4% in 2002 compared to growth of 1.2% for 2001. The finance subsector grew by 5.0% in the first quarter of 2003 compared to a decline of 0.6% in the first quarter of 2002. The ownership of dwellings and real estate subsector grew 1.7% in 2002, compared to a contraction of 0.5% for 2001. The ownership of dwellings and real estate subsector grew by 3.1% in the first quarter of 2003 compared to 2.3% growth in the first quarter of 2002. The private services subsector grew 5.5% in 2002 compared to growth of 4.4% for 2001. The private services subsector grew by 5.3% in the first quarter of 2003 compared to 5.1% growth in the first quarter of 2002. The Government services subsector grew by 4.7% in 2002 compared to growth of 0.9% for 2001. The Government services subsector grew by 5.1% in the first quarter of 2003 compared to 2.2% growth in the first quarter of 2002.

     EXTERNAL DEBT OF THE REPUBLIC. The Republic's external debt approved by and registered with Bangko Sentral (which includes banking system debt, public sector debt whether or not guaranteed by the Government and private sector debt) amounted to $53.9 billion as of December 31, 2002, a 0.6% increase from the $53.6 billion recorded as of September 30, 2002 and a 2.9% increase from the $52.4 billion recorded as of December 31, 2001. The increase in debt in 2002 was due to additional borrowing to settle maturing obligations and finance the Government's budget deficit, as well as upward foreign exchange revaluation adjustments on third-currency denominated debt resulting from the continued depreciation of the US dollar against third-currencies. As of December 31, 2002, 73% of the Republic's outstanding direct external debt, which amounted to $25.3 billion carried fixed rates while 23% had variable rates. The remaining 4% were non-interest bearing. As of June 30, 2002, the average cost of fixed rate credits was about 6%. For liabilities with floating interest rates, the margin over base rate ranged from 3.5% to 4.4%. The average interest rates for 91-day Treasury bills decreased from an average of 9.86% in 2001 to 5.43% in 2002, following the decline in global interest rates. As of December 31, 2002, approximately 58% of the Republic's outstanding direct external debt was denominated in US dollars while 33% was denominated in Japanese yen. As of December 31, 2002, multi-currency loans from the World Bank, the International Monetary Fund and the Asian Development Bank accounted for 15.3% of the Republic's external debt. As of March 31, 2003, the Republic's external debt was $55.8 billion, an increase of 3.6% from the Republic's external debt as of December 31, 2002. The increase resulted largely from net foreign exchange inflows, mainly from public sector accounts, as well as upward foreign exchange revaluation adjustments on third-currency denominated debt, resulting from the continued weakness of the US dollar against third currencies. As of March 31, 2003, approximately 55% of the Republic's external debt was denominated in US dollars and approximately 27% was denominated in Japanese yen.

     Since December 31, 2002, the Government has borrowed a total of $700 million and E300 million in the international capital markets. In response to recent increases in the Government's debt, some members of the Senate have proposed legislation that would place certain limits on Government borrowings. One Senate bill would set a limit on total debt and tie this limit to the Republic's GDP, while another would set a cap only on future borrowings. Hearings on these bills are ongoing. Some members of Congress have also called for the repeal of the law which currently mandates automatic appropriation for debt service in the annual budget. It is unclear whether either of these proposed measures will be implemented or if implemented what impact these measures would have on the Government's financing plans.

     INFLATION. The national year-on-year inflation rate was 3.4% in June 2003, higher than the 2.7% year-on-year inflation rate in May 2003 and slightly higher than the 3.0% rate in June 2002. The recent increase in inflation is mainly due to upward adjustments in the prices of food, beverages and tobacco resulting from disruptions to supplies due to typhoons and an increase in the tariff rates of vegetables. The national inflation rate averaged 3.1% in 2002 compared to an average inflation rate of 6.1% in 2001. Inflation continues to be benign despite the recent increases in domestic oil prices, and despite an increase in food prices due to weather-related reductions in supplies of rice, fruits, and vegetables. Reductions in Bangko Sentral's policy interest rates and efforts to maintain fiscal discipline, which have led to lower market lending rates and lower costs of capital for businesses, also had a favorable impact on inflation. Equally important, inflationary pressures caused by more demand than supply continue to be subdued due in part to current levels of unemployment and spare capacity as well as restrained, though increasing, domestic demand.

     EMPLOYMENT. In April 2003, the national unemployment rate was 12.2%, compared to 13.9% in April 2002, while the labor force participation rate declined by 2.8% from April 2002. The decrease in unemployment was due to a 1.2% increase in employment in the agriculture sector, a 0.8% increase in employment in the industry sector and a 0.4% increase in employment in the services sector. In 2002, the national unemployment rate rose slightly to 11.4% from 11.1% in 2001.

     INTEREST RATES. Currently, the Bangko Sentral overnight borrowing rate is 6.75% and the overnight lending rate is 9.0%. These are the lowest interest rate levels in twelve years. The rates have been cumulatively lowered by the Monetary Board of Bangko Sentral by 825 basis points starting December 2000. From an average of 5.2% in December 2002, the 91-day Treasury bill rate increased to an average of 7.3% in April 2003 due to the war in Iraq and the continued threat of terrorism. As of July 7, 2003 the 91-day Treasury bill rate had decreased to 5.3% mainly because of the end of major military operations in Iraq and the resolution of the SARS crisis in Asia.

     BALANCE OF PAYMENTS. In the first three months of 2003, the Republic's balance of payments recorded a deficit of $502 million, compared to a surplus of $2.2 billion for the first quarter of 2002. The substantial reversal in the balance of payments was due mainly to the reduction of the current account surplus to $338 million in the first three months of 2003, from $1.7 billion in the first three months of 2002. The negative change in the balance of payments was also due to a reversal in the capital and financial account from a net inflow of $2.0 billion in the first three months of 2002 to a net outflow of $312 million in the first three months of 2003. Exports of goods for the first three months of 2003 grew by 5.1% to reach $8.3 billion, while imports of goods in the first three months of 2003 grew by 24.4% to reach $8.9 billion. The resulting trade-in-goods deficit of $579 million was a turnaround from the surplus of $761 million recorded in the first three months of 2002. The trade-in-services account for the first three months of 2003 also showed a net outflow of $401 million, a 63.0% increase from the net outflow recorded in the comparable period in 2002. The capital and financial account for the first three months of 2003 recorded a net outflow of $312 million, a 115.4% change from the net inflow of $2.0 billion in the first three months of 2002.

     For the full year 2002, the Republic's balance of payments recorded a surplus of $660 million, compared to a $192 million deficit for 2001. The year-on-year turnaround was mainly attributed to higher remittances from overseas workers and the growth in exports.

     In January 2003, the Republic disclosed that the previously reported current account surplus had been overstated due to monitoring problems giving rise to underreported imports. An inter-agency task force on the balance of payments considered the effects of this problem on the Republic's consolidated financial position, specifically the Republic's current account and capital and financial account. The inter-agency task force has revised the Republic's balance of payments data for the years 2000 and 2001, but will not review prior years due to incomplete information. The inter-agency task force worked within the guidelines of the IMF's reporting system and included representatives of Bangko Sentral, the National Statistics Office, the National Economic and Development Authority, the National Statistics Coordination Board, the Bureau of Customs and the Philippine Export Zone Authority.

     Reflecting the updated import data, the current account for 2000 has been revised to a surplus of $6.3 billion from a surplus of $8.5 billion, and the current account for 2001 has been revised to a surplus of $1.3 billion from a surplus of $4.6 billion. At these revised levels, the current account surplus stood at 8.4% and 1.8% of gross national product for 2000 and 2001, respectively. However, the capital and financial account for 2000 has been revised downward to a net outflow of $4.1 billion from a previously reported net outflow of $6.5 billion, and the capital and financial account for 2001 has been revised downward to a net outflow of $1.1 billion from a previously reported net outflow of $3.7 billion.

     Current Account. After having been revised to reflect updated import data, the current account recorded a surplus of $4.2 billion in 2002, more than three times the $1.3 billion surplus for 2001. Largely contributing to this development was the higher surplus in the trade-in-goods account and the higher net inflow in the income account. The trade-in-goods account posted a surplus of $408 million in 2002. The increase in the net income account surplus to $4.6 billion in 2002 also helped strengthen the current account balance. In the first three months of 2003, the current account posted a surplus of $338 million, a 79.9% decrease from the same period in 2002.

          Exports. Total exports of goods in 2002 were $34.4 billion or 10.1% higher than in 2001. Higher demand for Philippine goods from other Asian countries made up for a decrease in exports to the United States and Japan, which together account for approximately 40% of the Republic's export market (25% for the United States and 15% for Japan in 2002). In the first three months of 2003, total exports of goods were $8.3 billion, a 5.1% increase from total exports of $7.9 billion in the same period in 2002. The slight improvement in exports can be attributed to a rise in external demand for electronics, garments, machinery and transport.

          Imports. Imports of goods in 2002 were up 6.2% at $34.0 billion. This was a reversal of the 4.5% decline for 2001. The import growth reflected sustained domestic demand, especially for electronics components. In the first three months of 2003 imports of goods were $8.9 billion, a 24.4% increase from the same period in 2003. The increase in imports was due to the build-up of inventories of raw materials and oil products in anticipation of a possible supply disruption in the Middle East.

          Services. The trade-in-services account in 2002 posted a net outflow of $1.3 billion. The 38.3% narrowing of the deficit from the same period in 2001 was caused by lower net payments for transportation services and for miscellaneous business, professional and technical services. Net receipts from travel services were $869 million in the first seven months of 2002, due to a relative decline in travel payments. Lower travel payments reflected in part the weaker peso and the government program to promote domestic tourism among local residents. In the first three months of 2003, the trade-in-services account posted a net outflow of $401 million, an increase of 63.0% over a net outflow of $246 million in the same period in 2003. The higher outflow was due to a significant decrease in travel receipts, reflecting the slowdown in the global economy, tension in the Middle East, the outbreak of SARS in the Asian region and domestic security concerns, as well as a rise in freight payments.

          Income. The income account posted a net inflow of $4.6 billion in 2002, an increase of 24.0% from 2001. The higher surplus was due to the 2.6% rise in the number of overseas Filipino workers, which caused remittances from overseas workers to reach $7.2 billion in 2002. However, as the global economic slowdown, instability in the Middle East, and the SARS epidemic affect some of the countries where Filipinos are working, the Government has intensified its marketing efforts to increase hiring of Filipinos abroad. In the first three months of 2003, the income account posted a net inflow of $1.2 billion, a 8.4% increase from the same period in 2003.

     Capital and Financial Account. In 2002, the net outflow in the capital and financial account was $2.1 billion, compared to a net outflow of $1.1 billion in 2001. From 2001 to 2002, an increase in net inflows into the portfolio account were more than offset by decreases in net inflows from the direct investment account and increases in net outflows from the other investment account. In the first three months of 2003, the net outflow in the capital and financial account was $312 million, a 115.4% change from the $2.0 billion net inflow in the first three months of the prior year. This reversal was due to net outflow of direct investment, increased net outflow of other investments and decreased net inflow of portfolio investments, reflecting a weakened global economy and the higher net repayment of loans.

     Portfolio investments in 2002 recorded a net inflow of $1.9 billion, compared to a net inflow of $1.1 billion in 2001, following increased non-residents' investments in resident-issued foreign denominated debt securities, particularly government-issued medium-term bonds. Portfolio investments in the first three months of 2003 recorded a net inflow of $443 million representing a 75.8% decrease when compared to a net inflow of $1.8 billion in the same period in 2002. Non-residents' investments in both equity and debt securities contracted during this period, due to investors' concerns over geopolitical uncertainties.

     Non-residents' investments in the Philippines increased by 39.5% to $3.4 billion in 2002 due mainly to the investment of $544 million worth of shares by a Japanese firm in the San Miguel Corporation, a local brewery company, in March 2002. The remaining investment was directed to other manufacturing companies, financial institutions, mining corporations and construction companies. The major sources of direct investments were the United States, Singapore, the United Kingdom and the Netherlands. The direct investment account posted a net outflow of $51 million in the first three months of 2003, a 106.4% change from the net inflow of $803 million in the first three months of 2002. This substantial reversal was the result of a severe drop in non-resident's investment in equity capital and a steep decline in newly infused capital during the first quarter of 2003. A $49 million net outflow in other capital, representing net repayment of inter-company loans, also contributed to the weak performance of the direct investment account.

     The net outflow in the other investment account expanded by 54.1% to $5.0 billion in 2002. This was due to withdrawals of foreign currency deposits by non-residents, as well as higher net deposits abroad by resident non-banks, a majority of which were corporations involved in build-operate-transfer arrangements, to cover foreign-related obligations. In the first three months of 2003 the other investment account posted a $697 million net outflow, a 15.2% increase compared to the $605 billion outflow for the first three months of 2002. The larger net outflow resulted from the higher net repayment of loans, particularly maturing borrowings and interbank placements.

     INTERNATIONAL RESERVES. Bangko Sentral's gross international reserves, including the reserve position in the IMF, were $15.9 billion at the end of June 2003, slightly less than $16.2 billion as of the end of December 2002. The end-June level is equivalent to 4.4 months of imports of goods and payments of services and income and was 1.3 times the amount of short-term external obligations of the Republic based on residual maturity or 2.5 times the amount of short-term external debt of the Republic based on original maturity. The preceding figures were not affected by the revised import data reported by the inter-agency task force on the balance of payments. Bangko Sentral's net international reserves decreased to $12.4 billion at the end of June 2003 from $12.8 billion at the end of December 2002.

     PESO/US$ EXCHANGE RATE. After reaching P49.48 on May 20, 2002, the peso steadily depreciated to an average of P52.13 per US dollar in September 2002 and P53.52 in December 2002. This depreciation was due mainly to increased demand for dollars from corporations and banks (to service foreign obligations arising from increased imports), the vulnerability of emerging markets such as the Philippines to the South American debt contagion, and the relative weakness of Asian currencies. The peso then depreciated to reach P55.25 per US dollar on March 17, 2003, its lowest level relative to the US dollar since January 2001. The depreciation of the peso in early 2003 was attributed to uncertainty over the potential war in Iraq, concerns over the rising fiscal deficit and continued terrorist attacks and guerrilla activity in the Philippines.

     On March 13, 2002, in a measure intended to reduce currency speculation, the Monetary Board of Bangko Sentral reduced the amount of US dollars that banks are allowed to buy in the spot currency market. The ruling by the Monetary Board lowered the amount of US dollars that banks could purchase above clients' requirements to $5 million or 2.5% of the bank's unimpaired capital, whichever is lower. The overbought limit had previously been set at the lesser of $10 million or 5% of the bank's unimpaired capital. The Monetary Board also limited to six months the duration of forward contracts to cover long-term foreign currency requirements; however, the Monetary Board continues to encourage the use of forward currency contracts as insurance against potential currency fluctuations and as an alternative to direct purchases of foreign currency in the market.

     Since mid-March 2003, the peso has recovered to reach P53.37 per US dollar as of July 8, 2003. The recent increase in the relative value of the peso was due primarily to both the measures implemented by the BSP to curb currency speculation and the resolution of the war in Iraq.

     BANKING SYSTEM NON-PERFORMING LOANS. As of April 31, 2003, the ratio of non-performing loans to total loans in the commercial banking system stood at 15.5%, higher than the 15.0% ratio as of December 31, 2002 but still an improvement over the 18.2% ratio recorded at the end of April 2002. The recent increase in the NPL ratio was attributed to a rise in uncollectable loans combined with a contraction in commercial banks' total loan portfolio. The improvement in the NPL ratio since the end of April 2002 was due in part to a redefinition of "non-performing loan" which took effect September 19, 2002 (the redefinition allows banks to exclude from "non-performing loans" uncollectable or worthless loans that have been fully covered by
                                       S-20
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allowance for probable losses). The decrease in the non-performing loan ratio was also attributed to increased foreclosure, restructuring proceedings, and generally improving performance of the commercial banking sector. The non-performing loans coverage ratio (loan reserves to non-performing loans) increased to 50.6% at the end of April 2003 from 49.9% at the end of March 2003 and 43.9% at the end of April 2002.

     In December 2002, Congress approved the Special Purpose Vehicle ("SPV") Act of 2002. The SPV bill provides the legal framework for the creation of private asset management companies that are expected to relieve a major portion of the banking system's non-performing assets and thereby promote bank lending to support economic growth. President Arroyo signed the bill into law on January 10, 2003. The SPV Act's implementing rules and regulations took effect on April 12, 2003. On June 26, 2003, the Monetary Board of Bangko Sentral approved accounting guidelines allowing the staggered booking of losses from the discounted sale of non-performing assets to SPVs under the SPV Act. The new guidelines will allow banks selling non-performing assets to SPVs to spread their losses over a maximum period of seven years, provided that the banks fully disclose any deviations from generally accepted accounting practices in connection with such sales.

     THE ELECTRIC POWER INDUSTRY AND REFORM ACT. On February 27, 2002, pursuant to the Electric Power Industry Reform Act of 2001 (the "EPIRA"), the Joint Congressional Power Commission approved the EPIRA's implementing rules and regulations (the "IRRs") which currently govern the restructuring of the electric power industry and the privatization of National Power Corporation ("NPC"). NPC's privatization will occur following (i) the restructuring of the electric power industry's various sectors, (ii) the creation of a new regulatory framework for the electric power industry, (iii) the establishment of certain transition mechanisms to minimize economic dislocation, and (iv) the establishment of various open market devices to promote free and fair competition.

     Universal Charge. Under the EPIRA, NPC will be allowed to impose on all end-users of electricity, subject to certain exceptions which are not expected to be material, a "Universal Charge", which will be calculated by the Energy Regulatory Commission ("ERC"), to cover the payment of stranded debt and stranded contract costs. Stranded contract costs of NPC refers to the excess of the contracted cost of electricity under eligible contracts (including contracts with distribution utilities as well as contracts with independent power producers) over the actual selling price of the contracted energy output in such contracts in the market, to the extent such stranded costs are not assumed by the Government under the EPIRA; and stranded debt costs refers to NPC's unpaid financial obligations which have not been liquidated by the proceeds from the sales of NPC's assets and will include unpaid financial obligations which are refinanced by Power Sector Assets and Liabilities Management Corporation ("PSALM"). Stranded contract costs will consist of costs associated with contracts with independent power producers that were approved by the ERC as of December 31, 2000. Costs associated with power purchased from independent power producers have increased significantly because of the devaluation of the Peso and the fact that NPC's price for such power is based in US dollars while NPC's income is principally received in Pesos.

     Wholesale Electricity Spot Market. Under the EPIRA, the Department of Energy ("DOE") is required to establish the Wholesale Electricity Spot Market ("WESM"), which is expected to provide an efficient, competitive, transparent and reliable market for the sale and purchase of electricity in the Philippines. A working group chaired by the DOE recently determined that an interim spot market, which is intended to test WESM systems and procedures, educate energy industry participants, and establish bid benchmarks, can be established. Transco expects the WESM to begin operations by the fourth quarter of 2003 or as soon as is otherwise practicable.

     In October 2002, the PSALM Board of Directors approved the provision of financial and project-management assistance to the DOE in establishing the interim market, and approved the establishment of an electricity trading and risk management group. PSALM has requested that the interim WESM and the trading group be financed from a development project fund from Kreditanstalt fur Wiederaufbau ("KFW"). An endorsement from the Department of Finance and approval from KFW are both necessary for the KFW funds to be used for the interim WESM.

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     PRIVATIZATION OF THE NATIONAL POWER CORPORATION.  Pursuant to the EPIRA, on
December 14, 2001, PSALM submitted a privatization plan for both the transmission and generation businesses for endorsement by the Joint
Congressional Power Commission. The plan to privatize the transmission business was endorsed by the Joint Congressional Power Commission in March 2002 and the plan to privatize the generation business was endorsed by the Joint
Congressional Power Commission in August 2002. The President approved the transmission and generation privatization plans in October 2002.

     Transfer of Transmission Franchise. The EPIRA provides for the transfer of NPC's nationwide franchise for the operation of the transmission system and the grid to the National Transmission Corporation ("Transco"). However, the EPIRA is silent on whether Transco could transfer the franchise to the concessionaire, or private investor, without Congressional approval. The uncertainty in obtaining Congressional approval for the transfer of the franchise may affect the price of the bids that will be submitted and may affect the winning concessionaire's ability to source financing. On September 3, 2002, the House of Representatives passed a bill that would grant a separate franchise to Transco and allow Transco to assign its franchise rights to the winning concessionaire without Congressional approval. The bill is currently awaiting approval in the Senate. Although the Arroyo administration has strongly supported this bill, it has faced opposition from some Senators in initial hearings on the ground that it would constitute an undue delegation of the Congressional power to grant franchise. There is no assurance that the bill will be passed by the Senate in its current form or at all. The Government has recently announced that bidding on the concession contract for Transco has been delayed, as potential investors conducting due diligence have not yet given firm commitments that they will participate in the auction.

     NPC Restructuring Plan. On November 18, 2002, the NPC Board of Directors passed a restructuring plan that resulted in the termination of NPC's entire workforce of 11,182 employees. NPC has rehired approximately 3,800 of these employees to work for NPC, while 3,714 have been hired to work for Transco and 29 to work for PSALM. NPC has agreed to provide its employees with a separation package in connection with its privatization. NPC expects the total cost of separation pay to be approximately P11.8 billion, all of which will be paid by NPC.

     Consents from NPC Creditors. NPC has commenced discussion with its bank creditors and bondholders (including the World Bank, the Asian Development Bank and the Japan Bank for International Cooperation ("JBIC")) regarding a number of contractual provisions that restrict NPC's ability to carry out the privatization. These can be broadly categorized as (i) provisions restricting the transfer of NPC's debt obligations to PSALM, (ii) covenants restricting NPC's ability to transfer NPC's generation and transmission assets to PSALM and Transco (and therefore also restricting PSALM's ability to sell such assets to private investors) and (iii) project-specific covenants relating to the construction and operation of particular generation and transmission facilities that NPC's creditors have funded. As a result, to allow for the transfer of NPC's assets and liabilities to PSALM and Transco, NPC will need consents from its lenders to either waive any defaults or amend the relevant provisions.

     Consents to waive or amend the relevant restrictions on privatization will have to be obtained from NPC's creditors including public bondholders, commercial banks and bilateral and multilateral creditors and bondholders. The process of obtaining these consents is underway. Approximately 90% of NPC's commercial lenders, which together account for approximately 15% of NPC's debt, had approved the transfer of debt to PSALM. NPC plans to prepay the outstanding amounts of its other commercial lenders. To the extent that consents from the transfer of certain assets or liabilities cannot be obtained, such assets will remain on NPC's balance sheet, and such liabilities will be treated as stranded debt.

     Issues Relating to the Purchased Power Adjustment and the Universal
Charge. Recently, the Purchased Power Adjustment ("PPA") and the proposed Universal Charge have come under intense public and political scrutiny as electricity rates in the Philippines have risen to among the highest in Asia. The PPA, an automatic cost adjustment mechanism, historically allowed NPC to pass on increased costs associated with its US dollar obligations under its contracts with independent power producers. President Arroyo, by presidential directive, reduced the current average PPA charge from P1.25 per kWh to P0.40 per kWh, effective May 8, 2002. The ERC, through an order issued on September 6, 2002, affirmed the presidential directive. Since late September

2002, NPC has deferred recovery of the PPA charge, in connection with the unbundling of its transmission and generation rates. In addition, NPC has filed an application with the ERC to set its generation rates under the Generation Rate Adjustment Mechanism ("GRAM"), which replaces the PPA.

     While the Arroyo administration has announced that the Universal Charge needs to be implemented as a matter of policy, various members of Congress and of the public continue to oppose the imposition of any Universal Charge. If the Universal Charge is significantly lower than the expected P0.40 per kWh, or if it is eliminated, NPC's financial condition will continue to deteriorate and NPC will need to obtain additional financing to continue operations.

     OTHER RATE REDUCTIONS AFFECTING NPC'S REVENUES. In addition to the reduction of the PPA from P1.25 per kWh to P0.40 per kWh mandated by the President in May 2002 and affirmed by the ERC in September 2002, the following reductions in NPC's basic electricity rates have been imposed:

     The EPIRA. The Electric Power Industry Reform Act of 2001 mandated an overall rate decrease of P0.30 per kWh in June 2001.

     ERC Orders. In June 2002, the ERC, in connection with NPC's unbundling rate petition, denied NPC's request to revise NPC's rates upward by P0.17 per kWh, and instead ordered NPC to reduce NPC's rates by P0.07 per kWh before September 26, 2002. On September 6, 2002, the ERC ordered NPC to disregard its June 2002 ruling and to reduce generation rates by P1.10 per kWh in Visayas, P0.27 in Luzon and P0.40 in Mindanao. NPC filed a motion for reconsideration and clarification of this order. In late September, 2002, NPC's transmission and generation rates were unbundled. In connection with this unbundling, the ERC further lowered NPC's generation rate in September 2002. In April 2003, NPC filed an application with the ERC to recover fuel and purchased power costs under the GRAM. However, the generation rates the ERC set in May 2003, in response to NPC's application, are significantly lower than the rates NPC had requested, and NPC has filed for a motion for reconsideration of the revised rates with the ERC. The ERC has ordered that NPC implement the revised generation rate for the Visayas grid pending resolution of NPC's motion for reconsideration. NPC could face fines of up to P50 million if it does not comply with this order. In addition, if the rates approved by the ERC under the GRAM do not allow NPC to pass on the costs associated with the generation of electricity, NPC's future operating revenues could be adversely affected. On May 29, 2003, the ERC promulgated new rules on transmission wheeling rates. While NPC cannot predict its transmission rates under the new rates, NPC expects the revised rates, which incorporate a performance-based rate setting methodology, will not be materially different from NPC's current transmission rates.

     ANTI-MONEY LAUNDERING EFFORTS. On March 7, 2003, President Arroyo signed into law amendments to the Anti-Money Laundering Act of 2001 ("AMLA") that are intended to comply with the demands of the Financial Action Task Force ("FATF"). The FATF, established by the Organisation for Economic Cooperation and Development to combat money laundering, is backed by most of the world's industrialized nations.

     The amendments lowered the threshold amount for bank transactions automatically subject to reporting requirements from P4 million to P500,000. The amendments also expanded the definition of "suspicious transactions" that are, regardless of amount, subject to the scrutiny of the Anti-Money Laundering Council ("AMLC"), the agency charged with enforcing the law. However, under the amended law, a court order will be required for the AMLC to examine suspicious transactions or freeze bank accounts other than those suspected to be related to terrorism, kidnapping, hijacking, and drug trafficking. The new law remains silent on whether it will apply retroactively, leaving the courts to decide whether regulators may scrutinize suspicious transactions made before the original act's passage in 2001. The implementing rules and regulations of the AMLA have been submitted by the AMLC to a bicameral Congressional committee for final review.

     The Government believes that the AMLA, as amended, conforms to FATF requirements. In its advisory dated June 20, 2003, the FATF declared that it noted with "particular satisfaction" the enactment of the money-laundering law and invited the Government to submit an implementation plan. However, the FATF must still review the amended law, evaluate its implementing rules and regulations, and monitor its enforcement against international standards before it removes the Philippines from its "non-cooperative" list and rules out the possibility of sanctions. The Government has indicated that this approval process could take one to two years. As of July 8, 2003, the Philippines remained on the FATF's list of non-cooperative countries.

     THE CONSOLIDATED FINANCIAL POSITION. For the first nine months of 2002, the consolidated financial position of the Republic (not including Bangko Sentral) recorded a deficit of P169.1 billion, 59.7% higher than the P105.9 billion target for the period. The Government recorded a P166.5 billion deficit, the Bangko Sentral restructuring accounted for an additional P11.8 billion deficit, and the monitored Government-owned corporations accounted for a P25.7 billion deficit. The total public sector borrowing requirement of P199.5 billion was offset in part by a combined surplus of P30.5 billion for the other public sector entities during the first six months of 2002. Of the surplus, P20.5 billion was attributable to the social security institutions.

     GOVERNMENT BUDGET FOR 2003. On March 11, 2003, a bicameral Congressional committee approved a P804.0 national government budget for 2003. The budget approved by the bicameral committee reflected a P200 million reduction from the P804.2 billion budget originally proposed by President Arroyo. The 2003 budget includes appropriations of P804.0 billion, a 3.0% increase from the P780.8 billion budgeted for 2002. The 2003 budget includes an automatic appropriation of P223 billion to service the Government's foreign and domestic debts. The 2003 budget forecasts P602 billion in revenue collections against the P804 million in budgeted expenditures which would result in a deficit of P202 billion for the year 2003.

     As a measure to address the budget deficit, the Government has restructured, scaled back, cancelled or deferred 35 foreign-assisted projects in its official development assistance ("ODA") portfolio, including the Department of Agriculture's Grain Sector Development Program and the Department of Transportation and Communication's Third Airport Development Project. The Government still plans to implement as scheduled 69 ODA-funded projects.

     RELATIONSHIP WITH THE ADB. The Asian Development Bank ("ADB") announced in November 2002 that it plans to pay up to $815 million in loans to the Philippines over the next three years for projects focused on alleviating poverty. The priority sectors are education, urban development, power, roads, environment management, financial markets, and small and medium-sized enterprise development and focuses on Mindanao and the southern Philippines. The ADB noted that the current budget deficit could affect the release of the proposed loans.

     In June 2003, the ADB announced that it had cancelled $300 million in loans, largely because of problems in the implementation of projects funded by it. Additional project loans are being considered for cancellation. The ADB has also indicated it may be unwilling to extend further loans to the Philippine power sector and will not approve the transfer of NPC's debt to PSALM until substantial progress has been attained in the privatization of that sector.

     RELATIONSHIP WITH THE IMF. The International Monetary Fund ("IMF") currently maintains a close dialogue with the Government, within the framework of a post-program monitoring arrangement ("PPM"). The PPM involves program assessments which are based on a regular review of economic developments and policies rather than the attainment of specific quantitative targets. This arrangement does not involve a financing component.

     In December 2002, the IMF completed a 10-day review of the Philippine economy as part of the PPM. The IMF emphasized the need for the reduction of the fiscal deficit through increased revenues. In particular, the IMF recommended additional taxes on telecommunications, "sin" products and automobiles, and measures to improve the efficiency of tax collection. The IMF also recommended improvements in energy regulation, including a stronger and more independent ERC and the passage of the Transco franchise bill.

     In May 2003, the IMF completed its most recent 10-day review of the Philippine economy as part of the PPM. The IMF continued to emphasize the need for measures to reduce the Government fiscal deficit, including improvements in the efficiency of NPC and an increase in basic power rates.

     On January 31, 2003, the Government announced that intends to discontinue the PPM when the program expires in September 2003, although the Government is currently considering extending the program. The Republic will continue to be subject to the IMF's annual Article 4 review, which is standard for all IMF members.

     MONEY SUPPLY. The Republic's money supply, as measured by domestic liquidity, reached P1.6 trillion as of April 30, 2003, a 2.8% increase from April 30, 2002. The rate of growth in money supply was lower than the 9.5% growth for the year ending December 31, 2002. The decrease in growth through April 2003 was attributed to the continuing effects of the increase in the liquidity reserve requirement for banks, the removal of the tiering scheme on banks' placements under the Bangko Sentral's Reverse Repurchase Facility, and a shift in deposits from peso accounts to foreign currency accounts.

                        DESCRIPTION OF THE GLOBAL BONDS

GENERAL

     The global bonds will be issued under a fiscal agency agreement, dated as of October 4, 1999, between the Republic and JPMorgan Chase Bank, as fiscal agent. The global bonds are a series of debt securities more fully described in the accompanying prospectus, except to the extent indicated below. The following statements are subject to the provisions of the fiscal agency agreement, the supplemental fiscal agency agreement and the global bonds. This summary does not purport to be complete and the description below may not contain all of the information that is important to you as a potential investor in the global bonds. The Republic has filed forms of these documents as exhibits to the registration statement numbered 333-91176. You should refer to the exhibits for more complete information. Capitalized terms not defined below shall have the respective meanings given in the accompanying prospectus.

     The global bonds will:

     - be issued in an aggregate principal amount of US$750,000,000;

     - bear interest at 8.25% per year from July 15, 2003;

     - mature at par on January 15, 2014;

     - pay interest on January 15 and July 15 of each year, commencing January 15, 2004; and

     - pay interest to the persons in whose names the global bonds are registered on the record date, which is the close of business on the preceding January 1 or July 1 (whether or not a business day), as the case may be. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

     The Republic has applied to the Luxembourg Stock Exchange for listing of, and permission to deal in, the global bonds in accordance with the rules of the Luxembourg Stock Exchange.

BOOK ENTRY

     The Republic will issue the global bonds in the form of fully registered global securities. The Republic will deposit the global securities with DTC, and register the global securities in the name of Cede & Co. as DTC's nominee. Beneficial interests in the global securities will be represented by, and transfers thereof will be effected only through, book-entry accounts maintained by DTC and its participants.

CERTIFICATED SECURITIES

     In circumstances detailed in the accompanying prospectus (see "Description of the Securities -- Description of the Debt Securities -- Global Securities -- Registered Ownership of the Global Security"), the Republic could issue certificated securities. The Republic will only issue certificated securities in denominations of $1,000 and integral multiples of $1,000. The holders of certificated securities shall present directly at the corporate trust office of the fiscal agent, at the office of the Luxembourg paying and transfer agent or at the office of any other transfer agent as the Republic may designate from time to time all requests for the registration of any transfer of such securities, for the exchange of such securities for one or more new certificated securities in a like aggregate principal amount and in authorized denominations and for the replacement of such securities in the cases of mutilation, destruction, loss or theft. Certificated securities issued as a result of any partial or whole transfer, exchange or replacement of the global bonds will be delivered to the holder at the corporate trust office of the fiscal agent, at the office of the Luxembourg paying and transfer agent or at the office of any other transfer agent, or (at the risk of the holder) sent by mail to such address as is specified by the holder in the holder's request for transfer, exchange or replacement.

REGISTRATION AND PAYMENTS

     The Republic will pay the principal amount of a global bond on its maturity date in immediately available funds in the City of New York upon presentation of the global bond at the office of the fiscal agent in the City of New York or, subject to applicable law and regulations, at the office outside the United States of any paying agent, including the Luxembourg paying agent (if the global bonds are accepted for listing on the Luxembourg Stock Exchange and the rules of the exchange so require).

     The Republic will appoint the fiscal agent as registrar, principal paying agent and transfer agent of the global bonds. In these capacities, the fiscal agent will, among other things:

     - maintain a record of the aggregate holdings of global bonds represented by the global securities and any certificated securities and accept global bonds for exchange and registration of transfer;

     - ensure that payments of principal and interest in respect of the global bonds received by the fiscal agent from the Republic are duly paid to the depositaries for the global securities or their respective nominees and any other holders of any global bonds; and

     - transmit to the Republic any notices from holders of any of the global bonds.

     If the global bonds are accepted for listing on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, the Republic will appoint and maintain a paying agent and a transfer agent in Luxembourg, who shall initially be Dexia Banque Internationale a Luxembourg societe anonyme. Holders of certificated securities will be able to receive payments thereon and effect transfers thereof at the offices of the Luxembourg paying and transfer agent. For so long as the global bonds are listed on the Luxembourg Stock Exchange, the Republic will publish any change as to the identity of the Luxembourg paying and transfer agent in a leading newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

REDEMPTION AND SINKING FUND

     The Republic may not redeem the global bonds prior to maturity. The Republic will not provide a sinking fund for the amortization and retirement of the global bonds.

FURTHER ISSUES

     For a description of the Republic's ability from time to time to issue further bonds which will form a single series with the global bonds, see "Description of the Securities -- Description of the Debt Securities -- Further Issues of Debt Securities" in the accompanying prospectus.

     Additional bonds may be issued with original issue discount for U.S. federal income tax purposes ("OID") as part of a further issue. Purchasers of global notes after the date of any further issue will not be able to differentiate between global bonds sold as part of the further issue and previously issued global bonds. If further global bonds were issued with OID, purchasers of global bonds after such a further issue may be required to accrue OID (or greater amounts of OID than they would otherwise have accrued) with respect to their global bonds. These OID consequences may affect the price of outstanding global bonds as a result of a further issue. Prospective purchasers of global bonds should consult their tax advisors with respect to the implications of any decision by the Republic to undertake a further issue of global bonds.

REGARDING THE FISCAL AGENT

     The fiscal agent has its principal corporate trust office at 4 New York Plaza, 15th Floor, New York, New York 10004. The Republic will at all times maintain a paying agent and a transfer agent in the City of New York which will, unless otherwise provided, be the fiscal agent. The Republic may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent. The fiscal agent will be the agent of the Republic, not a trustee for holders of any global bonds. Accordingly, the fiscal agent will not have the same responsibilities or duties to act for such holders as would a trustee, except that monies held by the fiscal agent as payment of principal, premium or interest on the global bonds shall be held by the fiscal agent in trust for the holders of the global bonds.

     The fiscal agency agreement and the supplemental fiscal agency agreement are not required to be qualified under the US Trust Indenture Act of 1939. Accordingly, the fiscal agency agreement and the supplemental fiscal agency agreement may not contain all of the provisions which could be beneficial to holders of the global bonds which would be contained in an indenture qualified under the Trust Indenture Act.

NOTICES

     All notices will be published in London in the Financial Times, in the City of New York in The Wall Street Journal and, so long as the global bonds are listed on the Luxembourg Stock Exchange, in Luxembourg in the Luxemburger Wort. If the Republic cannot, for any reason, publish notice in any of these newspapers, it will choose an appropriate alternate English language newspaper of general circulation, and notice in that newspaper will be considered valid notice. Notice will be considered made as of the first date of its publication.

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                        GLOBAL CLEARANCE AND SETTLEMENT

     DTC, Euroclear and Clearstream, Luxembourg have established links among themselves to facilitate the initial settlement of the global bonds and cross-market transfers of the global bonds in secondary market trading. DTC will be linked to JPMorgan Chase Bank, a New York banking corporation, as depositary of the Euroclear System ("Euroclear"), and Citibank, N.A. as depositary for Clearstream Banking, societe anonyme ("Clearstream, Luxembourg") (the "Clearing System Depositaries").

     Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below to facilitate transfers of global bonds among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform such procedures. In addition, such procedures may be modified or discontinued at any time. Neither the Republic nor the Fiscal Agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of the respective obligations under the rules and procedures governing their operations.

THE CLEARING SYSTEMS

     THE DEPOSITORY TRUST COMPANY.  DTC is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" under the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" under the New York Uniform Commercial Code; and

     - a "clearing agency" registered under Section 17A of the US Securities Exchange Act of 1934.

     DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. In addition, unless a global security is exchanged in whole or in part for a definitive security, it may not be physically transferred, except as a whole among DTC, its nominees and their successors. Therefore, your ability to pledge a beneficial interest in the global security to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

     EUROCLEAR AND CLEARSTREAM, LUXEMBOURG. Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. The underwriter for the global bonds may be a participant in Euroclear or Clearstream, Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream, Luxembourg participant.

INITIAL SETTLEMENT

     If you plan to hold your interests in the securities through DTC, you will follow the settlement practices applicable to global security issues. If you plan to hold your interests in the securities through Euroclear or Clearstream, Luxembourg, you will follow the settlement procedures applicable to conventional Eurobonds in registered form. If you are an investor on the settlement date, you will pay for the global bonds by wire transfer and the entity through which you hold your interests in the global bonds will credit your securities custody account.

SECONDARY MARKET TRADING

     The purchaser of securities determines the place of delivery in secondary market trading. Therefore, it is important for you to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date (i.e., the date specified by the purchaser and seller on which the price of the securities is fixed).

     TRADING BETWEEN DTC PURCHASERS AND SELLERS. DTC participants will transfer interests in the securities among themselves in the ordinary way according to the rules and operating procedures of DTC governing global security issues. Participants will pay for these transfers by wire transfer.

     TRADING BETWEEN EUROCLEAR AND/OR CLEARSTREAM, LUXEMBOURG
PARTICIPANTS. Euroclear and Clearstream, Luxembourg participants will transfer interests in the securities among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds. Participants will pay for these transfers by wire transfer.

     TRADING BETWEEN A DTC SELLER AND A EUROCLEAR OR CLEARSTREAM, LUXEMBOURG PURCHASER. When the securities are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the securities and make payment for them. On the settlement date, the depositary will make payment to the DTC participant's account and the securities will be credited to the depositary's account. After settlement has been completed, DTC will credit the securities to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the securities, in accordance with its usual procedures, to the participant's account, and the participant will then credit the purchaser's account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

     Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities by wire transfer on the value date. The most direct way of doing this is to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or from existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the securities are credited to their accounts one day later.

     As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to preposition funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the securities. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the securities were credited to the participant's account. However, interest on the securities would accrue from the value date. Therefore, in many cases the interest income on securities which the participant earns during that one-day period will substantially reduce or offset the amount of the participant's overdraft charges. Of course, this result will depend on the cost of funds to (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) each participant.

     Since the settlement will occur during New York business hours, a DTC participant selling an interest in the securities can use its usual procedures for transferring global securities to the Clearing System Depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

     Finally, day traders that use Euroclear or Clearstream, Luxembourg and that purchase global bonds from DTC participants for credit to Euroclear participants or Clearstream, Luxembourg participants should note that these trades will automatically fail on the sale side unless one of three steps is taken:

     - borrowing through Euroclear or Clearstream, Luxembourg for one day, until the purchase side of the day trade is reflected in their Euroclear account or Clearstream, Luxembourg account, in accordance with the clearing system's customary procedures;

     - borrowing the global bonds in the United States from a DTC participant no later than one day prior to settlement, which would give the global bonds sufficient time to be reflected in the borrower's Euroclear account or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

     - staggering the value dates for the buy and sell sides of the trade so that the value date of the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear participant or Clearstream, Luxembourg participant.

     TRADING BETWEEN A EUROCLEAR OR CLEARSTREAM, LUXEMBOURG SELLER AND A DTC PURCHASER. Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer securities through their Clearing System Depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the securities to the DTC participant's account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

     If the Euroclear or Clearstream, Luxembourg participant selling the securities has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the securities until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

                                    TAXATION

GENERAL

     The Republic urges you to consult your own tax advisors to determine your particular tax consequences in respect of participating in the offering, and of owning and selling the global bonds.

PHILIPPINE TAXATION

     The following is a summary of certain Philippine tax consequences that may be relevant to non-Philippine holders of the global bonds in connection with the holding and disposition of the global bonds. The Republic uses the term "non-Philippine holders" to refer to (i) non-residents of the Philippines who are neither citizens of the Philippines nor are engaged in trade or business within the Philippines or (ii) non-Philippine corporations not engaged in trade or business in the Philippines.

     This summary is based on Philippine laws, rules, and regulations now in effect, all of which are subject to change. It is not intended to constitute a complete analysis of the tax consequences under Philippine law of the receipt, ownership, or disposition of the global bonds, in each case by non-Philippine holders, nor to describe any of the tax consequences that may be applicable to residents of the Republic.

     EFFECT OF HOLDING GLOBAL BONDS. Payments by the Republic of principal of and interest on the global bonds to a non-Philippine holder will not subject such non-Philippine holder to taxation in the Philippines by reason solely of the holding of the global bonds or the receipt of principal or interest in respect thereof.

     TAXATION OF INTEREST ON THE GLOBAL BONDS. When the Republic makes payments of principal and interest to you on the global bonds, no amount will be withheld from such payments for, or on account of, any taxes of any kind imposed, levied, withheld or assessed by the Philippines or any political subdivision or taxing authority thereof or therein.

     TAXATION OF CAPITAL GAINS. Non-Philippine holders of the global bonds will not be subject to Philippine income or withholding tax in connection with the sale, exchange, or retirement of a global bond if such sale, exchange or retirement is made outside the Philippines or an exemption is available under an applicable tax treaty in force between the Philippines and the country of domicile of the non-Philippine holder. Under the Philippine Tax Code, any gain realized from the sale, exchange or retirement of securities with an original maturity of more than five years from the date of issuance will not be subject to income tax. Since the global bonds have a maturity of more than five years from the date of issuance, any gains realized by a holder of the global bonds will not be subject to Philippine income tax.

     DOCUMENTARY STAMP TAXES. No documentary stamp tax is imposed upon the transfer of the global bonds. A documentary stamp tax is payable upon the issuance of the global bonds and will be for the account of the Republic.

     ESTATE AND DONOR'S TAXES. The transfer of a global bond by way of succession upon the death of a non-Philippine holder will be subject to Philippine estate tax at progressive rates ranging from 5% to 20% if the value of the net estate of properties located in the Philippines is over P200,000.

     The transfer of a global bond by gift to an individual who is related to the nonresident holder will generally be subject to a Philippine donor's tax at progressive rates ranging from 2% to 15% if the value of the net gifts of properties located in the Philippines exceed P100,000 during the relevant calendar year. Gifts to unrelated donees are generally subject to tax at a flat rate of 30%. An unrelated donee is a person who is not a (i) brother, sister (whether by whole or half blood), spouse, ancestor, or lineal descendant or (ii) relative by consanguinity in the collateral line within the fourth degree of relationship.

     The foregoing apply even if the holder is a nonresident holder. However, the Republic will not collect estate and donor's taxes on the transfer of the global bonds by gift or succession if the deceased at the time of death, or the donor at the time of donation, was a citizen and resident of a foreign country that provides certain reciprocal rights to citizens of the Philippines (a "Reciprocating Jurisdiction"). For these purposes, a Reciprocating Jurisdiction is a foreign country which at the time of death or donation (i) did not impose a transfer tax of any character in respect of intangible personal property of citizens of the Philippines not residing in that foreign country or (ii) allowed a similar exemption from transfer or death taxes of every character or description in respect of intangible personal property owned by citizens of the Philippines not residing in that foreign country.

UNITED STATES TAXATION

     For a description of certain United States tax aspects of the global bonds, see "Taxation -- United States Tax Considerations" in the accompanying prospectus. The fourth paragraph under "Taxation -- United States Tax Considerations -- United States Holders -- The Purchase, Sale and Retirement of Debt Securities" in the accompanying prospectus should be read with the update that 15% is the maximum tax rate generally applicable under current law to net long-term capital gains recognized by an individual US holder. The first paragraph under "Taxation -- United States Tax Considerations -- Information Reporting and Backup Withholding" in the accompanying prospectus should be read with the update that the maximum rate of "backup withholding" tax applicable under current law is 28%.

                                  UNDERWRITING

     Subject to the terms and conditions contained in an underwriting agreement, which consists of a terms agreement dated July 8, 2003 and the underwriting agreement standard terms filed as an exhibit to the registration statement, the Republic has agreed to sell to the underwriters named below, for whom Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as the representatives. In the underwriting agreement, the Republic has agreed to sell to the underwriters, and the underwriters have agreed to purchase from the Republic, global bonds in the principal amount of $750,000,000. Each of the underwriters, severally and not jointly, has agreed to purchase from the Republic, the principal amounts of the global bonds listed opposite its name below.

UNDERWRITERS                                                  PRINCIPAL AMOUNT
------------                                                  ----------------
Citigroup Global Markets Inc................................    $237,498,000
  388 Greenwich Street
  New York, New York 10013
  United States of America
Deutsche Bank Securities Inc. ..............................    $237,498,000
  60 Wall Street
  New York, New York 10005-2858
  United States of America
J.P. Morgan Securities Inc..................................    $237,498,000
  270 Park Avenue
  New York, New York 10017
  United States of America
Barclays Bank PLC...........................................    $  5,358,000
  5 The North Colonnade
  Canary Wharf
  London E14 4BB
  United Kingdom
Credit Suisse First Boston LLC..............................    $  5,358,000
  Eleven Madison Avenue
  New York, New York 10010
  United States of America
Goldman Sachs (Asia) L.L.C..................................    $  5,358,000
  68/F Cheung Kong Center
  2 Queen's Road Central
  Hong Kong SAR
The Hongkong and Shanghai Banking Corporation Limited.......    $  5,358,000
  Level 16
  1 Queen's Road Central
  Hong Kong SAR
ING Bank N.V., London Branch................................    $  5,358,000
  60 London Wall
  London EC2M 5TQ
  United Kingdom
Morgan Stanley & Co. International Limited..................    $  5,358,000
  25 Cabot Square
  Canary Wharf
  London E14 4QA
  United Kingdom
UBS Limited.................................................    $  5,358,000
  100 Liverpool Street
  London EC2M 2RH
  United Kingdom
                                                                ------------
     Total..................................................    $750,000,000
                                                                ============

     The underwriting agreement provides that the underwriters are obligated to purchase all of the global bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitment of the non-defaulting underwriters may be increased or the offering of the global bonds may be terminated.

     The Republic has agreed to indemnify the underwriters against liabilities under the US Securities Act of 1933 or contribute to payments which the underwriters may be required to make in that respect.

     The underwriters have agreed to reimburse the Republic for certain expenses.

COMMISSIONS AND DISCOUNTS

     The underwriters have advised the Republic that they propose to offer the global bonds to the public initially at the public offering price that appears on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

     The Republic estimates that its out-of-pocket expenses for this offering will be approximately $70,000.

     In connection with this offering of the global bonds, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the global bonds in the open market for the purpose of pegging, fixing or maintaining the price of the global bonds. Syndicate covering transactions involve purchases of the global bonds in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the global bonds to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time. The Republic has been advised by the representatives that they intend to make a market in the global bonds, but the representatives are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of or the trading market for the global bonds.

UK SELLING RESTRICTIONS

     The underwriter represents and agrees that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the global bonds in, from or otherwise involving the United Kingdom.

HONG KONG SELLING RESTRICTIONS

     No person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, invitation or document relating to the global bonds, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to global bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of the laws of Hong Kong and any rules made thereunder.

SINGAPORE SELLING RESTRICTIONS

     This prospectus supplement and the prospectus to which it relates have not been registered as a prospectus with the Monetary Authority of Singapore (the "MAS") under the Securities and Futures Act 2001 (Act 42 of 2001) of Singapore (the "Securities and Futures Act"). Accordingly, the global bonds may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this prospectus supplement and the prospectus to which it relates or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of such global bonds be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person falling within Section 274 of the Securities and Futures Act, (2) to a sophisticated investor (as defined in Section 275 of the Securities and Futures Act) and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (3) otherwise than pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

JAPAN SELLING RESTRICTIONS

     The global bonds have not been and will not be registered under the Securities and Exchange Law of Japan. The underwriter has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any global bonds in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

REPUBLIC OF THE PHILIPPINES SELLING RESTRICTIONS

     The global bonds qualify as exempt securities under Section 9.1(a) of the Philippine Securities Regulation Code, and the sale, offer for sale or distribution thereof in the Philippines is not subject to registration requirements with the Philippine Securities and Exchange Commission. Accordingly, each underwriter, on behalf of itself and each of its affiliates that participates in the offering of global bonds, represents and agrees that it has not, and will not, sell or offer for sale or distribution any global bonds in the Philippines, except through Philippine registered salesmen or Philippine registered brokers or dealers in securities.

NETHERLANDS SELLING RESTRICTIONS

     The Bonds may not be offered, transferred, delivered or sold, whether directly or indirectly, to any individual or legal entity in the Netherlands as part of the initial distribution or at any time thereafter, other than to individuals or legal entities who, or which, trade or invest in securities in the conduct of their profession or trade (which include banks, brokers, dealers, asset management companies, investment funds, insurance companies, pension funds, other institutional investors and treasury departments of large commercial enterprises).

REPUBLIC OF ITALY SELLING RESTRICTIONS

     No action has been or will be taken to obtain an authorization from CONSOB for the public offering of the Bonds in the Republic of Italy. The Bonds, this prospectus and any other offering material relating to the Bonds have not been offered, sold or delivered and will not be offered, sold or delivered and have not been distributed and will not be distributed and have not been made and will not, directly or indirectly, be made available in the Republic of Italy except to "qualified investors" (operatori qualificati), as defined in Article 31.2 of CONSOB Regulation No. 11522 of July 1998 as amended ("Regulation No. 11522"), pursuant to Article 30.2 and 100.1, lett. A) of Legislative Decree No. 58 of 24 February 1998 ("Decree No. 58"), or in any other circumstance where an express exemption from compliance with the solicitation restrictions provided by Decree No. 58 or CONSOB Regulation No. 11971 of 14 May 1999 as amended applies, provided however, that any such offer, sale or delivery of the Bonds or distribution of copies of this prospectus or any other offering material relating to the Bonds in the Republic of Italy must be:

     - made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with legislative Decree No. 385 of 1 September, 1993 as amended ("Decree No. 385"), Decree No. 58, Regulation No. 11522 and any other applicable laws and regulations;

     - in compliance with Article 129 of Decree No. 385 and the implementing instructions of the Bank of Italy, pursuant to which the Issue, trading or placement of securities in Italy is subject to prior notification to the Bank of Italy, unless an exemption applies; and

     - in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

SETTLEMENT AND DELIVERY

     The Republic expects that delivery of the global bonds will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the global bonds. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade global bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the global bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

RELATIONSHIP OF UNDERWRITERS WITH THE REPUBLIC

     The underwriters have in the past and may in the future provide investment and commercial banking and other related services to the Republic in the ordinary course of business for which the underwriters and/or their respective affiliates have received or may receive customary fees and reimbursement of out of pocket expenses.

                                 LEGAL MATTERS

     The validity of the global bonds will be passed upon on behalf of the Republic as to Philippine law by the Secretary of the Department of Justice of the Republic, and as to US and New York State law by Allen & Overy. Certain matters will be passed upon for the underwriters by Davis Polk & Wardwell, United States counsel for the underwriters, as to matters of US and New York State law, and by Romulo, Mabanta, Buenaventura, Sayoc & De Los Angeles, Philippine counsel for the underwriters, as to matters of Philippine law.

                              GENERAL INFORMATION

     1. The global bonds have been accepted for clearance through The Depository Trust Corporation, Euroclear and Clearstream, Luxembourg. The Common Code number is 017264460, the International Securities Identification Number is US718286AU14 and the CUSIP number is 718286AU1.

     2. The issue and sale of the global bonds was authorized by the Full Powers signed by the President of the Republic dated January 6, 2003.

     3. Except as disclosed in this prospectus supplement and the accompanying prospectus, there has been no material adverse change in the fiscal condition or affairs of the Republic which is material in the context of the issue of the global bonds since July 11, 2002.

     4. Application has been made to list the global bonds on the Luxembourg Stock Exchange. Copies of the following documents will, so long as any global bonds are listed on the Luxembourg Stock Exchange, be available for inspection during usual business hours at the specified office of J.P. Morgan Bank Luxembourg S.A. in Luxembourg:

     - copies of the Registration Statement, which includes the fiscal agency agreement and the form of the underwriting agreement as exhibits thereto; and

     - the Full Powers signed by the President of the Republic dated January 6, 2003 and the resolution of the Monetary Board of Bangko Sentral adopted on June 27, 2003, authorizing the issue and sale of the global bonds.

     In addition, so long as the global bonds are outstanding or listed on the Luxembourg Stock Exchange, copies of the Philippines' economic reports for each year in English (as and when available) will be available at the offices of the listing agent in Luxembourg during normal business hours on any weekday. The underwriting agreement, the fiscal agency agreement and the supplement to the fiscal agency agreement shall also be available free of charge at the office of the listing agent and any paying and transfer agent in Luxembourg.

     5. J.P. Morgan Bank Luxembourg S.A. has been appointed as the Luxembourg paying agent. For so long as the global bonds are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the Republic will maintain a paying agent in Luxembourg.

PROSPECTUS

                       (REPUBLIC OF THE PHILIPPINES LOGO)

                          REPUBLIC OF THE PHILIPPINES

                                 1,200,000,000
                             DEBT SECURITIES AND/OR
                                    WARRANTS

     The Republic will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer or sell securities unless accompanied by a supplement.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated July 11, 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Certain Defined Terms and Conventions.......................     2
Forward Looking Statements..................................     2
Data Dissemination..........................................     3
Use of Proceeds.............................................     3
Republic of the Philippines.................................     4
  Recent Political Developments.............................     4
  Recent Economic Developments..............................     8
  Core Policies of the Arroyo Administration................    16
  History, Land and People..................................    23
  Government and Politics...................................    24
  Philippine Economy........................................    29
  GDP and Major Financial Indicators........................    31
  Principal Sectors of the Economy..........................    34
  Prices, Employment and Wages..............................    40
  Balance of Payments.......................................    44
  Monetary System...........................................    71
  The Philippine Financial System...........................    78
  The Philippine Securities Markets.........................    85
  Public Finance............................................    87
  The Government Budget.....................................    93
  Debt......................................................    94
Description of the Securities...............................   107
  Description of the Debt Securities........................   107
  Description of the Warrants...............................   116
  Limitations on Issuance of Bearer Debt Securities.........   116
Taxation....................................................   118
  Philippine Taxation.......................................   118
  United States Tax Considerations..........................   119
  Information Reporting and Backup Withholding..............   125
Plan of Distribution........................................   126
Validity of the Securities..................................   127
Authorized Representative in the United States..............   127
Experts; Official Statements and Documents..................   127
Further Information.........................................   127
Index to Tables.............................................   T-1

                     CERTAIN DEFINED TERMS AND CONVENTIONS

     Statistical information included in this prospectus is the latest official data publicly available at the date of this prospectus. Financial data provided in this prospectus may be subsequently revised in accordance with the Republic's ongoing maintenance of its economic data, and that revised data will not be distributed by the Republic to any holder of the Republic's securities.

     All references in this prospectus to (a) the "Republic" or the "Philippines" are to the Republic of the Philippines, (b) the "Government" are to the national government of the Philippines and (c) "Bangko Sentral" are to Bangko Sentral ng Pilipinas, the central bank of the Philippines.

     Government owned corporations are corporations at least 51% of the capital stock of which is owned by the Government directly or indirectly through its instrumentalities.

     The fiscal year of the Government commences on January 1 of each year and ends on December 31 of such year.

     Unless otherwise indicated, all references in this prospectus to "Philippine Pesos", "Pesos" or "P" are to the lawful national currency of the Philippines, those to "dollars", "US dollars" or "$" are to the lawful currency of the United States of America and those to "Yen" or "JPY" are to the lawful currency of Japan.

     This prospectus contains conversions of some Peso amounts into US dollars for the convenience of the reader. Unless otherwise specified, the conversions were made at the exchange rate as stated by the Bangko Sentral Reference Exchange Rate Bulletin published by the Treasury Department of Bangko Sentral on the relevant date. No representation is made that the Peso amounts actually represent the US dollar amounts or could have been converted into US dollars at the rates indicated, at any particular rate, or at all.

     Any discrepancies in the tables included herein between the amounts listed and the totals thereof are due to rounding.

                           FORWARD LOOKING STATEMENTS

     Some of the statements contained in this prospectus under "Republic of the Philippines" are forward-looking. They include statements concerning, among others,

     - the Republic's economic, business and political conditions and prospects;

     - the Republic's financial stability;

     - the depreciation of the Peso;

     - changes in interest rates;

     - governmental, statutory, regulatory or administrative initiatives; and

     - an adverse change in economic conditions in the Republic.

     Actual results may differ materially from those suggested by the forward-looking statements due to various factors. These factors include, but are not limited to:

     - Adverse external factors, such as high international interest rates and recession or low growth in the Republic's trading partners. High international interest rates could increase the Republic's current account deficit and budgetary expenditures. Recession or low growth in the Republic's trading partners could lead to fewer exports from the Republic and, indirectly, lower growth in the Republic.

     - Adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility. Each of these factors could lead to lower growth or lower international reserves.

     - Other adverse factors, such as climatic or seismic events and political uncertainty.

                               DATA DISSEMINATION

     The Republic is a subscriber to the International Monetary Fund's Special Data Dissemination Standard, which is designed to improve the timeliness and quality of information of subscribing member countries. The Special Data Dissemination Standard requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released or the so-called "Advance Release Calendar". For the Philippines, precise dates or "no-later-than-dates" for the release of data under the SDDS are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund's Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the Dissemination Standards Bulletin Board. The Internet website is located at "http://dsbb.imf.org/country/phlcats.htm".

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, the net proceeds from sales of securities will be used for the general purposes of the Republic, including for budget support and to repay a portion of the Government's domestic borrowings.

                          REPUBLIC OF THE PHILIPPINES

RECENT POLITICAL DEVELOPMENTS

     POTENTIAL CHANGE IN THE SENATE LEADERSHIP. On June 3, 2002, Senator John Osmena, previously a member of the coalition supporting the administration of President Arroyo, announced that he was resigning from the coalition and joining the opposition. As a result, both the opposition and the administration coalition currently have 12 senators in the 24-member Senate.

     The Philippine Constitution provides that a majority vote of all the members of the Senate is needed to elect a Senate President. It is unclear, however, what number of Senators constitutes a quorum for purposes of conducting legislative business and electing the other officers and chairs of the various committees of the Senate. Relying on a 1949 Supreme Court decision, the opposition senators argued that senators who are not physically present in the Philippines should not be counted for purposes of determining a quorum. These senators claimed that because 23 senators were in the Philippines on June 3, 2002, 12 senators constituted a quorum. The 12 member opposition relied on this position in calling a session on June 3, 2002 to elect a new Senate President Pro Tempore and Majority Floor Leader as well as new committee chairs.

     The incumbent Senate President, Senator Franklin Drilon, questioned the legality of such session, reasoning that under the Senate rules only he, the Senate President Pro Tempore, the Majority Floor Leader, or his designated representative can call a session into order. The opposition argued that since the Senate President refused to open the session, they, as the new majority, could suspend the Senate rules and call a session under "exigent circumstances". In response to the actions of the opposition senators, Senator Drilon decided to adjourn the session on June 3, 2002, earlier than the scheduled adjournment date of June 6. In a gesture of support for Drilon, the House of Representatives, led by Speaker Jose De Venecia, also decided to adjourn its session. Sessions of both houses were scheduled to resume on July 22, 2002. However, the opposition in both houses protested the early adjournment and continued to hold sessions. In mid-June 2002 Senator Ramon Revilla, a member of the coalition supporting the administration of the President and the Senator absent from the Philippines on June 3, 2002, returned to Manila. It is currently unclear what impact the return of Senator Revilla will have on this dispute, as the opposition senators claim their actions taken on June 3, 2002 still stand.

     If the Senate is unable to resolve this dispute internally, the matter may have to be referred to the Supreme Court for final adjudication. Unless and until it is resolved in favor of the administration, it is uncertain whether several important administration bills, including the Special Asset Vehicle
(SPAV) bill, the granting of a franchise to the National Transmission Corporation ("Transco") and proposed amendments to the Electric Power Industry Reform Act, or any other legislation that does not have broad support, will be signed into law. If the opposition succeeds in taking control of the Senate leadership, it is uncertain whether the bills would be passed in their current form. Any significant delay in the passage of, or material revision to, the administration's proposed legislation could adversely affect the Government's economic program. It is impossible to predict at this time what effects, if any, the dispute and its ultimate resolution will have on the Philippine economy, but such effects could be material.

     CRIMINAL CHARGES AGAINST ESTRADA. Criminal charges for perjury, illegal use of an alias, and plunder have been filed against Mr. Estrada by the Ombudsman (the office mandated under the Constitution of the Republic to investigate and prosecute all complaints of corruption against public officials and government employees) with the Sandiganbayan, a special court with jurisdiction over criminal and civil cases involving graft and corruption.

     Under Republic Act No. 7080, as amended by Republic Act No. 7659, or the Plunder Law, a public officer commits the crime of plunder when he or she, alone or by connivance with others, accumulates or acquires ill-gotten wealth, through a combination or series of overt or criminal acts described in the Plunder Law, in an aggregate amount of at least P50 million. Plunder may be punished by reclusion perpetua (the equivalent of life imprisonment) or death. Mr. Estrada was charged with plunder arising from several acts, including the malversation of tax levy funds, the use of pension funds for private gain and the acceptance of kickbacks on illegal gambling.

     A special division was specially created by the Supreme Court to expedite the hearing of these cases. On the first charge of perjury, relating to Mr. Estrada's 1999 statement of assets and liabilities, the Sandiganbayan has disallowed evidence regarding some of Mr. Estrada's alleged bank accounts and holdings in certain companies, ruling that such evidence was not included in the information filed against Mr. Estrada and therefore was not admissible. The Ombudsman has appealed this evidentiary decision to the Supreme Court. A second charge of perjury, relating to Mr. Estrada's 1998 statement of assets and liabilities, is also currently pending before the Sandiganbayan. The first of four charges of plunder is being heard by the Sandiganbayan and refers to profits and commissions that Mr. Estrada is said to have derived from his alleged directives to the heads of the Social Security System and the Government Service Insurance System to invest in certain companies listed on the Philippine Stock Exchange. On February 27, 2002, Mr. Estrada refused to enter a plea on his arraignment for the charge of illegal use of an alias and similarly, on April 12, 2002 he refused to enter a plea on his arraignment for charges of perjury. This prompted the Sandiganbayan to enter a "not guilty" plea on his behalf on both occasions.

     Recently, Mr. Estrada publicly admitted that the money in certain bank accounts identified as belonging to "Jose Velarde" actually belonged to him. He later retracted this statement claiming that he did not fully understand the question asked of him and that the money actually belonged to a close friend.

     Recently, Mr. Estrada has complained about the alleged bias of the Sandiganbayan against him. Claiming that he will not be treated fairly by the Philippine courts, he recently dismissed all of his lawyers. Since Mr. Estrada is not in a position to defend himself, the Sandiganbayan appointed several counsel de oficio for him. Hearings on the perjury charges are ongoing.

     PEACE PROCESS. Over the past three decades, groups of disaffected Muslims have periodically fought with Government forces.

     Peace negotiations with the Moro Islamic Liberation Front (the "MILF") are being revived, after they collapsed in the wake of the previous administration's all-out war policy. Discussions between the Government and the MILF have resulted in the following agreements:

     - Peace Agreement signed on June 22, 2001 in Tripoli, Libya, establishing the agenda for the negotiations;

     - Implementing Guidelines on the Security Aspect of the Tripoli Agreement of 2001 (otherwise known as the GRP-MILF Ceasefire Agreement of 2001); and

     - Manual of Instructions for the Coordinating Committee on Cessation of Hostilities and the Local Monitoring Teams.

     The above agreements pertain to the security aspects of the peace negotiations and provide for the rules and regulations governing the cessation of hostilities between the two sides as well as the mechanisms to implement and monitor the observance of the ceasefire. One significant feature of these agreements is the establishment of local peace monitoring teams in 13 provinces covering 155 municipalities within the conflict-affected areas that empower the local leaders and civil society groups to participate actively in conflict prevention and resolution.

     A Joint Communique between the Republic and the MILF and the Implementing Guidelines on the Humanitarian Rehabilitation and Development Aspects of the GRP-MILF Tripoli Agreement were signed in Malaysia on May 6, 2002. The two documents have helped to decrease hostilities between the two parties. The Republic and the MILF have agreed that: (i) the MILF will set up a body to implement Government-funded aid projects; (ii) the Republic will pay reparations for destroyed or damaged property; and (iii) both sides must allow refugees to return to their homes. Some members of Congress have vowed to oppose the payment of reparations to the MILF. Pursuant to the agreements, 145 ex-MILF rebels were promised amnesty and were given aid to help in the transition to civilian life.

     The Moro National Liberation Front (the "MNLF"), the largest of the ideologically-oriented armed groups, signed a peace agreement with the Government in September 1996. The peace agreement provided for an end to hostilities, the establishment of a development region in southern Mindanao and elections in 1999 to decide whether the residents of any of the provinces in the region would want to join a Muslim autonomous region. This agreement was enacted by Congress as the Muslim Autonomy Act. On August 14, 2001, a plebiscite was held in the four province Autonomous Region in Muslim Mindanao on whether to expand the Muslim autonomous region and in 15 other provinces and 10 cities on whether to join the Muslim autonomous region. However, only one city, Marawi, and one province, Basilan, voted to join the four other provinces that currently comprise the Autonomous Region in Muslim Mindanao, namely Lanao del Sur, Maguindanao, Sulu and Tawi Tawi. The first regular elections for the new autonomous region officials were held on November 26, 2001.

     In the days prior to the November 26, 2001 elections in the Autonomous Region of Muslim Mindanao (the "ARMM"), Nur Misuari, then governor of the ARMM, and his supporters allegedly conducted a series of bombings and other acts of violence with the goal of postponing the elections. Despite Mr. Misuari's alleged actions, the first regular elections for the ARMM officials were held as scheduled with no significant disruptions. On December 4, 2001, the Commission on Elections announced the results of the elections and the new leaders of the ARMM, many of whom were backed by the Arroyo Administration, including the new Regional Governor, Dr. Parouk Hussin and the new Regional Vice-Governor, Dr. Mahid Mutilan. The MNLF Interim Chairman Hatimil Hassan was elected as a member of the Regional Legislative Assembly of the ARMM. Meanwhile, Malaysian authorities arrested Mr. Misuari when he fled to Malaysia. On January 7, 2002, Malaysia deported Mr. Misuari to the Republic where he currently remains in custody. Mr. Misuari was charged with rebellion against the Republic.

     In accordance with Republic Act 9054, President Arroyo approved the establishment of the Regional Security Force (the "RSF"), which is responsible for peace-keeping in the ARMM. The RSF, composed of 1,423 former members of the MNLF, is under the effective control of the regional government. Meanwhile, a total of 1,744 MNLF forces who were not absorbed into the military and police were provided socio-economic assistance in the form of skills training, income-generating projects, resettlement housing, and study grants.

     The Government conducted informal talks with the National Democratic Front (the "NDF") in September 2001 to convey its serious concerns relating to the continuing acts of political assassination committed by the Communist Party of the Philippines and the New People's Army, both affiliates of the NDF, against non-combatants and civilians, particularly the assassination of Mayor Jose Libayao of Talaingod, Davao del Norte on September 5, 2001. The Government also informed the NDF that it was ready to resume formal talks if the NDF would make a public declaration renouncing acts of political assassination. In response, the NDF expressed its strong protest to what it deemed to be the Government's unilateral replacement of the formal talks with informal talks and rejected the Government's position. In December 2001, informal talks between the Government and the NDF resulted in a draft document of understanding, which provides, among other things, that if talks are resumed, they should be completed within the next five to six months. Another round of informal talks was held in January 2002, at which the Government presented a formula for a final peace agreement. The peace talks remain indefinitely suspended despite the Government's offer to continue informal negotiations. The NDF has rejected this offer and seeks to formalize talks with the Government.

     Military operations against the Abu Sayyaf have been conducted in the provinces of Basilan, Sulu, Tawi-Tawi and the Zamboanga peninsula since the abduction of guests and employees at a resort in the province of Palawan on May 27, 2001. Between that date and December 31, 2001, a total of 108 recorded encounters have taken place between the Armed Forces of the Philippines (the "AFP") and Abu Sayyaf militants, 97 of which were initiated by the AFP. President Arroyo has now ordered the AFP to initiate an all-out offensive to eradicate the terrorist group.

     Through the recently heightened cooperation between the Republic and the United States in the fight against terrorism, the US has sent military advisers to assist the AFP in eradicating the Abu Sayyaf. About 1,000 US Special Forces troops are participating in joint military exercises with the AFP. The US Special Forces have operated in the Zamboanga and Basilan provinces where the Abu Sayyaf operates. In accordance with a terms of reference entered into between the Republic and the US, the US Special Forces have observed and trained the AFP on counter-terrorist strategy and techniques to improve the capability of AFP troops in combating terrorism. The Government has stated that the joint military exercises are to train the AFP and US forces for their mutual benefit and are not a means for the US to intervene in operations against the Abu Sayyaf. Two Supreme Court cases brought against the Government requesting the termination of the joint military exercises were dismissed on April 11, 2002. On May 29, 2002, the U.S. Government offered a $5 million reward for the capture of Abu Sayyaf leaders. Additionally, on June 2, 2002, President Arroyo approved "a more active and realistic role" for American training exercises with AFP troops, which role specifically includes training the lowest ranking AFP troops and placing more US troops closer to the combat zone and on June 28, 2002 the U.S. Government authorized a total of $10 million in equipment and other materials to be provided to the AFP. The United States and the Republic announced on July 2, 2002 that they had entered into a sustained military cooperation agreement which will replace the terms of reference set to expire on July 31, 2002. Vice President Teofisto Guingong resigned from his position of Secretary of Foreign Affairs, effective July 15, 2002 citing, among other things, differences of opinion with President Arroyo concerning the presence of US military troops in the Philippines.

     TERRORIST ATTACKS IN THE UNITED STATES AND RELATED EVENTS. On September 11, 2001, several terrorist attacks occurred in the United States, which resulted in the destruction of the World Trade Center towers and several nearby buildings in New York City and part of the Pentagon in Washington D.C.

     The terrorist attacks in the United States disrupted securities markets worldwide, adversely affected economic conditions in the United States and elsewhere and have resulted in increased political and economic uncertainty worldwide. The evolving response of the United States and other nations has resulted in continuing political and economic uncertainty, and in increased volatility in the world's financial markets. It is unclear how the US economy, the international financial markets or the Philippine economy will be affected in the future.

     The response to these attacks has included the US-led military action against al Qaeda and the Taliban government in Afghanistan, which began in October 2001 and is ongoing. In response to the events of September 11, 2001, President Arroyo issued a 14-point program of action that emphasized the need for a regional consensus to effectively combat terrorism. In December 2001, in line with the Association of Southeast Asian Nations ("ASEAN") Declaration on Joint Action to Counter Terrorism adopted at the Seventh ASEAN Summit held in November 2001, the Republic hosted a trilateral meeting with Indonesia and Malaysia to complete a draft of the Agreement on Exchange of Information and Communication Procedures. In addition, the Republic continues to monitor actions on the Asia-Pacific Economic Cooperation ("APEC") Statement on Counter Terrorism issued in China in October 2001 and President Arroyo's proposals at the APEC Leaders' Meeting, which included the strict enforcement of anti-money laundering laws to prevent the supply of funds to terrorists, increased security in all seaports and airports, combating cyber-crime and enhancing customs enforcement. In November 2001, the Republic became a signatory to the International Convention for the Suppression of the Financing for Terrorism. Bangko Sentral has circulated among banks the United Nations Security Resolutions and the terrorist lists supplied by the US government for their information, guidance and appropriate action. Within the range permitted by the Anti-Money Laundering Act, Republic authorities would have the ability to cooperate. On April 21, 2002, President Arroyo offered a P5 million reward for information leading to the arrest of suspected terrorists. On May 6, 2002, the Philippines formally entered into a trilateral agreement with Malaysia and Indonesia aimed at facilitating mutual cooperation in combating cross-border terrorism and other transnational crimes.

     REVIEW OF FINANCIAL CONTINGENCY PLAN. In light of the recent terrorist attacks in the United States, on September 14, 2001, Standard & Poor's reviewed the financial contingency plans of policy makers in emerging market countries. In particular, Standard & Poor's reviewed plans of sovereign issuers, including the Republic, who may have large external funding gaps in relation to their foreign exchange reserves and may be vulnerable to a decline in foreign financing. On September 26, 2001, Standard & Poor's announced that it did not expect any substantial changes in the ratings of Asia-Pacific sovereign issuers as a direct result of the terrorist attacks, but that any future ratings actions would only be considered where adverse policies are adopted by governments in response to the attacks.

RECENT ECONOMIC DEVELOPMENTS

     BACKGROUND. Economic growth was sustained in 2000 and 2001, although growth momentum was weakened due to a string of adverse developments such as:

     - a potential power shift in the Senate and the ongoing trial of the former president. See "-- Recent Political Developments -- Potential Change in the Senate Leadership and -- Criminal Charges Against Estrada";

     - the ongoing conflict in Mindanao and the US response to terrorism. See "-- Recent Political Developments -- Peace Process and -- Terrorist Attacks in the United States and Related Events"; and

     - a stock market scandal. See "-- Philippine Securities Markets -- History and Development".

     Despite these challenges and the generally weak global conditions, the Philippine economy grew by 3.4% in 2001, surpassing the 3.3% target for the year. The average inflation of 6.1% was at the lower end of the 6.0-7.0% target range. The benign inflation environment allowed for cautious monetary easing, which supported the economy's growth objectives. On the external front, the current account, which measures the Republic's trade in goods and services and transfer payments, remained in surplus despite lower exports. The capital and financial account recorded a lower net outflow of $3.8 billion as compared to 2000. The overall balance of payments deficit of $192.0 million was only 37.4% of the previous year's level. Reserves were maintained at comfortable levels in terms of import cover and as a ratio to short-term debt. See "-- Balance of Payments -- Balance of Payments Performance". Meanwhile, the Peso remained broadly stable even as it experienced depreciation pressures in 2001 due to domestic and external factors.

     RECENT ECONOMIC INDICATORS. The following table sets out the performance of certain of the Republic's principal economic indicators for the periods indicated.

                                                              2000     2001      2002(1)
                                                              ----     -----     -------
Real GDP growth (%).........................................   4.4       3.2        3.8(2)
Real GNP growth (%).........................................   4.8       3.4        4.9(2)
Inflation rate (%)..........................................   4.4(3)    6.1(3)     3.6(4)
Unemployment rate (%).......................................  11.2(5)   11.1(5)    12.1(4)
91-day T-bill rate (%)......................................  9.86(3)   9.86(3)    5.74(4)
Fiscal position
  Consolidated public sector fiscal position/GDP (%)........  (4.6)     (4.1)        --
External position
  Balance of payments ($ million)...........................  (513)     (192)     2,157(2)
  Trade(6)/GNP (%)..........................................   8.7       3.7        5.9(2)
     Export growth (%)......................................   9.0     (16.2)       2.7(7)
     Import growth (%)......................................   3.8      (6.2)      (3.0)(8)
  External debt ($ billion).................................  52.1      52.4       53.4
  International reserves
     Gross ($ billion)......................................  15.0      15.7       17.1(9)
     Net ($ billion)........................................  11.3      11.4       13.7(9)
     Months of retained imports(10).........................   4.4       5.0        5.6(9)
Domestic credit growth (%)..................................  8.55      1.05       2.94(2)

---------------

 (1) Some 2002 data is preliminary.

 (2) First three months of 2002.

 (3) Full year average.

 (4) Average of first six months of 2002.

 (5) Average of the January, April, July and October applicable statistics based on the January, April, July and October labor force surveys for the relevant year.

 (6) Represents goods trade.

 (7) First five months of 2002.

 (8) First four months of 2002.

 (9) As of May 31, 2002.

(10) Number of months of average imports of merchandise goods and payment of services and income that can be financed by gross reserves.

     NATIONAL SOCIO-ECONOMIC SUMMIT OF 2001. On December 10, 2001, President Arroyo convened the National Socio-Economic Summit of 2001 in which over 1,000 leaders of Government, business, labor organizations and civil society participated. President Arroyo called the summit in recognition that the September 11 terrorist attacks on the United States had given rise to new uncertainties and decreased the prospects of a global recovery initially anticipated by the Government to start in the latter part of 2001. The Government was concerned that these uncertainties, together with the delay in the recovery, could adversely affect the welfare of the Philippine people and the domestic economy, particularly export-oriented sectors, tourism-related industries and the financial markets. Towards this end, the Government recognized the need to take immediate steps to safeguard jobs and social services, enhance competitiveness and productivity of the economy and strengthen investor confidence by improving peace and order and governance, and eliminate the structural and implementation bottlenecks in agriculture, industry and services.

     The specific items agreed upon during the summit and which the various Government agencies committed to implement in the first half of 2002 include:

     Peace, Order and Security.

     - Accelerate the integration and coordination of intelligence activities and resources of law enforcement and security agencies; maximize all mechanisms to identify, locate and neutralize kidnap for ransom groups, drug syndicates, terrorists, smugglers, and coup plotters; and improve the reward system for information on these groups; and

     - Mobilize the peace and order councils more actively and organize self-defense units, which will be authorized to carry firearms and effect citizen's arrests pursuant to existing laws and under close supervision of the Department of Interior and Local Government and the Philippine National Police.

     Financial and Fiscal Reforms.

     - Increase Bureau of Internal Revenue collection through administrative measures with a focus on industry benchmarking, review of big contract items in the budget with significant tax leakages, monitoring of local government unit remittances, undertaking measures to improve the collection of value-added tax and the 2% minimum corporate income tax and the passage of legislation on the indexation of the excise tax;

     - Strictly implement seizure orders and stop issuances by Government agencies of documents legitimizing smuggling and other measures to combat smuggling;

     - Pass legislation needed to facilitate the recovery of the financial sector and enhance access to credit such as the Special Purpose Vehicle Act, the Securitization Act, new legislation removing documentary stamp taxes on secondary trading transactions, amendments to the Bangko Sentral and Philippine Deposit Insurance Corporation charters, the Corporate Recovery Act and the Personal Equity Retirement Act; and

     - Enhance private sector access to official development assistance including for Build-Operate-Transfer projects, railway and other private sector-initiated infrastructure projects and private education institutions.

  Agriculture.

     - Achieve food security and generate jobs by using hybrid and certified seeds in rice and corn production and facilitating marketing contracts between agricultural producers and business corporations;

     - Enhance the effectiveness of the Government fund set up to increase agricultural competitiveness and ensure that appropriate tariffs are transferred to this fund;

     - Reform lending procedures at the Land Bank of the Philippines to increase the number of loans made for agricultural purposes; and

     - Maintain budgeted funding for programs on agriculture, fisheries, indigenous peoples, agrarian reform, community based forest management and watershed protection and management.

  Trade and Industry.

     - Pass amendments to existing legislation to rationalize the country's investment incentives scheme to match those of other Asian nations and ensure that appropriate incentives will be granted to information technology services;

     - Support small and medium enterprises by streamlining business documentation requirements, strengthening the guarantee fund system and developing on-line credit application;

     - Promote micro-finance banks in all provinces; and

     - Modernize the cargo transport system by reviewing existing legislation and passing new legislation on air cargo liberalization.

  Tourism-related Industries.

     - Amend existing legislation to allow for rechanneling of 40% of travel tax collections to tourism-related projects and programs;

     - Improve access to tourist-generating markets by liberalizing visa requirements and fees for Chinese tourists;

     - Institutionalize a mechanism to allow for an automatic increase in frequency of flights once a carrier's current flights achieve a 70% load factor; and

     - Aggressively promote programs geared towards domestic and international tourism.

  Telecommunications and Information Technology.

     - Facilitate granting of permits and licenses for increased deployment by private sector telecommunications service providers of broadband services and other telecommunications facilities in key locations, such as industrial parks and regional centers, to develop and encourage e-commerce and e-business;

     - Increase the demand for information technology services by accelerating the implementation of an e-development program for small, micro and medium enterprises; and

     - Expand the implementing rules and regulations of the Build-Operate-Transfer Law to address specific requirements of information technology projects, consistent with the law.

  Labor and Employment.

     - Address the needs of workers by providing assistance in terms of employment facilitation services such as job matching and referrals, guidance counseling and livelihood and entrepreneurship development;

     - Implement a job corps program by January 2002 to promote, among other things, entrepreneurship among workers and generate local jobs and facilitate overseas employment; and

     - Conduct skills training, retraining and upgrading to meet the requirements of fast changing technologies and equip workers with in-demand skills.

     On January 25, 2002, a memorandum of agreement was released implementing a job corps program promoting volunteerism, civic consciousness among the country's youth, community development and employment projects.

  Infrastructure.

     - Unlock bottlenecks for the implementation of identified solid waste disposal projects in Metro Manila and other urban centers;

     - Reduce traffic congestion in Metro Manila and other urban centers by close coordination among the Metro Manila Development Authority and other implementing agencies, utilities, malls and private contractors; and

     - Utilize more labor-based construction methods, especially for small rural infrastructure projects to generate employment.

  Housing.

     - Streamline housing permits and processes by prescribing time periods for the issuance of housing related permits and clearances and instituting a mechanism to monitor compliance with the new processes;

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

     - Promote rent-to-own and other similar schemes; and

     - Pass legislation to index sin taxes and earmark P5 billion of the Government's share of those taxes to subsidize a targeted socialized housing program.

  Health and Other Social Services.

     - Expand coverage of services under the National Health Insurance Program and accelerate the rollout of areas for the indigent health program;

     - Reduce by one half the prices as of July 2002 of medicine commonly used by the poor by increasing the number and type of distribution points; and

     - Pass legislation on domestic violence and anti-trafficking of women.

     A monitoring body composed of presidential advisers and assistants will provide quarterly status reports on the above action items to the Legislative-Executive Development Advisory Council. The first review commenced in March 2002 and a status report is expected to be released at the end of July 2002.

     PHILIPPINE STOCK EXCHANGE COMPOSITE INDEX. In January 2002, due to increased investor participation, the Philippine Stock Exchange Composite Index finished the month at 1,361.94, or 16.6% higher than December 2001. In February 2002, growing optimism for an economic recovery, the announcement of better-than-expected gross domestic product ("GDP") and gross national product ("GNP") growth for 2001 and the improvement of the US economy during the fourth quarter of 2001, resulted in the composite index finishing the month at 1,406.22, or 3.2% higher than January 2002. However, an increase in inflation to 3.6% year-on-year in March from 3.5% in February, which ended seven consecutive months of decreasing inflation, and increasing world crude oil prices brought on by rising tensions in the Middle East, contributed to a decline in the composite index to 1,346.09 at the end of April 2002. Weaker than expected corporate earnings and continuing volatility of the Peso contributed to a further decline in the composite index in June 2002, which ended the month at 1,156.4.

     GNP/GDP. In the first quarter of 2002, real GDP grew at a rate of 3.8% compared to a rate of 2.9% during the same period in 2001. Real GNP grew at a rate of 4.9% in the first quarter of 2002 compared to 3.4% in the first quarter of 2001. These growth rates reflect the current administration's macroeconomic strategy implemented last year which includes a budget deficit reduction program, as well as lower interest and inflation rates.

     INFLATION. From 3.8% in January 2002, the year-on-year inflation slowed to 3.0% in June 2002. Inflation continues to be benign despite the recent adjustments in domestic oil prices, in part because the adjustments have not been passed on to transport charges. Food prices also remained soft given ample supply, and the nominal exchange rate remained broadly stable given improving inflows. Reductions in Bangko Sentral's policy interest rates and efforts to maintain fiscal discipline, which have led to lower market lending rates and lower cost of capital for businesses, also had a favorable impact on inflation. Equally important, demand-pull inflationary pressures continue to be subdued due in part to current levels of unemployment and spare capacity as well as restrained, though improving, domestic demand.

     On January 1, 2002, Bangko Sentral officially adopted inflation targeting as the framework for monetary policy in the Republic, replacing the previous framework of monetary targeting. Under this new framework, Bangko Sentral will be committed to achieving the Government's average annual inflation targets of 4.5% to 5.5% for 2002 and 2003.

     PRICES, EMPLOYMENT AND WAGES. The consumer price index ("CPI") increased by an average of 6.1% to 161.6 in 2001 from 152.3 in 2000. The CPI increased by 1.2% to 166.3 in June 2002 from December 2001.

     In April 2002, the unemployment rate rose to 13.9% compared to 13.3% in April 2001. The total number of unemployed persons increased to 4.9 million in April 2002, from 4.5 million in April 2001. The average national unemployment rate for 2001 was 11.1% while the average unemployment rate for Metro Manila for 2001 was 17.2%.

     Eleven of the Republic's administrative regions have adopted increases in the minimum wage ranging from P3 to P20 per day. Metro Manila adopted an increase to the minimum wage in the amount of P30 per

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

day. The P30 per day increase in the minimum wage for Metro Manila was in the form of an emergency cost of living allowance and was divided into two P15 per day increases that became effective in November 2001 and February 2002, respectively.

     INTEREST RATES. Currently, the overnight borrowing rate is 7.0% and the overnight lending rate is 9.25%. These are the lowest interest rate levels in ten years and have been cumulatively lowered by 800 basis points since December 2000. For 2001, the 91-day Treasury bill rate averaged 9.86%. As of the last auction held on June 10, 2002, the 91-day Treasury bill rate was 4.78%. The 91-day Treasury bill rate averaged 5.89% for the first six months of 2002 compared to 10.12% for the first six months of 2001. Bank lending rates averaged 10.58% for the first four months of 2002.

     PESO/US$ EXCHANGE RATE. Following the stabilization of market conditions towards the end of 2001, the Peso strengthened against the US dollar during the first five months of 2002. In January 2002, the Peso averaged P51.410/US$1 and continued to appreciate to reach an average of P50.99/US$1 in April 2002. The local currency broke the P50.0/US$1 barrier on 7 May 2002, ending the day at P49.903/US$1, due mainly to sustained remittances by OFWs combined with stronger regional currencies, particularly the Japanese yen and Thai baht. As of June 24, 2002, the exchange rate was P50.210/US$1.

     BANKING SYSTEM NON-PERFORMING LOANS. Non-performing loans as a percentage of total loans of commercial banks was 18.8% in October 2001, 18.8% in November 2001 and 17.4% in December 2001. The non-performing loan ratio increased to 18.3% in January 2002, 18.4% in February 2002 and decreased to 18.0% in March 2002.

     As of December 19, 2001, Equitable PCI had fully repaid its P30 billion in loans from Bangko Sentral. As of January 9, 2002, Philippine National Bank ("PNB") had repaid P1.1 billion of its P25 billion in loans from Bangko Sentral. On May 3, 2002, a Memorandum of Agreement was signed between the Lucio Tan group, PNB, the Philippine Deposit Insurance Corporation ("PDIC") and the Government on a program of reorganization and rehabilitation of PNB. Among others, the agreement includes the conversion of the Government's loans to PNB preferred shares which would increase the stake of the Government in PNB to 44.98% and decrease the stake of the Lucio Tan Group to 44.98%.

     ELECTRIC POWER INDUSTRY REFORM ACT. On February 18, 2002, the Joint Power Commission, comprised of 14 members of Congress tasked to perform certain oversight functions in connection with the Electric Power Industry Reform Act (the "EPIRA"), approved the implementing rules and regulations for the EPIRA. Pursuant to Section 34 of the EPIRA, the Energy Regulatory Commission ("ERC") was given the task of calculating a "Universal Charge" to cover payment of stranded debts in excess of the amounts assumed by the Government under EPIRA as well as other qualified stranded costs which include costs associated with IPP contracts. See "-- Issues Relating to the Purchased Power Adjustment Charge and the Universal Charge". The implementing rules and regulations, as formally signed on February 27, 2002, include:

     - an exemption from the Universal Charge for households, hospitals and other medical facilities that have their own power generating facilities;

     - an exemption from the Universal Charge for four years for industries or firms with self-generating plants; and

     - the elimination of value-added tax on the sale of electricity.

In addition, the National Power Corporation's ("NPC") power supply contracts with the distribution utilities and electric cooperatives will be respected.

     On May 21, 2002, a bill was introduced in the Senate which would amend various provisions of the EPIRA. This bill, if passed, would, among other things:

     - Give the power of eminent domain to the buyer/concessionaire of NPC's transmission business;

     - Clarify that the Universal Charge would not be imposed on electricity output produced by a self-generation facility owned and operated by an end-user solely for its own consumption;

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

     - Exempt certain NPC customers from imposition of the purchase power cost adjustment charge and create a ceiling of 42 centavos per kilowatt hour for the amount that may be approved as the amount of the Universal Charge;

     - Clarify that NPC, the Power Sector Assets and Liabilities Management Corporation ("PSALM"), Transco and any other entity created to privatize NPC's assets will not be subject to national taxes, charges, fees and other assessments arising from the privatization of such assets;

     - Extend the life of PSALM from twenty five years to thirty five years; and

     - Clarify that the Republic may guarantee the payment of obligations assumed by PSALM from NPC and that such guarantees shall not count against the maximum amount which the Republic is authorized to guarantee under existing laws.

     PRIVATIZATION OF THE NATIONAL POWER CORPORATION. A plan for the privatization of NPC was prepared by PSALM and its advisers and was submitted to the Joint Power Commission on December 21, 2001. The plan envisions the privatization of NPC in two stages as called for under the EPIRA. Initially, the transmission business of NPC will be privatized by Transco, an entity established solely for this purpose, followed at a later stage by the privatization of NPC's power generation business by PSALM. Pursuant to Section 8 of the EPIRA, which provides for the transfer of all of NPC's transmission and subtransmission facilities and all other assets related to its transmission operations, including NPC's nationwide franchise for the operation of the transmission system and the grid to Transco, a deed providing for such transfer has been executed by NPC's President and the President of Transco. The effective date of the transfer will be the date of fulfillment or waiver of all the conditions precedent contained in the deed of transfer. Pursuant to Section 49 of the EPIRA which provides for the transfer of all of NPC's existing generation assets, liabilities, independent power producer contracts, real estate and other disposable assets to PSALM, a deed providing for such transfer was executed by NPC's President and the President of PSALM. The effective date of the transfer will be the date of fulfillment or waiver of all the conditions precedent contained in the deed of transfer.

     Under the terms of the EPIRA, the Joint Power Commission is required to approve the privatization plan. In April 2002, the Joint Power Commission endorsed the plan to privatize the transmission business, however the approval of the plan for the privatization of the generation business has not yet been granted. The target dates for finalizing the privatization are fourth quarter of 2002 and first quarter of 2003 for the transmission business and the generation business, respectively.

     ISSUES RELATING TO THE PURCHASED POWER ADJUSTMENT CHARGE AND THE UNIVERSAL CHARGE. In an attempt to recover costs incurred in connection with contracts that NPC signed beginning in the early 1990's with various independent power producers ("IPPs"), NPC imposed a purchased power adjustment ("PPA") charge on all of its customers that has increased the price of electricity. NPC's contracts with the IPPs contain various "take or pay" provisions that require NPC to pay for a contracted amount of electricity even if it does not take delivery of it. Because demand for electricity has not reached the levels expected when the contracts were signed, and because of the significant movement in the US dollar - Peso exchange rate since that time, NPC has incurred significant losses relating to these IPP contracts. It is envisioned that the Universal Charge will replace the PPA charge.

     Recently, the PPA and the proposed Universal Charge have come under intense public and political scrutiny. This scrutiny led President Arroyo to reduce the current average P1.25 PPA/kWh charge to P0.40/kWh on May 8, 2002 until the passage of a law or ERC decision that will lower the average PPA charge. The reduction of the PPA is expected to cause NPC to suffer significant additional losses. While the Arroyo administration recently announced that as a matter of policy the Universal Charge would need to be implemented, there is still opposition from various members of the legislative branch and from the public as to any imposition of a PPA or a Universal Charge. There has also been legislation introduced by the opposition in the Senate that seeks to reduce, and in some instances remove, the Universal Charge. It is unclear whether any of the currently proposed legislation will be passed. See "-- Recent Political Developments -- Potential Change in the Senate Leadership." If the PPA or Universal Charge is significantly lower than the expected P0.40/kWh or eliminated, NPC will need to rely on funding from other sources to continue operations.

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

Pursuant to the EPIRA, the Government is currently attempting to reduce the burden on NPC imposed by the unfavorable IPP contracts by renegotiating such contracts and the Arroyo administration has announced that certain IPP contracts which the Government has determined to be flawed, may result in legal action against the relevant IPPs.

     ANTI-MONEY LAUNDERING ACT OF 2001. On December 14, 2001, the Financial Action Task Force (the "FATF") wrote to the Republic noting positively the efforts taken by the Republic to strengthen its anti-money laundering system. As a result, the FATF decided not to impose additional counter measures on the Republic at that time. In the letter the FATF also noted certain areas for improvement, including a reduction in the P4 million threshold amount for covered transactions, the expansion of the list of predicate offenses and expansion of the instances for access to deposit accounts. During the FATF Asia-Pacific meeting held in January 2002, the Republic presented its position paper to the FATF addressing the FATF's concerns with the Anti-Money Laundering Act. The Republic plans to address the FATF's concerns through the Act's implementing rules and regulations. While the FATF has welcomed the continued progress made by the Republic to combat money laundering, the FATF has stated that the progress had not yet been enough to remove the Republic from the list of "non-cooperative countries and territories".

     Further to its efforts to combat money laundering, Bangko Sentral issued a circular in January 2002 endorsing a Model Anti-Money Laundering Manual for banks and other covered institutions. The Manual adopted guidelines to support governments, law enforcement agencies and international bodies, such as the FATF, in their efforts to combat money laundering. On March 13, 2002 the implementing rules and regulations (IRRs) of the Anti-Money Laundering Act of 2001 were signed by the Congressional Oversight Committee and took effect on April 2, 2002. The IRRs address the four concerns raised by the FATF relating to the efficacy of the Act. The Republic presented a progress report to the FATF in June 2002 to demonstrate how the Act is being administered in the hope of being removed from the list of "non-cooperative countries and territories". Despite recognizing that the Republic has made progress in combating money-laundering, the FATF, in its report identifying non-cooperative territories dated June 21, 2002, decided that the Republic should remain on the list for further monitoring.

     THE CONSOLIDATED FINANCIAL POSITION. For the first quarter of 2002, preliminary figures indicate that the consolidated financial position (not including Bangko Sentral) recorded a deficit of P57.7 billion, or 6.0% of GDP at current market prices. The Government accounted for P61.2 billion of the deficit.

     GOVERNMENT REVENUES AND EXPENDITURES. Government revenues for the first quarter of 2002 were P125.1 billion, of which P108.6 billion were tax revenues and P16.5 billion were non-tax revenues. Revenue collections were P10.6 billion lower than the budgeted amount, primarily due to a P12.9 billion revenue shortfall at the Bureau of Internal Revenue which was partially offset by the Bureau of the Treasury which collected P3.4 billion more than was expected. The Bureau of Internal Revenue shortfall was caused primarily by the reduction in interest income caused by lower interest rates and lower corporate income tax collections resulting from the introduction of certain aspects of the Compensation Tax Reform Program. The Bureau of Customs had a P2.5 billion shortfall because of the decline in imports.

     Government expenditures for the first quarter of 2002 were P186.3 billion, P2.3 billion less than the budgeted amount. Savings to the Government resulting from lower interest rates partly offset increased accounts payable and capital expenditures. Non-interest expenditures were P7.5 billion higher than the budgeted amount. The deficit for the first quarter of 2002 was P61.2 billion compared to the budgeted deficit of P52.9 billion. The monthly deficit for April 2002 was P21.8 billion, which increased the cumulative deficit to P82.9 billion as of April 30, 2002, as a result of increased spending and lower tax collection.

     In 2001, the Bureau of Internal Revenue implemented improvements to tax administration including the use of audits and documentary stamp tax metering machines and a revised withholding tax system. For 2002 the Bureau of Internal Revenue is studying new measures for implementation including:

     - Improving the excise tax administration system by establishing electronic links with the country's 20 largest excise taxpayers; and

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

     - Redefining "gross income" for the taxation of certain enterprises and individuals to limit the scope of allowable deductions.

     - Expanding the scope of audits to include firms whose performance falls below established industry benchmarks.

In light of the larger than expected budget deficit, the Government has announced that it will consider expenditure reductions for 2002. A first semester performance review will be undertaken jointly by the Department of Budget and Management and the relevant agencies in July and August 2002, the results of which will be used to determine which programs, activities or projects will be discontinued or downscaled in the second half of 2002.

     RELATIONSHIP WITH THE IMF. The IMF maintains a close dialogue with the Government, within the framework of a post-program monitoring arrangement ("PPM"). The PPM involves program assessments which are based on a regular review of economic developments and policies rather than the attainment of specific quantitative targets. This arrangement does not involve a financing component. On March 6, 2002, the Executive Board of the IMF concluded a PPM discussion on the Republic and issued a Public Information Notice detailing its findings on April 9, 2002. The IMF stated its support for the Government's adherence to its fiscal deficit targets, its monetary policy, its power industry deregulation program and its proposed legislation relating to the banking industry, such as the Corporate Recovery Act and amendments to the New Central Bank Act. In a review of the Government's fiscal policy, the IMF stated that a rebuilding of Government revenues will be required to restore fiscal balance while maintaining adequate outlays for the Government's socio-economic reform program. The IMF supported a program of strengthened tax administration, but also suggested selective tax increases to aid in the rebuilding of Government revenues. Other routes suggested by the IMF to increase fiscal health included an increase in the value-added tax rate, a reworking of the bureaucracy, reforms in procurement practices and addressing existing imbalances in pension funds run by the Government. The IMF's latest PPM review is ongoing.

     DEBT. The Republic borrowed a total of P150.7 billion during the period from January to May 2002, up 73.9% from the same period last year. The increase was due primarily to the frontloading of external commercial borrowings by the Government to take advantage of the favorable external market conditions, which significantly reduced spreads on the Republic's sovereign bonds. On the domestic front, the Government issued predominantly longer-term commercial paper. Its issuance of Treasury Bonds for the first five months of the year grew by 15.3% on a year-on-year basis to P89 billion, as compared with the 68.4% decline in the issuance of Treasury Bills to P6.6 billion during the same period. The policy to increase external funding brought the borrowing mix for the five-month period to a ratio of 59.4% in favor of external borrowings, compared to 100% domestic borrowings during the same period in 2001. In June 2002, the Republic received the proceeds of the $300 million 8.375% global bonds due 2009.

     CREDIT RATINGS. On April 4, 2002 Standard & Poor's revised its outlook on the Republic's long term foreign currency rating to stable from negative, crediting the Government's improved economic management under the Arroyo administration and the Republic's adequate external liquidity. This follows the upgrade by Moody's on February 4, 2002 when Moody's upgraded its outlook on the Republic's long term foreign currency rating to stable from negative, crediting the Republic's success in meeting its fiscal targets and a stronger economic outlook. Fitch Ratings affirmed its foreign and local currency ratings for the Republic in June 2002.

CORE POLICIES OF THE ARROYO ADMINISTRATION.

     In addition to the items agreed upon in the National Socio-Economic Summit of 2001, the Arroyo Administration has set out several other broad policy objectives which are discussed below.

     MEDIUM-TERM PHILIPPINE DEVELOPMENT PLAN. In its Medium-Term Philippine Development Plan for 2001-2004, the Government has stated that its primary policy objectives are:

     - Comprehensive human development and protecting the vulnerable;

     - Good governance and rule of law;
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

     - Agricultural and fisheries modernization with sound equity; and

     - Macroeconomic stability and equitable growth based on free enterprise.

     COMPREHENSIVE HUMAN DEVELOPMENT AND PROTECTING THE VULNERABLE. The goal of the Arroyo administration is to eradicate poverty by the end of the decade. The Arroyo administration's five core strategies to fight poverty are:

     - Asset reform programs or the redistribution of physical and resource assets, particularly land and credit.

     - Human development services, particularly basic education, health, shelter, water and electricity.

     - Social protection of the poorest and most vulnerable sectors and communities through social welfare and assistance, local safety nets, social security and insurance.

     - Participation of the poor in governance.

     - Security and protection against violence, including in the home.

     The plan calls for expanding the access of low-income groups to health care, education, vocational and technical training, housing and shelter programs, and population management and reproductive health initiatives. The plan also calls for an alleviation of regional disparities by directing more resources to poorer parts of the country. Special attention will be given to Mindanao to promote peace and economic development in the region.

     GOOD GOVERNANCE AND RULE OF LAW. To ensure good and effective governance, the Government plans institutional reforms to heighten accountability, decrease graft and corruption in procurement, guarantee political stability through the electoral and judicial process, and promote peace and order through a modernization of the national police and armed forces. The plan also reaffirms the Government's intention to abide by international commitments, including those under the ASEAN Free Trade Area-Comprehensive Effective Preferential Tariff, the World Trade Organization, and the Asia-Pacific Economic Cooperation forum.

     These international commitments include:

     - removing quantitative restrictions (import quotas or prohibition on imports) and conversion of these restrictions into equivalent tariffs;

     - maintaining current regulations on market access with respect to the financial sector, telecommunications, transport and tourism;

     - strengthening financial market supervision through training of banking supervisors and securities regulators;

     - assessing the banking supervisory regimes;

     - reforming the pension systems;

     - improving credit rating agencies' ability to channel timely and accurate information to capital markets and strengthening financial disclosure standards;

     - developing domestic bond markets;

     - strengthening corporate governance;

     - designing a voluntary action plan for supporting freer and stable capital flows; and

     - supporting privatization efforts through institutional strengthening and investment programs.

     The Republic's compliance with its international commitments helps to strengthen the country's economic performance and support the economies of other Asian nations. For instance, in 1996, the Republic enacted Republic Act 8178 which authorized the replacement of all quantitative restrictions on agricultural imports (except rice) with tariffs. To promote more trade between the Philippines and other Asian countries, the tariffs will be reduced by 24% over a period of 10 years.

     AGRICULTURAL AND FISHERIES MODERNIZATION WITH SOUND EQUITY. To raise agricultural productivity and rural household incomes, the plan calls for the full implementation of the Agriculture and Fisheries Modernization Act of 1997 before the end of this decade. This Act includes increased research and development in the agriculture and fishing industries, rural industrialization, and the accelerated development of infrastructure facilities like irrigation and farm-to-market roads. As agriculture is modernized, safeguards will be put in place to ensure that intensified production activities do not undermine the integrity of the environment.

     MACROECONOMIC STABILITY AND EQUITABLE GROWTH BASED ON FREE ENTERPRISE. The plan calls for macroeconomic stability and sustained growth of income and employment across sectors and socio-economic groups. The plan aims to avoid unexpected surges in unemployment and declines in income through fiscal, monetary, financial, and exchange rate policies coordinated to achieve a low inflation rate and a sound balance of payments position. The plan includes an expansion of microfinance and small-to-medium enterprise credit, acceleration of improvement in information and communications technology, development of tourism infrastructure, and outreach and social safety net programs. The plan also aims to remove barriers to private investments, including power costs, through the recently enacted Electric Power Industry Reform Act, which became effective on June 26, 2001. See "-- Recent Economic Developments -- Electric Power Industry Reform Act".

     The following is a description of the principal elements of the plan relating to macroeconomic stability.

     Fiscal Policy: Sustainability and Discipline. The Government's immediate objective is to reduce its budget deficit. The Government believes that reducing the deficit will reduce interest rates, free resources for private sector investment and reduce the risk of insolvency and illiquidity. To support the Government's development objective, the Government's fiscal deficit reduction program will focus primarily on revenue generating measures, while maintaining prudent public spending. The deficit reduction program will be comprehensive and extend also to Government corporations and local government units. The components of the fiscal deficit reduction program are:

     - increasing revenue collection efficiency to finance the Government's development projects, especially those intended to benefit the poor; and

     - reducing Government expenditures without sacrificing anti-poverty programs and vital social services such as education and training, health care and agricultural modernization.

     Revenue generating measures will include improved tax administration and privatization of Government assets, including:

     - Restructuring the road users' tax, redefining automobile categories and increasing automobile fees and charges;

     - Installing electronic metering machines to collect the proper documentary stamp taxes;

     - Establishing large taxpayer's offices, initially in three major cities in the country;

     - Accelerating efforts to pursue settlements of Bureau of Internal Revenue receivables and conducting intensive audits of various taxpayers and industries; and

     - Disposing government assets, including shares in National Power Corporation, Philippine National Oil Company -- Energy Development Corporation and Philippines National Construction Corporation.

     Cost-cutting measures include:

     - Re-imposing a 25% mandatory reserve on all government agencies;

     - Re-enactment of the 2000 budget for calendar year 2001;

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

     - Austerity measures such as staff reduction through attrition and postponing construction of new buildings and the purchase of furniture and motor vehicles; and

     - Deferment of low priority projects and the scaling down of special purpose funds.

     These measures combined with expected increases in tax and privatization revenues beginning in 2001, are expected to offset any decline in Government revenues which may result from declines in the Republic's economic performance. Even as Government spending is reduced, poverty alleviation programs and other core programs will be protected. Increasingly, a larger proportion of the budget and more discretionary expenditures will be channeled to social services.

     To further its fiscal policy, the Arroyo administration will propose legislation which will:

     - Restructure the excise tax system on motor vehicles to remove the bias based on engine displacement of all types of vehicles, and modify the tax system to include new automotive technologies, such as electric cars and cars propelled by other types of fuel;

     - Rationalize grants of fiscal incentives;

     - Index excise tax rates to inflation;

     - Include reforms for effective governance, including the institutionalization of a professional and dynamic bureaucracy;

     - Grant the President authority to reorganize the executive branch; and

     - Rationalize the pay structure between the public and private sectors with mitigation measures to enable the smooth implementation of the reengineering of the organizations in such sectors.

     Monetary Policy: Price Stability. Monetary policy is geared to achieving price stability, which is expected to result in a low and stable inflation rate over the medium term and is expected to lead to a reduction in lending rates, which will encourage firms to invest and thus generate jobs. Low interest rates also benefit farmers and small enterprises that borrow to meet their working capital requirements. The Government's fiscal deficit reduction program is intended to ensure that the efforts of the monetary authorities to lower inflation and lending rates are not negated by a persistent budget deficit. The Government will seek to achieve greater coordination between its fiscal and monetary policies.

     On January 1, 2002, Bangko Sentral formally shifted from monetary targeting to inflation targeting as the framework for monetary policy. The policy shift is expected to strengthen Bangko Sentral's commitment to achieve its primary mandate of price stability and enhance the level of transparency and credibility in the conduct of monetary policy.

     As a strategy for conducting monetary policy, Bangko Sentral believes that inflation targeting offers the following advantages:

     - provides a clearer definition of the objective of monetary policy;

     - enhances transparency in the conduct of monetary policy;

     - provides simplicity and, therefore, is easier for the public to understand;

     - guides or anchors inflationary expectations;

     - improves the accountability and credibility of monetary authorities to the inflation objective; and

     - leads to greater probability of success in achieving the inflation objective.

     External Policy: Stable Foreign Exchange Rate. The Government's foreign exchange rate policy is to maintain a comfortable level of reserves, keep the capital markets open and maintain a market-determined exchange rate. These policies are intended to increase the economy's resilience against volatile capital flows and facilitate the Government's realization of its macroeconomic targets.

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

     Financial Sector Policy: Banking and Corporate Governance Reforms and Capital Market Development. The Government intends to pursue policies that strengthen the regulatory framework and minimize systemic risks. Because a sound banking system cannot exist when the corporate sector is weak, policies that will enhance corporate governance are needed to complement banking sector reforms.

     To prepare the financial system for the challenges posed by globalization, Bangko Sentral implemented major reforms in financial regulation and legislation geared toward improving the legislative and regulatory framework, using a risk-based approach to banking supervision and encouraging mergers and consolidations.

     Bangko Sentral has identified several areas in its regulatory and supervisory framework that need to be strengthened further to ensure the banking system's ability to absorb shocks. Aside from the ongoing efforts to amend the New Central Bank Act, as described below, Bangko Sentral proposes implementing the newly formulated rules and regulations of the General Banking Law. In the area of banking supervision, Bangko Sentral continues its effort to shift to consolidated bank supervision and risk-based examinations.

     Bangko Sentral has recognized the need to upgrade the banking system's settlements and payments system into real-time gross settlements. The envisaged system would cover equities, fixed income, money and foreign exchange markets, and effect final settlement on a real-time basis.

     The Asian financial crisis has also shown the importance of developing primary and secondary capital markets that can provide financial instruments other than bank credit to the corporate sector. The development of the capital markets is also necessary to raise domestic savings, especially long-term savings, to finance domestic investments. The poverty reduction agenda requires supporting the development of microfinance and agriculture related credit institutions that are in the best position to provide credit to small and agricultural enterprises.

     The Government is pursuing the enactment of the following legislation to further its policies, strengthen financial and corporate governance and develop the capital markets:

     AMENDMENTS TO THE NEW CENTRAL BANK ACT

     The key changes being sought in the New Central Bank Act of 1993 are aimed at three main objectives:

     - Promoting greater stability of the banking system:

      - Grants Bangko Sentral authority to provide loans in situations that, in the judgement of the Monetary Board, could lead to illiquidity of the banking system;

      - Treats an overdraft as an emergency loan;

      - Removes the five-day overdraft privilege granted to banks; and

      - Allows the placement of banks into receivership and liquidation:

        - Upon submission of a report by Bangko Sentral to the Monetary Board that the capital to risk asset ratio falls below 2% for 90 consecutive days; or

        - Upon a public announcement by banks of a bank holiday and suspension of payments of its deposit liabilities for more than 30 days.

     - Strengthening supervisory capability of Bangko Sentral:

      - Authorizes the Monetary Board to allow Bangko Sentral to conduct examinations or inquiries into all deposit accounts of more than P50 million or its foreign currency equivalent, if there are reasonable grounds to believe that there is irregular activity in the account;

      - Allows Bangko Sentral to conduct examinations of the books of banks at least once every calendar year and permits the governor or the supervisory department head or his deputy to authorize these examinations;

      - Imposes stiffer penalties for violations of banking laws;

      - Imposes stiffer sanctions on banks and expands the sanctions to their subsidiaries and affiliates;

      - Extends the requirements of a balanced currency position to banks' subsidiaries and affiliates; and

      - Authorizes Bangko Sentral to impose service fees on financial institutions.

     - Enhancing Bangko Sentral's effectiveness:

      - Removes the five-year time limit on Bangko Sentral's tax exemption as provided in Sections 125 and 126 of R.A. No. 7653;

      - Grants the Monetary Board the authority to provide a compensation structure based on job evaluation and wage surveys; and

      - Allows banks to engage in financial derivatives subject to regulations, as may be issued by the Monetary Board, to restrain banks from taking speculative positions with respect to future fluctuations in foreign exchange rates.

The bill proposing the amendments to the New Central Bank Act is pending in Congress.

     AMENDMENTS TO THE PHILIPPINE DEPOSIT INSURANCE CORPORATION ACT

     - Strengthens the supervisory authority of the Philippine Deposit Insurance Corporation over insolvent banks, provides assistance to facilitate the sale of assets and assumption of liabilities of banks under receivership and increases the amount of the permanent insurance fund.

The Philippine Deposit Insurance Corporation is consulting with Bangko Sentral on the specific terms of the proposed amendments.

     CORPORATE RECOVERY ACT

     - Seeks a pre-negotiated, fast-tracked, and court-supervised rehabilitation plan and provides a procedure for the dissolution and liquidation of companies;

     - Repeals certain sections of the old insolvency law that pertain to corporate bankruptcies while retaining individual bankruptcy procedures; and

     - Includes some specific measures such as allowing either a debtor or a creditor to initiate formal insolvency proceedings.

Two competing bills relating to the Corporate Recovery Act are being considered by Congress. One bill is being discussed in the House and the other bill is being discussed in the Senate.

     RATIONALIZATION OF TAXATION ON THE FINANCIAL SECTOR

     - Restructures gross receipts and documentary stamp taxes to minimize their cascading effect, particularly on frequently traded instruments and assets;

     - Eliminates distortions arising from the non-uniform tax treatment of financial institutions and assets; and

     - Rationalizes tax treatment of pension funds, insurance and investments houses to assist in the development of the capital market.

The Department of Finance has drafted a proposed bill and is preparing to submit it to Congress.

     REVISED INVESTMENT COMPANY ACT

     - Establishes a comprehensive regulation scheme to permit investment companies to serve their role in the capital formation process, and at the same time to prevent abuses and protect investors in such companies; and

     - Provides a favorable framework where investment companies can operate to facilitate the flow of investments from sources within the country and abroad, and to broaden securities ownership by Filipinos.

Four competing bills relating to the Investment Company Act have been submitted to Congress.

     PRE-NEED PLAN CODE

     - Provides the regulatory framework for the efficient regulation of the pre-need industry (investing today for things like education costs which will be needed in the future) including the method of determining and computing reserves and the annual valuation of pre-need products.

Five competing bills relating to the Pre-need Plan Code have been submitted to Congress. Two bills are being considered in the House and three bills are being considered by the Senate.

     SECURITIZATION ACT

     - Offers investment participation in asset-backed securities products to a wider range of investors; and

     - Creates special purpose vehicles as the transferees of assets and the issuer of securities, removes gross receipts and documentary stamp taxes, creates a regulatory system, and removes the one-year right to redeem, although foreclosure will be considered a final settlement of an obligation.

A draft bill relating to the Securitization Act is being reviewed by the Department of Finance and the SEC.

     ASSET MANAGEMENT COMPANY

     - Authorizes the creation of special purpose asset vehicles to acquire non-performing loans, real estate and other assets for the benefit of financial institutions.

A bill relating to asset management companies has been approved by the Senate.

     SECURITIES REGULATION CODE

     - Amends the mandatory tender provision from 15% to 35%;

     - Amends the broker-director prohibition by allowing the broker-dealers' self-regulatory organization to issue rules;

     - Transfers the authority to impose net capital and other capital adequacy ratios on broker/dealers from the SEC to the self-regulatory organization;

     - Repeals the broker-dealer segregation; and

     - Repeals the rule which allows the automatic listing of securities in all exchanges.

Three bills relating to the Securities Regulation Code have been submitted to Congress. Two bills are being considered by the Senate and one bill is being considered by the House.

     PERSONAL EQUITY AND RETIREMENT ACCOUNT BILLS

     - Provides for the taxability or non-taxability of an individual's personal equity and retirement account; and

     - Provides rules relating to contributions, earnings from investments and distribution of benefits upon retirement.

Eight bills relating to personal equity and retirement accounts have been submitted to Congress. Four bills are being considered by the House and four bills are being considered by the Senate.

     INCOME TAX SYSTEM REFORM

     - Proposes uniform taxation on income of corporations, self-employed individuals and professionals by changing the tax base and lowering the income tax rate; and

     - Amends the tax on salaried individuals by increasing the amount of exempt income, lowering the marginal income tax rate and simplifying tax compliance and administration rules.

Three bills relating to income tax reform have been submitted to Congress. Two bills are being considered by the House and one bill is being considered by the Senate.

     EXCISE TAX INDEXATION AND RECLASSIFICATION

     - Proposes to adjust the excise tax on cigarettes and alcohol products to more accurately reflect prevailing market values; and

     - Proposes to reclassify the excise tax based on net retail price and on a three-year interval.

The Department of Finance has prepared a draft bill relating to excise tax indexation and reclassification, which is currently being reviewed.

     FISCAL INCENTIVE SYSTEM REFORM

     - Rationalizes fiscal incentives granted under all existing laws including those incentives granted under laws creating economic zones; and

     - Provides for an indicative tax expenditure budget.

Five bills relating to fiscal incentive system reform have been submitted to Congress. Two bills are being considered by the House and three bills are being considered by the Senate.

     CUSTOMS MODERNIZATION BILL

     - Amends certain sections of the Tariff and Customs Code to enable the Bureau of Customs to accept documents and electronically transmit acknowledgement receipts, approvals and responses.

A draft bill relating to customs modernization has been submitted to Congress.

HISTORY, LAND AND PEOPLE

     HISTORY. Spain governed the Philippines as a colony from 1521 until 1898. On June 12, 1898, during the Spanish-American War, the Filipinos declared their independence. The United States claimed sovereignty over the Philippines under the 1898 Treaty of Paris, which ended the Spanish-American War, and governed the Philippines as a colony until 1935 when the Philippines became a self-governing commonwealth. On July 4, 1946, the Philippines became an independent republic.

     GEOGRAPHY AND GENERAL INFORMATION. The Philippine archipelago, located in Southeast Asia, comprises over 7,000 islands and a total land area of approximately 300,000 square kilometers. The Republic groups the islands into three geographic regions: Luzon in the north, covering an area of 141,395 square kilometers, Visayas in the center, covering an area of 55,606 square kilometers, and Mindanao in the south, covering an area of 101,999 square kilometers. The Republic is also divided into 15 administrative regions.

     Forests cover approximately 50% of the Philippines and 47% of the country is under agricultural cultivation. In 2000, agriculture, forestry and fishery employed 37.1% of the labor force and provided 4.4% of the Republic's export earnings (including exports of agriculture-based products). The Republic is generally self-sufficient in staple cereals and is a major exporter of certain agricultural products. Manufactured goods comprise the most important category of the Republic's exports, accounting for 89.2% of the Republic's exports in 2000. Electronics, machinery and transport equipment and garments have historically been the Republic's leading manufactured exports.

     As of May 1, 2000, the Republic's population was approximately 76.5 million. The Republic's population grew at an average annual rate of 2.4% from 1996 to 2000. The Republic's capital, Manila, located in Luzon, has an estimated population of approximately 1.7 million. The cities of Manila, Pasay, Kalookan, Quezon City, Mandaluyong, Las Pinas, Muntinlupa, Marikina, Pasig and Makati, together with seven surrounding municipalities, make up the National Capital Region or Metro Manila. Metro Manila, the most populous of the administrative regions, has an estimated population of approximately 9.9 million people.

     The majority of Filipinos have Malay ethnic origins. Filipino culture also includes strong Spanish, Chinese and American influences. Filipino is the national language, but English is the primary language used in business, government and education. The population speaks over 80 other dialects and languages, including Chinese and Spanish. Based on a 1999 survey, the Republic's literacy rate is 95.1%, ranking among the highest in Asia.

     Christianity, primarily Roman Catholicism, is the predominant religion in the Philippines. A significant Muslim minority lives in Mindanao.

GOVERNMENT AND POLITICS

     GOVERNMENTAL STRUCTURE. Since 1935, the Republic has had three Constitutions. The country adopted the current Constitution by plebiscite in February 1987 after the ousting a year earlier of Ferdinand E. Marcos, who had ruled for 20 years, in favor of Corazon C. Aquino after a people's uprising. The new Constitution restored a presidential form of government comprised of three branches: executive, legislative and judicial.

     The principal features of each branch are as follows:

     - Executive -- A President, directly elected for a single, six-year term, exercises executive power. If the President dies, becomes permanently disabled or is removed from office or resigns, the Vice President acts as President for the remainder of the term. If the Vice President cannot serve, the President of the Senate or, if he cannot serve, the Speaker of the House of Representatives, acts as President until the election and qualification of a new President or Vice President. The person acting as President for any remaining term may, if elected, serve a six-year term as President.

      In May 1998, the country elected Joseph Estrada as President and Gloria Macapagal-Arroyo as Vice President. In January 2001, after a people's uprising, there was a transition of power to President Arroyo. See
      "-- Recent Political Developments".

     - Legislative -- The Congress, comprised of the Senate and the House of Representatives, exercises the country's legislative authority. The Constitution mandates a Senate of 24 members and a House of Representatives of not more than 250 members, all elected by popular vote. Senators serve for a term of six years and members of the House of Representatives for a term of three years. The country held elections for 13 Senators and all members of the House of Representatives in May 2001. The other 11 Senators were elected in May 1998.

     - Judicial -- The Supreme Court and any lower courts established by law exercise the country's judicial authority. The country's court system is a multi-tiered system of courts of general jurisdiction that includes the Supreme Court and the Court of Appeals. Below these, the Regional Trial Courts, Metropolitan Trial Courts, the Municipal Trial Courts and the Municipal Circuit Trial Courts constitute courts of original jurisdiction.

      Special or administrative tribunals and quasi-courts also exercise judicial functions. Included in this category are constitutional commissions, the Sandiganbayan, which handles Government graft and corruption cases, the Court of Tax Appeals, the Shari'ah courts, which handle matters governed by Islamic law, and administrative agencies that handle specialized areas such as labor relations and securities regulation.

      A Chief Justice and 14 Associate Justices constitute the Supreme Court, which supervises all lower courts and related personnel. The Supreme Court and the Court of Appeals may review decisions and rulings of lower courts and quasi-judicial tribunals. The President appoints each Supreme Court or Court of Appeals justice and lower court judge from at least three candidates nominated by the Judicial and Bar Council.

     POLITICAL PARTIES. The Republic's multi-party system currently has several registered political parties. For the May 2001 elections, President Arroyo was supported by the People Power Coalition which was comprised of the Lakas-NUCD-UMDP, the Liberal Party, Reporma, Promdi, Aksyon Demokratiko and other pro-Arroyo administration parties. In turn, parties identified with former President Estrada formed the Puwersa ng Masa ("Force of the Masses") coalition which was comprised of the Nationalist People's Coalition, the Laban ng Demokratikong Pilipino, Partido ng Masang Pilipino, the People's Reform Party and the Kilusang Bagong Lipunan (the party organized by the late President Ferdinard Marcos and his political allies).

     ADMINISTRATIVE ORGANIZATION. As of April 30, 2001, there were 1,626 local Government units, 16 regions, 79 provinces, 114 cities, 1,496 municipalities (subdivisions of provinces) and 41,943 barangays (villages, which are the basic units of the political system) -- comprising the country's basic political and administrative structures. Highly urbanized cities function independently of any province, while other cities are subject to the administrative supervision of their home provinces.

     The Government is mainly organized around the 20 departments and department-equivalent agencies of the executive branch, which implement the various programs and projects of the Government. The departments and department-equivalent agencies are in turn organized into sectors.

SECTOR                                                   MAJOR DEPARTMENTS
------                              ------------------------------------------------------------
Social services...................  Health; Education, Culture and Sports; Labor and Employment;
                                    Social Welfare and Development
Economic services.................  Agriculture; Agrarian Reform; Energy; Environment and
                                    Natural Resources; Tourism, Trade and Industry; Public Works
                                    and Highways; Transportation and Communications; Science and
                                    Technology
Defense...........................  National Defense
General public services...........  Foreign Affairs; Finance; Budget and Management; Interior
                                    and Local Government; Justice; National Economic and
                                    Development Authority; Office of the Press Secretary
Constitutional offices............  Elections; Audit; Civil Service; Office of the Ombudsman;
                                    Human Rights
Autonomous Region of
  Muslim Mindanao.................  Not applicable
Cordillera Administrative
  Region..........................  Not applicable

     Agencies attached to the various departments perform regulatory, policy formulation and coordination functions.

     The projects and programs in the Autonomous Region of Muslim Mindanao and Cordillera Administrative Region are implemented by various departments from different sectors. The total budget allocated for projects in the Autonomous Region of Muslim Mindanao is P5.4 billion for 2002. For 2002, P50.0 million or 0.9% of the budget is allocated to infrastructure projects, with locally-funded road and flood control projects implemented by the Department of Public Works and Highways. The remainder of the budget is allocated for governance and institutions development projects. The total budget allocated for projects in the Cordillera Administrative Region is P4.0 billion for 2002. For 2002, P517.7 million or 12.9% of the budget is allocated to infrastructure projects, with locally-funded road and flood control projects implemented by the Department of Public Works and Highways. Approximately 20% of the budget is allocated for agriculture, natural resources and agrarian reform projects. The remainder of the budget will pay for social reform and development projects.

     The Government also owns or controls a number of corporations that provide essential goods and services and work with the private sector to encourage economic growth and development. Traditionally restricted to basic public services and national monopolies, the number of Government corporations grew from 13 in the 1930s to 301 by 1984. In 1988, the Government launched a reform program to reduce the number of Government corporations, establishing the legal and policy framework for the country's privatization program. See "-- Government and Politics -- Privatization".

     Currently, there are approximately 100 Government corporations, including subsidiaries. Each of these corporations is attached to a department for policy and program coordination.

     The Government closely monitors 14 major non-financial Government corporations engaged in various major business activities by recording their individual contribution to the public sector deficit or surplus position and other financial indicators. These 14 corporations and their areas of activity are as follows.

    GOVERNMENT CORPORATION                                          BUSINESS ACTIVITY
    ----------------------                                        ----------------------
    National Power Corporation..................................  power
    Philippine National Oil Company.............................  holding company, power
    National Electrification Administration.....................  electric utilities
    Metropolitan Waterworks and Sewerage System.................  water utilities
    Local Water Utilities Administration........................  water utilities
    Philippine Export Zone Authority............................  area development
    National Food Authority.....................................  agriculture
    National Irrigation Administration..........................  agriculture
    Philippine National Railways................................  transportation
    Light Rail Transit Authority................................  transportation
    Philippine Ports Authority..................................  transportation
    National Development Company................................  holding company
    National Housing Authority..................................  housing
    Home Insurance Guaranty Corporation.........................  housing insurance

As of March 30, 2001, these 14 corporations had aggregate domestic and external debt of approximately P1,097 billion, which comprised virtually all the debt incurred by Government corporations.

     To facilitate the implementation of better business practices, the Government intends to expand its monitoring of Government corporations, including to the National Home Financing Corporation, which provides mortgage financing for low-income housing.

     The Government currently records the contribution to the public sector deficit or surplus, and other financial indicators, of three Governmental financial institutions that provide credit to enterprises in support of public policies including two specialized Government banks -- the Development Bank of the Philippines and the Land Bank of the Philippines. For a description of the Development Bank and the Land Bank, see "-- The Philippine Financial
System -- Structure of the Financial System". The third institution, the Trade and Investment Development Corporation of the Philippines (formerly Philippine Export and Foreign Loan Guarantee Corporation), guarantees foreign currency loans to exporters and contractors. As of March 30, 2001, the monitored Governmental financial institutions had aggregate domestic and external debt of approximately P353.4 billion.

     PRIVATIZATION. The Government has privatized a number of Government corporations. The country's privatization program has broadened the ownership base of Government assets and developed the domestic capital markets.

     Prior to 2001, the Committee on Privatization, an executive office under the office of the President chaired by the Secretary of Finance, oversaw the Government's privatization program. The Committee was responsible for formulating privatization policies and guidelines, identifying disposable assets, monitoring progress and approving the price for and the buyers of the assets. The marketing of assets was handled by disposition entities, including the Asset Privatization Trust, the Presidential Commission on Good Government and the National Development Company. The division of responsibilities between the Committee on Privatization and the disposition entities served as a check and balance mechanism and enhanced transparency.

     The terms of the Committee on Privatization and the Asset Privatization Trust expired on December 31, 2000. Since January 1, 2001, the Privatization Council has been responsible for the privatization of the remaining Government corporations scheduled to be privatized. The Privatization Council, a policy-making body, is chaired by the Secretary of Finance and includes representatives from the Department of Tourism, The Department of Trade and Industry, the Department of Budget and Management, the Department of Justice, the National Economic and Development Authority, the National Treasury and the Presidential Commission on Good Government. Along with the Privatization Council, there are two new disposition entities, the Land Bank of the Philippines, which is responsible for the disposition of the financial assets previously held by the Asset Privatization Trust, and the Privatization and Management Office, which is responsible for the disposition of physical assets. To maintain a check and balance system, all disposition entities must submit their privatization plans to the Privatization Council for its review and approval and file a report containing the results of each privatization transaction.

     The following table summarizes certain information regarding the Government's principal privatizations to date.

                                                                          GOVERNMENT
                                                                        OWNERSHIP AFTER   GROSS PRIVATIZATION
                                               YEAR OF SALE                  SALE             PROCEEDS(1)
                                    ----------------------------------  ---------------   -------------------
                                                                                             (IN BILLIONS)
International Corporate Bank......  1987; 1993                                 0.0%              P 2.2
Union Bank of the Philippines.....  1988; 1991; 1992                          13.0                 1.3
Philippine National Bank..........  1989; 1992; 1995; 1996; 2000              16.0(2)              6.5
Philippine Plaza Holdings.........  1991                                       0.0                 1.5
Manila Electric Company...........  1991; 1994; 1997                          30.0(3)             16.3
Philippine Airlines...............  1992                                      0.97(2)             10.7
Petron Corporation................  1993; 1994                                40.0                25.0
National Steel Corporation........  1994; 1997                                12.5                17.1
Paper Industries Corporation of
  the Philippines.................  1994                                       8.0                 2.4
Philippine Shipyard and
  Engineering
  Corporation.....................  1994                                       9.0                 2.1
Fort Bonifacio Development
  Corporation.....................  1995                                      45.0                39.2
Metropolitan Waterworks and
  Sewerage System.................  1997                                        --(4)               --(4)
Philippine Associated Smelting and
  Refining Corp. .................  1999                                      4.26                 3.3
Philippine Phosphate Fertilizer
  Corporation.....................  2000                                       0.0                 3.1

---------------

Source: Privatization Council.

(1) Net remittances to the Government upon the privatization of its assets are, in certain circumstances, less than the gross proceeds from the sale of such assets, based on agreements between the Government and the privatized entities.

(2) Government ownership was diluted in 2001 by a pre-emptive rights offering.

(3) Government ownership includes ownership by agencies and Government financial institutions.

(4) The privatization of Metropolitan Waterworks and Sewerage System involved awarding two 25-year concessions to rehabilitate, expand and operate the system. Over the term of the concessions, the concessionaires obligated themselves to make improvements by, among other things, providing for water services, sewerage services, and interconnection facilities between themselves and paying concession fees to the Metropolitan Waterworks and Sewerage System. The estimated cost of these improvements is $7.0 billion, which is expected to be incurred over the 25-year concession period.

     As of May 31, 2002, 26 Government corporations, 144 assets handled by the Privatization and Management Office and certain personal property assets held by the Presidential Commission on Good Government were scheduled for privatization. With the initial privatization phase approximately 80% complete, during the remainder of 2002 the Government plans to focus on selling its remaining shares in Manila Electric Company, privatizing the Philippine National Construction Corporation, disposing of certain assets held by the Presidential Commission on Good Government and selling the International School of Manila property. The current economic slowdown, however, may, in the near term, affect investors' propensity to invest, or the prices that they are willing to pay for the Government's assets, which would thereby reduce the proceeds received from any privatized assets. In the medium term, the Government plans to privatize the National Power Corporation, PNOC Energy Development Corporation, the International Broadcasting Corporation, Food Terminal Inc. and the Philippine Postal Corp. In the long term, the Government intends to concentrate on establishing public-private partnerships to provide social services, especially in the health, education and pension sectors and also on privatizing the operations and management functions of selected Government corporations. The Government has also encouraged "build-operate-transfer" arrangements and other initiatives to enable the private sector to meet more of the country's infrastructure needs, especially in the power, water, transportation and telecommunications sectors. By pursuing its privatization goals, the Government hopes the private sector will provide for infrastructure and social needs, simultaneously stimulating the economy and relaxing the demand on public resources.

     From January through May 2002, remittances to the National Treasury from privatizations amounted to P140 million, increasing total remittances to approximately P128 billion as of May 31, 2002. The Government's privatization proceeds target for 2002 is P5 billion.

     INTERNATIONAL RELATIONS. The Philippines places a high priority on expanding global trade through a multilateral framework of principles and rules that respect national policy objectives and the level of economic development of individual countries. The country's participation in various international organizations, like the World Trade Organization of the United Nations, the IMF, the International Bank for Reconstruction and Development, also known as the World Bank and the Asian Development Bank, allows it to encourage liberalized global trade and investment and to discuss financial and development issues that will affect the Republic's economic development.

     The following table shows the Republic's capital participation in, and loans obtained from, major international financial organizations.

              MEMBERSHIP IN INTERNATIONAL FINANCIAL ORGANIZATIONS

                                                                   AS OF DECEMBER 31, 2001
                                                      -------------------------------------------------
                                         DATE OF                   CAPITAL   CAPITAL PAID      LOANS
NAME OF ORGANIZATION                    ADMISSION     SUBSCRIBED    SHARE         IN        OUTSTANDING
--------------------                  -------------   ----------   -------   ------------   -----------
                                                            (IN MILLIONS, EXCEPT FOR PERCENTAGES)
International Monetary Fund(1)......  November 1945   SDR 879.9       --       SDR 879.9    SDR 1,559.2
International Bank for
  Reconstruction and
  Development(2)....................  December 1945    $6,844.0     0.4%           $48.9       $3,802.1
Asian Development Bank(3)...........  December 1966    $1,091.9     2.4%           $78.0       $7,994.3

---------------

(1) Source: IMF.

(2) Source: World Bank Annual Report.

(3) Source: Asian Development Bank Annual Report.

     The Philippines also promotes its economic interests through close ties with neighboring countries and membership in the following regional organizations:

     - the Association of Southeast Asian Nations ("ASEAN");

     - South East Asia, New Zealand and Australia Central Banks;

     - South East Asian Central Banks;

     - ASEAN Free Trade Area;

     - Asia-Pacific Economic Cooperation; and

     - Executives Meeting of East Asia and Pacific Central Banks.

     The Philippines seeks advances in bilateral relations and peaceful solutions to regional issues through frequent consultations, visits and cooperative activities. For example, in 1995, the country adopted a series of bilateral codes of conduct regarding the Spratly Islands, an archipelago in the South China Sea claimed by several Asian countries, to reduce the chances of accidental conflict and is working toward the adoption of a regional code of conduct with ASEAN and China. Nevertheless, several incidents related to the disputed islands have occurred since 1995.

PHILIPPINE ECONOMY

  Overview

     Like many developing countries after World War II, the Philippines protected local industry from foreign competition through measures such as import tariffs and quotas, hoping to replace imported finished goods with domestically produced goods over time. Successive Governments also intervened in the country's economic affairs by imposing quantitative trade barriers, price controls and subsidies. Initially, the economy grew rapidly, with real GNP growing at an average rate of 5.8% per annum from 1970 to 1980 largely due to increased exports and Government investments. Infrastructure spending increased, and state ownership of commercial enterprises became prevalent. By the early 1980s, however, the country faced ballooning budget deficits, growing levels of foreign and domestic borrowing, rising inflation, climbing interest rates, a depreciating Peso, declining investment capital, and slowing economic growth or, at times, a contraction in GDP. The country's unstable political situation during that period, highlighted by the assassination of opposition leader Benigno Aquino in 1983, exacerbated its economic problems.

     The general optimism brought about by the peaceful removal of the unpopular Marcos administration in 1986 helped economic recovery. Real GNP grew by 3.6% in 1986, increasing to 7.2% in 1988 before decelerating to 0.5% in 1991. The deceleration was caused principally by underlying macroeconomic imbalances, compounded by supply bottlenecks, natural disasters, political instability, the global recession and the Persian Gulf crisis.

     The Government of President Corazon Aquino, who came to power in 1986, embarked on a stabilization program aimed at preventing an upsurge in inflation, controlling the fiscal deficit and improving the external current account position. The economy responded favorably to these measures, posting increases in real GNP, investments, private consumption and imports in 1992. The Aquino administration also recognized that the country's economic difficulties in large part resulted from its protectionist policies. The Aquino administration, therefore, initiated reforms to open the economy to market forces and reduce the size and role of the Government in the Philippine economy. The Government of President Fidel Ramos, who assumed office in 1992, accelerated the reform efforts initiated by the Aquino administration.

     Despite undertaking a review of a number of the policies and programs initiated by previous administrations, the Estrada administration continued many of the financial policies and market-oriented reforms of the Aquino and Ramos administrations.

     Prior to the onset of the Asian economic crisis in mid-1997, real GDP grew at an average annual rate of 5.0% from 1994 to 1996 while real GNP grew at an average annual rate of 5.8% during the same period. The exchange rate between the Peso and the US dollar was stable, ranging from P24 to P27 per US dollar from 1994 to 1996. The consolidated public sector financial position swung from a deficit of P8.4 billion in 1994 to a surplus of P7.3 billion in 1996. Total net foreign investments increased from $1.6 billion to $3.5 billion during the same period and the unemployment rate declined from 9.5% in 1994 to 8.6% in 1996.

     After the onset of the Asian economic crisis in mid-1997, the Philippines experienced economic turmoil characterized by currency depreciation, a decline in the performance of the banking sector, interest rate volatility, a significant decline in share prices on the local stock market and a reduction of foreign currency reserves. These factors led to a slowdown in the Philippine economy in 1997 and 1998 with real GDP contracting by 0.6% in 1998. The Philippines' economic performance in 1998 was also adversely affected by the decline in agricultural production caused mainly by the effects of the drought related to the El Nino phenomenon and later the typhoons related to the La Nina phenomenon. In response, the Government adopted a number of policies to address the effects of the Asian economic crisis by strengthening the country's economic fundamentals. In 1999 and 2000, a number of the Philippines' economic indicators showed more favorable results. In 1999, real GNP growth improved to 3.7% while real GDP expanded by 3.4%. The trend continued in 2000 with real GNP growing by 4.8% and GDP growing by 4.4%. In 2001, the real GNP grew by 3.4% and the real GDP grew by 3.2%. The GNP and GDP growth for 2001 remained strong, although growing at a slower pace than 2000, primarily due to strong agricultural output, a strong services sector and rapid growth in the telecommunications industry, which was able to offset a manufacturing sector suffering from weak global demand.

     The Arroyo administration has prepared a medium-term development plan for 2001 to 2004 to fight poverty and unemployment. Major features of the medium-term development plan are devoted to ensure good and effective governance and improve public finances to reduce the number of poor families and reduce unemployment. See "Core Policies of the Arroyo Administration."

  Relationship with the International Monetary Fund

     Multilateral organizations have generally supported the structural reforms undertaken by the Philippines. In February 1998, an IMF review mission cited the strong performance of the Philippine economy and the implementation of key structural reforms as evidence of the country's commitment to sustaining economic growth. Consequently, on March 28, 1998 the IMF allowed the Philippines to draw down the final $331 million available under the Philippines' last extended fund facility. The drawdown marked the end of more than three decades of conditional lending by the IMF to the Republic. All borrowings from the IMF have been carried out in the name of Bangko Sentral and all repayments under the facility with the IMF are made by Bangko Sentral.

     The Republic and the IMF entered into a two-year precautionary stand-by facility in March 1998 that made available $1.4 billion to support the country's economic program for 1998-1999. Because of the regional economic slowdown, in September 1998 the Government activated the stand-by facility. To draw funds, the Republic had to satisfy certain quantitative performance criteria with respect to base money, public sector borrowing, net international reserves, approvals of medium- and long-term external borrowings and short-term public sector debt. The criteria were based on assumptions regarding macroeconomic growth, inflation and the current account.

     As of December 31, 2000, a total of $1.1 billion had been disbursed under the stand-by facility. The stand-by facility expired in December 2000. The Philippines is currently engaged in a post-program monitoring arrangement with the IMF. See "Recent Economic Developments -- Relationship with the IMF".

GDP AND MAJOR FINANCIAL INDICATORS

  Gross Domestic Product

     Gross domestic product, or GDP, measures the market value of all final goods and services produced within a country during a given period and is indicative of whether the country's productive output rises or falls over time. By comparison, gross national product, or GNP, measures the market value of all final goods and services produced by a country's citizens during a given period, whether or not the production occurred within the country.

     Economists show GDP in both current and constant market prices. GDP at current market prices values a country's output using the actual prices of each year, whereas GDP at constant market prices values output using the prices from a base year, thereby eliminating the distorting effects of inflation.

     The following tables present the GDP of the Philippines by major sector at both current and constant market prices.

                    GROSS DOMESTIC PRODUCT BY MAJOR SECTORS
                           (AT CURRENT MARKET PRICES)

                                                                                                   PERCENTAGE OF
                                                                                          FIRST         GDP
                                                                                         QUARTER   -------------
                                    1997       1998       1999       2000       2001      2002     1997    2001
                                  --------   --------   --------   --------   --------   -------   -----   -----
                                                        (IN BILLIONS, EXCEPT AS INDICATED)
Agriculture, fishery and
  forestry......................  P  458.0   P  451.6   P  510.5   P  525.9   P  549.4   P134.8     18.8%   15.1%
                                  --------   --------   --------   --------   --------   ------    -----   -----
Industry sector
  Mining and quarrying..........      17.3       20.1       18.0       21.2       21.2      6.6      0.7     0.6
  Manufacturing.................     540.3      582.9      644.0      745.9      831.6    199.1     22.3    22.8
  Construction..................     156.1      157.4      162.9      174.4      182.4     46.6      6.4     5.0
  Electricity, gas and water....      66.1       78.0       86.1       97.5      116.3     28.4      2.7     3.2
                                  --------   --------   --------   --------   --------   ------    -----   -----
          Total.................     779.8      838.4      911.1    1,039.0    1,151.5    280.7     32.1    31.6
Service sector
  Transportation, communications
     and storage................     118.9      139.7      159.3      199.0      247.6     63.4      4.9     6.8
  Trade.........................     317.2      361.2      419.3      473.0      517.5    118.5     13.1    14.2
  Finance.......................     114.5      130.3      141.6      149.1      160.1     40.6      4.7     4.4
  Ownership of dwellings and
     real estate................     168.0      189.3      208.9      221.9      236.7     62.7      6.9     6.5
  Private services..............     233.7      280.6      335.4      381.6      433.7    112.6      9.6    11.9
  Government services...........     236.7      274.1      290.8      319.8      343.6     85.3      9.7     9.4
                                  --------   --------   --------   --------   --------   ------    -----   -----
          Total.................   1,189.0    1,375.0    1,555.3    1,743.4    1,939.1    483.2     49.0    53.3
                                  --------   --------   --------   --------   --------   ------    -----   -----
Total GDP.......................  P2,426.7   P2,665.1   P2,976.9   P3,308.3   P3,640.0   P898.8    100.0%  100.0%
                                  ========   ========   ========   ========   ========   ======    =====   =====
Total GNP.......................  P2,528.3   P2,802.1   P3,136.2   P3,496.9   P3,853.3   P966.1
Total GDP (in billions of US
  dollars)(1)...................  $   82.3   $   65.2   $   76.2   $   74.9   $   71.4   $ 17.5
GDP per capita (in US
  dollars)(1)...................  $1,116.3   $  864.5   $  988.8   $  951.7   $  888.7   $215.5

---------------

Source: National Statistical Coordination Board.

(1) Calculated using the average exchange rate for the period indicated. See "-- Monetary System -- Foreign Exchange System".

                    GROSS DOMESTIC PRODUCT BY MAJOR SECTORS
                         (AT CONSTANT MARKET PRICES(1))

                                                                                         PERCENTAGE OF
                                                                              FIRST           GDP
                                                                             QUARTER     -------------
                             1997     1998     1999      2000       2001      2002       1997    2001
                            ------   ------   ------   --------   --------   -------     -----   -----
                                                (IN BILLIONS, EXCEPT PERCENTAGES)
Agriculture, fishery and
  forestry................  P 185.0  P 173.2  P184.5     P190.7     P197.7   P 51.4       20.7%   20.0%
                            ------   ------   ------   --------   --------   ------      -----   -----
Industry sector
  Mining and quarrying....    10.3     10.6      9.7       10.7       10.0      3.4        1.2     1.0
  Manufacturing...........   223.7    221.2    224.7      237.3      244.1     56.9       25.0    24.7
  Construction............    57.3     51.8     51.0       51.7       49.8     12.1        6.4     5.0
  Electricity, gas and
     water................    29.4     30.3     31.3       32.6       32.8      7.1        3.3     3.3
                            ------   ------   ------   --------   --------   ------      -----   -----
     Total................   320.7    313.9    316.7      329.0      336.7     79.5       35.9    34.0
Service sector
  Transportation,
     communications and
     storage..............    55.1     58.6     61.7       68.2       74.2     18.6        6.2     7.5
  Trade...................   135.3    138.6    145.4      152.9      161.5     37.0       15.0    16.3
  Finance.................    43.5     45.4     46.3       46.7       47.3     11.8        4.9     4.8
  Ownership of dwellings
     and real estate......    47.3     48.1     48.4       48.3       48.1     12.3        5.3     4.9
  Private services........    61.0     63.9     67.6       70.9       74.0     18.6        6.8     7.5
  Government services.....    45.2     46.2     47.7       48.5       49.8     12.8        5.1     5.0
                            ------   ------   ------   --------   --------   ------      -----   -----
     Total................   387.5    400.9    417.0      435.5      454.8    111.1       43.4    46.0
                            ------   ------   ------   --------   --------   ------      -----   -----
Total GDP.................  P 893.2  P 888.0  P918.2     P958.4     P989.3   P241.9      100.0%  100.0%
                            ======   ======   ======   ========   ========   ======      =====   =====
Total GNP.................  P 930.7  P934.5   P969.3   P1,012.6   P1,051.1   P261.1
Percentage change in
  GDP.....................     5.2%    (0.6)%    3.4%       4.0%       3.2%    3.8%(2)
Percentage change in
  GNP.....................     5.3%     0.4%     3.7%       4.5%       3.4%    4.9%(2)

---------------

Source: Economic and Social Statistics Office; National Statistical Coordination
        Board.

(1) Based on constant 1985 prices.

(2) Changes as compared to the first quarter of 2001.

     The following table shows the percentage distribution of the country's GDP at constant 1985 prices.

             DISTRIBUTION OF GROSS DOMESTIC PRODUCT BY EXPENDITURE
                         (AT CONSTANT MARKET PRICES(1))

                                                                                               FIRST
                                                                                              QUARTER
                                                      1997    1998    1999    2000    2001     2002
                                                      -----   -----   -----   -----   -----   -------
Personal consumption................................   76.6%   79.7%   79.1%   78.8%   78.6%    79.6%
Government consumption..............................    8.0     7.9     8.2     7.8     7.5      8.1
Capital formation
  Fixed capital.....................................   25.8    23.1    21.8    21.0    20.4     23.8
  Changes in stocks.................................    0.5    (0.9)   (0.8)   (0.3)    0.5      0.5
                                                      -----   -----   -----   -----   -----    -----
     Total capital formation........................   26.3    22.2    21.0    20.7    20.9     24.3
Exports of goods and services.......................   52.1    41.4    41.5    46.9    43.0     44.1
Imports of goods and services.......................  (63.6)  (54.5)  (51.3)  (51.3)  (49.1)   (47.0)
Statistical discrepancy.............................    0.6     3.4     1.5    (2.8)   (1.3)    (5.3)
                                                      -----   -----   -----   -----   -----    -----
Total...............................................  100.0%  100.0%  100.0%  100.0%  100.0%   100.0%
                                                      =====   =====   =====   =====   =====    =====

---------------

Source: Economic and Social Statistics Office; National Statistical Coordination
        Board.

(1) Based on constant 1985 prices.

PRINCIPAL SECTORS OF THE ECONOMY

  Agriculture, Fishery and Forestry

     AGRICULTURE. The country's principal agricultural products include cereals, such as palay (rice) and corn, cultivated primarily for domestic use, and crops, such as coconuts, sugar cane and bananas, produced for both the domestic market and export. The Philippines' diverse agricultural system contains many coconut plantations farmed by agricultural tenants and workers, sugar haciendas farmed either under labor administration or by tenants, and large "agro-business" plantations devoted mainly to non-traditional export crops such as bananas and pineapples. Rice, corn and coconuts each account for approximately one-quarter of the country's cultivated area. The country occasionally needs to import rice and corn.

     Through its economic stimulus activities, the Government has begun to implement a number of programs to boost agricultural output. The principal programs are as follows:

     - The Agriculture and Fisheries Modernization Act of 1997, which is the Government's blueprint for the modernization of the agriculture and fisheries sectors. The Act provides for, among other things, the establishment of development zones for production, processing and marketing agencies responsible for the enforcement of quality standards, the simplification of access to credit, and the grant of tariff exemptions on the importation of certain equipment.

     - A national productivity program designed to increase the yield and competitiveness of the five major agriculture subsectors: rice, corn, high value crops, livestock and fisheries.

     - Improvement of support services to farmers, particularly irrigation, roads, post-harvest facilities, training, credit and marketing assistance.

     - Stabilization of prices and supply of agricultural commodities.

     FISHERY. The Philippines' fishing industry contributes significantly to the country's foreign exchange earnings. Pollution of coastal waters as a result of population growth, mining activities and wasteful fishing methods have damaged the marine and inland resources in some areas in recent years, leading to decreases in production.

     FORESTRY. The country's forests, one of the Philippines' main natural resources, contain a large quantity of hardwood trees. Over the years population growth, shifting cultivation, illegal logging and inadequate reforestation depleted the forests, leading to a Government-imposed total ban on logging activity and the subsequent continuing decline of the forestry subsector.

     RECENT RESULTS. The agriculture, fishery and forestry sector grew by 3.7% in 2001 compared to growth of 3.4% in 2000 at constant market prices, due to the positive performance of the agriculture and fishery subsectors, offsetting the decrease in the forestry subsector. The agriculture industry subsector grew by 4.0% in 2001 compared to growth of 3.6% in 2000. In addition to favorable weather conditions, the Government's revitalized support for agriculture through various means including the distribution of certified seeds, rehabilitation of irrigation facilities and the use of modern equipment, especially in the fishery subsector, contributed to the growth in the agriculture and fishery subsectors. The forestry subsector contracted by 33.5% in 2001 compared to a 19.5% contraction in 2000. For 2001, the agriculture, fishery and forestry sector contributed 0.7% to the total GDP growth rate of 3.2%.

     In the first quarter of 2002, the agriculture, fishery and forestry sector grew by 4.4% compared to 3.0% in the first quarter of 2001 at constant market prices. The increase was attributable primarily to the favorable weather experienced during the period, the Government's efforts to improve productivity (particularly for palay and corn) and the elimination of tariffs on fertilizer.

  Industry Sector

     The sector comprises, in order of importance, manufacturing, construction, electricity, gas and water and mining and quarrying. The sector contributed approximately 35.9% of GDP in 1997 and 34.0% in 2001, at constant market prices. The sector grew by 1.3% in 2001, compared to growth of 4.9% in 2000. This lower growth was mainly due to the global economic slowdown. In the first quarter of 2002, the industry sector grew by 1.9% compared to 0.6% in the first quarter of 2001.

     MINING AND QUARRYING. The mining and quarrying subsector contracted by 6.6% in 2001, compared to growth of 10.0% during 2000. This considerable decline was caused primarily by the decline in growth of gold production and contraction in the production of stone quarrying, clay and sandpits and other non-metallic mining. Increases in the growth of chromium and other metallic mining did not have a significant impact on the growth of the subsector as a whole.

     MANUFACTURING. The country's manufacturing subsector comprises three major industry groups:

     - consumer goods, including the food, footwear and garment industries;

     - intermediate goods, including the petroleum, chemical and chemical product industries; and

     - capital goods, including the electrical machinery and electronics industries.

     The following table presents, at constant market prices, the gross value added, which equals the value of sales minus the cost of raw material and service inputs, for the manufacturing sector by industry or industry group.

              GROSS VALUE ADDED IN MANUFACTURING BY INDUSTRY GROUP
                         (AT CONSTANT MARKET PRICES(1))

                                                                                            FIRST
                                                                                           QUARTER
INDUSTRY/INDUSTRY GROUP               1997       1998       1999       2000       2001      2002
-----------------------             --------   --------   --------   --------   --------   -------
                                                            (IN MILLIONS)
Food manufactures.................  P 76,318   P 78,744   P 83,049   P 84,590   P 88,227   P 23,363
Beverage industries...............     8,961      9,003      8,896      9,175      8,820     1,367
Tobacco manufactures..............     5,779      5,538      5,681      5,886      6,133     1,220
Textile manufactures..............     5,320      5,085      4,660      4,128      3,778       832
Footwear/wearing apparel..........    12,356     12,699     10,801     12,327     12,801     1,863
Wood and cork products............     2,969      2,769      2,451      2,220      2,060       403
Furniture and fixtures............     2,822      2,881      2,852      3,172      3,232       676
Paper and paper products..........     2,038      2,132      2,033      2,627      2,258       491
Publishing and printing...........     3,233      3,093      3,055      2,964      2,967     1,060
Leather and leather products......       215        224        222        229        254        61
Rubber products...................     2,088      1,849      2,065      2,115      1,743       484
Chemical and chemical products....    14,276     14,169     13,868     13,523     14,648     3,099
Petroleum and coal products.......    39,753     37,472     37,137     39,896     38,929     7,268
Non-metallic mineral products.....     7,925      6,614      5,834      5,625      5,215     1,236
Basic metal industries............     5,223      4,745      4,206      3,600      3,851       795
Metal industries..................     4,841      4,231      4,272      4,645      5,257       961
Machinery (except electrical).....     3,756      3,540      3,555      4,219      5,326     1,133
Electrical machinery..............    18,179     19,284     22,277     27,678     29,009     8,281
Transport equipment...............     2,744      1,810      1,984      2,125      2,325       454
Miscellaneous manufactures........     4,876      5,269      5,769      6,527      7,249     1,819
                                    --------   --------   --------   --------   --------   -------
  Gross value added in
     manufacturing................  P223,672   P221,151   P 224,667  P 237,271  P 244,082  P 56,866
                                    ========   ========   ========   ========   ========   =======

---------------

Source: Economic and Social Statistics Office; National Statistical Coordination
        Board.

(1) Based on constant 1985 prices.

     Higher interest rates in the wake of the currency crisis led to a 1.1% decline in the manufacturing subsector in 1998, compared to 4.2% growth in 1997.

     From 1998 through the first quarter of 1999, weak demand and high operating costs forced a number of businesses to close or cut back operations. Import-dependent industries, including transport equipment and rubber, chemical, petroleum and coal products, experienced declining output. Export-related industries, however, including furniture and fixtures, electrical machinery and leather products, grew, as did food manufactures.

     In 1999, the manufacturing subsector reversed its 1.1% contraction in 1998 to record a growth of 1.6%. The sector recorded positive growth for the last three quarters of 1999. The major gainers for the sector included electrical machinery, which registered a growth of 15.5% and transport equipment, which registered a growth of 9.6%. The decliners in the subsector were led by footwear/wearing apparel, which recorded a 14.9% contraction.

     Manufacturing accounted for, on average, approximately 24.8% of GDP at constant market prices from 1997 to 2001. The subsector grew by only 2.9% in 2001, compared to 5.6% growth in 2000. This reduction was caused primarily by lower growth in the manufacture of apparel, furniture and electrical machinery and by contraction in the manufacture of beverages, paper products, rubber products, petroleum and coal products, and non-metallic mineral products. Gains in growth in the manufacture of food, tobacco, leather products, non-electrical machinery, chemical products and basic metal products contributed positively to the manufacturing subsector, although they were unable to fully offset the declines in the subsector as a whole.

     In the first quarter of 2002, the growth rate in the manufacturing subsector decreased to 2.0%, compared to 3.4% in the first quarter of 2001, due to a slowdown in exports. Food processing, textiles, footwear and apparel, non-metallic mineral products and electrical machinery showed improved results while wood and cork products, beverages, paper and paper products, rubber products, leather products, petroleum and coal products and non-electrical machinery products were all negatively affected by the slowdown in exports.

     CONSTRUCTION. The construction subsector's contribution to GDP, at constant market prices, declined from 6.4% in 1997 to 5.0% in 2001. The construction subsector declined by 3.6% in 2001 compared to an increase of 1.4% in 2000. This reduction was primarily because public construction recorded a 6.1% decrease reversing a 6.6% increase in 2000. For 2001, the industry sector contributed 0.6% to the total GDP growth rate of 3.4%. Growth in the construction subsector increased to 1.5% in the first quarter of 2002 compared to a contraction of 9.7% in the first quarter of 2001.

     ELECTRICITY, GAS AND WATER. Electricity, gas and water accounted for 3.4% of GDP at constant market prices, on average, from 1997 to 2001. The subsector grew by 0.7% in 2001, compared to 4.2% in 2000. The slower growth was attributable primarily to reduced electricity demand and decreased water sales resulting from the rehabilitation of water mains and pipes. The electricity, gas and water subsector contracted by 8.8% in the first quarter of 2002 compared to growth of 4.0% in the first quarter of 2001.

     With limited natural resources available for energy development, the Philippines satisfies most of its energy needs with imports of coal and oil, which it then converts into electric power. In August 1996, the Government deregulated oil prices by introducing an automatic mechanism that adjusted petroleum product prices monthly in accordance with Singapore posted prices. In February 1997, the Downstream Oil Industry Deregulation Act of 1996 superseded the automatic-pricing mechanism and allowed domestic oil prices to fluctuate freely based on market conditions. On November 5, 1997, however, the Philippine Supreme Court declared the act unconstitutional on the basis that it inhibited fair competition, encouraged monopolies, interfered with free market forces and nullified the principle of deregulation. On February 10, 1998, the Government enacted a new oil industry deregulation act, which allowed oil prices to fluctuate and eased the entry of new players into the industry.

     The 1998 oil industry deregulation act has increased investment activity and attracted new players into the downstream oil industry, with approximately P4 billion of new investments in LPG refilling, bulk storage and retail outlets since deregulation of the industry. Prices of petroleum products have fluctuated in response to market prices and competition has increased. Retail petrol prices declined by a total of 50-65 centavos per litre between October 1998 and January 1999 in response to increased competition, however prices have since increased due to the increase in world crude oil prices. Increases in world crude oil prices led the country to increase coal imports and decrease oil imports.

     The following table sets out the country's energy consumption by source.

                          ENERGY CONSUMPTION BY SOURCE

ENERGY SOURCE                                            1997    1998    1999    2000    2001
-------------                                            -----   -----   -----   -----   -----
                                                               (% OF TOTAL CONSUMPTION)
Domestic sources
  Oil.................................................     0.0%    0.1%    0.1%    0.0%    0.1%
  Coal................................................     1.7     2.0     1.6     1.6     1.9
  Hydro...............................................     4.5     3.6     5.5     5.0     5.1
  Geothermal..........................................     5.5     6.4     7.5     7.8     7.2
  Other(1)............................................    30.3    28.6    28.8    27.8    30.7
                                                         -----   -----   -----   -----   -----
          Total domestic sources......................    42.0    40.7    43.5    42.2    45.0
                                                         -----   -----   -----   -----   -----
Imported sources
  Oil.................................................    52.9    53.7    50.2    45.5    46.0
  Coal................................................     5.1     5.5     6.3    12.3    10.1
                                                         -----   -----   -----   -----   -----
          Total imported sources......................    58.0    59.2    56.5    57.8    56.1
                                                         -----   -----   -----   -----   -----
            Total.....................................   100.0%  100.0%  100.0%  100.0%  100.0%
                                                         =====   =====   =====   =====   =====

---------------

Source:Department of Energy.

(1) Other includes gas, fuelwood and biomass fuel.

     National Power Corporation is the principal entity engaged in the development, generation and transmission of electric power on a nationwide basis. It establishes and maintains transmission line grids, generating facilities and inter-island connections throughout the Republic.

     In August 1998, the Department of Energy proposed a number of measures to restructure the Republic's electric power industry, including:

     - eliminating subsidies for less populated service areas, which are currently generated by requiring all service areas to pay the same prices for electricity;

     - restructuring and privatizing the National Power Corporation;

     - creating competition in power generation; and

     - providing free access to the transmission and distribution system.

     The reforms, especially the restructuring and privatization of National Power Corporation, would allow distributors and large customers to choose their electricity supplier. Commercial, regulatory and tariff reforms will be put in place in response to the additional burdens on the regulatory agency, the distribution sector and the other industry players resulting from increased competition in the industry. The Electric Power Industry Reform Act, which provides a legal framework for the restructuring of the electric power industry and the privatization of the assets and liabilities of the National Power Corporation, was enacted on June 8, 2001. See "-- Recent Economic
Developments -- Electric Power Industry Reform Act and -- Privatization of the National Power Corporation".

  Service Sector

     The sector comprises, in order of importance, trade, finance and housing, private services, transportation, communications and storage and Government services. The service sector remains the largest contributor to

GDP, having contributed approximately 45.1% of GDP at constant market prices from 1997 to 2001. In the first quarter of 2002, the services sector grew by 4.8%, compared to growth of 4.6% in the first quarter of 2001.

     TRADE. The trade subsector, which consists of wholesale and retail activities, accounted for an average of 15.8% of GDP at constant market prices from 1997 to 2001. The trade subsector grew by 5.6% in 2001 at constant market prices, compared to 5.2% growth in 2000. This increase was caused by a notable growth in wholesale trade, which accounts for one-fourth of trade output. The trade subsector grew by 5.3% in the first quarter of 2002 compared to growth of 5.6% in the first quarter of 2001 at constant market prices.

     FINANCE AND HOUSING. The finance subsector's contribution to GDP at constant market prices decreased slightly from 4.9% in 1997 to 4.8% in 2001. The housing subsector's contribution to GDP at constant market prices, decreased from 5.3% in 1997 to 4.9% in 2001.

     The finance subsector grew by 1.2% in 2001, compared to a growth of 0.9% in 2000. The bank subsector grew by 0.8% in 2001 as it slightly recovered from its 0.4% contraction in 2000. For a discussion of the country's financial system, see "-- The Philippine Financial System". Insurance, the only subsector which had positive gains in each quarter of 2000, grew by 4.4% in 2000. With sustained positive gains from the second to the fourth quarter of 2000, non-banking activities were able to withstand the turbulence in financial services as that subsector posted growth of 3.1% in 2000 against 2.4% in 1999. The positive development in the non-banking activities resulted from the expansion in financing activities and the increasing use of credit cards. The finance subsector contracted by 0.7% in the first quarter of 2002 compared to growth of 3.3% in the first quarter of 2001, at constant market prices.

     The housing subsector contracted by 0.5% in 2001, compared to zero growth in 2000, at constant market prices. This was primarily caused by the 10.0% contraction of the real estate market, which was partially offset by the 2.0% growth in the ownership of dwellings. The ownership of dwellings and real estate subsector grew by 3.0% in the first quarter of 2002 at constant market prices compared to a contraction of 2.7% during the same period of last year.

     PRIVATE SERVICES. The private services subsector includes educational, medical and health, recreational and hotel and restaurant services. The subsector contributed an average of approximately 7.3% to GDP at constant market prices each year from 1997 to 2001. Except for business services and personal services, which experienced higher rates of growth, all private services experienced lower, although positive, growth. The private services subsector grew by 5.0% in the first quarter of 2002 compared to growth of 4.8% in the first quarter of 2001.

     TRANSPORTATION, COMMUNICATIONS AND STORAGE. The geographically diverse nature of the Philippines makes it important to have well developed road, air and sea transportation systems. The Government has encouraged, "build, operate and transfer", projects and other private sector initiatives to provide basic transportation services and strengthen inter-regional and urban links to ensure safe and efficient movement of people and goods. Important ongoing "build, operate and transfer" projects (or variants of such projects) and joint venture projects include the Metro Rail Transit Project, Metro Manila Skyway Project, the Manila-Cavite Expressway Project and the South Luzon Expressway Extension.

     The country's road network is the most important transportation system carrying about 65% of freight and 90% of passenger traffic. The road network covers more than 200,000 kilometers. About 1.8 million vehicles use the road network, including 236,000 vehicles for public use, principally in Metro Manila. Traffic remains congested in the capital region, despite traffic management and various engineering measures. The Government has built and continues to emphasize alternative road networks and mass rapid urban transit rail facilities to ease the problem.

     In 2000, approximately 1,194 miles of national roads were constructed or rehabilitated while 7,100 lineal meters of bridges along national roads were converted to permanent structures. This improved the percentage of paved national arterial roads to 77% and that of national secondary roads to 52% at the end of 2000.

     Usage of the country's rail facilities has declined largely because of the outdated facilities of the Philippine National Railways. The Government has constructed a two-line light-rail transit system in Metro

Manila, financed by a build, lease and transfer arrangement, and has started work on a third line of the light-rail transit system, which is expected to be operational by year 2004 and will provide additional maximum capacity of 500,000 passengers per day for the Metro Manila commuters.

     In addition to a more conducive environment for private sector participation brought about by the amendment of the Build-Operate-Transfer Law, the light-rail transit system Line 1 South Extension Project is expected to be undertaken under a joint venture agreement. The 27-kilometer extension line will expand the existing light-rail system Line 1 service southward to the cities of Paranaque and Las Pinas and the adjoining municipality of Bacoor. The project will connect the north and south ends of the existing railway system.

     Four international airports, in Manila, Cebu, Clark and Subic, and 83 other facilities throughout the country help meet the country's air transport needs. The Government plans to upgrade several major airports to international standards and generally to modernize air navigation and communications operations in the country. The new Manila International Airport terminal's project will commence by the end of this year. The Government has formulated a plan for the transition from land-based to satellite-based technology in civil aviation. It approved the implementation of the new communications, navigation surveillance and air traffic management systems project, which will implement satellite-based technology designed to control and manage the air traffic within the respective flight information region. Once financing is obtained and implementation is completed, the system will increase air travel safety, shorten flight duration for air passengers and improve aircraft operating efficiency due to more flexible flight paths and increased airspace capacity.

     Philippine Airlines, Inc., the primary national air carrier, several smaller domestic airlines and airlines from various countries provide air service to, from and within the country. Philippine Airlines retains a leading position in domestic routes, but since the beginning of 1998, Philippine Airlines has had increasing financial difficulties and labor problems. After suspending operations in September 1998, Philippine Airlines resumed service in October 1998 after management and the unions agreed to, among other things, a 10-year suspension of the collective bargaining agreement, a grant of 20% of the airline's equity to its employees and a guarantee of no salary reductions. On December 7, 1998, the airline submitted a rehabilitation plan to the Philippine Securities and Exchange Commission which included proposals for debt restructuring and forgiveness, capital injection, fleet reduction, manpower adjustments and a spin-off of non-core businesses. In May 1999, the airline submitted a restated rehabilitation plan which was approved by the Philippine SEC. Certain creditors of the airline have objected to the rehabilitation plan and its approval by the Philippine SEC. In June 1999, Lucio Tan, a shareholder of the airline, provided $200 million of equity capital to Philippine Airlines and became its Chief Executive Officer.

     The airline's finances, however, began to improve in its fiscal year 1999 (ending on March 31, 2000). After registering six consecutive years of losses, Philippine Airlines reported a net profit of P45.8 million in fiscal year 1999. In the fiscal year 2000 (ending on March 31, 2001), the airline realized an 815% rise in profits, registering a net profit of P419 million.

     The country's geography also requires an effective water transport system to ferry cargo and passengers among islands. Currently, the water transport system handles about 40% of total freight traffic and 10% of total passenger traffic in the Philippines. The regulatory policy during the past decade has been to open the industry to competition, ensuring lower cargo passage rates and improving the quality of service. The Government plans to construct or improve 96 national ports, approximately 300 municipal, feeder and fishing ports and river landings and special handling facilities for grains and bulk cargo in other selected ports.

     Faced with historical shortages of telephone lines and long waits for basic telephone service, especially outside Metro Manila, the Government opened the telecommunications industry in 1993 to intensify competition and to increase substantially the number of telephone lines and interconnections. The Government has continued to implement programs designed to provide telephone lines, exchanges and transmission facilities to underserved regions of the country. As of December 31, 2001, a cumulative total of more than 6.9 million lines have been installed, which translates to a telephone density of 9.0 main telephone lines per 100 inhabitants.

     The country has 11 international long distance providers and five cellular mobile telephone operators, as well as a number of competitors in the local telephone market. The privately-owned Philippine Long Distance Telephone Company ("PLDT") continues to exert strong influence over the telecommunications market through its ownership and operation of the public switch telecommunications network, to which other companies are interconnected. On November 24, 1998, First Pacific Limited ("First Pacific") announced the acquisition of 17.2% of PLDT's issued common shares and an effective 27.4% voting interest. As the phone company's principal shareholder, First Pacific assumed management control. The acquisition was completed in the first half of 1999. First Pacific recently announced the signing of a memorandum of agreement with the group of companies controlled by industrialist John Gokongwei to create a joint venture entity that will own all of First Pacific's assets in the Philippines including the controlling interest in PLDT. The joint venture will be owned 66 2/3% by the Gokongwei group and 33 1/3% by First Pacific.

     For the year ended December 31, 2001, PLDT's revenues increased 17% to P73.6 billion, although the company reported a net loss due to increased selling and promotional expenses, as well as subsidiary losses. The company's revenues rose again in the first quarter of 2002 to P19.1 billion, representing an increase of 5.8% from revenues of P18.0 billion in the first quarter of 2000.

     The transport, communications and storage subsector's contribution to GDP, at constant market prices, grew from 6.2% in 1997 to 7.5% in 2001. The subsector grew by 8.8% in 2001, compared to growth of 10.4% in 2000. This reduced growth was caused primarily by decreases in the growth rate of most facets of transportation and storage, most notably a contraction in water transport and a significant decrease in growth of air transport. Growth in communications partially offset the slowdowns in transportation and storage, although the growth rate in communications has declined on a quarterly basis since the first three months of 2001. In the first quarter of 2002, the subsector grew by 9.7%, compared to 10.3% in the first quarter of 2001.

     Similarly, the combined transport and storage services subsector grew at 2.5% in the first quarter of 2002 due to increased volume of goods moved and passengers carried, compared to the 1.7% growth during the same period in 2001. Storage and services incidental to transport posted a 2.5% gain during the period. Air transport decreased to 5.4% in the first quarter of 2002, from the 14.9% growth registered in the first quarter of 2001.

     GOVERNMENT SERVICES. Government services was one of the three services subsectors that experienced increased growth in 2001 compared to 2000, increasing from 1.7% to 2.7%. This resulted from the hiring of additional teachers as well as additional compensation for teachers for their election-related duties. The Government services subsector grew by 3.4% in the first quarter of 2002 compared to growth of 3.3% in the first quarter of 2001.

PRICES, EMPLOYMENT AND WAGES

  Inflation

     The Philippines reports inflation as the annual percentage change in the consumer price index, which measures the average price of a standard "basket" of goods and services used by a typical consumer. In June 1998, the Government began employing a 1994-based CPI basket of goods and services, which since 1999 has been the sole official measurement. For Metro Manila, the 1994 CPI basket consists of 705 commodities. In addition, the 1994 CPI basket for areas outside Metro Manila focuses on provinces or cities.

     The following table sets out the principal components of the 1994 CPI basket.

                    PRINCIPAL COMPONENTS OF 1994 CPI BASKET

CATEGORY                                                      BASKET
--------                                                      ------
Food items (including beverages and tobacco)................   55.1%
  Rice......................................................   11.8
Non-food items..............................................   44.9
  Housing and repairs.......................................   14.7
  Services..................................................   12.3
  Fuel, light and water.....................................    5.7
  Clothing..................................................    3.7
  Miscellaneous.............................................    8.5

     The following table sets out the consumer price index and the manufacturing sector's equivalent, the producer price index, as well as the annual percentage changes in each index based on the 1994 CPI basket.

                  CHANGES IN CONSUMER AND PRODUCER PRICE INDEX

                                                  1997    1998    1999    2000    2001    2002
                                                  -----   -----   -----   -----   -----   -----
Consumer Price Index...........................   124.7   136.8   145.9   152.3   161.6   165.4(1)
Increase over Previous Year....................     5.9%    9.7%    6.7%    4.4%    6.1%    3.5%(2)
Producer Price Index for Manufacturing(3)......   118.7   117.6   125.8   141.5   165.6   160.1(4)
Increase/(Decrease) over Previous Year(3)......     3.5%   (0.9)%   7.0%   12.5%   17.0%   (2.0)%(5)

---------------

Source: National Statistics Office.

(1) Preliminary. January through June 2002.

(2) Represents the average year on year increase for the six months ended June 30, 2002.

(3) Measured by the 1994 PPI benchmark except for 1997, which was measured by the 1992 PPI benchmark.

(4) January through March 2002.

(5) Represents the average year-on-year increase for the three months ended March 31, 2002.

     Inflation in 1998 increased because of Peso depreciation and lower agricultural output caused principally by the drought related to the El Nino phenomenon and a number of typhoons related to the La Nina phenomenon. The 1998 inflation rate was 9.7%. The Producer Price Index increased by 7.0% in 1999 from 1998. In December 1999, the monthly inflation rate was 4.3%, down from a high for the year of 11.5% in January 1999. The decline was due primarily to a sharp fall and subsequent stability in food prices resulting from strong performance in the agriculture sector leading to increased food supply, which partially offset the effects of increases in world crude oil prices.

     The easing of inflationary pressures in the second half of 1999 extended up to the second quarter of 2000. Inflation remained in single digits at 4.4% for 2000 compared with the 6.7% recorded in 1999. Moderate inflation was achieved notwithstanding an increase in economic activity, inflationary pressures arising from wage adjustments and increases in oil prices and transport fares. Inflation was kept low in 2001, at an average of 6.1%, which was below the Government's target of 6.7%. Favorable food and oil prices, stable exchange rates and moderate growth in demand all contributed to low inflation.

     Implementation of Bangko Sentral's inflation targeting framework for monetary policy formally began in January 2002. Among the changes in the institutional setting of monetary policy was the creation of the Bangko Sentral Advisory Committee, which is scheduled to meet regularly every four weeks to deliberate, discuss and make recommendations to the Monetary Board on the appropriate stance of monetary policy. The Committee may also meet between the regular meetings when necessary. Decisions of the Monetary Board are determined by a majority vote of its members. However, there is no attribution of votes to individual members in order to emphasize consensus and the collegial process in decision-making. Chaired by the Governor, with the Deputy Governors for banking services and supervision, and the heads of the Research and Treasury Departments as members, the Advisory Committee held its first regular monthly meeting on January 15, 2002.

  Employment and Wages

     The following table presents selected employment information for various sectors of the economy.

                       SELECTED EMPLOYMENT INFORMATION(1)

                                                                                        FIRST QUARTER
                                         1997     1998    1999(2)   2000(2)   2001(2)      2002(2)
                                        ------   ------   -------   -------   -------   -------------
Labor force (in thousands)............  30,355   31,056   30,759    30,911    32,808       34,075
Unemployment rate.....................     8.7%    10.1%     9.8%     11.2%     11.1%        12.1%

Employment share by sector:
Agriculture, fishery and forestry.....    40.8%    39.2%    40.1%     37.1%     37.2%        36.8%
Industry sector
  Mining and quarrying................     0.5      0.4      0.4       0.4       0.4          0.4
  Manufacturing.......................     9.9      9.7      9.5      10.0      10.0          9.6
  Construction........................     5.9      5.8      5.4       5.4       5.4          5.3
  Electricity, gas and water..........     0.5      0.5      0.5       0.4       0.4          0.4
                                        ------   ------   ------    ------    ------       ------
          Total industry sector.......    16.7%    16.4%    15.8%     16.2%     16.2%        15.7%
Service sector
  Transportation, communication and
     storage..........................     6.3      6.6      6.7       7.2       7.3          7.1
  Trade...............................    14.9     15.4     15.5      16.3      18.0         18.8
  Finance and housing.................     2.5      2.4      2.5       2.6       2.8          2.8
  Services............................    18.7     19.9     19.5      20.5      18.6         18.7
                                        ------   ------   ------    ------    ------       ------
          Total services sector.......    42.5%    44.4%    44.2%     46.7%     46.6%        47.5%
                                        ------   ------   ------    ------    ------       ------
               Total employed.........   100.0%   100.0%   100.0%    100.0%    100.0%       100.0%
                                        ======   ======   ======    ======    ======       ======

---------------

Source: Bureau of Labor and Employment Statistics -- Current Labor Statistics;
        National Statistics Office -- Labor Force Survey.

(1) Figures are the average of the applicable statistic for each quarter in the relevant period.

(2) Figures generated using 1995 census-based population projections.

     In 2001, the Filipino labor force totalled 32.8 million people. A total of 866,590 Filipino workers were deployed overseas during 2001, an increase of approximately 3.0% from 2000. The Filipino labor force is relatively young. They are employed primarily in service industries, such as nursing and education, and in manufacturing export industries, such as electronics and garments.

     Regional tripartite bodies consisting of representatives of Government, businesses and workers establish minimum wage requirements, which vary based on region and industry. Under the law, minimum wage requirements may only be increased once in any twelve month period. The minimum wages for workers in Metro Manila and the surrounding areas are the highest in the country. Across the regions, daily minimum wages range from a low of P114.0 to a high of P280.0.

     The economic difficulties that began in the second half of 1997, including the slower growth of the country's industrial production, drove the average unemployment rate to 8.7% in 1997 and 10.1% in 1998, before improving to 9.8% in 1999. The unemployment rate increased to 11.2% in 2000 amidst uncertainties over the allegations of corruption surrounding former President Estrada and fears of subsequent economic slowdown. In Metro Manila, where 13.8% of the country's labor force is located, unemployment ranged from 13.8% to 16.3% from 1997 to 1999 and from 16.4% to 18.4% in 2000. In response to the economic slowdown in

2001, employers and workers agreed to the Social Accord for Industrial Harmony and Stability under which they confirmed the commitment to refrain from layoffs, closures, work stoppages or slowdowns except as a last resort.

     Labor and employment conditions improved in 2001 as the economy grew stronger than expected during the year. The substantially reduced number of strikes, increased rates of deployment of workers overseas and improved legislated wage indicators reflect broadly improved labor, employment and wage conditions during the year.

     The number of employed persons increased by 6.2% to 29.2 million in 2001 from 27.5 million in 2000, due largely to the strong performance of the services sector, particularly in the wholesale and retail trade sub-sector, as well as the agriculture, fishery and forestry sector. The employment rate, however, improved slightly by only 0.1% to 88.9% from 88.8% in 2000 as the 6.2% growth in the number of employed persons was accompanied by a 6.1% increase in the labor force.

     Meanwhile, the number of unemployed persons increased by 9.1% in 2002, to
4.9 million. The largest number of unemployed persons was located in Metro Manila which posted double-digit rates of unemployment.

  Social Security System and Government Service Insurance System

     The Philippines does not pay any unemployment compensation or make any general welfare payments other than through the Social Security System and the Government Service Insurance System. The Social Security System provides private sector employees, including self-employed persons and their families, with protection against disability, sickness, old age and death. Monthly contributions by covered employees and their employers, and investment income of the Social Security System fund the system. The Social Security System invests its funds in Government securities and in local equity securities.

     The Government Service Insurance System administers social security benefits for Government employees, including retirement benefits, life insurance, medical care and sickness and disability benefits. The system also administers the self-insurance program for Government properties, such as buildings and equipment. The Government Service Insurance System also oversees loan programs, including housing loans for Government employees. Monthly contributions by covered employees and their employers fund the system. Government agencies must include in their annual appropriations the amounts needed to cover their share of the contributions and any additional premium required based on the hazardous nature of the work. The Government Service Insurance System invests its funds in a manner similar to the Social Security System.

  Savings

     The following table sets out the ratio of gross national savings, total investment and the savings-investment gap as a percentage of GDP.

                                                              1997   1998   1999   2000   2001
                                                              ----   ----   ----   ----   ----
                                                                      (IN PERCENTAGES)
Gross national savings.....................................   19.5   22.7   28.8   29.2   23.7
Gross investments..........................................   24.8   20.3   18.8   17.8   17.4
Savings-investment gap.....................................   (5.3)   2.4   10.0   11.3    6.3

---------------

Source: National Economic and Development Authority.

     Government steps to stimulate the savings rate in the Philippines include:

     - launching a nationwide savings consciousness campaign to inform savers about different types of financial assets;

     - shifting by the Philippine Stock Exchange from merit-based regulation to self-regulation;

     - tightening disclosure and insider trading rules;

     - removing double taxation of mutual funds;

     - allowing increased foreign equity participation in investment and financing companies;

     - rationalizing financial taxes (e.g., gross receipts tax, documentary stamp tax, initial public offerings tax);

     - broadening of the scope and coverage of small denominated Treasury-bills which were offered beginning in November 1998;

     - establishing a Small and Medium Enterprises Board at the Philippine Stock Exchange; and

     - lengthening of the yield curve of government securities.

BALANCE OF PAYMENTS

  Balance of Payments Performance

     Balance of payments figures measure the relative flow of goods, services and capital into and out of the country as represented in the current account and the capital and financial accounts. The current account tracks a country's trade in goods, services, income and current transfer transactions. The capital and financial account includes the capital account, which covers all transactions involving capital transfers and acquisition or disposition of non-produced, non-financial assets, and the financial account, which covers all transactions associated with changes of ownership in the foreign financial assets and liabilities of an economy. A balance of payments surplus indicates a net inflow of foreign currencies, thereby increasing demand for and strengthening the local currency. A balance of payments deficit indicates a net outflow of foreign currencies, thereby decreasing demand for and weakening the local currency.

     The following table presents basic balance of payments information for 1996 through 1998 prior to the Bangko Sentral adopting the revised framework for compiling and reporting balance of payment information.

                             BALANCE OF PAYMENTS(1)

                                                                1996         1997         1998
                                                              --------     --------     --------
                                                                        (IN MILLIONS)
Current account:
  Goods trade
    Exports.................................................  $ 20,543     $ 25,228     $ 29,496
    Imports.................................................   (31,885)(2)  (36,355)(2)  (29,524)(2)
  Services trade
    Receipts................................................    19,006       22,835       13,917
    Payments................................................   (12,206)     (17,139)     (12,778)
  Transfers
    Inflow..................................................     1,185        1,670          758
    Outflow.................................................      (596)        (590)        (323)
                                                              --------     --------     --------
      Total current account (deficit).......................  $ (3,953)    $ (4,351)    $  1,546
Capital and financial account:
    Medium and long-term loans
      Availment.............................................  $  6,540     $  7,724     $  6,025
      Repayment.............................................    (3,699)      (2,900)      (3,285)
    Trading of bonds in the secondary market
      Resale of bonds.......................................     4,148        3,072        3,307
      Purchase of bonds.....................................    (4,185)      (3,748)      (4,390)
    Investments, net(3)
      Non-resident investments in the Philippines...........     3,621          843        2,016
      Resident investments abroad...........................      (104)         (81)        (344)
    Change in the net foreign assets of commercial banks....     4,214        1,188       (4,347)
    Short-term capital, net.................................       540          495       (1,205)
                                                              --------     --------     --------
Net capital and financial account...........................  $ 11,075     $  6,593     $    187
Monetization of gold(4).....................................       198          105          118
Revaluation adjustments(5)..................................      (203)        (465)         (22)
Net unclassified items......................................    (3,010)      (5,245)        (470)
                                                              --------     --------     --------
Overall balance of payments position........................  $  4,107     $ (3,363)    $  1,359
                                                              ========     ========     ========

---------------

Source:Bangko Sentral.

(1) As described below, the framework for compiling and reporting the balance of payments has been revised based on the new concept under the IMF Balance of Payment Manual, 5th Edition.

(2) National Statistics Office data was adjusted to exclude the value of aircraft amounting to $542 million in 1996, $45 million in 1997 and $136 million in 1998 procured under operating lease arrangements, and to include an additional $466 million worth of aircraft imported under capital lease arrangements in 1997.

(3) Revised to reflect proper classification of balance of trade related transactions from non-resident to resident transactions.

(4) Represents gold purchased by Bangko Sentral from domestic gold producers that becomes part of its official reserves, and profits from the sale of gold by Bangko Sentral.

(5) Represents changes in valuation of monetary assets and liabilities as a result of changes in the exchange rate of the US dollar against the Special Drawing Rights and other foreign currencies that form part of the reserve assets and monetary liabilities of Bangko Sentral, as well as discounts accruing to Bangko Sentral in connection with debt-to-equity conversion programs and other debt reduction schemes.

  New Framework

     Beginning in January 2000, Bangko Sentral adopted a new framework for the balance of payments compilation and reporting based on the fifth edition of the Balance of Payments Manual, or BPM5, of the International Monetary Fund.

     The following table presents a comparative summary of major revisions in the format of balance of payments reports.

COMPARATIVE SUMMARY OF MAJOR REVISIONS IN THE BALANCE OF PAYMENTS REPORT FORMAT

BOP CATEGORIES                            OLD FORMAT                                NEW FORMAT
--------------            ------------------------------------------  ---------------------------------------
Current Account           Consists of:                                Consists of:
                          - Goods                                     - Goods
                          - Services                                  - Services
                          - Transfers                                 - Income
                                                                      - Current transfers

Goods                     Includes data on all goods leaving the      Excludes shipments of goods that do not
                          country and entering any of the seaports    involve a change in ownership
                          and airports of entry in the Philippines
                          that are properly cleared through the
                          Bureau of Customs

Services                  Includes both factor services (services of  Includes only non-factor services;
                          labor and capital) and non-factor services  factor services are lodged separately
                          (transport services, travel, and other      under "Income Account"
                          services not reported separately)

Income                    Included in the "Services Account"          Includes income for factor services

Transfers                 Includes both current and capital           Includes only current transfers.
                          transfers                                   Capital transfers are lodged under the
                                                                      "Capital Account", a sub-account under
                                                                      the Capital and Financial Account

Capital and Financial     Consists of:                                Consists of:
  Account                 - Medium- and long-term loans                 Capital Account which includes:
                          - Trading of bonds in the secondary market  - Capital transfers
                          - Investments                               - Acquisition or disposition of non-
                          - Change in commercial banks' net foreign     produced non-financial assets (e.g.
                            assets                                      goodwill, patent, copyrights)
                          - Short-term capital                          Financial Account which is composed
                                                                        of:
                                                                      - Direct Investments
                                                                      - Portfolio Investments
                                                                      - Other Investments

Medium- and Long-Term     Consists of:                                Consists of:
  Loans                   - Non-bank loans including inter-company    - Non-bank loans, excluding inter-
                            loans                                       company loans, are categorized as
                          - Bonds issued and redeemed by the            Other Investments.
                            original issuer                           - Inter-company loans are treated as
                                                                        Direct Investments
                                                                      - Bonds are classified under Portfolio
                                                                        Investments

BOP CATEGORIES                            OLD FORMAT                                NEW FORMAT
--------------            ------------------------------------------  ---------------------------------------
Trading of Bonds in the   Refers to the purchase and sale abroad of   Classified as Portfolio Investments
  Secondary Market        resident-issued bonds in the secondary      (together with bonds treated as medium-
                          market by residents (other than the         and long-term loans under the old
                          original issuer) from non-residents         framework)

Investments               Includes:                                   Includes:
                          - Direct Investments which covers:          - Direct investments which cover:
                           - Investments in equities                   - Investment in equities
                                                                       - Reinvested earnings
                          - Portfolio Investments                      - Inter-company loans
                           For non-residents, covers investments in:
                           - Equities of resident firms acquired      - Portfolio Investments
                          through the stock exchange                   For Non-Residents, covers investments
                            - Resident debt securities issued in the      in:
                          local market                                 - Equities of resident firms acquired
                            For residents, covers investments in:        through the stock exchange
                            - Equities listed in foreign stock          - Debt securities (bills and bonds)
                          exchanges                                       issued by both the public and
                                                                          private sectors, banks and
                                                                          non-banks, in the local market and
                                                                          abroad. These include bonds which
                                                                          were treated as medium-and
                                                                          long-term loans under the old
                                                                          framework
                                                                        For Residents, covers investments in:
                                                                      - Equities listed in foreign stock
                                                                        exchanges
                                                                        - Foreign debt securities of bank and
                                                                          non-banks

Change in Commercial      Change in net foreign asset position of     Distributed among direct, portfolio and
  Banks Net Foreign       commercial banks                            other investments accounts
  Assets

Short-Term Capital        Consists of non-bank short-term loans and   Included in other investments
                          net trade credits

Other Investments                                                     Includes:
                                                                      - Net trade credits
                                                                      - Loans of banks and non-banks
                                                                      - Currencies and deposits of resident
                                                                        banks abroad, and currencies and
                                                                        deposits non-residents with resident
                                                                        banks (net change)
                                                                      - Other assets and liabilities of banks
                                                                        (net change)

Others                    Includes:                                   No longer part of the computation of
                          - Monetization of gold                      the balance of payments
                          - Revaluation adjustments

Net Unclassified Items    Includes:                                   Includes:
                          - Errors and omissions                      - Errors and omissions
                          - Floats                                    - Floats

Overall BOP               Computed as the sum of the Current Account  Computed as the sum of the Current
                          and Capital and Financial Account plus      Account and Capital and Financial
                          Others and Net Unclassified Items           Account plus Net Unclassified Items

     The following table sets out the consolidated financial position on a cash basis for the Republic for the periods indicated.

                             BALANCE OF PAYMENTS(1)

                                                        YEARS ENDED 31 DECEMBER        FIRST
                                                     -----------------------------    QUARTER
                                                      1999       2000       2001        2002
                                                     -------    -------    -------    --------
                                                                   (IN MILLIONS)
CURRENT ACCOUNT:...................................  $ 7,363    $ 8,459    $ 4,603    $ 2,323
                                                     -------    -------    -------    -------
Goods and services:................................    2,247      4,805        809        889
  Exports..........................................   39,014     41,267     34,391      8,681
  Imports..........................................   36,767     36,461     33,852      7,792
  Goods............................................    4,959      6,918      2,763      1,113
     Credit: Exports(2)............................   34,211     37,295     31,243      7,902
     Debit: Imports(2).............................   29,252     30,377     28,480      6,789
  Services.........................................   (2,712)    (2,112)    (1,954)      (224)
     Credit: Exports...............................    4,803      3,972      3,148        779
     Debit: Imports................................    7,515      6,084      5,102      1,003
Income:............................................    4,604      3,216      3,350      1,331
  Credit: Receipts.................................    8,082      7,804      7,446      2,200
  Debit: Disbursements.............................    3,478      4,588      4,096        869
Current transfers:.................................      512        437        444        103
  Credit: Receipts.................................      607        552        515        140
  Debit: Disbursements.............................       95        115         71         37
CAPITAL AND FINANCIAL ACCOUNT:.....................   (1,803)    (6,469)    (3,839)       538
Capital account:...................................       (8)        38        (12)        (4)
  Credit: Receipts.................................       44         74         12          0
  Debit: Disbursements.............................       52         36         24          4
Financial account:.................................   (1,795)    (6,507)    (3,827)       542
  Direct investment................................      608      1,348      1,953      1,224
     Debit: Assets, residents' investments
       abroad......................................      (30)      (107)      (161)        13
     Credit: Liabilities, non-residents'
       investments in the Philippines..............      578      1,241      1,792      1,237
  Portfolio Investment:............................    6,064       (113)     1,399      1,511
     Debit: Assets, residents' investments
       abroad......................................      586        806       (234)       271
     Credit: Liabilities, non-residents'
       investments in the Philippines..............    6,650        693      1,165      1,782
  Other Investment:................................   (8,467)    (7,742)    (7,179)    (2,374)
     Debit.........................................   18,647     15,311     13,893      3,579
     Credit........................................   10,180      7,569      6,714      1,205
NET UNCLASSIFIED ITEMS:............................   (1,974)    (2,503)      (956)      (363)
                                                     -------    -------    -------    -------
OVERALL BOP POSITION:(3)...........................  $ 3,586    $  (513)   $  (192)   $ 2,157
                                                     =======    =======    =======    =======

---------------

Source: Bangko Sentral.

(1) Beginning January 2000, the Republic adopted the fifth edition of the International Monetary Fund's Balance of Payments Manual ("BPM5"). For the purpose of assessing comparative performance, the 1999 balance of payments was reconstructed to conform with the conceptual coverage of the BPM5.

(2) Data on exports and imports from the National Statistics Office were adjusted to exclude temporary exports and imports and returned goods.

(3) The overall BOP position results from the change in net international reserves that is purely due to transactions excluding the effects of revaluation of reserve assets and selected reserve liabilities, gold monetization and Special Drawing Rights allocation.

     In 1997, the balance of payments registered an overall deficit of $3.4 billion. The current account deficit grew by 10.1% to $4.4 billion because of a fall in net receipts from services due to increased travel expenses for Filipinos and increased interest expenses. The capital and financial account also suffered in 1997, registering a surplus of only $6.6 billion after an $11.1 billion surplus in 1996. Lower net receipts of foreign investments and higher foreign exchange liability payments in the second half of 1997, both in response to the regional economic crisis, contributed to the lower net inflow to the capital and financial account.

     In 1998, the balance of payments registered an overall surplus of $1.4 billion, compared to a $3.4 billion deficit in 1997. The current account yielded a surplus of $1.5 billion compared to a deficit of $4.4 billion in 1997 primarily because of an increase in merchandise exports and a reduction of imports that led to a 99.7% improvement in the goods trade balance. The capital and financial account fell 97.2% from $6.6 billion in 1997 to $187 million in 1998, due mainly to a significant decline in net medium and long-term loans and a negative change in the net foreign asset position of commercial banks arising largely from the reduction in commercial banks' foreign liabilities. Net unclassified items fell to $470 million in 1998 versus $5.2 billion in 1997, due to more effective monitoring by the authorities, further contributing to the improved balance of payments position.

     In 1999, under the BPM5 framework, the balance of payments registered an overall surplus of $3.6 billion. This resulted from a surplus of $7.4 billion in the current account due to an improvement in the goods trade balance and net inflows from the income account. The capital and financial account recorded a deficit of $1.8 billion in 1999, although there were sustained inflows of direct investment and portfolio investment by nonresidents.

     In 2000, under the BPM5 framework, the balance of payments position showed a deficit of $513 million following the weaker capital and financial account even as the current account continued to perform favorably. The current account posted a surplus of $8.5 billion for 2000, or 14.9% higher than the level registered in 1999. The trade-in-goods surplus was driven by the robust growth of export earnings. The net outflow in the capital and financial account totalled $6.5 billion following the weakening in the financial account. Inflows of both direct and portfolio investments offset some of the outflows in the other investments account. However, portfolio investments were down considerably in 2000 to a net outflow of $113 million from a net inflow of $6.1 billion in 1999 due to fewer issuances of public debt. Overall, the underperformance in the capital and financial account in 2000 compared to 1999 resulted mainly from weak portfolio investments by non-residents, purchases by residents of foreign currency-denominated Philippine debt papers, lower medium- and long-term loan availments, and higher residents' short-term trade receivables.

     The overall balance of payments showed a deficit of $192 million in 2001, compared to a deficit of $513 million in 2000. This positive development was caused by lower net outflows of $3.8 billion in the capital and financial account in 2001, as compared to $6.5 billion in 2000, which overshadowed a substantial decline in the current account surplus of $4.6 billion in 2001, as compared to $8.5 billion in 2000. The current account surplus declined due mainly to lower receipts from trade-in-goods even as the services trade account yielded lower net outflows and as the surplus in the income account rose slightly. Exports of goods contracted by 16.2% and inflows in the services trade account decreased by 20.7% due to lower travel receipts arising from perceived security concerns and the travel scare that followed the terrorist attacks in the United States. Imports of goods declined by 6.2%, and outflows in the services trade account declined by 16.1% due mainly to lower payments for freight (following the decline in merchandise imports). Foreign direct investments posted a sustained net inflow of $2.0 billion, compared to a $1.3 billion net inflow in 2000. From a net outflow of $113 million in 2000, portfolio investments increased, posting a net inflow of $1.4 billion in 2001.

     The Republic's balance of payments for the first quarter of 2002 yielded a surplus of $2.2 billion. This was a reversal of the $512 million deficit recorded for the first quarter of 2001, which resulted due to turnaround in the capital and financial account from a net outflow to a net inflow and the substantial increase in the current account surplus.

     The current account surplus of $2.3 billion for the first three months 2002 resulted from higher net inflows in the income and goods accounts which more than offset the deficit in the services account. The net inflow in the income account of $1.3 billion during the period was nearly twice the amount of net inflow during the same period in 2001, while the trade-in-goods account continued to be in surplus at $1.1 billion. Together with the reduced net outflow in the services account, these developments caused the current account surplus to increase by 38.7% from the level realized in the same period in 2001.

     With the adoption of the BPM5 framework, the change in net international reserves is not exactly equal to the balance of payments position. Under the new format, the balance of payments position results from the change in net international reserves that is due solely to economic transactions, excluding the effects of revaluation of reserve assets and reserve-related liabilities, gold monetization and Special Drawing Rights allocation.

  Current Account

     Goods Trade

     Trading in goods significantly affects the Philippine economy. From 1997 to 2001, exports accounted for an average of approximately 41.4% of the country's GNP and imports accounted for an average of approximately 40.5% of GNP. The country's trade strategy emphasizes export promotion. The rapid expansion of export-oriented, labor-intensive manufacturing operations, such as electronics and textiles, drove total exports to $32.1 billion in 2001 and produced an average annual export growth rate of 16.8% from 1997 to 2001.

     A significant proportion of exports, estimated at 40% to 50% in 2000, depends on imported raw materials or other inputs, rendering the country's exports vulnerable to any import decline resulting from a Peso depreciation. The Government aims to reduce the importance of imports for producing the country's exports by implementing a number of different policies, including infrastructure development and tariff reform.

     EXPORTS. The following table sets out the country's exports by major commodity group.

                         MERCHANDISE EXPORTS BY SECTOR

                                                                                                     PERCENTAGE OF
                                                                                                     TOTAL EXPORTS
                                                                                     FIRST QUARTER   -------------
                                    1997      1998      1999      2000      2001         2002        1997    2001
                                   -------   -------   -------   -------   -------   -------------   -----   -----
                                                    (IN MILLIONS)
Manufactures
  Electronics and electrical
    equipment/parts and
    telecommunications...........  $13,028   $17,137   $21,166   $22,179   $16,699      $4,323        51.6%   52.0%
  Garments.......................    2,349     2,356     2,267     2,563     2,403         483         9.3     7.5
  Textile yarns/fabrics..........      299       242       219       249       226          56         1.2     0.7
  Footwear.......................      194       147        86        76        73          11         0.8     0.2
  Travel goods and handbags......      174       183       154       177       174          20         0.7     0.5
  Wood manufactures..............      134       118       129       212       119          22         0.5     0.4
  Furniture & fixtures...........      322       323       354       381       298          71         1.3     0.9
  Chemicals......................      383       340       294       328       318          85         1.5     1.0
  Non-metallic mineral
    manufactures.................      105       106       111       133       123          28         0.4     0.4
  Machinery and transport
    equipment....................    2,685     3,316     4,950     5,909     6,136       1,654        10.6    19.1
  Processed food and beverages...      346       306       256       267       337          79         1.4     1.0
  Iron and steel.................       46        28        18        25        14           2         0.2     0.1
  Baby carriages, toys, games and
    sporting goods...............      203       169       158       165       145          26         0.8     0.5
  Basketwork, wickerwork and
    other articles of plaiting
    materials....................       93        85        85        95        83          22         0.4     0.3
  Miscellaneous manufactured
    articles, not elsewhere
    specified....................      209       202       212       229       220          50         0.8     0.7
  Others.........................      892       785       850       997       974         239         3.5     3.0
                                   -------   -------   -------   -------   -------      ------       -----   -----
    Total manufactures...........   21,462    25,843    31,309    33,985    28,342       7,171        85.1    88.2
Agro-based products
  Coconut products...............      835       831       466       577       532         103         3.3     1.7
  Sugar and sugar products.......       99       100        71        57        32          30         0.4     0.1
  Fruits and vegetables..........      458       446       455       528       552         127         1.8     1.7
  Others.........................      508       466       476       486       427          94         2.0     1.3
                                   -------   -------   -------   -------   -------      ------       -----   -----
      Total agro-based
         products................    1,900     1,843     1,468     1,648     1,543         354         7.5     4.8
Mineral products.................      762       592       646       650       537         115         3.0     1.7
Petroleum products...............      258       129       216       436       242          64         1.0     0.8
Forest products..................       45        24        20        44        23           4         0.2     0.1
Others...........................      801     1,065     1,379     1,315     1,464         400         3.2     4.5
                                   -------   -------   -------   -------   -------      ------       -----   -----
      Total......................  $25,228   $29,496   $35,038   $38,078   $32,150      $8,108       100.0%  100.0%
                                   =======   =======   =======   =======   =======      ======       =====   =====

---------------
Source: National Statistics Office.

     Exports of manufactured goods grew at an average rate of 18.9% per year from 1997 to 2000. However in 2001 a decline of 16.6% was recorded. As a percentage of total exports, manufactured goods increased from 85.1% in 1997 to 89.4% in 1999 before declining slightly to 89.3% in 2000 and declining further to 88.2% in 2001. Exports of electronics, electrical equipment and parts, and telecommunications equipment grew as a proportion of total exports at an average rate of 56.1% from 1997 to 2001, reflecting increasing global demand for electronics products. During the same period, exports of garments as a proportion of total exports decreased from 9.3% in 1997 to 7.5% in 2001 because of increased international competition and a general decline in world-wide demand. Exports of agro-based products, including coconut products, sugar products, fruits and vegetables also declined considerably as a proportion of total exports from 7.5% in 1997 to 4.4% in 2000, and increased slightly to 4.8% in 2001. On the other hand, increased production helped exports of machinery and transport equipment grow at an average annual rate of 30.7% from 1997 to 2000, but slowed to

3.8% in 2001. As a percentage of total exports machinery and transport grew from 10.6% in 1997 to 19.1% in 2001.

     In 1997, total exports reached $25.2 billion, growing 22.8% from 1996. Growth in exports of electronics, which constituted more than 50% of the total exports of goods, spurred the increased export activity in 1997. Exports increased despite a decline in shipments of garments, shrimp and prawns and copper. The rise in exports of light industry products in 1997 indicated the success of Government efforts to diversify the country's exports.

     In 1998, total exports increased by 16.9% to $29.5 billion compared with 1997, less than the 24.6% increase in 1997 over 1996. The start-up of a number of new semiconductor and microprocessor factories boosted exports of semiconductors, the top export earner. The depreciation of the Peso helped exports and offset the adverse effects of the Asian financial crisis on a number of the Republic's trading partners.

     In 1999, total exports grew by 18.8% to $35.0 billion, an increase of 18.8% over 1998. Electronics, machinery and transport equipment and garments were the leading export earners. Higher shipments of mineral products, fruits and vegetables and furniture and fixtures also contributed to the expansion of exports in 1999.

     In 2000, exports totalled $38.1 billion and accounted for 43.9% of the GNP. Merchandise exports in 2000 grew by 8.7%. Among the merchandise exports, electronics maintained its position as the top earner and continued growing, but at a decelerated rate of 4.8% in 2000 compared to 23.5% in 1999. Garments, the third top earner, had a 13.1% increase in 2000 after a 3.9% contraction in 1999. Machinery and transport, the second top earner in 2000, experienced decelerated growth, from 49.3% in 1999 to only 19.8% in 2000. Merchandise exports during 2000 amounted to $38 billion translating to an 8.7% growth, a deceleration from the 18.8% growth registered in 1999.

     In 2001, exports declined by 15.6% to $32.1 billion. The decline reflected the slump in demand by the country's leading trading partners, namely the US and Japan, as well as the downtrend in demand in the information technology sector. Exports of semiconductor components experienced declines in both volume and price. All major commodity groups posted declines except fruits and vegetables, which registered a 4.7% modest growth. Electronics, machinery and transport equipment and garments remained the top three export commodities.

     Exports for the first quarter of 2002 declined to $7.9 billion, or by 5.3%, as compared to the same period in 2001, largely due to decreased shipments of manufactured goods, particularly electronics and garments. On the other hand, exports of machinery and transport equipment, processed food and beverages and sugar products increased relative to the same period in 2001. The year-on-year rate of contraction of exports has slowed considerably from the double-digit declines in 2001 to less than 1% in March 2002, mainly due to the marked deceleration in the rate of decline of electronics exports, the monthly year-on-year contraction for which was only 3.9% in March 2002 from a high of almost 39% in May 2001. The continued expansion in exports of machinery and transport also contributed to the relatively improved export performance. The leading export commodities during the first quarter of 2002 continued to be electronics, machinery and transport equipment and garments.

     The following table sets out the destinations of the country's exports.

                             EXPORTS BY DESTINATION

                                                                            PERCENTAGE OF
                                                                            TOTAL EXPORTS
                                                                            -------------   FIRST QUARTER
                          1997      1998      1999       2000      2001     1997    2001        2002
                         -------   -------   -------   --------   -------   -----   -----   -------------
                                          (IN MILLIONS)
United States..........  $ 8,815   $10,098   $10,446   $ 11,381   $ 8,979    34.9%   27.9%     $2,002
Japan..................    4,192     4,232     4,660      5,606     5,054    16.6    15.7       1,259
ASEAN countries(1).....    3,335     3,723     4,916      5,894     4,915    13.2    15.3       1,228
United Kingdom.........    1,086     1,757     1,766      1,506       997     4.3     3.1         243
Hong Kong SAR..........    1,171     1,326     1,947      1,907     1,580     4.7     4.9         468
The Netherlands........    1,663     2,319     2,865      2,982     2,976     6.6     9.3         710
Germany................    1,060     1,035     1,229      1,329     1,323     4.2     4.1         294
Taiwan.................    1,169     1,757     2,993      2,845     2,127     4.6     6.6         616
South Korea............      474       509     1,032      1,173     1,044     1.9     3.2         349
People's Republic of
  China(2).............      244       344       575        663       793     1.0     2.5         269
Others.................    2,018     2,396     2,609      2,792     2,362     8.0     7.4         670
                         -------   -------   -------   --------   -------   -----   -----      ------
          Total........  $25,228   $29,496   $35,038   $ 38,078   $32,150   100.0%  100.0%     $8,108
                         =======   =======   =======   ========   =======   =====   =====      ======

---------------

Source: Foreign Trade Statistics, National Statistics Office.

(1) Includes only Brunei, Indonesia, Malaysia, Singapore and Thailand.

(2) Excludes Hong Kong SAR.

     The United States, Japan and ASEAN countries are currently the Philippines' largest export markets. In 2001, the United States accounted for 27.9% and the ASEAN countries accounted for 15.3% of total exports. Japan, historically the second largest market for Philippines exports, accounted for 15.7% of total exports in 2001.

     The United States absorbed, on average, 32.2% of total exports from 1997 to 2000 and 27.9% in 2001. Japan accounted for, on average, 14.9% of Philippine exports from 1997 to 2001. Recognizing the danger of over-reliance on so few export markets, the country has attempted to increase its exports to other countries, particularly ASEAN countries. The Republic is a party to the ASEAN Free Trade Agreement that provides for the implementation of the common effective preferential tariff that will reduce tariffs among ASEAN nations by 2008 to between 0% and 5% for all manufactured goods and non-sensitive agricultural and processed agricultural products. Additional activities to support the free trade area include plans for intra-regional investments, industrial linkages and banking and financial integration.

     IMPORTS. The following table sets out the country's imports by major commodity group.

                           IMPORTS BY COMMODITY GROUP

                                                                                                  PERCENTAGE OF
                                                                                                  TOTAL IMPORTS
                                                                                  FIRST QUARTER   --------------
                               1997       1998       1999      2000      2001         2002        1997     2001
                              -------    -------    -------   -------   -------   -------------   -----    -----
                                                (IN MILLIONS)
Raw materials and
  intermediate goods
Unprocessed raw
  materials(1)..............  $ 1,645    $ 1,168    $ 1,518   $ 1,337   $ 1,368      $  335         4.5%     4.6%
Semi-processed raw
  materials(2)..............   12,989     10,416     11,083    10,724    10,068       2,507        35.7     34.1
                              -------    -------    -------   -------   -------      ------       -----    -----
  Total raw materials and
    intermediate goods......  $14,634    $11,584     12,601    12,061    11,436       2,842        40.2     38.7
Capital goods...............   14,369     12,051     11,827    12,162    11,463       2,857        39.5     38.8
Consumer goods
  Durable...................    1,516        901      1,093     1,070       947         207         4.2      3.2
  Non-durable...............    1,575      1,722      1,549     1,452     1,536         325         4.3      5.2
                              -------    -------    -------   -------   -------      ------       -----    -----
    Total consumer goods....  $ 3,091    $ 2,623      2,642     2,523     2,483         532         8.5      8.4
Mineral fuels and
  lubricants................    3,074      2,020      2,433     3,877     3,373         619         8.5     11.4
Others......................    1,187      1,246      1,239       765       796         234         3.3      2.7
                              -------    -------    -------   -------   -------      ------       -----    -----
  Total.....................  $36,355(3) $29,524(4) $30,742   $31,388   $29,551      $7,084       100.0%   100.0%
                              =======    =======    =======   =======   =======      ======       =====    =====

---------------

Source: National Statistics Office.

(1) Includes wheat, corn, unmilled cereals excluding rice and corn, inedible crude materials and unmanufactured tobacco.

(2) Includes chemicals and chemical compounds, manufactured goods that are not capital or consumer goods, materials for the manufacture of electrical and electronic equipment and parts and embroideries.

(3) Excludes the value of aircraft amounting to $45 million procured under operating lease arrangements and includes the value of aircraft amounting to $466 million procured under capital lease arrangements.

(4) Excludes the value of aircraft amounting to $136 million procured under operating lease arrangements.

     Imports declined by 18.8% from 1997 to 1998 before increasing by 4.1% in 1999 and 2.0% in 2000. In 2001, imports declined by 5.8%, reflecting weak domestic demand. Raw materials and intermediate goods needed to manufacture electrical and electronic equipment and parts accounted for, on average, approximately 39.5% of total imports from 1997 to 2001. Imports of mineral fuels and lubricants, which accounted for 8.5% of total imports in 1997, constituted 11.4% of imports in 2001.

     In 1997, imports grew to $36.4 billion spurred on by the continued strength of the Philippine economy. Imports of capital goods, particularly telecommunications equipment and electrical machinery, aircraft, office and electric data machines, as well as raw materials and intermediate goods, supported investment growth in the economy.

     In 1998, weakening demand because of the economic slowdown and the depreciation of the Peso forced imports down 18.8% to $29.5 billion, compared with $36.4 billion for 1997. Lower imports of machinery transport equipment, partly due to Philippine Airlines' financial difficulties and temporary closure, fertilizers and artificial resins led the decline. A number of exporters decreased their imports and elected instead to draw down their inventories to alleviate the impact of the weak Peso, also hurting overall imports.

     In 1999, imports totalled $30.7 billion. This represented an increase of 4.1% from imports for 1998. The increase was due mainly to an increase in imports of electronics and components, minerals, fuel and lubricants. Imports in December 1999 increased by 28.7% compared to December 1998, the highest monthly growth in imports in three and a half years.

     In 2000, imports increased by 2.1% to $31.4 billion compared to a 4.1% increase in 1999. The growth was due to higher imports of capital goods which rose by 2.8%, as well as the increase in imports of mineral fuel and lubricants which grew by 59.3% following the hike in the average price of petroleum crude to $27.89 per barrel, compared to $16.31 per barrel in 1999.

     In 2001, imports fell by 5.9% to $28.5 billion, a reversal of the 3.8% increase registered in 2000. This decline resulted primarily from the reduction in imports of raw materials and intermediate goods and capital goods used for exports and domestic production as well as the reduced appetite for foreign-made goods as a result of the weak Peso. Except for the months of April to June, imports were down, with November posting the largest year-on-year contraction at 23.6%. However, the decline in imports appeared to be bottoming out as December imports fell by only 4.2%. All major commodity groups except for special transactions posted downtrends, with imports of mineral fuels and lubricants registering the highest drop at 13.0%.

     Imports continued to show signs of recovery during the first quarter of 2002, expanding by 10% in March, after exhibiting consecutive declines since July 2001. This tempered the first quarter import contraction to 2.6%. Total imports amounted to $7.1 billion during the first quarter of 2002. Increases in imports were noted in capital goods and raw materials and intermediate goods, particularly materials and accessories for the manufacture of electrical equipment.

     The following table sets out the sources of the Philippines' imports by country.

                               IMPORTS BY SOURCE

                                                                                                     PERCENTAGE OF
                                                                                                         TOTAL
                                                                                                        IMPORTS
                                                                                     FIRST QUARTER   -------------
                                   1997(1)   1998(1)    1999      2000      2001         2002        1997    2001
                                   -------   -------   -------   -------   -------   -------------   -----   -----
                                                    (IN MILLIONS)
Japan............................  $ 7,414   $ 6,029   $ 6,138   $ 6,027   $ 6,098      $1,462        20.4%   20.6%
United States....................    7,154     6,562     6,365     5,323     4,991       1,441        19.7    16.9
ASEAN countries(2)...............    4,605     4,050     4,242     4,746     4,658       1,117        12.7    14.8
Hong Kong SAR....................    1,549     1,300     1,225     1,217     1,259         326         4.3     4.3
Saudi Arabia.....................    1,058       606       810     1,048       887         102         2.9     3.0
Taiwan...........................    1,808     1,415     1,614     1,948     1,607         345         5.0     5.4
South Korea......................    2,182     2,190     2,721     2,350     1,950         597         6.0     6.6
Australia........................      955       683       747       816       645         118         2.6     2.2
Germany..........................    1,180       812       800       734       734         156         3.2     2.5
People's Republic of China(3)....      872     1,198     1,039       768       953         233         2.4     3.2
Others...........................    7,578     4,679     5,025     6,411     5,769       1,187        20.8    20.5
                                   -------   -------   -------   -------   -------      ------       -----   -----
  Total..........................  $36,355   $29,524   $30,724   $31,388   $29,551      $7,084       100.0%  100.0%
                                   =======   =======   =======   =======   =======      ======       =====   =====

---------------

Source: Foreign Trade Statistics, National Statistics Office.

(1) Foreign trade statistics were adjusted to exclude aircraft procured under operational lease arrangements to conform with the new balance of payments framework.

(2) Includes only Brunei, Indonesia, Malaysia, Singapore and Thailand.

(3) Excludes Hong Kong SAR.

     From 1997 to 2001, an average of 39.4% of the country's imports came from Japan (20.1%) and the United States (19.3%). In 2001, Japan accounted for 20.6% and the United States 16.9% of total imports. The Philippines increased its imports from the ASEAN countries from 12.7% of total imports in 1997 to 14.8% in 2001. The country also imported from South Korea, Taiwan, Hong Kong and Saudi Arabia. For the first two months of 2002, imports from Japan decreased by 0.9% to 17.7% compared to the first two months of 2001, while those from the United States increased by 2.4% to 20.6% of total imports. The Republic's imports from the ASEAN countries increased at 16% from 14.4% of the same period last year while those from other countries remained relatively unchanged.

     The following table sets out the country's services trade by sector compiled in accordance with the BPM5 framework for the periods indicated.

                                 SERVICES TRADE

                                                                                      FIRST QUARTER
                                                         1999      2000      2001         2002
                                                        -------   -------   -------   -------------
                                                                       (IN MILLIONS)
Total services trade..................................  $(2,712)  $(2,112)  $(1,939)     $ (224)
  Exports.............................................    4,803     3,972     3,151         779
  Imports.............................................    7,515     6,084     5,090       1,003
Transportation........................................   (1,369)   (1,785)   (1,666)       (291)
  Exports.............................................      575       891       659         161
  Imports.............................................    1,944     2,676     2,325         452
  of which: Passenger.................................     (117)      (73)     (236)        (57)
     Exports..........................................       15       243        99          19
     Imports..........................................      132       316       335          76
  of which: Freight...................................   (1,167)   (1,638)   (1,361)       (214)
     Exports..........................................      428       481       380         120
     Imports..........................................    1,595     2,119     1,741         334
  of which: Other.....................................      (85)      (74)      (69)        (20)
     Exports..........................................      132       167       180          22
     Imports..........................................      217       241       249          42
Travel................................................    1,246     1,129       499         257
  Exports.............................................    2,554     2,134     1,723         479
  Imports.............................................    1,308     1,005     1,224         222
Communication services................................     (307)      (79)      115          27
  Exports.............................................      424       182       330          54
  Imports.............................................      731       261       215          27
Construction services.................................     (108)      (27)     (234)        (69)
  Exports.............................................       58        97        64           5
  Imports.............................................      166       124       298          74
Insurance services....................................      (30)      (90)      (68)        (55)
  Exports.............................................       51        66        48           6
  Imports.............................................       81       156       116          61
Financial services....................................     (250)     (389)      (41)         (6)
  Exports.............................................       67        80        34           8
  Imports.............................................      317       469        75          14
Computer and information services.....................      (38)      (18)      (61)        (11)
  Exports.............................................       57        76        22           4
  Imports.............................................       95        94        83          15
Royalties and license fees............................     (104)     (190)     (157)        (39)
  Exports.............................................        6         7         1           0
  Imports.............................................      110       197       158          39
Other business services...............................   (1,672)     (595)     (318)        (40)
  Exports.............................................      929       359       219          54
  Imports.............................................    2,601       954       537          94
  Merchanting and other trade-related services........     (230)     (200)       16          10
     Exports..........................................      186        59        24          11
     Imports..........................................      416       259         8           1

                                                                                      FIRST QUARTER
                                                         1999      2000      2001         2002
                                                        -------   -------   -------   -------------
                                                                       (IN MILLIONS)
  Operational leasing services........................      (47)      (58)      (61)         (7)
     Exports..........................................       15        23        10           0
     Imports..........................................       62        81        71           7
  Misc. business, professional and technical
     services.........................................   (1,395)     (337)     (123)        (43)
     Exports..........................................      728       277       185          43
     Imports..........................................    2,123       614       458          86
Personal, cultural and recreational services..........      (81)      (87)      (42)         (3)
  Exports.............................................       58        43        15           1
  Imports.............................................      139       130        57           4
  Audio-visual and related services...................       (3)       (9)      (10)         (3)
     Exports..........................................       14        15         6           1
     Imports..........................................       17        24        16           4
  Other personal, cultural and recreational
     services.........................................      (78)      (78)      (32)          0
     Exports..........................................       44        28         9           0
     Imports..........................................      122       106        41           0
Government services, n.i.e. ..........................        1        19        34           6
  Exports.............................................       24        37        36           7
  Imports.............................................       23        18         2           1

---------------

Source: Bangko Sentral.

     In 1997, receipts from the services trade totalled $22.8 billion, growing from 13.5% of GNP in 1993 to 26.6%. Increasing receipts from overseas Filipino workers and Peso conversions of foreign currency deposits contributed to the growth in the service receipts. Payments for services grew from approximately 9.0% of GNP in 1993 to 20% in 1997, when payments totalled $17.1 billion. Greater trade and travel-related outflows spurred the increase in service payments. Freight and merchandise insurance payments and investment expenses also increased significantly.

     In 1998, service receipts declined by 39.1% from their 1997 levels, and service payments fell 25.4% compared with the 1997 levels, principally as a result of the regional economic decline. Total services receipts declined in 1998 principally because of declining receipts from Peso conversion of foreign currency deposits and lower investment income during the year. Services payments also declined because of the significant decline in other services disbursements reported by commercial banks.

     In 1999, under the BPM5 framework, the services account recorded a net outflow of $2.7 billion following higher service payments. Net outflows were noted in transportation, communication, construction, insurance, financial, computer and information, royalties and license fees, and other personal, cultural and recreational services with the exception of travel services which recorded a net inflow of $1.2 billion.

     For 2000, the services account, under the BPM5 framework, recorded a net outflow of $2.11 billion, 22.0% lower than the net outflow of $2.7 billion in 1999. This development was due to lower net outflows in communication, construction, miscellaneous business, professional and technical services, computer and information and other trade-related services.

     For 2001, under the BPM5 framework, the services trade account posted a deficit of $1.94 billion, 8% lower than the $2.11 billion deficit recorded last year. This year's deficit was brought about by decreased inflows from passenger and travel services. However, the reduction in the deficit from last year was due mainly to the lower net outflows in freight following the decline in good imports, royalties and fees, financial services and other business services. The reversal in communication services account to a net inflow from a net outflow also contributed to the narrower deficit.

     During the first quarter of 2002, the services trade account under the BPM5 framework posted a deficit of $224 million, comparing favorably with the $494 million deficit recorded in the same period in 2001. The 54.7% reduction of the deficit was brought about largely by lower net outflows for transportation services and the higher net inflow from travel. The lower net outflow for transportation services was a result of the reduced payment for freight following the contraction in merchandise imports. However, the net inflow from travel services accelerated by 26.0% to $257 million from the previous year's period due to a higher rate of decline in travel payments relative to that of travel receipts.

     The following table sets out the Republic's income compiled in accordance with the BPM5 framework for the periods indicated. Prior to the adoption of the BPM5 framework, income was included in services trade. Entries with "zero" balances indicate either that there are no relevant transactions during the period or that the Republic has not yet begun to track and record the relevant entry.

                                     INCOME

                                                                                    FIRST QUARTER
                                                       1999      2000      2001         2002
                                                      -------   -------   -------   -------------
                                                                     (IN MILLIONS)
Total income........................................  $ 4,604   $ 3,216   $ 3,350     $   1,331
  Receipts..........................................    8,082     7,804     7,446         2,200
  Disbursements.....................................    3,478     4,588     4,096           869
Compensation of employees, incl. border, seasonal
  and other workers.................................    6,794     6,050     6,325         1,964
  Receipts..........................................    6,794     6,050     6,325         1,964
  Disbursements.....................................        0         0         0             0
Investment income...................................   (2,190)   (2,834)   (2,975)         (633)
  Receipts..........................................    1,288     1,754     1,121           236
  Disbursements.....................................    3,478     4,588     4,096           869
  Direct investment income..........................     (772)     (802)   (1,150)         (183)
     Receipts.......................................       63       163        10            11
     Disbursements..................................      835       965     1,160           194
     Income on equity...............................     (718)     (819)   (1,143)         (182)
       Receipts.....................................       35        57        10            11
       Disbursements................................      753       876     1,153           193
       Dividends and distributed branch profits.....     (184)     (240)     (654)          (62)
          Receipts..................................       35        57        10            11
          Disbursements.............................      219       297       664            73
       Reinvested earnings and undistributed branch
          profits...................................     (534)     (579)     (489)         (120)
          Receipts..................................        0         0         0             0
          Disbursements.............................      534       579       489           120
     Income on debt (interest)......................      (54)       17        (7)           (1)
       Receipts.....................................       28       106         0             0
       Disbursements................................       82        89         7             1
  Portfolio investment income.......................     (607)     (445)     (545)          (72)
     Receipts.......................................      451       645       634           165
     Disbursements..................................    1,058     1,090     1,179           237
     Income on equity (dividends)...................      (22)       (8)      (23)           (2)
       Receipts.....................................       16         8         6             0
       Disbursements................................       38        16        29             2

                                                                                    FIRST QUARTER
                                                       1999      2000      2001         2002
                                                      -------   -------   -------   -------------
                                                                     (IN MILLIONS)
       Monetary authorities.........................        0         0         0             0
          Receipts..................................        0         0         0             0
          Disbursements.............................        0         0         0             0
       General government...........................        0         0         0             0
          Receipts..................................        0         0         0             0
          Disbursements.............................        0         0         0             0
       Banks........................................        0         0         0             0
          Receipts..................................        0         0         0             0
          Disbursements.............................        0         0         0             0
       Other sectors................................      (22)       (8)      (23)           (2)
          Receipts..................................       16         8         6             0
          Disbursements.............................       38        16        29             2
     Income on debt (interest)......................     (585)     (437)     (522)          (70)
       Receipts.....................................      435       637       628           165
       Disbursements................................    1,020     1,074     1,150           235
       Bonds and notes..............................     (525)     (429)     (554)          (76)
          Receipts..................................      430       621       584           159
          Disbursements.............................      955     1,050     1,138           235
          Monetary authorities......................      180       305       303          (110)
            Receipts................................      266       443       417           123
            Disbursements...........................       86       138       114            13
          General government........................     (501)     (469)     (516)         (127)
            Receipts................................        0         0       126            26
            Disbursements...........................      501       469       642           153
          Banks.....................................       35         0         0             0
            Receipts................................       35         0         0             0
            Disbursements...........................        0         0         0             0
          Other sectors.............................     (239)     (265)     (341)          (59)
            Receipts................................      129       178        41            10
            Disbursements...........................      368       443       382            69
       Money market instruments.....................      (60)       (8)       32             6
          Receipts..................................        5        16        44             6
          Disbursements.............................       65        24        12             0
          Monetary authorities......................       (6)       (5)        0             0
            Receipts................................        0         0         0             0
            Disbursements...........................        6         5         0             0
          General government........................        0         0         0             0
            Receipts................................        0         0         0             0
            Disbursements...........................        0         0         0             0
          Banks.....................................        0         0         0             0
            Receipts................................        0         0         0             0
            Disbursements...........................        0         0         0             0
          Other sectors.............................      (54)       (3)       32             6
            Receipts................................        5        16        44             6
            Disbursements...........................       59        19        12             0

                                                                                    FIRST QUARTER
                                                       1999      2000      2001         2002
                                                      -------   -------   -------   -------------
                                                                     (IN MILLIONS)
       Other investment income......................     (811)   (1,587)   (1,280)         (378)
          Receipts..................................      774       946       477            60
          Disbursements.............................    1,585     2,533     1,757           438
          Monetary authorities......................      135       184       (91)           40
            Receipts................................      313       472       232            34
            Disbursements...........................      178       288       323            74
          General government........................     (795)   (1,462)     (659)         (208)
            Receipts................................        0         0         0             0
            Disbursements...........................      795     1,462       659           208
          Banks.....................................      187       161      (102)          (38)
            Receipts................................      382       397       206            25
            Disbursements...........................      195       236       308            63
          Other sectors.............................     (338)     (470)     (428)          (92)
            Receipts................................       79        77        39             1
            Disbursements...........................      417       547       467            93

     The income account posted a surplus of $3.2 billion in 2000, down by 30.2% from $4.6 billion in 1999. Negating the impact of increasing interest payments were income from investments abroad and continuing inflows of remittances from overseas Filipino workers.

     In 2001, the income account continued to be in surplus totaling $3,350 million, which was 4.2% higher than the 2001 surplus of $3,216 million. This increase was due mainly to the increase in remittances from overseas Filipino workers ("OFW"). The 4.5% increase in OFW remittances was attributed mainly to the expanded coverage of the OFW monitoring system, which, now includes foreign exchange corporations and thrift banks. The net outflow in the investment income account rose by 5.0% to $2,975 million as falling global interest rates had a greater impact on investment income (particularly interest income on placements in portfolio and other investments) than on interest repayments. Disbursements mainly consisted of divided repatriation and interest payments on loans.

     During the first quarter of 2002, the income account yielded a surplus of $1.3 billion, 91.2% higher than the surplus of $696 million during the same period in 2001. The increase was due to higher remittances from OFWs of $2.0 billion from $1.4 billion in the same period or an annual increase of 38.0%. Remittances from OFWs comprised about 89% of gross income receipts. The bulk of OFW remittances came from the U.S., Saudi Arabia, Japan, Hong Kong and Singapore. The Government expects that OFW remittances will continue to be a major source of foreign exchange as it continues to promote Filipino skills in new markets as well as in other professional fields.

  Capital and Financial Account

     Foreign Investments

     The Philippines monitors investment flows into and out of the country, keeping track of direct and portfolio investments by non-residents in the Philippines and by Filipino residents abroad. Direct investments are the category of international investment in which a resident entity in one economy obtains a lasting interest in an enterprise resident in another economy. A direct investment is established when a resident in one economy owns 10% or more of the ordinary shares or voting power of an incorporated enterprise or the equivalent of an unincorporated enterprise in another economy. Portfolio investments include investments in equity and debt securities, that is, bonds, notes and money market instruments, and financial derivatives. The essential characteristic of instruments classified as portfolio investments is that they are traded or tradable.

     The following table sets out the foreign investment flows into and out of the Philippines by type for the periods indicated. Entries with "zero" balances indicate either that there are no relevant transactions during the period or that the Republic has not yet begun to track and record the relevant entry.

                              FOREIGN INVESTMENTS

                                           1996      1997      1998       1999      2000      2001
                                          -------   -------   -------   --------   -------   -------
                                                                (IN MILLIONS)
Non-resident investments in the
  Philippines
  Direct investments
     Placements
       New foreign investments in the
          Philippines...................  $ 1,074   $ 1,073   $ 1,631   $  1,241   $ 1,207   $   697
       Reinvested earnings..............       44        56        85        534       579       488
       Technical fees and others
          converted to equity...........        0         0         0         26         2         0
       Bond conversions.................      277       114        36          0         0         0
       Imports converted into
          investments...................        0         6         0          0         0         0
       Others...........................      125         0         0          0         0         0
     Withdrawals(1).....................        0         0         0       (122)     (185)      (69)
                                          -------   -------   -------   --------   -------   -------
  Total direct investments..............    1,520     1,249     1,752      1,679     1,603     1,116
                                          =======   =======   =======   ========   =======   =======
  Portfolio investments
     Placements.........................    6,687     6,947     4,297     15,490     3,704     1,486
     Withdrawals........................   (4,586)   (7,353)   (4,033)   (14,080)    3,887     1,103
                                          -------   -------   -------   --------   -------   -------
  Total portfolio investments...........    2,101      (406)      264      1,410      (183)      383
                                          =======   =======   =======   ========   =======   =======
  Total non-resident investments in the
     Philippines(2).....................    3,621       843     2,016      3,089     1,420     1,499
                                          =======   =======   =======   ========   =======   =======
Less Resident Investments Abroad
  Direct investments
     Placements
     Residents' investments abroad......      182       136       160         63        46        33
     Withdrawals........................        0         0         0       (108)     (141)     (195)
                                          -------   -------   -------   --------   -------   -------
  Total direct investments..............      182       136       160        (45)      (95)     (162)
                                          =======   =======   =======   ========   =======   =======
  Portfolio investments
     Placements.........................      119       184       184        788     1,866     4,080
     Withdrawals........................     (197)     (239)        0       (300)   (1,417)   (4,022)
                                          -------   -------   -------   --------   -------   -------
  Total portfolio investments...........      (78)      (55)      184        488       449        58
                                          =======   =======   =======   ========   =======   =======
  Other investments(3)..................       --        --        --      1,317       177       589
                                          =======   =======   =======   ========   =======   =======
Total resident investments abroad.......      104        81       344      1,760       531       485
                                          =======   =======   =======   ========   =======   =======
Total foreign investments, net..........  $ 3,517   $   762   $ 1,672   $  1,329   $   889   $   771
                                          =======   =======   =======   ========   =======   =======

---------------

Source: Bangko Sentral.

(1) Non-resident withdrawals of direct investments include capital recovery under the build-operate-transfer scheme.

(2) Excludes net flows arising from the trading of Philippine debt papers in the secondary market abroad.

(3) Includes residents' deposits in banks abroad. For the 1996 to 1998 period, other investments were not separately tracked.

     After the implementation of the BPM5 framework, the Financial Account is now divided into three categories: direct investments, portfolio investments and other investments. The following table sets out the Republic's direct investments compiled in accordance with the BPM5 framework for the periods indicated. Entries with "zero" balances indicate either that there are no relevant transactions during the period or that the Republic has not yet begun to track and record the relevant entry.

                               DIRECT INVESTMENTS

                                                                                       FIRST QUARTER
                                                           1999      2000      2001        2002
                                                          -------   -------   ------   -------------
                                                                        (IN MILLIONS)
Total direct investments................................  $   608   $ 1,348   $1,953    $    1,224
                                                          =======   =======   ======    ==========
Assets: Residents' investments abroad...................      (30)     (107)    (161)           13
  Equity capital........................................      (45)      (95)    (162)           12
     Claims on affiliated enterprises...................      (45)      (95)    (162)           12
       Placements.......................................       63        46       33            12
       Withdrawals......................................      108       141      195             0
     Liabilities to affiliated enterprises..............        0         0        0             0
  Reinvested earnings...................................        0         0        0             0
  Other capital.........................................       15       (12)       1             1
Liabilities: Non-residents' investments in the
  Philippines...........................................      578     1,241    1,792         1,237
  Equity capital........................................    1,145     1,024      628           662
     Liabilities to direct investors....................    1,145     1,024      628           662
       Placements.......................................    1,267     1,209      697           666
       Withdrawals......................................      122       185       69             4
  Reinvested earnings...................................      534       579      488           120
  Other capital.........................................   (1,101)     (362)     676           455
     Claims on direct investors.........................        0         0        0             0
     Liabilities to direct investors....................   (1,101)     (362)     676           455

---------------

Source: Bangko Sentral.

(1) Preliminary.

     The following table sets out the Republic's portfolio investments compiled in accordance with the BPM5 framework for the periods indicated. Entries with "zero" balances indicate either that there are no relevant transactions during the period or that the Republic has not yet begun to track and record the relevant entry.

                             PORTFOLIO INVESTMENTS

                                                                                       FIRST QUARTER
                                                           1999      2000      2001        2002
                                                          -------   -------   ------   -------------
                                                                        (IN MILLIONS)
Total portfolio investments.............................  $ 6,064   $  (113)  $1,399     $   1,511
                                                          =======   =======   ======     =========
Assets: Residents' investments abroad...................      586       806     (234)          271
  Equity securities.....................................       55        42        4             0
     Placements.........................................       75       219        4             0
     Withdrawals........................................       20       177        0             0
  Debt securities.......................................      531       764     (238)          271
     Banks..............................................       98       357     (292)          270
     Other sectors......................................      433       407       54             1
       Placements.......................................      713     1,647    4,076           505
       Withdrawals......................................      280     1,240    4,022           504
  Money-market instruments..............................        0         0        0             0
  Financial derivatives.................................        0         0        0             0
Liabilities: Non-residents' investments in the
  Philippines...........................................    6,650       693    1,165         1,782
  Equity securities.....................................    1,410      (183)     383           122
     Placements.........................................   15,490     3,704    1,486           396
     Withdrawals........................................   14,080     3,887    1,103           274
  Debt securities.......................................    5,240       876      782         1,660
     Monetary authorities...............................    1,158        88      (47)          227
     General Government.................................    2,912     2,223      944         1,675
     Banks..............................................        0         0        0             0
     Other sectors......................................    1,170    (1,435)    (115)         (242)
  Money-market instruments..............................        0         0        0             0
  Financial derivatives.................................        0         0        0             0

---------------

Source: Bangko Sentral.

     The following table sets out the country's other investments compiled in accordance with the BPM5 framework for the periods indicated. Entries with "zero" balances indicate either that there are no relevant transactions during the period or that the Republic has not yet begun to track and record the relevant entry.

                               OTHER INVESTMENTS

                                                                                           FIRST
                                                                                          QUARTER
                                                             1999      2000      2001      2002
                                                            -------   -------   -------   -------
                                                                        (IN MILLIONS)
Total other investments...................................  $(8,467)  $(7,742)  $(7,179)  $(2,374)
                                                            =======   =======   =======   =======
Assets: Residents' investments abroad.....................   18,647    15,311    13,893     3,579
  Trade credits(1)........................................   16,381    17,401    13,770     3,185
  Loans(2)................................................      262    (1,309)      830      (297)
  Currency and deposits...................................    2,278      (757)     (508)      841
     Banks................................................      961      (934)   (1,097)      530
     Other sectors........................................    1,317       177       589       311
  Other assets(3).........................................     (274)      (24)     (199)     (150)
Liabilities: Non-residents' investments in the
  Philippines.............................................   10,180     7,569     6,714     1,205
  Trade credits(1)........................................    9,958     7,157     7,499     1,325
  Loans...................................................      575       354      (225)      102
     Monetary authorities.................................        0        51       171        (2)
       Drawings(4)........................................        0       105       177         0
       Repayments(4)......................................        0        54         6         2
     General Government...................................      340      (125)      (78)        6
       Drawings(4)........................................    1,465       933       826       243
       Repayments(4)......................................    1,125     1,058       904       237
     Banks(6).............................................      626      (250)     (647)      143
     Other sectors........................................     (391)      678       329       (45)
       Long-term..........................................     (494)      952       686      (119)
          Drawings........................................    2,610     2,428     2,848       311
          Repayments......................................    3,104     1,476     2,162       430
       Short-term.........................................      103      (274)     (357)       74
  Currency and deposits(6)................................     (466)     (120)     (340)     (195)
  Other Liabilities(7)....................................      113       178      (220)      (27)

---------------

Source: Bangko Sentral.

(1) All trade credits are short-term credits in non-governmental sectors.

(2) All loans are short-term bank loans.

(3) All other assets are short-term bank assets.

(4) Long-term loans.

(5) Short-term loans.

(6) All bank currency and deposits.

(7) All short-term bank liabilities.

     Domestic macroeconomic policies and structural reforms have significantly affected the flow of foreign investment into the Philippines. The Foreign Investment Act of 1991, as amended, introduced a more favorable investment environment to the Philippines. The act permits foreigners to own 100% of Philippine enterprises, except in certain specified areas included in a "negative list" with respect to which the

Constitution or applicable statute limits foreign ownership, generally to a maximum of 40% of the enterprise's equity capital. The Constitution also prohibits foreign ownership in certain sectors, such as the media.

     From 1994 to 1996, improvements in macroeconomic conditions resulted in growth in production, declining inflation rates, lower interest rates, a stable exchange rate and an improved external payments position, including a rising level of international reserves, all of which encouraged foreign investment. In 1996, the country's net foreign investment surplus grew 118.6% to $3.5 billion as residents' investments abroad declined 92.2% to $104 million and non-residents' investments in the country rose 23%. New foreign investments in the country fell 17.4% to $1.1 billion.

     In January 1997, Bangko Sentral attempted to enhance the investment climate by lifting the limits on domestic borrowing by foreign firms. Beginning in mid-1997, however, due to the regional economic crisis, production dropped, interest rates climbed, the Peso depreciated, the balance of payments position deteriorated and international reserves fell, leading to a flight of capital from the country. In 1997, the country's net foreign investment surplus fell 78.3% to $762 million. Non-residents investments in the Philippines dropped 76.7% as portfolio investment withdrawals climbed 60.3%, creating a portfolio investments deficit of $406 million. Total resident investments abroad fell 22.1% from 1996. New foreign investments in the Philippines remained virtually unchanged from 1996.

     In 1998, net investment inflows increased significantly to $1.7 billion compared with $762 million recorded in 1997. New foreign direct investments in the Philippines grew 52% to $1.6 billion, compared with $1.1 billion in 1997.

     In 1999, net investment inflows declined by 20.5% to $1,329 million compared to 1998. New foreign direct investments declined by 23.9% to $1.2 billion, compared with $1.6 billion for 1998. In 1999, under the BPM5 framework, a net outflow of $1.8 billion was registered in the capital and financial account due to the net outflow of $9.5 billion in the other investment accounts. The continued inflows of direct and portfolio investments, on the other hand, cushioned the impact of these outflows.

     In 2000, under the BPM5 framework the net outflow in the financial account reached $6.5 billion, an increase of 262.5% from the net outflow of $1.8 billion recorded in 1999. However, sustained net inflows of both direct and portfolio investments mitigated the contraction in the financial account. This developed due to the net outflows posted in the portfolio and other investment accounts.

     In 2001, the financial account registered a net outflow of $3.8 billion, a 41.2% decline from the net outflow of $6.5 million recorded in 2000. The direct investment account posted a sustained net inflow while the portfolio investment account gained strength as it made a dramatic turnaround to a net inflow of $1.4 billion in 2001. Meanwhile, the cumulative net outflow in the other investment account of $7.2 billion was lower by 7.3% than last year's level of $7.7 billion.

     For the first quarter of 2002, the financial account posted a net inflow of $361 million, a reversal of the net outflow of $1.7 billion for the same period in 2001. This occurred because of higher net portfolio and direct investment inflows, which more than offset the increase in the net outflow of other investments. Total direct investments for the period from January-March 2002 more than doubled to $1.2 billion compared to $608 million for the same period in 2001. The significant expansion in direct investments was traced to non-residents' investments in equity capital which rose by almost seven times to $662 million in the first three months of 2002. The bulk of this equity investment was represented by a $557 million investment in a local brewery company by a Japanese firm, with the remainder directed at other manufacturing companies, financial institutions, and services industries. Higher intercompany loans extended by parent companies to their local subsidiaries, which rose by 15.8% to $455 million, also contributed to the favorable performance of the direct investment account during the quarter. Meanwhile, portfolio investment recorded a net inflow of $1.5 billion compared to a net outflow of $554 million during the same period in 2001. This positive development resulted because of a $2.0 billion increase in non-residents' investments in foreign-denominated debt securities, particularly Government-issued bonds. Similarly, non-residents' investments in equity securities rose by 22% to $122 million from the level posted last year, reflecting increased confidence in the local equities market. On the other hand, the net outflow in the other investments account increased by 37.5% to

$2.4 billion from $1.7 billion in the same period in 2001 due to higher net deposits abroad of resident banks to cover their clients' import payments and to diversify their portfolios. Payments arising from maturing non-residents' placements to local banks also contributed to the net outflow in the other investments account.

     Over the past few years, the Government has undertaken a number of programs to encourage capital investment, including introducing build, operate and transfer programs, reforming the legal regimes governing foreign investment and the foreign exchange payment system and restructuring the tariff regime. In August 1995, the Government implemented a schedule of tariff reductions to correct distortions caused by past policies. Rates will be reduced to 3% for raw materials and to 10% for finished goods by 2003 and tariffs will be further adjusted to a range from 0% to 5% by 2004. The Philippines also lifted quantitative restrictions on all regulated agricultural products, except rice, and replaced them with tariffs permitted under the Uruguay Round agreements. In early 1996, the authorities further reduced import costs by changing the system of import duty valuation from "home consumption value" to actual transaction value. The Philippines is also a member of the ASEAN Free Trade Area, which provides for the gradual reduction to 5% or less or elimination of tariffs in 2003 on the trade of goods among ASEAN countries pursuant to a Common Effective Preferential Tariff scheme. Currently, the Philippines restricts imports of certain products only for reasons of health, security, safety and environmental protection.

     The Republic's Board of Investments coordinates with national agencies and local Governments on investment policies and procedures and establishes and administers annual investment priority plans to promote certain sectors of the economy by providing special investment incentives to specific industries. The Government's 2001 Investments Priorities Plan is working to promote the following areas:

     - poverty alleviation and eradication for all filipinos;

     - a business and policy environment to promote economic health; and

     - a business community that is prepared to compete in the global e-commerce business community.

     Businesses that promote the Republic's investment priorities are eligible for a package of incentives which can last for up to 10 years, including:

     - income tax holidays;

     - exemption from wharfage fees;

     - unlimited use of consigned equipment;

     - additional tax deductions for labor expenses; and

     - fewer restrictions on the employment of foreign nationals.

The Government grants additional incentives to industries located in less-developed areas or administered by the Philippine Export Zone Authority and the Subic and Clark special economic zones.

     In March 2000, the Retail Trade Liberalization Act was enacted. The law aims to promote efficiency and competition among domestic industries and foreign competitors which will result in better service and lower prices for the consumers. Prior to its enactment, only citizens of the Philippines and corporations wholly-owned by Filipino citizens could engage in the retail business in the Philippines. Under the law, a foreigner is allowed to own 100% of a retail business in the Philippines provided it makes an investment of at least $7.5 million in the Philippines. If a foreigner makes an investment of between $2.5 million to $7.5 million, the foreigner is allowed to own up to 60% of the retail business in the Philippines for the first two years.

     The following table sets out foreign investment in the Philippines registered with Bangko Sentral by sector.

                     FOREIGN EQUITY INVESTMENTS REGISTERED
                         WITH BANGKO SENTRAL BY SECTOR

                                                                                               JAN-MAR
                                              1997      1998      1999       2000      2001     2002
                                            --------   ------   --------   --------   ------   -------
                                                                  (IN MILLIONS)
Banks and other financial institutions....  $  226.4   $193.1   $  258.3   $  483.9   $476.4   $ 44.4
Manufacturing.............................     172.2    245.5    1,049.1      171.7    262.9     58.7
Mining....................................       2.8    161.2       27.3      239.5     66.2        0
Commerce and real estate..................      78.0    161.9      166.3       62.3     23.2      0.2
Services..................................      33.3     12.1       16.7        5.2      8.4     17.9
Public utilities..........................     297.8     67.9      552.5      423.5     20.6     59.1
Others(1).................................     242.9     43.0       36.5       12.2      0.2        0
                                            --------   ------   --------   --------   ------   ------
Total investments.........................  $1,053.4   $884.7   $2,106.7   $1,398.2   $857.8   $180.3
                                            ========   ======   ========   ========   ======   ======

---------------

Source: International Operations Department, Bangko Sentral.

(1) Includes construction and agriculture, fishery and forestry.

  International Reserves

     The following table sets out the gross international reserves of Bangko Sentral, compiled in a manner consistent with the revised balance of payments framework and the treatment of IMF accounts in the monetary survey published in the IMF's International Financial Statistics.

                 GROSS INTERNATIONAL RESERVES OF BANGKO SENTRAL

                                                            AS OF DECEMBER 31,                  AS OF
                                              ----------------------------------------------   MAY 31,
                                               1997     1998     1999(4)   2000(5)    2001      2002
                                              ------   -------   -------   -------   -------   -------
                                                    (IN MILLIONS, EXCEPT MONTHS AND PERCENTAGES)
Gold(1)....................................   $1,472   $ 1,569   $ 1,782   $ 1,973   $ 2,216   $ 2,644
SDRs.......................................       31         1        19         2        14         3
Foreign Investments(2).....................    6,968     8,738    12,881    12,371    12,786    13,858
Foreign Exchange...........................      179       376       222       565       533       472
Reserve Position in the IMF(3).............      118       122       120       113       109       112
                                              ------   -------   -------   -------   -------   -------
Total......................................   $8,768   $10,806   $15,024   $15,024   $15,658   $17,089
                                              ======   =======   =======   =======   =======   =======
Total as number of months of imports of
  goods and services.......................      2.0       3.1       4.4       4.4       5.0       5.6
As a % of short-term debt
  Original maturity........................    103.9%    150.4%    261.5%    252.6%    258.9%    324.0%
  Residual maturity........................     77.8%     98.2%    168.4%    141.8%    130.7%    149.7%

---------------

Notes:

(1) Of these amounts 82.3% in 1997, 75.3% in 1998, and 83.3% in 1999 served as collateral for gold-backed loans. Under the new accounting system adopted in 2000, 82.6% of the amount as of December 31, 2000, 85.7% as of December 31, 2001, and 65.9% as of May 31, 2002 served as collateral for gold-backed loans and gold swap arrangements.

(2) Consists of time deposits, investments in securities issued or guaranteed by government or supranational organizations and repurchase agreements.

(3) The reserve position in the IMF is an off-balance sheet item and is recorded by Bangko Sentral's Treasury Department as a contingent asset with a matching contingent liability.

(4) Represents official figures from Bangko Sentral's Treasury Department under the old system where monetary gold under the swap arrangement was not part of gross international reserves.

(5) Beginning January 2000, a new system was adopted revising the treatment of monetary gold under the swap arrangement, including it as part of gross international reserves. To allow comparability with 2000 data, the revised treatment of monetary gold under the swap arrangement would have resulted in an upward adjustment of the gross international reserves level as of December 31, 1999 to $15,107 million.

     The gross international reserves controlled by Bangko Sentral constitute substantially all of the Philippines' official international reserves.

     By the end of March 1997, gross international reserves rose to approximately $12 billion. After the onset of the Asian economic currency crisis, however, gross international reserves declined to $8.8 billion as of December 31, 1997, primarily because of $2.8 billion of net foreign exchange sales by Bangko Sentral in 1997. In addition, in 1997 the Government spent $1.9 billion and Bangko Sentral spent $555 million on debt service payments. These expenditures effectively consumed $500 million from Bangko Sentral's June 1997 bond flotation, $700 million and $331 million from two drawings under the Republic's extended fund facility with the IMF and $324 million borrowed in parallel loan financing from the Export-Import Bank of Japan.

     In 1998, the Government took a number of steps to boost reserves, including obtaining a $610 million one-year loan from a syndicate of mainly domestic banks in September 1998 and drawing upon the $1.4 billion stand-by facility provided by the IMF. The IMF disbursed $278 million under the stand-by facility in November 1998 and $133 million in December 1998.

     In 1998, the reserve level was also increased by $500 million of foreign currency deposits with Bangko Sentral from foreign banks, $492 million in net proceeds from the Republic's global bond offering in

April 1998, a $750 million club loan from a consortium of foreign banks, $210 million in net foreign exchange purchases by Bangko Sentral and increased investment inflows resulting from improvements in the currency markets. Foreign exchange outlays of $1.9 billion by the Government and $532 million by Bangko Sentral were used to service maturing foreign obligations, however, reduced reserve levels.

     In 1999, gross international reserves increased significantly to reach $15.0 billion as of the end of 1999, equivalent to 4.4 months of imports of goods and payment of services and income. The increase in reserve level was due to higher public sector borrowing, renewed private capital flows and stronger external trade performance. Among other reasons, the reserve level was increased by the Republic's $1.2 billion global bond offerings in January and February 1999, E350 million eurobond offering in March 1999, $292 million global bond offering in October 1999 and $400 million re-opening of its 2019 bonds in December 1999. Further, the IMF disbursed $130 million under the stand-by facility in March 1999 and $214 million in July 1999. In June 1999, the Republic refinanced the $610 million syndicated loan facility it obtained in 1998 with three-year fixed and floating rate notes and, in December 1999, the Republic completed a $260 million eurobond offering to partially refinance the $610 million one-year loan.

     In January 2000, Bangko Sentral revised its method of accounting for international reserves at the recommendation of the IMF. Under the previous accounting system, a gold swap transaction was treated as a sale of gold which reduced the amount of gold holdings. Under the revised system, a gold swap transaction is treated as a loan transaction collateralized by gold that remains a part of the international reserves. In addition, under the revised system, the accrued interest payable on Bangko Sentral's short-term liabilities is netted out of gross international reserves when calculating net international reserves, reducing the level of net international reserves.

     As of December 31, 2000, gross international reserves stood at $15.0 billion, equivalent to 4.4 months of imports of goods and payment of services and income. Major sources of foreign exchange inflows in 2000 were the Republic's $1.6 billion Yankee bond offering in March, a $500 million Bangko Sentral syndicated loan in April, Y35 billion Samurai bond offering and $400 million syndicated loan in October, $200 million private placement of Yen-denominated eurobonds in November and $200 million private placement of eurobonds in December. These inflows were partially offset by a decline in portfolio investments by non-residents from their 1999 levels. As of December 31, 2000, net international reserves totalled $11.3 billion, compared to $11.8 billion as of December 31, 1999 (after adjustment for the BPM5 framework).

     As of December 31, 2001, gross international reserves rose to $15.7 billion compared to $15.0 billion as of December 31, 2000. The increase in gross international reserves during the year 2001 was attributed mainly to foreign exchange inflows arising from various foreign loans and bond flotations. The various loans and bond flotations include, among others, the Republic's $199 million Floating Rate Notes due 2004; the Republic's $100 million Facility Loan Agreement; the Republic's $220 million Cross Currency Swap; the Republic's $119 million Treasury Bills to pre-fund the Government's 2002 requirements; the Asian Development Bank ("ADB") Non-Bank Financial Program Loan of $75 million; the ADB Power Sector Loan of $100 million; the Republic's $444 million Fixed Rate Bonds due 2006; the Republic's Shibosai $365 million Fixed Rate Guaranteed Bonds due 2011; Bangko Sentral's $740 million 3-year Term Loan Facility; Bangko Sentral's $200 million Floating Rate Notes due 2003; Bangko Sentral's $550 million 9% Notes due 2005 and Bangko Sentral's $700 million loan from other foreign financial institutions. The impact of these inflows was partly mitigated by the servicing of foreign exchange requirements of the Government and Bangko Sentral. Net international reserves totaled $11.4 billion as of December 31, 2001.

     Bangko Sentral's gross international reserves, including the reserve position in the IMF, rose to $17.1 billion as of May 31, 2002 from $15.7 billion as of December 31, 2001. The rise in reserves in May 2002 was due mainly to the deposit by the Republic of the proceeds from Global Bonds issued in January and March 2002 totaling $1.73 billion, a loan drawdown from the Japan Bank for International Cooperation Co-Financing Power Sector Reform Loan of $100 million in January, as well as Bangko Sentral's reopening of four-year fixed rate notes totaling $250 million in January. The increase in reserves was partly offset, however, by the servicing of foreign exchange requirements of the Republic and Bangko Sentral. The gross reserves were equivalent to 5.6 months of imports of goods and payments of services and income, 1.5 times the amount of short-term external obligations of the Republic based on residual maturity and 3.2 times the amount of short-term external debt of the Republic based on original maturity.

     Bangko Sentral occasionally enters into options with respect to gold, foreign exchange and foreign securities for purposes of managing yield or market risk. It also enters into financial swap contracts to optimize yield on its gold reserves.

MONETARY SYSTEM

  Monetary Policy

     In 1993, the Government established Bangko Sentral, the Republic's central bank, pursuant to the New Central Bank Act. Bangko Sentral replaced the old Central Bank of the Philippines, which had incurred substantial deficits in connection with:

     - quasi-fiscal activities, including entering into foreign exchange forward cover contracts and swaps with certain banks and Government corporations and assuming the foreign exchange liabilities of certain Government and private corporations during the Philippines' foreign exchange crisis in the early 1980s;

     - development banking and financing; and

     - open market operations financed by the issuance of domestic securities at high interest rates.

     Bangko Sentral functions as an independent central monetary authority responsible for policies in the areas of money, banking and credit as authorized under Section 3 of Republic Act No. 7653, otherwise known as the New Central Bank Act. As such, it does not engage in the quasi-fiscal activities that caused the old Central Bank to fail. The New Central Bank Act also prohibits Bangko Sentral from engaging in development banking or financing. Additionally, Bangko Sentral does not engage in any commercial banking activities.

     Bangko Sentral's primary objective is to maintain price stability conducive to a balanced and sustainable growth of the economy, as well as to promote and maintain monetary stability and the convertibility of the Peso. To achieve the price stability objective, Bangko Sentral undertakes monetary management mainly through adjustments to policy rates and the conduct of open market operations, including the purchase and sale of Government securities, rediscounting transactions and adjustments in reserve requirements.

     Bangko Sentral's functions include:

     - conducting monetary policy;

     - issuing the national currency;

     - managing foreign currency reserves;

     - acting as depository for the Government, its political subdivisions and instrumentalities and for Government owned corporations; and

     - supervising and regulating banks and quasi-banks in the Philippines.

     The Government owns all of the capital stock of Bangko Sentral. A seven member Monetary Board, comprised of Bangko Sentral's Governor, a member of the Cabinet designated by the President and five full-time private sector representatives, governs Bangko Sentral. The President appoints each of the seven Monetary Board members to six-year terms except the Cabinet representative.

     Philippine law requires Bangko Sentral to maintain a net positive foreign asset position. As of June 2001, Bangko Sentral had total assets of P1.13 trillion, of which net international reserves accounted for P756.5 billion ($14.4 billion). Bangko Sentral's remaining assets consist mainly of foreign exchange receivables, loans and advances and Government securities, and its liabilities consist mainly of deposits of financial institutions and, the Government and Government-owned corporations and foreign liabilities in the form of loans and bonds payable.

  Money Supply

     The following tables presents certain information regarding the Philippines' money supply:

                                  MONEY SUPPLY

                                                              AS OF DECEMBER 31                       AS OF
                                            -----------------------------------------------------   APRIL 30,
                                              1997       1998       1999       2000        2001      2002(1)
                                            --------   --------   --------   --------    --------   ---------
                                                          (IN BILLIONS, EXCEPT FOR PERCENTAGES)
M1(2)
Currency in circulation...................  P  143.6   P  146.1   P  218.5   P  192.3    P  194.7   P  176.2
Current account deposits..................     114.7      135.4      175.6      194.7       193.3      227.4
                                            --------   --------   --------   --------    --------   --------
Total.....................................     258.3      281.5      394.1      387.0       388.1      403.6
  % increase..............................      16.4%       9.0%        40%      (1.8%)       0.3%       3.7%(5)
M2(3).....................................  P1,053.9   P1,138.4   P1,357.9   P1,423.2    P1,521.1   P1,564.9
  % increase..............................      20.5%       8.0%      19.3%       4.8%        6.9%       6.7%(5)
M3(4).....................................  P1,066.0   P1,144.6   P1,365.1   P1,427.0    P1,525.0   P1,563.2
  % increase..............................      20.9%       7.4%      19.3%       4.6%        6.8%       6.6%(5)

---------------

Source: Bangko Sentral, Department of Economic Research.

(1) Preliminary.

(2) Consists of currency in circulation and demand deposits.

(3) Consists of M1, savings deposits and time deposits.

(4) Consists of M2 and deposit substitutes.

(5) Percentage growth over April 2001 level.

     The following table presents information regarding domestic interest and deposit rates.

                      DOMESTIC INTEREST AND DEPOSIT RATES

                                                              1997    1998    1999    2000    2001    2002
                                                              -----   -----   -----   -----   -----   -----
                                                              (WEIGHTED AVERAGES IN PERCENTAGES PER PERIOD)
91-day Treasury bill rates..................................  13.1%   15.3%   10.2%    9.9%    9.9%    5.7%(3)
90-day Manila Reference rate(1).............................  11.1    13.8    10.1     8.8    10.1     8.9(4)
Bank average lending rates(2)...............................  16.2    18.4    11.8    10.9    12.4    10.6(5)

---------------

Source: Bangko Sentral, Department of Economic Research.

(1) Based on promissory notes and time deposit transactions of sample commercial banks.

(2) Starting January 2002, monthly rates reflect the annual percentage equivalent of all commercial banks' actual monthly interest income on Peso-denominated loans to the total outstanding levels of their Peso-denominated demand/time loans, bills discounted, mortgage contract receivables and restructured loans.

(3) January to June 2002.

(4) January to May 2002.

(5) January to April 2002.

     The Asian economic crisis complicated Bangko Sentral's task of balancing the need for readily available credit against the fear of rising inflation. To control the inflationary effect of the Peso's depreciation, Bangko Sentral initially reduced the supply of Pesos by raising interest rates and reserve requirements. Bangko Sentral raised its overnight borrowing rate to 32% in July 1997 from 15% at the end of June 1997 and its overnight lending rate to 34% in July 1997 from 17% at the end of June 1997. On August 20, 1997, Bangko Sentral temporarily suspended its overnight lending facility. Bangko Sentral also increased liquidity reserve requirements on Peso deposit liabilities from 2% in July 1997 to 8% in August 1997 in addition to the bank's 13% statutory reserve requirement. In November 1997, as signs of improvement appeared, Bangko Sentral lowered liquidity reserve requirements to 4% of Peso deposit liabilities.

     Bangko Sentral and the Bankers' Association of the Philippines also took measures to encourage reductions in bank lending rates to avoid potential corporate bankruptcies. Bangko Sentral approved certain liquidity easing measures in January 1998, including the opening of a 30-day lending window, the opening of a swap window for banks without Government securities holdings and the purchase of Government securities at market prices. In April 1999, Bangko Sentral decreased the liquidity reserve requirement from 5% to 4% and lowered the statutory reserve requirement from 13% to 10% on March 1998. These measures were intended to lower bank intermediation costs and thereby reduce the banks' domestic lending rates. Bangko Sentral further reduced the statutory reserve requirement to 9% in July 1999 to help reduce the cost of money and increase funds available for lending. At the same time, Bangko Sentral maintained liquidity by raising the proportion of reserves which earns interest to 40% from 25%. In July 2001, Bangko Sentral raised banks' liquidity reserve requirement from 7.0% to 9.0%. The statutory reserve requirement remained unchanged at 9.0%. Bangko Sentral also reduced, from $10,000 to $5,000, the amount of US currency an individual could buy over-the-counter from banks without documentation. The measures were intended to siphon excess liquidity in the economy that could lead to higher inflation or be used to speculate on the Peso. On August 10, 2001, Bangko Sentral raised required liquidity reserves by another 2% points to 11%.

     As the inflation rate eased from 11.5% in January 1999 to 6.7% for the full-year 1999, Bangko Sentral implemented 21 rate cuts in its overnight borrowing rate (for a cumulative reduction of 462.5 basis points) and 20 rate cuts in its overnight lending rate (for a cumulative reduction of 377.5 basis points).

     The inflation rate in 2000 averaged 4.4%, which is well below the 6.7% recorded in 1999. Emerging inflationary pressures and volatility in the foreign exchange market due to narrowing interest rate differentials prompted monetary tightening actions in 2000. In May 2000, Bangko Sentral increased its overnight borrowing and lending rates by a total of 125 basis points to 10.0% and 12.3%, respectively. Policy rates were raised in September 2000 by 100 basis points and by an additional 400 basis points in October 2000 to address the upside risks of inflation due to the sharp depreciation of the Peso and the narrowing interest rate differential. The October 2000 rate increase was accompanied by a 4-percentage point increase in banks' liquidity reserve requirements intended to siphon off excess liquidity, which was feeding speculative activity in the foreign exchange market. As a result of these tightening moves, the average 91-day Treasury bill rate rose from 8.9% in January to 15.8% in November.

     The temporary tightening measures helped keep inflationary pressures in check, restored general stability in the foreign exchange market and provided room for the gradual easing of the monetary policy stance. In December 2000, Bangko Sentral began the process of restoring policy rates to pre-crisis levels by reducing the overnight rates by a cumulative 150 basis points. This induced a gradual downtrend in interest rates, with the 91-day Treasury bill rate falling to 13.6% in December.

     In early 2001, Bangko Sentral successively reduced interest rates to encourage economic activity. From January to May 2001, sustained monetary easing reduced Bangko Sentral policy rates by a total of 450 basis points to 9.0% and 11.25% for the overnight borrowing rates and lending rates, respectively. These rates remained unchanged from May 18 to October 4, 2001. Subsequently, relative stability in the financial markets and the containment of inflation allowed Bangko Sentral to further ease monetary policy. Moreover, the worldwide reduction in interest rates by many central banks, following significant monetary policy easing by the US Federal Reserve, made possible a comfortable interest rate differential and mitigated the risk of abrupt shifts in short-term investment funds toward foreign-currency denominated assets. Thus, Bangko Sentral's policy rates were reduced successively in the fourth quarter of 2001, resulting in a cumulative reduction of 575 basis points from December 2000. At the end of December 2001, the overnight borrowing rates and lending rates stood at 7.75% and 10.0%, respectively. The reduction in policy rates in December was accompanied by a two percentage point reduction in banks' liquidity reserve requirements intended to encourage a further downtrend in market interest rates.

     The tiering system on banks' overnight placements with Bangko Sentral (initially adopted in June 2000) was temporarily removed on August 3, 2001 to help ease pressure on the Peso. In November 2001, the tiering scheme was subsequently restored to induce banks to lend their funds to the various productive sectors of the economy. In December 2001, a change in the structure of the tiering scheme of Bangko Sentral's overnight rates window was effected as follows: 7.75% for placements of up to P5 billion, 5.75% for the next P5 billion, and 3.75% for placements in excess of P10 billion.

     During the first three months of 2002, Bangko Sentral eased policy rates three times for a cumulative reduction of 75 basis points to reach 7.0% and 9.25% for the overnight borrowing and lending rates, respectively. These are the lowest levels in Bangko Sentral's policy rates in 10 years. The rate reductions were accompanied by corresponding changes in the structure of the tiering scheme for interest rates on banks' overnight placements with Bangko Sentral. As of March 15, 2002, the rates under the tiering structure for banks' placements in the overnight rates placements with Bangko Sentral were as follows: 7.0% for placements of up to P5 billion, 4.0% for the next P5 billion, and 1.0% for placements in excess of P10 billion. The tiering scheme was also modified to cover placements in special deposit accounts ("SDAs") and was required to be applied on a consolidated basis. These changes were aimed at inducing banks to channel the additional liquidity into lending for productive activities. Bangko Sentral also reduced the liquidity reserve requirement on deposits by two percentage points to 7.0% effective January 18, 2002, a move which restored the liquidity reserves to their pre-July 2001 level.

     The benchmark 91-day Treasury bill rate declined from an average of 12.2% in January 2001 to 9.9% in December 2001. Bank lending rates have also begun to ease, from a range of 17.1%-19.0% in January 2001 to a range of 14.2%-12.7% in December 2001 and further to 7.9%-9.6% in June 2002.

  Foreign Exchange System

     The Republic maintains a floating exchange rate system under which market forces determine the exchange rate for the Philippine Peso. Bangko Sentral may, however, intervene in the market to maintain orderly market conditions and limit sharp fluctuations in the exchange rate.

     The following table sets out exchange rate information between the Peso and the US dollar.

                      EXCHANGE RATES OF PESO PER US DOLLAR

YEAR                                                       PERIOD END   PERIOD AVERAGE(1)
----                                                       ----------   -----------------
1997.....................................................    39.975          29.471
1998.....................................................    39.059          40.893
1999.....................................................    40.313          39.089
2000.....................................................    49.998          44.194
2001.....................................................    51.789          50.993
2002(2)..................................................    50.418          50.832

---------------

Source: Reference Exchange Rate Bulletin, Treasury Department, Bangko Sentral.

(1) The average of the monthly average exchange rates for each month of the applicable period.

(2) First six months of 2002.

     In 1993, the Government significantly reformed the Republic's foreign exchange payment system by, among other things:

     - eliminating the requirement to surrender export proceeds;

     - removing restrictions on current account transactions;

     - easing access to foreign currency loans for exporters and producers; and

     - relaxing the regulations governing investments outside the Philippines.

     Foreign exchange may be freely sold and purchased outside the banking system and deposited in foreign currency accounts. Both residents and non-residents may maintain foreign currency deposit accounts with authorized banks in the Philippines, and residents may maintain deposits abroad without restriction.

     Payments related to foreign loans registered with Bangko Sentral and foreign investments approved by or registered with Bangko Sentral may be serviced with foreign exchange purchased from authorized agent banks. Bangko Sentral must approve and register all outgoing investments by residents exceeding $6 million per investor per year if the funds will be sourced from the banking system. For a discussion of Bangko Sentral's loan approval regime, see "-- The Philippine Financial System -- Foreign Currency Loans".

     While the Government imposes no currency requirements for outgoing payments, all exchange proceeds from exports, services and investments must be obtained in any of 22 prescribed currencies. Authorized agent banks may convert the acceptable currencies to Pesos.

     Bangko Sentral maintains an Exporters' Dollar Facility to facilitate the conversion of export proceeds in US dollars into Pesos. In 1999, Bangko Sentral expanded the facility to include a Japanese yen rediscounting facility and renamed it the Exporters' Dollar and Yen Rediscount Facility.

     Individual or corporate non-residents may open Peso bank accounts without Bangko Sentral's approval. The export or electronic transfer out of the Philippines of Peso amounts exceeding P10,000 requires prior authorization from Bangko Sentral.

     The value of the Peso relative to the US dollar and other foreign currencies declined substantially in 1997 and early 1998. Bangko Sentral initially responded to the Peso depreciation in July 1997 by increasing its sales of US dollars and raising interest rates. In 1997, total net sales of US dollars by Bangko Sentral amounted to over $2.6 billion, including $2.1 billion in June and July 1997. Despite Bangko Sentral's intervention, sales of Pesos proved stronger than expected and as a result, Bangko Sentral allowed the Peso to float on July 11, 1997. The value of the Peso then declined over time, reaching a low of P45.42 per US dollar on January 8, 1998. As the Government implemented various monetary, foreign exchange and fiscal policies to curb speculation and restore confidence in the economy, the Peso began to strengthen. On December 31, 1998, Bangko Sentral's reference exchange rate was P39.06 per US dollar and on December 31, 1999, the exchange rate was P40.31 per US dollar.

     For the first four months of 2000, the Peso-dollar rate was relatively stable, averaging P40.78 per US dollar. However, the exchange rate began to exhibit volatility starting in mid-May and exceeded P45.00 per US dollar on July 27, 2000. It exceeded P50.00 per US dollar on October 27, 2000, and reached a record average low of P51.68 per US dollar in November 2000. The Peso recovered briefly in November, bringing the rate up to P49.39 per US dollar on November 29, 2000. This trend, however, was not sustained as the Peso depreciated to an average of P49.99 per US dollar by the end of 2000.

     The weakness of the Peso in 2000 may be attributed to a number of factors, including the rise in US interest rates, which reduced the interest rate differential between domestic and international interest rates, concerns over the rising fiscal deficit, and some domestic, non-economic factors, which included the tension in Mindanao, some issues pertaining to public governance, and the ensuing political uncertainties surrounding the impeachment trial of former President Estrada.

     The Peso depreciated further in 2001. From P49.998/US$1 at end-2000, transitory shocks caused the Peso to reach a low of P55.013/US$1 on January 19, 2001. The Peso strengthened thereafter and was relatively stable for most of February and March. From early April, however, the Peso traded in the P50-P51/US$1 range. The pressure on the Peso again intensified starting late June until the first week of August but the Peso subsequently appreciated to an average of P51.250/US$1 in September, from an average of P53.224/US$1 in July. The Peso weakened again starting the second week of October before appreciating towards the latter part of December as market conditions stabilized. Overall, during 2001 the Peso depreciated by 13.8% compared to the average peso-dollar exchange rate for 2000.

     The fluctuations in the peso-dollar rate during 2001 were caused by a confluence of domestic and external factors. In early January, the political crisis involving the impeachment proceedings of the former President negatively affected the Peso. However, the speedy and peaceful resolution of the political crisis enabled the Peso to recover and gain some stability beginning in the third week of January. Starting April until the first week of August, the Peso, along with other regional currencies, was again weakened against the dollar due primarily to bearish market sentiment brought about by concerns over the economic slowdown in the US and in Japan. The weakness of the Peso was also attributed to: (1) the continued tension resulting from the Abu Sayyaf hostage crisis and the spate of kidnappings in Metro Manila; (2) the downgrading of growth projections by the government due to the contraction in exports and the slowdown in industrial output; (3) worries over the budget deficit; (4) rising corporate dollar demand for mid-year import requirements and dividend repatriation; and (5) renewed weakening of investor sentiment on emerging market currencies due to the debt crisis in Argentina. Heightened uncertainty after the 11 September terrorist attacks in the United States was mainly behind the depreciation pressure on the Peso in the last quarter of the year.

     STABILIZATION OF THE PESO. Since it allowed the Peso to move within a wider range on July 11, 1997, Bangko Sentral has intervened minimally in the foreign exchange market. It has, however, adopted certain measures related to foreign exchange trading including:

     - requiring prior approval of Bangko Sentral to sell non-deliverable forward contracts to non-residents to decrease the demand for foreign currency (Bangko Sentral believes that speculators used non-deliverable forward contracts to increase artificially the demand for foreign currency);

     - reducing banks' permitted long or overbought foreign exchange position to the lower of $10 million or 5% of unimpaired capital, to limit a bank's ability to speculate in foreign exchange;

     - lifting temporarily, subject to periodic review by Bangko Sentral, the 20% limit on banks' short or oversold foreign exchange position, to increase the foreign exchange available in the market;

     - limiting the types of forward contracts that can be used as deductions when valuing a bank's overbought foreign exchange position;

     - requiring banks to consolidate their foreign exchange accounts with those of their subsidiaries when calculating net open foreign exchange positions so that a bank cannot circumvent the rules by engaging in foreign exchange transactions through a subsidiary or affiliate;

     - decreasing the maximum amount of foreign exchange that banks can sell over-the-counter on an undocumented basis to $5,000 from $100,000, thus moderating demand for foreign exchange;

     - prohibiting banks from extending Peso loans to non-residents to curb undue speculation in the foreign exchange market and to further reinforce the regulation that Peso deposits should be funded from inward foreign exchange remittance;

     - requiring banks with foreign exchange corporations to submit a report containing details of foreign exchange purchases and sales;

     - issuing rules and regulations to combat money laundering. See "-- The Philippine Financial System -- Structure of the Financial System".

     In addition, in December 1997, Bangko Sentral introduced the currency risk protection program, which is a hedging facility provided by Bangko Sentral through commercial banks under which, on the maturity of a forward contract, the difference between the contract rate and the market rate is settled and paid in Pesos. The program allows eligible borrowers with unhedged foreign exchange liabilities to borrow from the program to hedge their unmatured liabilities with reference to foreign currency deposit units of banks. This reduces their foreign exchange exposure and generally reduces demand for foreign currency in the spot market. In early 1998, as a part of the program, Bangko Sentral expanded oil companies' access to commercial bank funds by permitting them to borrow foreign currencies, in addition to obtaining loans and advances, to pay for their non-crude and non-refined imports and to meet their short-term working capital requirements.

     In January 2000, Bangko Sentral imposed a 90-day minimum holding period for foreign investments placed in Peso time deposits with Philippine banks to tighten its monitoring of the foreign exchange market and discourage the inflow of short-term speculative funds. The holding period applies only to Peso time deposits and not to other investments such as equities, government securities or commercial paper. Peso time deposits that are terminated within the 90-day period will not be converted by Philippine banks to foreign currency, but may be transferred to other Peso-denominated investments.

     In June 2000, Bangko Sentral began to require banks and their subsidiaries with foreign exchange operations to submit detailed reports of foreign exchange purchases and sales transactions involving more than $250,000 with the objective of closely monitoring and supervising the foreign exchange operations of those banks and subsidiaries.

     In October 2000, Bangko Sentral introduced guidelines on the foreign exchange trading activities for foreign exchange corporations or corporations that are subsidiaries or affiliates of banks, quasi-banks or non-bank intermediaries. Under the guidelines, foreign exchange corporations must require a written, notarized application and supporting documentation for sales of foreign exchange in excess of $10,000 to Philippine residents for trade and non-trade purposes. Additionally, foreign exchange corporations are required to confirm that the $10,000 limit is not breached by splitting the foreign exchange purchases into smaller amounts to make it appear that the purchase does not violate the prescribed limit. Bangko Sentral also increased the minimum paid-in capital for foreign exchange corporations to P50 million. In October 2000, Bangko Sentral also expressly prohibited banks from engaging in engineered swap transactions because Bangko Sentral believes these transactions contributed to the volatility of the Peso-US dollar exchange rate during 2000.

     In 2001 and 2002, Bangko Sentral implemented the following measures to address dollar speculation and exchange rate volatility:

     - in July 2001, expanded the eligibility rules of the currency risk protection program, a hedging facility established in 1997, to include US dollar trust receipts; net importers; registered foreign currency-denominated bonds and foreign currency deposit loans with the original maturities longer than one year and up to five years; and trade transactions of clients other than oil companies. The coverage of the currency risk protection program was further expanded in September 2001 to include Bangko Sentral-registered short-term trade-related borrowings of oil companies from offshore banking units and offshore banks. The measures are expected to further relieve the pressure on the spot market created by investors who seek to front-load their future foreign currency requirements and by borrowers who seek to cover unmatured foreign currency obligations;

     - reduced the ceiling on undocumented over-the-counter sales of foreign exchange to $5,000 to prevent abuse through the splitting of foreign exchange sales;

     - kept policy rates unchanged since May 18, 2001 to preserve an appropriate interest rate differential to encourage investors to maintain their Peso-denominated assets, while concurrently addressing the risk of inflation arising from the pass-through effects of the Peso depreciation. Bangko Sentral's overnight borrowing and lending rates were subsequently reduced after the third quarter of 2001 to their current levels of 7.0% and 9.25%, respectively;

     - increased the monetary penalty and introduced non-monetary sanctions for those violating foreign exchange rules and regulations; and

     - required effective from January 1, 2002, any person who brings into or out of the Philippines foreign currency in excess of $10,000 or its equivalent to declare the same in writing and to furnish information on the source and purpose of the transport of such currency.

THE PHILIPPINE FINANCIAL SYSTEM

  Composition

     The following table sets out the total assets of the Philippine financial system by category of financial institution.

                    TOTAL ASSETS OF THE FINANCIAL SYSTEM(1)

                                                         AS OF DECEMBER 31,                      AS OF
                                        ----------------------------------------------------   MARCH 31,
                                          1997       1998       1999       2000     2001(2)      2002
                                        --------   --------   --------   --------   --------   ---------
                                                                 (IN BILLIONS)
Banks
  Commercial banks...................   P2,513.0   P2,512.2   P2,722.3   P3,013.6   P3,070.5   P3,108.3
  Thrift banks.......................      208.4      216.4      223.5      245.8      259.0      256.9(2)
  Rural banks........................       57.6       60.0       61.9       67.4       73.8       73.8(3)
                                        --------   --------   --------   --------   --------   --------
    Total banks......................    2,779.0    2,788.6    3,007.7    3,326.8    3,403.3    3,439.0
                                        ========   ========   ========   ========   ========   ========
  Non-bank financial institutions....      610.3      656.2      733.6      773.8      691.3      690.5
                                        --------   --------   --------   --------   --------   --------
    Total assets.....................   P3,389.3   P3,444.8   P3,741.3   P4,100.6   P4,094.6   P4,129.5
                                        ========   ========   ========   ========   ========   ========

---------------

Source: Bangko Sentral.

(1) Excludes assets of Bangko Sentral.

(2) As of February 28, 2002.

(3) As of December 31, 2001.

     The Philippine financial system consists of banks and non-bank financial institutions. Banks include all financial institutions that lend funds obtained from the public primarily through the receipt of deposits. Non-banks include financial institutions other than banks which lend, invest or place funds, or at which evidences of indebtedness or equity are deposited with or acquired by them, either for their own account or for the account of others. Non-bank financial institutions may have quasi-banking functions. Quasi-banking functions include borrowing money to relend or purchase receivables and other obligations by issuing, endorsing or accepting debt or other instruments or by entering into repurchase agreements with 20 or more lenders at any one time.

     The Supervision and Examination Sector of Bangko Sentral supervises all banks and non-banks with quasi-banking functions, including their subsidiaries and affiliates engaged in related activities, with Bangko Sentral's Monetary Board having ultimate supervisory authority.

  Structure of the Financial System

     The Philippine financial system is comprised of commercial banks, thrift banks, rural banks, specialized Government banks and non-bank financial institutions. Each type of bank participates in distinct business activities and geographic markets.

Commercial banks perform the following activities:

     - accept drafts;

     - issue letters of credit, discount and negotiate promissory notes, drafts, bills of exchange and other evidences of indebtedness;

     - receive deposits;

     - buy and sell foreign exchange and gold and silver bullion; and

     - lend money on a secured or unsecured basis.

Expanded commercial banks, otherwise known as universal banks, in addition to regular commercial banking activities may also engage in investment banking activities, invest in non-bank businesses and own allied financial undertakings other than commercial banks. As of March 31, 2002, the country had 44 commercial banks, with 4,282 branch offices. Of such commercial banks, 41 were privately owned, including 13 foreign-controlled banks and six subsidiaries of foreign banks.

     The following table sets out the outstanding loans of commercial banks classified by sector.

                 COMMERCIAL BANKS' OUTSTANDING LOANS BY SECTOR

                                                       AS OF DECEMBER 31,
                        ---------------------------------------------------------------------------------    AS OF APRIL 30,
                               1998                 1999                 2000                 2001               2002(1)
                        ------------------   ------------------   ------------------   ------------------   ------------------
                                                          (IN MILLIONS, EXCEPT PERCENTAGES)
Agriculture, fishery
  and forestry........  P   62,930     4.7%  P   58,859     4.3%  P   62,101     4.3%  P   56,823     4.1%  P   48,962     3.5%
Mining and
  quarrying...........      20,048     1.5       16,466     1.2       21,166     1.5       19,890     1.4       16,114     1.1
Manufacturing.........     357,455    26.5      382,267    28.2      404,224    27.8      372,906    26.7      372,261    26.3
Electricity, gas and
  water...............      47,284     3.5       53,274     3.9       75,398     5.2       70,359     5.0       68,524     4.8
Construction..........      54,972     4.1       53,384     4.0       46,949     3.2       42,151     3.0       42,278     3.0
Wholesale and
  retail..............     210,191    15.6      203,177    15.0      201,233    13.9      210,306    15.0      194,765    13.7
Transportation,
  storage and
  communication.......      98,636     7.3       91,024     6.7       99,653     6.9       83,068     5.9       81,110     5.7
Financial
  institutions, real
  estate and business
  services............     347,339    25.7      342,673    25.3      386,797    26.6      359,199    25.7      409,004    28.8
Community, social and
  personal services...     149,336    11.1      153,104    11.3      153,983    10.6      184,534    13.2      185,008    13.1
                        ----------   -----   ----------   -----   ----------   -----   ----------   -----   ----------   -----
    Total.............  P1,348,191   100.0%  P1,354,228   100.0%  P1,451,504   100.0%  P1,399,236   100.0%  P1,418,026   100.0%
                        ==========   =====   ==========   =====   ==========   =====   ==========   =====   ==========   =====

---------------

Source: Bangko Sentral.

(1) Preliminary.

     Thrift banks invest their capital and the savings of depositors in:

     - financings for homebuilding and home development;

     - marketable debt securities;

     - commercial paper and accounts receivable, drafts, bills of exchange, acceptances or notes arising out of commercial transactions; or

     - short-term working capital and medium and long-term loans to small and medium-sized businesses and individuals engaged in agriculture, services, industry, housing and other financial and allied services in its market.

     As of March 31, 2002, the country had 100 thrift banks, with 1,242 branch offices.

     Rural banks extend credit in the rural areas on reasonable terms to meet the normal credit needs of farmers, fishermen, cooperatives and merchants and in general, the people in the rural communities. As of March 31, 2002, the country had 782 rural banks, with 1,137 branch offices.

     The specialized Government banks are the Development Bank of the Philippines, the Land Bank of the Philippines and the Al-Amanah Islamic Investment Bank of the Philippines. The Development Bank generally provides banking services to meet the medium and long-term needs of small and medium-sized agricultural and industrial enterprises, particularly in rural areas. The Land Bank primarily provides financial support for agriculture and all phases of the Republic's agrarian reform program. In addition to their special functions, the Development Bank and the Land Bank may operate as universal banks. The Al-Amanah Islamic Investment Bank promotes and accelerates the socio-economic development of the Autonomous Region of Muslim Mindanao by offering banking, financing and investment services based on Islamic banking principles and rulings.

     Non-bank financial institutions are primarily long-term financing institutions that engage in productive ventures and, to a minor extent, facilitate short-term placements in other financial institutions. As of December 31, 2001, Bangko Sentral regulated or supervised 36 investment houses, 48 finance companies, 26 security dealers/brokers, 5,018 pawnshops, 11 investment companies, nine lending investors, 86 non-stock savings and loan associations, four venture capital corporations, six mutual building and loan associations, four Government non-bank financial institutions and seven credit companies.

     Over the past several years, the Government has reformed the financial sector to eliminate controls, enhance competition and promote stronger and more efficient financial institutions. The reforms include:

     - unifying and gradually reducing reserve requirements to reduce intermediation costs of banks and improve their efficiency;

     - using the extension of credit by Bangko Sentral to banks against promissory notes and other collateral or rediscounting as a mechanism for liquidity control rather than pure credit allocation;

     - broadening securities dealing in Philippine Treasury bills to allow the market to determine interest rates;

     - prescribing more stringent standards for the establishment of new banks;

     - easing the entry and operation of foreign banks to attract foreign investments, promote competition and reduce intermediation costs;

     - simplifying the entry rules for rural banks to improve competition and promote efficiency; and

     - increasing minimum capital requirements to promote stronger financial institutions.

     The minimum bank capitalization requirements as of December 2000 is P4.95 billion for universal banks, P2.4 billion for commercial banks and P325 million for thrift banks based in Metro Manila.

     The economic downturn affected banks in the Philippines primarily in two ways. First, due to the economic troubles, bank deposits increased only minimally which in turn limited the ability of banks to extend new loans. Aggregate assets of the banking system increased by 21.8% from year-end 1997 to February, 2002. Second, the depreciation of the Peso, declining equity prices and higher domestic interest rates weakened the quality of the assets of Philippine banks. This caused a number of relatively small financial institutions to fail and created concerns about the stability of the Philippine financial system.

     The following table provides information regarding non-performing loans for the banking system for the periods indicated.

TOTAL LOANS (GROSS) AND NON-PERFORMING LOANS BY TYPE OF COMMERCIAL BANKS

                                                    AS OF DECEMBER 31,                      AS OF
                                   ----------------------------------------------------   APRIL 30,
                                     1997       1998       1999       2000       2001       2002
                                   --------   --------   --------   --------   --------   ---------
                                                   (IN BILLIONS EXCEPT PERCENTAGES)
Expanded commercial banks(1)
  Total loans....................  P1,112.0   P1,080.1   P1,086.1   P1,025.0   P  992.2   P  988.6
  Total non-performing loans.....      46.6      112.4      141.6      172.4      192.6      211.3
  Ratio of non-performing loans
     to total loans..............       4.2%      10.4%      13.0%      16.8%      19.4%      21.4%
Non-expanded commercial banks(2)
  Total loans....................     137.6      120.8      139.7      184.3      182.7      190.0
  Total non-performing loans.....       9.8       16.5       23.0       32.4       41.7       40.7
  Ratio of non-performing loans
     to total loans..............       7.2%      13.6%      16.4%      17.6%      22.8%      21.4%
Government banks(3)
  Total loans....................     166.4      185.9      201.0      222.4      200.3      206.9
  Total non-performing loans.....      10.2       18.8       25.4       33.5       35.7       38.6
  Ratio of non-performing loans
     to total loans..............       6.1%      10.1%      12.6%      15.1%      17.8%      18.7%
Foreign banks(4)
  Total loans....................     157.1      155.7      156.2      196.5      249.9      267.0
  Total non-performing loans.....       6.9       12.2        5.4        7.5       11.9       10.7
  Ratio of non-performing loans
     to total loans..............       4.4%       7.9%       3.5%       3.8%       4.8%       4.0%
Total loans......................  P1,573.1   P1,542.5   P1,582.9   P1,628.2   P1,625.1   P1,652.6
Total non-performing loans.......      73.6      160.0      195.4      245.8      281.9      301.3
Ratio of non-performing loans to
  total
  loans..........................       4.7%      10.4%      12.3%      15.1%      17.4%      18.2%

---------------

Source: Bangko Sentral, Department of Economic Research/Supervisory Reports and Studies Office.

(1) Includes ING Bank (foreign bank) and excludes Land Bank of the Philippines and Development Bank of the Philippines. Starting May 2001, three expanded commercial banks (Standard Chartered Bank, HSBC and ING Bank) were reclassified as foreign banks.

(2) Excludes Orient Bank.

(3) Consists of Land Bank, Development Bank and Al-Amanah Islamic Bank.

(4) Consists of 13 foreign banks, excludes three foreign banks' subsidiaries.

     The commercial banking system's NPLs, as a percentage of total loans climbed from 4.7% in 1997 to 17.4% in 2001. In 1998, Bangko Sentral shortened the period after which overdue loans must be classified as NPLs from six months to three months. High interest rates and the depreciation in the Peso have contributed to the increase in NPLs. Bangko Sentral's policy to address the increase in NPLs has been to lower domestic interest rates, promote corporate restructuring and encourage the swift disposal of real and other properties owned or acquired through private-sector led initiatives. These actions enable banks to concentrate on new loans and focus on areas within their core competence.

     The rise in NPLs weighed down on the asset quality of banks in 2001. The commercial banking system's NPLs as a percent of total loans rose from 15.1% in December 2000 to 17.4% in December 2001. This weakening resulted from the depreciation of the Peso, which contributed to a rise in loan defaults, and the slowdown in business activity that saw a drop in credit demand.

     In late 2000 and early 2001, Bangko Sentral extended P30 billion in emergency loans to Equitable PCI and P25 billion in emergency loans to Philippine National Bank ("PNB") to help the banks alleviate short-term liquidity problems attributed to heavy withdrawals during the Estrada impeachment trial.

     The average capital adequacy ratio of the banking system based on the old concept was 16.6% as of February 28, 2002, above the statutory floor of 10%.

     After the onset of the Asian economic crisis, Bangko Sentral adopted a number of measures to protect the financial position and soundness of the country's banks, including measures relating to:

     - Limits on a bank's transactional capacity by:

        - reducing the maximum loan value for real estate loans from 70% to 60% of the appraised value of the real estate collateral;

        - limiting bank's real estate loans to no more than 20% of a bank's loan portfolio, subject to certain exceptions that could increase the percentage to 30% overall;

        - requiring that 30% of the 100% cover of a bank's foreign currency deposit units' foreign exchange liabilities be kept in liquid assets; and

        - requiring banks to mark-to-market their trading portfolios in line with existing market conditions at the execution of every transaction at the end of each month.

     - Measures relating to delinquent and restructured loans:

        - in cases of loans payable in monthly or quarterly installments, reducing the number of missed monthly payments from six to three and quarterly payments from two to one before a loan must be classified as non-performing. To align domestic regulations with international standards, in May 1999 Bangko Sentral extended the date to classify a loan as non-performing for loans payable on a lump sum basis and loans payable in quarterly, semi-annual or annual installments to 30 days after their past-due date;

        - revising the treatment of restructured loans to provide that they should be treated as performing loans or interest income related to them should accrue if they are current and fully secured by real estate with loan value up to 60% of the appraised value of the real estate security plus ensured improvements. In May 1999, Bangko Sentral further tightened regulations regarding the appraisal of collateral for restructured loans and stipulated additional criteria for reclassifying restructured loans as performing;

        - mandating general loan loss provisions over and above the provision for probable losses linked to individually identified bad accounts. Incremental loans granted over and above the loan portfolio level of banks, net of allowable exclusions, as of March 31, 1999 are no longer subject to the provisioning requirements requiring banks to reserve an amount equal to 2% of their gross loan portfolio (less certain accounts) as an allowance for probable losses. In December 2001, Bangko Sentral lowered the provisioning ratio from 2% to 1% of the latest outstanding balance of unclassified loans other than restructured loans (less loans which are considered non-risk under existing laws and regulations) to increase new lending, and imposed a 5% reserve on the outstanding balance of unclassified restructured loans (less the outstanding balance of restructured loans which are considered non-risk under existing regulations), to reflect the higher risks attached to such loans even if they are presently performing. These adjustments were implemented to reduce disincentives to lending activities of banks with otherwise sound loan portfolios; and

        - tightening provisioning requirements to include new categories of loans especially mentioned, regardless of whether such loans are secured by collateral (loan loss provisions of 5% of outstanding loan amount), and secured loans classified as substandard (loan loss provisions of 25% of outstanding loan amount). Guidelines on the allowance required on loan accounts classified as substandard-secured were subsequently issued.

     - Measures relating to capitalization:

        - increasing minimum capital requirements for universal banks to P4.95 billion by December 31, 2000 and for commercial banks to P2.4 billion by December 31, 2000;

        - implementing additional penalties for a bank's failure to comply with minimum capital requirements; and

        - categorizing banks by the degree of undercapitalization and adopting prompt corrective measures as appropriate.

     - Measures relating to disclosure and management:

        - improving bank disclosures regarding interest rates, non-performing loans, classified loans, loan loss reserves, allowances for probable losses and loss provisions;

        - improving bank management by outlining and expanding the duties of boards of directors;

        - requiring banks to appoint compliance officers to ensure the bank's compliance with banking rules and regulations; and

        - requiring external auditors to provide more information to Bangko Sentral.

     - Measures relating to regulatory control and bankruptcy:

        - shifting the regulatory approach to a risk-based approach of examination and consolidated supervision as opposed to one focused exclusively on transaction testing and verifying the existence and value of assets;

        - issuing stricter guidelines to establish and operate new banks so that new banks will have suitable stockholders, adequate financial strength, an appropriate legal structure in line with its operational structure and appropriate management with sufficient expertise and integrity to operate the bank in a sound and prudent manner. In 1999, Bangko Sentral put in place an indefinite moratorium on the establishment of new banks with certain exceptions such as new banks resulting from mergers and consolidations. In March 2001, Bangko Sentral issued implementing guidelines to enforce section 8 of the General Banking Law of 2000. These guidelines provided for a moratorium on the establishment of commercial banks, with certain exceptions such as new banks arising from the acquisition by a foreign bank of 100% of the voting stock of an existing domestic commercial bank; and

        - adopting strategies for restructuring a failed bank before closing it, including rehabilitating the troubled bank, buying-in another bank or financial institution or merging the troubled bank with another financial institution.

     Bangko Sentral worked to amend the banking laws to:

        - allow Bangko Sentral to adopt internationally accepted risk-based capital requirements,

        - define unsound banking practices and increase the frequency of bank examinations,

        - impose sanctions on banks and related persons for violations of banking regulations,

        - issue regulations requiring banks and affiliates to maintain balanced positions in their foreign currency transactions, and

        - grant loans to banks for liquidity purposes.

     To stimulate economic recovery and encourage greater bank lending, Bangko Sentral relaxed the general loan loss provisioning requirement in April 1999 so that banks would not have to make general loan loss provisions for loans granted after March 31, 1999 (the general loan loss provision prior to March 31, 1999 was 1.5% of the total amount of outstanding loan). The requirements for specific loan loss provisions still apply.

     The General Banking Law of 2000, signed in May 2000, amended the General Banking Act and enhanced Bangko Sentral's supervisory powers, tightened prudential norms and liberalized foreign ownership of banks. Bangko Sentral now has the power to conduct more in-depth examinations of banks and undertake more effective prompt corrective action. The General Banking Law, however, repealed the Philippine Deposit Insurance Corporation's independent right to conduct on-site supervision and require information from banks. Since August 2000, Bangko Sentral has been issuing the implementing guidelines for the General Banking Law. The General Banking Law reforms introduced include:

     - a strong legal basis for consolidated supervision;

     - formal adoption of Basel risk-based capital requirements effective beginning July 1, 2001;

     - fit-and-proper criteria for directors and officers;

     - stronger safeguards against connected lending and more comprehensive coverage of single borrower's limit;

     - inclusion of the declaration of a bank holiday as a ground for placing a bank under receivership;

     - the legal basis for formulating standards determining unsafe and unsound bank practices;

     - ownership ceilings by foreign and domestic banks;

     - increases in monetary penalties; and

     - improved transparency and disclosure standards.

     As part of the global fight against money laundering, since July 2000, Bangko Sentral has required banks to report on unusually large transactions and all unusual patterns of transactions which have no apparent or visible lawful purpose. On July 26, 2001, Bangko Sentral also reduced the ceiling on undocumented over-the-counter sales of foreign exchange from $10,000 to $5,000. Additionally, Bangko Sentral has issued a number of administrative measures that bring the country's regulatory regime relating to money laundering closer to international standards. See "Recent Economic Developments -- Anti-Money Laundering Act of 2001". These measures include:

     - requiring banks and non-bank financial institutions to take reasonable measures to establish and record the true identity of their clients and to update their records at least every other year;

     - requiring banks and non-bank financial intermediaries to submit their respective plans of action to comply with the above requirements;

     - requiring banks to take necessary measures to establish and record the true identity of their clients in cases of numbered foreign currency accounts authorized under existing law;

     - precluding banks from issuing cashier's, manager's checks, certified checks or other instruments payable, to cash, bearer or numbered accounts in amounts exceeding $10,000;

     - requiring banks with foreign exchange subsidiaries or affiliates to report, on a daily basis, the counterparties and other details of all foreign exchange sales and purchases. For transactions of $250,000 and above, banks are required to specify the identities and addresses of the parties as well as the purpose of the transaction;

     - instructing foreign exchange corporations, for sales of foreign exchange exceeding $5,000 or more to residents for trade and non-trade purposes, to require foreign exchange purchasers to submit a notarized application and supporting documents; and

     - requiring any person to declare in writing the amount, source and purpose of the transfer of foreign currency into and out of the country for amounts equivalent to or exceeding $10,000.

  Foreign Currency Loans

     Bangko Sentral imposes a combination of prior approval, registration and reporting requirements on all non-Peso denominated loans. The regime is as follows:

                TYPE OF LOAN                              REGULATORY REQUIREMENT
---------------------------------------------  ---------------------------------------------
Private sector loans:                          Prior approval, subsequent registration and
- guaranteed by a public sector entity or a    reporting requirements.
  local
 commercial bank;
- granted by foreign currency deposit units
  that are specifically or directly funded
  from, or collateralized by, offshore loans
  or deposits;
- obtained by banks and financial
  institutions with a term exceeding one year
  which will be relent to public and private
  enterprises; or
- serviced using foreign exchange purchased
  from the banking system, unless
  specifically exempted from the approval
  requirement.
Private sector loans which are specifically    Subsequent registration and reporting
  exempted and which will be serviced with     requirements.
  foreign exchange purchased in the
  banking system.
All private sector loans to be serviced with   Reporting requirements.
  foreign exchange not purchased from the
  banking system.
Public sector offshore loans except:           Prior approval and reporting requirements.
- short-term foreign currency deposit loans
  for trade financing; and
- short-term interbank borrowings.

THE PHILIPPINE SECURITIES MARKETS

  History and Development

     The securities industry in the Philippines began with the opening of the Manila Stock Exchange in 1927. In 1936, the Government established the Securities and Exchange Commission (the "SEC") to oversee the industry and protect investors. Subsequently, the Makati Stock Exchange opened in 1963 and merged with the Manila Stock Exchange to form the Philippine Stock Exchange in 1994. Until economic and political difficulties in the 1970s caused its decline, the Philippine securities market was the most active in Asia. Since 1992, the Government has attempted to improve the capital market, attract more companies to list on the Philippine Stock Exchange and allow more investors to participate in the market by emphasizing market deregulation and self-regulation.

     On December 6, 1996, the SEC granted the Philippine Central Depository, Inc. a temporary operating license. The central depository, a private institution, implemented a book-entry system to simplify the mechanism for issuing and transferring securities. By December 1997, the central depository had enrolled all active listed issues in the book entry system.

     On June 29, 1998, the SEC granted the Philippine Stock Exchange self-regulatory organization status, empowering it to supervise and discipline its members, including by examining a member's books of account and conducting audits.

     To broaden the range of securities eligible for listing, the Philippine Stock Exchange established a board for small-and medium-sized enterprises with an authorized capital of P20 million to P99.9 million of which at least 85% must be subscribed and fully paid. The Philippine Stock Exchange intends to eventually list debt securities and equity derivatives as well.

     On July 19, 2000, the Securities Act of 1999 was signed into law. The new
Act:

     - shifts the focus of securities regulation from a merit-based system to a disclosure-based system;

     - strengthens the anti-fraud provisions of the securities laws;

     - utilizes self-regulatory organizations to enforce greater investor protection;

     - updates the regulations governing the securities industry consistent with international practices; and

     - strengthens the rule-making and corporate reorganization powers of the SEC.

     As of June 10, 2002, the Philippine Stock Exchange had 151 local and 33 foreign members and 236 listed companies.

     Share prices of companies listed on the Philippine Stock Exchange fell significantly in 1997. The falling stock market and resultant heavy selling of Philippine equity securities by foreign investors hurt the value of the Peso and the foreign currency positions of financial institutions in the Philippines. The Philippine Stock Exchange Composite Index declined by 45.8% in Peso terms from 3,447.6 on February 3, 1997 to 1,869.2 on December 29, 1997. The Philippine Stock Exchange Composite Index was quite volatile and continued to fall during most of 1998, reaching an historic low of 1,082.2 on September 11, 1998.

     The stock market rebounded in late 1999, as the Philippine Stock Exchange Composite Index reached 2,143.0 at the end of December 1999, a 8.9% increase from its level at the end of December 1998. The recovery, however, was short-lived as the Philippine Stock Exchange Composite Index contracted for three consecutive quarters in 2000, declining 31.1% for the first nine months due to political turmoil, weakening economic fundamentals and a stock market manipulation scandal involving BW Resources Corporation ("BW"), a publicly traded company, and Mr. Dante Tan, its largest shareholder. During 1999, Mr. Tan, in his own name, under alias names and through associates, bought and sold large quantities of BW shares in an attempt to control the price of the shares. Mr. Tan was charged with, among other things, price manipulation and insider trading. Mr. Tan's case is currently pending with the Department of Justice. The stock market's overall capitalization grew 33% in 2000. As of December 31, 2000, overall capitalization was approximately P2.5 trillion, compared to P1.9 trillion as of December 31, 1999 and P1.4 trillion as of December 31, 1998. As a percentage of GNP, market capitalization declined from 86.4% in 1999 to 77.6% by the end of 2000. The Philippine Stock Exchange Composite Index closed at 1,494.5 on December 31, 2000.

     On June 20, 2001, the Philippine Stock Exchange announced that the SEC had approved its proposal for its demutualization, or conversion from a mutual or membership organization into a publicly-held stock corporation. Under the demutualization, the Exchange created a new corporation which assumed approximately 80% of the Exchange's total assets. Exchange member broker-dealers surrendered membership rights to the Exchange and, in return, received shares of the new corporation, shares of the Exchange and trading rights. On July 20, 2001, the Philippine Stock Exchange approved the plan to demutualize the stock exchange. On August 8, 2001, the Philippine Stock Exchange completed its conversion to a stock corporation that is publicly held. As its first shareholders, each of the 184 member-brokers subscribed and fully paid for 50,000 shares. The second part of the demutualization which is the public offering and listing of its shares on the Exchange is still under planning.

     The Philippine Stock Exchange Composite Index reached 1,168.08 at the end of December 2001, a 21.8% decrease from its level at the end of December 2000. At the end of September 2001, the composite index closed the month at 1,126.63, a decrease of 21.5% from end of September 2000. In October 2001, amid the onset of the US-led attacks against the Taliban government in Afghanistan, fears and uncertainties about the prospects of the global economy due to the subsequent threat of war and recession and apprehensions over the Philippine economic and political environment, the composite index continued its decline, finishing the month at 993.35, or 11.8% lower than September 2001. In November 2001, the composite index rose to finish the month at 1,128.47, or 13.6% higher than the prior month, due to the release of better-than-expected domestic economic data, a lower budget deficit for October 2001 than was targeted and favorable news on the

US-led attacks against the Taliban in Afghanistan. In December 2001, the composite index increased to 1,168.08 at month-end, or 3.5% higher than at the end of November 2001.

  Government Securities Market

     The Government securities market is dominated by short-term Treasury bills with maturities not exceeding one year. Responding to investor preferences and to create a yield curve for long-term domestic securities, the Government issued securities with longer maturities, including five-year fixed rate treasury bonds in June 1995 and seven and ten-year fixed rate treasury bonds in 1996. The restructuring of the Republic's domestic debt in favor of longer-term securities kept the issuance of Treasury bills of P17.9 billion below budget in 1996, while the issuance of fixed rate Treasury bonds exceeded expectations by P13.5 billion. In 1997, the Government sold, for the first time, 20-year Treasury bonds in the amount of P2 billion. The Government's outstanding direct domestic debt totalled P1,247.7 billion as of December 31, 2001, an increase of 46.6% from P850.9 billion as of December 31, 1998.

     In June 1999, the Government issued P11.6 billion small-denominated Treasury bonds. These bonds, which have a maturity of five years and are available in blocks of as low as P5,000, are aimed at Philippine retail investors. The bonds are intended to reduce the Government's dependence on weekly auctions and to provide the Government with another source of long-term funding. The Government intends to continue to issue small-denominated Treasury bonds and expects the program to reduce demand for short-term funding and contribute to reduced pressure on interest rates.

     The Government has taken steps to further the development of the secondary market in Treasury securities, including establishing of the Registry of Scripless Securities which computerizes the sales and purchases of Treasury securities in the secondary market.

  International Bond Market

     In February 1997, Bangko Sentral approved guidelines governing the issuance of Peso-denominated instruments in the international capital markets. Bangko Sentral will require the receipt of foreign currency by the Philippines and its exchange into Pesos in the local banking system.

PUBLIC FINANCE

  The Consolidated Financial Position

     The consolidated public sector financial position measures the overall financial standing of the Republic's public sector. It is comprised of the public sector borrowing requirement and the aggregate deficit or surplus of the Social Security System and the Government Service Insurance System, Bangko Sentral, the Government financial institutions and the local Government units. The public sector borrowing requirement reflects the aggregate deficit or surplus of the Government, the Central Bank-Board of Liquidator's accounts, the Oil Price Stabilization Fund and the 14 monitored Government owned corporations.

     The following table sets out the consolidated financial position on a cash basis for the periods indicated.

         CONSOLIDATED PUBLIC SECTOR FINANCIAL POSITION OF THE REPUBLIC

                                                          1997     1998      1999      2000     2001(1)
                                                         ------   -------   -------   -------   -------
                                                               (IN BILLIONS, EXCEPT PERCENTAGES)
Public sector borrowing requirement:
  National Government.................................   P  1.6   P (50.0)  P(111.7)  P(134.2)  P(147.0)
  Central Bank-Board of Liquidation...................    (25.7)    (26.4)    (20.5)    (19.2)    (23.5)
  Oil Price Stabilization Fund(2).....................     (0.8)      0.7       1.9       0.1       0.0
  Monitored Government owned corporations.............    (17.2)    (38.0)     (4.6)    (19.2)    (20.9)
  Government transfers to Government owned
    corporations......................................      2.5       0.9       3.0       4.2       4.4
  Other adjustments...................................      0.0       1.5      (6.1)     (6.6)      0.0
                                                         ------   -------   -------   -------   -------
    Total public sector borrowing requirement.........   P(39.5)  P(111.3)  P(138.0)  P(174.8)  P(187.0)
                                                         ======   =======   =======   =======   =======
As a percentage of GNP................................     (1.6)%    (4.0)%    (4.4)%    (5.0)%    (5.1)%
Other public sector:
  Social Security System and Government Service
    Insurance System..................................   P  3.9   P  17.8   P  36.4   P  15.5   P  15.6
  Bangko Sentral(3)...................................      2.2       3.2      (4.0)      0.2      15.0
  Government financial institutions...................      4.4       5.4       3.3       2.8       4.8
  Local Government units..............................      4.0       2.0       3.2       3.8       4.2
  Timing adjustment of interest payments to Bangko
    Sentral...........................................      2.3      (0.3)     (2.3)      0.5      (0.2)
  Other adjustments...................................      0.0       0.0       0.8       0.1       0.1
                                                         ------   -------   -------   -------   -------
      Total other public sector.......................     16.6      28.1      37.5      22.9      39.4
                                                         ------   -------   -------   -------   -------
      Consolidated public sector financial position...   P(22.9)  P (83.2)  P(100.5)  P(151.9)  P(147.6)
                                                         ======   =======   =======   =======   =======
As a percentage of GNP................................     (1.0)%    (3.0)%    (3.2)%    (4.3)%    (4.1)%

---------------

Source: Fiscal Policy and Planning Office, Department of Finance.

(1) Preliminary.

(2) The Oil Price Stabilization Fund was created by the Government to stabilize the domestic price of oil products. Prior to deregulation in 1997, if exchange rates and international crude oil prices exceeded certain levels, oil companies received money from the fund, but if exchange rates and crude oil prices fell below those levels, oil companies contributed to the fund. The fund was technically abolished with the full deregulation of the oil industry in February 1998. The Government will settle claims against the fund, amounting to P2.6 billion in 1997, by granting the claimants tax credits over a 15-month period.

(3) Amounts are net of interest rebates, dividends and other amounts remitted to the Government and the Central Bank-Board of Liquidation.

     In 1997, the consolidated financial position recorded a deficit of P22.9 billion, or 1.0% of GNP at current prices. The significantly higher deficit resulted from increased interest rates and, accordingly, interest costs, coupled with lower than projected GNP, which resulted in lower revenues in 1997. In addition, costs relating to the restructuring of the old Central Bank of the Philippines contributed P25.7 billion to the deficit.

     For 1998, the consolidated financial position recorded a deficit of P83.2 billion, or 3.0% of GNP at current prices, because of increased public sector borrowing requirement to finance higher deficits incurred by the Government and the Government owned corporations. Costs relating to the restructuring of the old Central Bank contributed P26.4 billion to the deficit.

     For 1999, the consolidated financial position recorded a deficit of P100.5 billion, or 3.2% of GNP at current market prices, compared to a deficit of P83.2 billion in 1998. The Government's position was P15.2 billion off its target of P85.3 billion for the year. The Government accounted for P111.7 billion of the total deficit for the period, in line with its objective of stimulating the economy. Restructuring costs for the old Central Bank also contributed P20.5 billion to the total public sector borrowing requirement.

     Led by the Government deficit, the consolidated financial position deficit increased to P151.9 billion in 2000 or 4.3% of GNP at current market prices, compared with the previous year's deficit of P100.5 billion. The consolidated public sector deficit was largely due to a public sector borrowing requirement of P174.8 billion, which included P19.2 billion for costs relating to the restructuring of the old Central Bank and the P19.2 billion deficit of the 14 monitored non-financial Government corporations. The Government owned corporations' budget gap deteriorated from the single-digit deficit posted in 1999 as both current and capital expenditures increased. The greatest contributors to the deficit were the Philippine National Oil Company, the National Power Corporation, the Light Rail Transit Authority, the National Development Corporation and the National Food Authority.

     The other public sector entities had a combined surplus of P22.9 billion in 2000, largely due to the substantial surpluses of the local government units and the social security institutions such as the Government Services and Insurance System and Social Security System.

     For 2001, the consolidated financial position recorded a deficit of P147.6 billion or 4.1% of GDP at current market prices. The Government accounted for P147.0 billion of the deficit, the Central Bank restructuring accounted for P23.5 billion and the monitored Government-owned corporations accounted for P21.7 billion. The other public sector entities had a combined surplus of P39.4 billion during 2001, of which P15.5 billion was attributable to the social security institutions.

  Government Revenues and Expenditures

     The following table sets out Government revenues and expenditures for the periods indicated.

                      GOVERNMENT REVENUES AND EXPENDITURES

                                                               ACTUAL                                     BUDGET
                                      ---------------------------------------------------------     -------------------
                                                                                        JAN-MAY
                                       1997     1998     1999      2000     2001(1)      2002       2001(2)      2002
                                      ------   ------   -------   -------   -------     -------     -------     -------
                                                  (IN BILLIONS, EXCEPT PERCENTAGES)
REVENUES
Tax revenues
  Bureau of Internal Revenue.......   P314.7   P337.2   P 341.3   P 360.8   P 388.7     P160.0      P 388.1     P447.6
  Bureau of Customs................     94.8     76.0      86.5      95.0      96.2       36.8        105.1      115.1
  Others(3)........................      2.7      3.4       3.8       4.2       4.9        2.3          5.7        8.6
                                      ------   ------   -------   -------   -------     -------     -------     ------
    Total tax revenues.............    412.2    416.6     431.7     460.0     489.8      199.1        498.9      571.3
      As a percentage of GNP.......     16.1%    14.9%     13.9%     13.2%     12.8%       N/A         13.0%      13.7%
Non-tax revenues
  Bureau of the Treasury
    income(4)......................   P 35.4   P 22.5   P  26.3   P  30.8   P  46.4     P 12.7      P  24.9     P 22.2
  Fees and other charges(5)........     13.2     21.0      16.0      17.9      24.3       11.9         23.2       25.6
  Privatizations(6)................      9.4      1.7       4.2       4.6       1.2        0.1         10.0        5.0
  Comprehensive Agrarian Reform
    Program (land acquisition and
    credit)........................      0.0      0.0       0.1       0.0       0.0         --          0.0        0.0
  Foreign grants...................      1.7      0.4       0.3       1.4       2.0        0.1          1.2        0.3
                                      ------   ------   -------   -------   -------     -------     -------     ------
    Total non-tax revenues.........     59.7     45.6      46.8      54.7      73.9       24.8         59.3       53.0
                                      ------   ------   -------   -------   -------     -------     -------     ------
      Total revenues...............    471.8    462.5     478.5     514.8     563.7      223.9        558.2      624.3
                                      ------   ------   -------   -------   -------     -------     -------     ------
        As a percentage of GNP.....     18.4%    16.6%     15.2%     14.7%     14.7%       N/A         14.5%      15.0%
EXPENDITURES
  Personnel services...............   P150.4   P198.5   P 202.7   P 225.2   P 195.3        N/A          N/A(7)  P251.3
  Maintenance and operating
    expense........................    108.1     64.4      70.8      79.8     150.8        N/A          N/A(7)    80.8
  Other current operating
    expense........................      6.1      0.2       5.5       3.6         0        N/A          N/A(7)     N/A(7)
  Interest payments
    Foreign........................     19.6     26.3      31.3      47.3      62.2       24.9         63.2       64.0
    Domestic.......................     58.4     73.5      75.0      93.6     112.6       47.4        116.2      140.3
                                      ------   ------   -------   -------   -------     -------     -------     ------
      Total interest payments......     78.0     99.8     106.3     140.9     174.8       72.3        179.4      204.3
  Subsidies to Government
    corporation....................      5.9      4.7       6.8       6.7       9.4        N/A          N/A(7)     5.0
  Allotment to local government
    units..........................     71.0     72.0      78.7     100.0     118.2        N/A          N/A(7)   103.9
  Transfers to the Oil Price
    Stabilization Fund.............      0.0      0.0       0.7       0.0       0.0        N/A          N/A(7)    28.6
  Comprehensive Agrarian Reform
    Program (land acquisition and
    credit)........................      0.0      0.5       0.0       2.3       0.0        N/A          N/A(7)     5.6
  Infrastructure and other capital
    outlays........................     47.9     71.3     115.7      87.2      57.9        N/A        101.0       67.8
  Equity and net lending...........      3.0      1.1       3.2       3.2       4.4        N/A          N/A(7)     7.1
                                      ------   ------   -------   -------   -------     -------     -------     ------
    Total expenditures.............    470.3    512.5     590.4     649.0     710.8      331.3        703.2      754.3
                                      ------   ------   -------   -------   -------     -------     -------     ------
      As a percentage of GNP.......     18.6%    18.4%     18.8%     18.5%     18.6%       N/A         18.3%      18.0%
Surplus/(Deficit)..................   P  1.6   P(50.0)  P(111.7)  P(134.2)  P(147.0)    P(107.5)    P(145.0)    (130.0)
                                      ======   ======   =======   =======   =======     =======     =======     ======
FINANCING
  Domestic financing...............   P  5.3   P 37.6   P  28.9   P  55.5   P 124.1     P 18.4      P 118.7     P 79.0
    Net domestic borrowings........    (20.3)    76.5      98.8     119.5     152.3       61.6        165.2       63.3
    Non-budgetary accounts.........     (7.0)   (56.0)     32.6     (57.6)    (50.4)     (15.2)       (24.3)      15.1
  Use of cash balances.............     32.6     17.1      37.4      (6.5)     22.2        (28)        22.2
  Foreign financing................     (6.8)    12.3      82.8      78.8      22.9       89.1         26.3         .7
                                      ------   ------   -------   -------   -------     -------     -------     ------
      Total financing..............   P (1.6)  P 50.0   P 111.7   P 134.2   P 147.0     P107.5      P 145.0     P130.0
                                      ======   ======   =======   =======   =======     =======     =======     ======

---------------

Source: Department of Finance; Department of Budget and Management.
(1) Preliminary.
(2) Revised as of July 17, 2001.
(3) Represents tax revenues of the Department of Environment and Natural Resources, Bureau of Immigration and Deportation, Land Transportation Office and other Government entities.
(4) Represents interest on deposits, interest on advances to Government owned corporations, interest on securities, dividends from Government owned corporations, earnings received from the Philippine Amusement and Gaming Corporation, earnings and terminal fees received from Ninoy Aquino International Airport, guarantee fees and others.

(5) Represents receipts from the Land Transportation Office, Department of Foreign Affairs and other Government agencies.
(6) Represents remittances to the National Government from the sale of interests in Government owned corporations, Government financial institutions and other Government-owned assets and from the sale of assets by the Presidential Commission on Good Government and the Asset Privatization Trust.
(7) N/A means "not available".

  Revenues

     SOURCES. The Government derives its revenues from both tax and non-tax sources. The main sources of revenue include income tax, value added tax and customs duties. The main sources of non-tax revenue consist of interest on deposits, amounts earned from Government owned corporations and privatization receipts.

     In 1995 the Ramos Government submitted the Comprehensive Tax Reform Package for Congressional action. The objective of the proposal was to establish a simple, broad-based and efficient tax system, with minimal scope for discretion on the part of Government officials, that would provide a self-sustaining revenue base that would keep pace with the budgetary needs of a growing economy. The comprehensive tax reform package was enacted in 1997 and provides a three-tiered excise tax on cigarettes and converts beer taxation from ad valorem to specific excise taxes. The comprehensive tax reform package also restructured and simplified the tax rates for business and professional income, reduced the corporate income tax rate, and reformed certain elements of tax administration.

     The Government expanded the coverage of the value-added tax system in 1996 and 1997 to include Government contracts and suppliers, telecommunication services, road freight and other transportation, real property, restaurants and caterers, hotels and motels, and broadcasting. The new regime raised P6.7 billion out of total value-added tax revenues of P40.9 billion in 1996, P6.4 billion out of total value-added tax revenues of P47.3 billion in 1997 and P0.2 billion out of total value-added tax revenues of P47.5 billion in 1998. Total value-added tax revenues amounted to P55.2 billion for 1999 and P55.3 billion for 2000.

     The tax effort in 2001 will be increased through policies designed to result in the collection of additional tax revenues and non-tax revenues such as fees and charges. Increased tax revenue is expected to come from a program of intensified collection through enforcement of tax laws, improvement of corporate governance and plugging of leakages in the tax system. The Bureau of Internal Revenue is currently implementing tax administration improvements which include the following:

     - resolution of delinquent accounts or disputed assessments which are either being litigated in the courts or being challenged by taxpayers;

     - use of electronic documentary stamp metering machines to accurately assess and monitor documentary stamp taxes;

     - broadening the tax base to increase the number of registered taxpayers;

     - issuance of revenue regulations regarding automobiles which are subject to excise tax; and

     - implementing a ceiling on deductible representation expenses as mandated by the Tax Code of 1997.

     Moreover, the Department of Finance is in the process of identifying measures to address the areas in which tax collection is deficient in an effort to increase revenues in 2001. Likewise, necessary controls need to be instituted to ensure the correct declaration of revenues and deductions, and controls need to be established on the claims of input taxes.

     RESULTS. In 1997, Government revenues rose to P471.8 billion, an increase of 15% from 1996, due to higher tax revenues resulting from excise tax reforms, computerization of the tax authorities' offices and an increased number of tax audits, tied in part to the Government's Tax Reform Package. Non-tax revenue also rose as privatization receipts and dividends and other receipts from Government owned corporations climbed. These increases more than offset the loss of revenues from the tariff reductions that took effect in 1997. Nevertheless, revenues came in below projections because of lower than expected GNP growth. In 1997, the Government recorded a surplus of P1.6 billion.

     In 1998, Government revenues decreased to P462.5 billion compared with P471.8 billion for 1997 due, in part, to the general contraction of the economy and lower imports. Revenues collected by the Bureau of Internal Revenue increased to P337.2 billion from P314.7 billion, but were P17.9 billion short of target estimates. Revenues from customs duties fell to P76 billion from P94.8 billion, just below the target for the year.

     In 1999, Government revenues amounted to P478.5 billion, a 3.5% increase compared with 1998. The 1999 figure was, however, P12.2 billion less than the revised target. Non-tax revenues reflected a P5.6 billion dividend payment from Bangko Sentral and P3.3 billion in proceeds from the sale of Philippine Associated Smelting and Refining Corp. Revenues collected by the Bureau of Internal Revenue were P12.2 billion less than the revised target. The shortfall was primarily attributable to the slow recovery of the industry sector. Revenues collected by the Bureau of Customs were P2.9 billion more than the revised target.

     In 2000, Government revenues amounted to P514.8 billion, a 7.6% increase over 1999 revenues. The 2000 amount was P47.6 billion short of the April 2000 IMF revenue target. Revenues collected by the Bureau of Internal Revenue increased to P360.8 billion but were P37.0 billion short of target estimates. The shortfall was attributable primarily to lower Bureau of Internal Revenue collections of items such as documentary stamp tax and capital gains tax. The slowdown in the financial and real estate sectors also adversely affected collections in 2000. Bureau of Customs revenue increased to P95.0 billion, P3.1 billion more than targeted. Intensified customs collection and anti-smuggling operations accounted for the Bureau of Custom's overperformance. Even with the marked slowdown in its collections from 1999 levels, the Bureau of the Treasury continued to surpass its target. The Treasury collected P30.8 billion in non-tax revenue from dividends on its shares of stocks and income from investments. Privatization efforts generated only P4.6 billion in remittances, compared to a target of P22.9 billion, as unfavorable market prices prevented the government from disposing of its assets. Privatization remittances consisted of proceeds from the sale of the Philippine National Bank, Philippine Phosphate Fertilizer Corporation, and a package of International Broadcasting Corporation's radio stations.

     Government revenues for 2001 were P563.7 billion, of which P489.8 billion were tax revenues and P73.9 billion were non-tax revenues. Revenue collections for 2001 were P5.5 billion higher than the budgeted amount of P558.2 billion and 9.5% higher than revenue collections for 2000. The increase was mainly attributable to the Bureau of the Treasury which collected P21.5 billion more than its target of P24.9 billion, offsetting a P8.9 billion shortfall from the targeted amount of cash collections by the Bureau of Customs. The Bureau of Internal Revenue surpassed its target by P621 million for the period, collecting P388.7 billion. Privatization revenues for 2001 were P1.2 billion, compared to the budgeted amount of P10 billion, as unfavorable market conditions prevented the disposition of Government assets targeted for privatization. Government expenditures for 2001 were P710.8 billion, P7.5 billion more than the budgeted amount of P703.2 billion and 9.5% higher than expenditures for 2000. The actual Government deficit for 2001 was P147.0 billion compared to the budgeted deficit of P145.0 billion.

  Expenditures

     Expenditures for 1997 amounted to P470.3 billion, an increase of 16.4% from 1996. Personnel expenses accounted for the largest increase, an increase of 27.6%, due to the implementation of the last phase of the Salary Standardization Law, which reduced the gap between public- and private-sector salaries. Capital outlays also climbed because of irrigation projects constructed to offset the effects of the El Nino phenomenon on agricultural production levels. Allotments to local Government, especially for infrastructure projects, rose significantly. Interest expenses also rose as a result of the depreciation in the value of the Peso due to the regional economic turmoil.

     Expenditures in 1998 increased to P512.5 billion compared to P470.3 billion in 1997. These expenditures compared together with revenues of P462.5 billion resulted in a deficit of P50.0 billion in the Government's fiscal position for 1998, compared to a fiscal surplus of P1.6 billion in 1997.

     Expenditures in 1999 increased to P590.2 billion compared to P512.5 billion in 1998. The total expenditures were P14.1 billion more than the revised target. The increase in expenditures in 1999 was due in large part to economic stimulus efforts by the Government and in part to the repayment of certain accounts payable that were outstanding from previous Government administrations. Revenues of P478.5 billion resulted in an overall deficit of P111.7 billion in 1999.

     Expenditures in 2000 increased to P649.0 billion compared to P590.2 billion in 1999. The total expenditures were P19.5 billion more than the Government's target. The increase in expenditures was due primarily to higher interest payments which increased by P16 billion as a result of high interest rates for Treasury bills and fixed rate Treasury bonds. Other contributing factors included the depreciation of the Peso, compared to the US dollar, an increase in LIBOR and the unprogrammed interest payment for the Metro Rail Transit obligation. Revenues of P514.8 resulted in an actual Government deficit of P134.2 in 2000.

THE GOVERNMENT BUDGET

  The Budget Process

     The Administrative Code of 1987 requires the Government to formulate and implement a national budget. Various planning and fiscal agencies coordinate to determine expected revenue, expenditure and debt based on growth, employment and inflation targets. The budget also reflects national objectives regarding domestic and foreign debt, domestic credit and balance of payments.

     The President submits the budget to Congress within 30 days of the opening of each regular session of Congress, which occurs on the fourth Monday of each July. The House of Representatives reviews the budget and transforms it into a general appropriations bill. The Senate then reviews the budget. A conference committee composed of members of both houses of Congress then formulates a common version of the bill. Once both houses approve the budget, the bill goes to the President for signing as a general appropriations act.

  Government Budget for 2002

     On August 8, 2001, the Arroyo administration submitted to Congress its proposed 2002 budget. The 2002 budget is seeking an 11.6% increase in general appropriations to P780.8 billion from P699.9 billion in 2001. The proposed 2002 budget contemplates revenue collections of P624.3 billion and expenditures of P754.3 billion, resulting in a P130 billion deficit. The 2002 budget proposal is based on assumptions of real GDP growth of 4.0% to 4.8%, no export growth, inflation of 5% to 6% and interest rates for 91-day Treasury bills between 10% and 11%. The Republic expects to fund 52% of the 2002 budget deficit with foreign sourced financing and 48% with domestic sourced financing, compared to 18.1% and 81.9%, respectively, in 2000. The Government plans to increase the proportion of its foreign borrowings in 2002 because of its desire not to reduce the amount of funds available for borrowers in the domestic market.

DEBT

  External Debt

     The following table sets out the total outstanding Bangko Sentral-approved and registered external debt.

                     BANGKO SENTRAL APPROVED EXTERNAL DEBT

                                                         AS OF DECEMBER 31                    AS OF
                                          -----------------------------------------------   MARCH 31,
                                           1997      1998      1999      2000      2001       2002
                                          -------   -------   -------   -------   -------   ---------
                                                       (IN MILLIONS, EXCEPT PERCENTAGES)
By Maturity:
  Short-term(1).........................  $ 8,439   $ 7,185   $ 5,745   $ 5,948   $ 6,049    $ 5,565
  Medium and long-term..................   36,994    40,632    46,465    46,112    46,306     47,874
                                          -------   -------   -------   -------   -------    -------
     Total..............................  $45,433   $47,817   $52,210   $52,060   $52,355    $53,439
                                          =======   =======   =======   =======   =======    =======
By Debtor:(2)
  Bangko Sentral........................  $ 2,499   $ 3,437   $ 3,005   $ 2,914   $11,537    $11,089
  Public sector(3)......................   24,459    26,873    31,795    31,498    25,149     26,707
  Private sector........................   18,475    17,507    17,410    17,648    15,669     15,644
                                          -------   -------   -------   -------   -------    -------
     Total..............................  $45,433   $47,817   $52,210   $52,060   $52,355    $53,439
                                          =======   =======   =======   =======   =======    =======
By Creditor Type:
  Multilateral..........................  $ 8,638   $10,058   $10,245   $ 9,665   $ 9,553    $ 8,884
  Bilateral.............................   13,307    14,926    16,429    15,336    14,531     14,767
  Banks and financial institutions......   10,176     9,672    10,340    11,176    12,003     12,172
  Bondholders/noteholders...............   10,633    11,209    12,951    13,447    13,678     15,061
  Others................................    2,679     1,952     2,245     2,436     2,590      2,555
                                          -------   -------   -------   -------   -------    -------
     Total..............................  $45,433   $47,817   $52,210   $52,060   $52,355    $53,439
                                          =======   =======   =======   =======   =======    =======
Ratios:
  Debt service burden to exports of
     goods and services(4)..............     11.6%     11.7%     14.2%     12.3%     15.7%      15.4%
  Debt service burden to GNP............      6.5%      7.4%      8.4%      7.7%      8.7%       8.9%
  Foreign exchange liabilities to GNP...     53.0%     69.8%     65.1%     65.9%     70.1%      70.0%

---------------

Source: Bangko Sentral.

(1) Debt with original maturity of one year or less.

(2) Classification by debtor is based on the primary obligor under the relevant loan or rescheduling documentation.

(3) Includes public sector debt whether or not guaranteed by the Government.

(4) This ratio is based on the debt service burden for the relevant period relative to the total exports of goods and receipts from services and income during such period based on the BPM5 framework.

     The Republic's external debt amounted to $53.4 billion as of March 31, 2002, a 2.1% increase over the $52.4 billion recorded as of December 31, 2001. The increase in debt was due primarily to net loan availments, upward adjustments to reflect audited results and late reporting of transactions occurring in prior periods.

     During the first quarter of 2002, new loans and bond issuances were higher than repayments made, contributing $1.1 billion to the increase in the debt stock. In January 2002, the Republic received the proceeds of the $750 million 9.375% global bonds due 2017, and in March 2002 the Republic received the proceeds of the $1 billion 8.375% global bonds due 2009. The Republic intends to on-lend an aggregate of a maximum of $750 million of the proceeds of these two offerings to NPC. In addition, Bangko Sentral received the proceeds of the $250 million Fixed Rate Notes due 2005, the Land Bank of the Philippines received $96 million in proceeds (net of funds provided by resident Foreign Currency Deposit Units) of a $100 million syndicated bank loan and the Development Bank of the Philippines received proceeds from a $94 million partial drawdown from its Y32.5 billion ($250 million) 10-year Information Technology and Industry Support Loan from the Japan Bank for International Cooperation. These borrowings were primarily used to finance projects involving power and energy development, communication, transportation and other infrastructure projects as well as to provide budgetary support.

     Upward adjustments amounting to $234 million were also made to reflect audited results and late reporting of transactions from prior periods. These upward adjustments in the debt stock were more than offset by foreign exchange revaluation gains, resulting in a $175 million reduction of total debt. Almost three-fourths of the revaluation gains resulted from the weakening of the Japanese yen against the US dollar during the first quarter of 2002. Liabilities of commercial banks also decreased the total debt by $103 million. In addition, the increase in residents' holdings of foreign currency-denominated Philippine debt that was originally issued offshore led to a further increase of the debt stock by $5 million.

     Medium- and long-term liabilities, 84.3% of which have a maturity of more than five years, totaled $47.9 billion and accounted for 89.6% of total external debt as of March 31, 2002, slightly higher than the 88.4% share of total external debt in the previous quarter. Public sector medium- and long-term debt had a longer average maturity of 18.6 years as compared to the average maturity of 10.3 years for similar private sector debt.

     Fifty-four percent of medium- and long-term debt carried fixed rates while 45% had variable rates. The remaining 3% were non-interest bearing. The average cost of fixed rate credits was about 6.2%. For liabilities with floating interest rates, the average margin over base rate was 1.6%. The average interest rates for short-term debt decreased from 2.7% as of December 31, 2001 to 2.4% as of March 31, 2002, following the decline in global interest rates.

     As of March 31, 2002, more than half (58.5%) of the country's external obligations were denominated in US dollars while 23.9% were in Japanese yen. Multi-currency loans from the World Bank and the Asian Development Bank comprised 8.7% of total liabilities.

     Based on preliminary estimates, the ratio of debt service to exports of goods and receipts from services and income declined to 15.4% in the first quarter of 2002, compared to 16.3% in the fourth quarter of 2001 and 15.8% in the first quarter of 2001. The quarter-on-quarter improvement in the ratio was the combined result of lower principal and interest payments as well as higher receipts from exports of goods during the first quarter of 2002. Similarly, the year-on-year decline in the ratio was due largely to reduced interest payments in the first quarter of the year in view of the continued decline in global interest rates.

     The public sector remained the biggest borrower, accounting for $26.7 billion of foreign financing as of March 31, 2002, compared to $25.1 billion as of December 31, 2001. The increase was due primarily to net loan availments by the Government and adjustments made on prior periods' transactions. Meanwhile, private sector debt remained unchanged at 15.6 billion. Some private companies have taken steps to manage the effects of the currency depreciation on their ability to repay their external debt. These steps include netting foreign currency obligations and entering into forward contracts to hedge their currency risks. Certain companies also benefit from natural hedges intrinsic to their businesses. These companies either generate foreign exchange revenues or are allowed by law to pass on to clients the impact of exchange rate adjustments. Bangko Sentral also introduced the currency risk protection facility, or the non-deliverable forward facility, to allow eligible borrowers to limit their foreign exchange risk on unhedged outstanding foreign exchange obligations to foreign currency deposit units of banks.

     The Government has obtained funds under the so-called "Miyazawa initiative" to help finance projects contemplated by the country's spending program. The Miyazawa initiative was launched by the Japanese government in October 1998 with an assistance package totalling the equivalent of $30 billion. The package consists of support measures to assist five Asian countries, including the Philippines, overcome their economic difficulties. Under the Miyazawa initiative, the Government requested co-financing from Japan of approximately $900 million of program loans from the Asian Development Bank and the World Bank, $300 million each for the banking sector reform program with the World Bank, the power sector restructuring program with the Asian Development Bank and the Metro Manila air quality enhancement program with the Asian

Development Bank. As of the end of March 2002, the Government had received total disbursements of $800 million for these three programs from the Asian Development Bank, the World Bank and the Japan Bank for International Cooperation. The World Bank disbursed $100 million for a banking sector reform program loan while the Asian Development Bank disbursed $100 million under an air quality improvement program loan and $200 million under the power sector program loans. The Japan Bank for International Cooperation disbursed $200 million as co-financing to each of the foregoing Asian development Bank program loans and $100 million as co-financing for the banking sector reform program loan. While the Government remains committed to the policies of the banking sector reform program, in early 2001 the Government canceled the balance of the Japan Bank for International Cooperation parallel financing of the banking sector reform program loan following the cancellation by the World Bank of its participation. Thus, a total of $400 million in loan program financing for banking sector reform was cancelled by the Government by June 2001.

     The Government is also negotiating with the World Bank for a loan of up to $365 million to finance various development projects, including public finance restructuring, investments in water supply, environment, public services and judicial reforms, for the fiscal year 2002. This amount exceeds the approximately $200 million that the World Bank allotted to lend the Government for 2001. In September 2001, the Government commenced discussions with the World Bank for a $200 million loan program to finance reforms in the country's expenditure management and revenue enhancement systems and possibly co-financing an additional $200 million loan program.

     For its 2002 budgetary requirements, the Government plans to raise approximately $1.5 billion from commercial sources and about $1.2 billion from official development assistance sources. As of June 2002, the Government had raised a total of approximately $1.7 billion from commercial sources for its 2002 budgetary requirements. These include the JPY 50 Billion Shibosai Bonds issued in December 2001, the $500 million 9.375% Global Bonds issued on January 18, 2002, the $500 million 8.375% Global Bonds issued on March 12, 2002 and the $300 million 8.375% Global Bonds issued on June 14, 2002. The Government intends to on-lend a total of $750 million to the National Power Corporation from the remaining proceeds of the January 18, 2002 and March 12, 2002 bond issuances.

     The Government is also seeking financing under the Special Yen Loan Package, or "Obuchi Fund", which is a $5 billion loan facility offered to all countries and concentrating primarily on project type activities. Under this program, since January 2002, the Government has secured financing for ten projects in the amount of approximately $1.2 billion.

     The Government hopes to finance the restructuring of small and medium-sized enterprises with a portion of the $10 billion expected to be available under the Asian Growth and Recovery Initiative. The United States, Japan, the Asian Development Bank and the World Bank established the Asian Growth and Recovery Initiative in 1998 to accelerate the pace of bank and corporate restructuring, increase trade finance, mobilize new private sector capital financing by multilateral agencies and enhance technical assistance to corporations undergoing restructuring.

     With the passage of the Electric Power Industry Sector Reform Act on June 8, 2001, certain multilateral agencies are expected to release up to $950 million in loans for additional infrastructure projects and government budgetary needs.

     New ODA-assisted projects in the agricultural-industrial area include Credit Lines for Small and Medium Enterprises, Grains Sector Development Program and the Pasig River Environmental Management and Rehabilitation. The social development area received 9% ($117.3 million) of the total commitments. Other ODA-assisted projects in the social development area include the Technical Education and Skills Development Project and the Expansion of the Contraceptive Social Marketing Project.

  Credit Ratings

     Standard and Poor's has assigned the Republic a long-term foreign currency rating of BB+, a short-term foreign currency rating of B, a long-term local currency rating of BBB+ and a short-term local currency rating of A2, with a stable outlook on the Republic's long-term foreign currency rating. On February 2, 2002, Moody's confirmed the Republic's long-term foreign currency rating of Ba1 and upgraded its outlook on the Republic's long term foreign currency rating to stable from negative. See "Recent Economic Developments -- Review of Financial Contingency Plan".

     The following table sets out the changes in credit ratings or rating outlooks for the Republic from February 1998 to the date of this Prospectus.

                                                                              CREDIT RATING OR RATING
DATE                          RATING AGENCY              INSTRUMENT                   OUTLOOK
----                      ----------------------  -------------------------  -------------------------
February 23, 1998.......  Standard & Poor's       Republic's long-term       Lowered to BBB+ Rating
                                                  local currency rating      outlook changed to
                                                                             "negative" from
                                                                             "stable"(1)
                                                  Republic's short-term      Lowered to A2(1)
                                                  local currency rating
                                                  Bangko Sentral's           Lowered to BBB+
                                                  long-term local currency
                                                  rating
                                                  Bangko Sentral's           Lowered to A2
                                                  short-term local currency
                                                  rating
April 7, 1998...........  Moody's                 Republic's bonds and       Lowered to Ba1/NP(2)
                                                  notes                      Rating outlook changed to
                                                                             "cloudy"(2) from "stable"
January 6, 1999.........  Standard & Poor's       Republic's long-term       Rating outlook changed to
                                                  foreign currency rating    stable from negative(3)
March 30, 2000(4).......  Moody's                 Republic's bonds and       Rating outlook changed to
                                                  notes                      "stable" from
                                                                             "cloudy"(2)(4)
October 19, 2000........  Standard & Poor's       Republic's long-term       Rating outlook changed
                                                  local and foreign          from "stable" to
                                                  currency rating            "negative"(5)
October 27, 2000........  Moody's                 Republic's bonds and       Raised to Ba1 Rating
                                                  notes                      outlook changed to
                                                                             "negative" from
                                                                             "stable"(6)
March 15, 2001..........  Fitch-IBCA              Long-term local currency   Rating outlook changed to
                                                  obligations                "stable" from
                                                                             "positive"(7)
May 3, 2001.............  Moody's                 Republic's bonds and       Affirmed Ba1 Rating
                                                  notes                      outlook remains
                                                                             "negative"(8)
June 19, 2001...........  Standard & Poor's       Republic's long-term       Affirmed BB+
                                                  foreign currency rating    Rating outlook remains
                                                                             "negative"(9)
                                                  Republic's short-term      Affirmed B
                                                  foreign currency rating
                                                  Republic's long-term       Affirmed BBB+
                                                  local currency rating      Rating outlook remains
                                                                             "negative"(9)
                                                  Republic's short-term      Affirmed A-2
                                                  local currency rating
July 30, 2001...........  Fitch-IBCA              Republic's foreign         Affirmed BB+
                                                  currency rating
                                                  Republic's local currency  Affirmed BBB-
                                                  rating

                                                                              CREDIT RATING OR RATING
DATE                          RATING AGENCY              INSTRUMENT                   OUTLOOK
----                      ----------------------  -------------------------  -------------------------
February 4, 2002........  Moody's                 Republic's long-term       Upgraded outlook from
                                                  foreign currency rating    "negative" to
                                                                             "positive"(10)
April 4, 2002...........  Standard & Poor's       Republic's long-term       Upgraded outlook from
                                                  foreign currency rating    "negative" to
                                                                             "positive"(11)
June 27, 2002...........  Fitch-IBCA              Republic's long-term       Affirmed BB+(12)
                                                  foreign currency rating

---------------

 (1) Standard & Poor's noted the deterioration in the bank asset quality and the expected 1998 budget deficit, as well as the depreciation of the Peso and the risk of increased spending around the time of the presidential elections in May 1998. Also, on February 23, 1998, Standard & Poor's affirmed the country's long-term and short-term foreign currency ratings.

 (2) NP (Moody's): Not prime. Cloudy: With speculative elements/uncertainty of position.

 (3) Standard & Poor's noted the diminished likelihood of a deterioration in external liquidity and financial flexibility and the improved prospects for policy continuity from the Ramos administration to the Estrada administration.

 (4) Moody's noted that the changes in the Philippines' credit rating in 2000 reflected changes in the domestic climate and continued momentum from the previous government's success in reform.

 (5) Standard & Poor's noted the political uncertainty relating to former President Joseph Estrada's alleged corrupt practices, the rising budget deficit and growing concerns about the Government's ability to undertake effective economic management during a period of political uncertainty.

 (6) Moody's noted that unfolding political developments associated with then-president Estrada could impair policy-making and hamper the Government's ability to defend its external payments position.

 (7) Fitch-IBCA noted the continuing deterioration of public finances and its impact on public indebtedness.

 (8) Moody's noted that the negative outlook reflected the challenges from structural economic and political problems in the country, deterioration in the budget and in the external conditions particular to the country and increases in Government debt.

 (9) Standard & Poor's noted that the negative outlook on the Republic reflected its high Government debt, rising fiscal inflexibility, narrow tax base and weak banking sector.

(10) Moody's noted that the upgrade reflected the Republic's success in meeting its fiscal targets and a stronger economic outlook.

(11) Standard & Poor's noted that the upgrade reflected the Government's improved economic management under the Arroyo administration and the Republic's adequate external liquidity.

(12) Fitch-IBCA noted that the change in the Republic's political leadership has restored investor and business confidence and curbed capital flight but stated concern over the country's fiscal situation.

  Public Sector Debt

     The following table describes the country's outstanding public sector debt.

                       OUTSTANDING PUBLIC SECTOR DEBT(1)

                                                                    AS OF DECEMBER 31,
                                                         -----------------------------------------
                                                           1997       1998       1999     2000(2)
                                                         --------   --------   --------   --------
                                                             (IN BILLIONS, EXCEPT PERCENTAGES)
Government(3)
  Domestic.............................................  P  749.7   P  850.9   P  986.7   P1,058.6
  External.............................................     602.1      570.2    1,155.5    1,310.1
                                                         --------   --------   --------   --------
     Total.............................................   1,351.8    1,421.1    2,142.2    2,368.7
Monitored GOCCs(4)
  Domestic.............................................     203.6      143.5      644.8      578.9
  External.............................................     198.6      548.0      286.1      365.6
                                                         --------   --------   --------   --------
     Total.............................................     402.4      691.5      930.9      944.5
CB-BOL(5)
  Domestic.............................................      51.4        0.0        0.0        0.0
  External.............................................      60.6      102.2       74.9       75.3
                                                         --------   --------   --------   --------
     Total.............................................     112.0      102.2       74.9       75.3
Bangko Sentral(5)
  Domestic.............................................     199.5      197.3      193.5      278.7
  External.............................................     139.0      190.3      299.3      345.1
                                                         --------   --------   --------   --------
     Total.............................................     338.6      387.6      492.8      623.8
GFIs(4)
  Domestic.............................................      58.0      204.5      379.9      280.3
  External.............................................      52.0       68.9       95.3       67.4
                                                         --------   --------   --------   --------
     Total.............................................     110.0      273.4      475.2      347.8
Less loans on-lent or guaranteed by the Government
  Domestic.............................................       7.6        8.7        8.3       12.3
  External.............................................     265.8      370.6      441.4      487.4
                                                         --------   --------   --------   --------
     Total.............................................     273.4      379.3      449.7      499.6
Total public sector(6)
  Domestic.............................................   1,262.3    1,396.2    2,196.6    2,184.2
  External.............................................   1,052.3    1,479.6    1,469.7    1,676.1
                                                         --------   --------   --------   --------
     Total.............................................  P2,314.6   P2,875.8   P3,666.3   P3,860.4
                                                         ========   ========   ========   ========
As a percentage of GNP (at current prices)
Public sector debt(6)..................................      91.7%     102.9%     116.9%     110.6%
  Public sector domestic debt(6).......................      48.9%      50.0%      70.0%      62.6%
  Public sector external debt(6).......................      30.7%      53.0%      46.9%      48.0%
  National Government debt(3)..........................      42.0%      37.3%      54.0%      53.5%
  National Government domestic debt(3).................      29.2%      30.5%      31.5%      30.3%
  National Government external debt(3).................      23.5%      20.4%      36.8%      37.5%

---------------

Source: Fiscal Policy and Planning Office, Department of Finance.

(1) Amounts in original currencies were converted to Pesos using the applicable Bangko Sentral reference exchange rates at the end of each period.

(2) Preliminary.

(3) Includes debt that is on-lent to Government owned corporations and other public sector entities and debt that has been assumed by the Government and contingent liabilities.

(4) Includes net lending from the Government, and borrowings on-lent or guaranteed by the Government.

(5) Liabilities, including deposits, less currency issue and inter-government accounts.

(6) Includes the Government, the monitored Government owned corporations, the Central Bank -- Board of Liquidation, Bangko Sentral and Government financial institutions. Does not include other public sector debt that is not guaranteed by the Government.

     The outstanding public sector debt, comprised of the debt of the Government, the monitored Government corporations, the Central Bank-Board of Liquidation, Bangko Sentral and the Government financial institutions amounted to P3,860.4 billion as of June 30, 2000 and P2,854.1 billion as of June 30, 1999. As of June 30, 2000, the Government incurred P2,368 billion, or 61.4% of outstanding public sector debt. Public sector debt as a proportion of GNP decreased from 116.9% as of December 31, 1999 to 110.6% as of June 30, 2000.

  Government Debt

     The following table summarizes the outstanding direct debt of the Republic as of the dates indicated.

            SUMMARY OF OUTSTANDING DIRECT DEBT OF THE REPUBLIC(1)(2)

                                                          AS OF DECEMBER 31,
                                   ----------------------------------------------------------------
                                     1997       1998       1999       2000             2001
                                   --------   --------   --------   --------   --------------------
                                                            (IN MILLIONS)
Funded debt(3)
  Domestic.......................  P357,446   P408,809   P513,667   P600,925   P822,269     $15,966
  External.......................  $ 15,034   $ 16,525   $ 19,800   $ 21,992   $ 22,082     $22,082(5)
Floating debt(4)
  Domestic.......................  P392,162   P442,121   P464,737   P467,275   P425,414     $ 8,260
                                                                                            -------
     Total debt..................                                                           $46,309
                                                                                            =======

---------------

Source: Bureau of the Treasury, Department of Finance.

(1) Includes Government debt that is on-lent to Government owned corporations and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2) Amounts in original currencies were converted to US dollars or Pesos, as applicable, using Bangko Sentral's reference exchange rates at the end of each period.

(3) Debt with original maturities of one year or longer.

(4) Debt with original maturities of less than one year.

(5) The Government has incurred an aggregate of $1.3 billion of external debt since December 31, 2001.

  Domestic Debt of the Republic

     The following table summarizes the outstanding direct domestic debt of the Republic as of the dates indicated.

       SUMMARY OF OUTSTANDING DIRECT DOMESTIC DEBT OF THE REPUBLIC(1)(2)

                                                        AS OF DECEMBER 31,
                               --------------------------------------------------------------------
                                 1997       1998       1999        2000               2001
                               --------   --------   --------   ----------   ----------------------
                                                          (IN MILLIONS)
Loans
  Direct.....................  P 14,980   P 38,789   P 39,743   P   15,541   P   15,317     $   297
  Assumed....................    29,520     24,355     20,369       19,117       13,858         269
                               --------   --------   --------   ----------   ----------     -------
     Total loans.............    44,500     63,144     60,112       34,658       29,175         567
Securities
  Treasury bills.............   392,162    442,121    464,737      467,275      425,414       8,260
  Treasury notes/bonds.......   312,946    345,665    453,555      566,267      793,094      15,400
                               --------   --------   --------   ----------   ----------     -------
     Total securities........   705,108    787,786    918,292    1,033,542    1,218,508      23,660
                               --------   --------   --------   ----------   ----------     -------
     Total debt..............  P749,608   P850,930   P978,404   P1,068,200   P1,247,683     $24,227
                               ========   ========   ========   ==========   ==========     =======

---------------

Source: Bureau of the Treasury, Department of Finance.

(1) Includes Government debt that is on-lent to Government owned corporations and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2) Amounts in original currencies were converted to US dollars or Pesos, as applicable, using Bangko Sentral's reference exchange rates at the end of each period.

     The following table sets forth the direct domestic debt service requirements of the Republic for the years indicated.

          DIRECT DOMESTIC DEBT SERVICE REQUIREMENT OF THE REPUBLIC(1)

YEAR                                      PRINCIPAL REPAYMENTS   INTEREST PAYMENTS    TOTAL     TOTAL(2)
----                                      --------------------   -----------------   --------   --------
                                                                  (IN MILLIONS)
1997....................................        P 17,865             P 58,350        P 76,215    $1,907
1998....................................          28,761               73,525         102,286     2,619
1999....................................          61,552               74,980         136,532     3,392
2000....................................          45,429               93,575         139,004     2,783
2001....................................          54,039              112,592         166,631     3,236
2002(3).................................          72,697              136,935         209,632     4,071
2003(3).................................          86,204              151,825         238,029     4,622
2004(3).................................          99,002              164,952         263,954     5,125
2005(3).................................         105,719              174,051         279,770     5,432
2006(3).................................         110,316              179,658         289,974     5,631

---------------

Source: Bureau of the Treasury, Department of Finance.

(1) Excludes debt service in respect of Government debt that is on-lent to Government owned corporations and other public sector entities guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2) Amounts in Pesos were converted to US dollars using the applicable Bangko Sentral reference exchange rates at the end of each period. For 2002 through 2006, amounts in Pesos were converted to US dollars using the applicable Bangko Sentral reference exchange rates as of December 29, 2001.

(3) Projected, based on debt outstanding as of December 31, 2001.

     The Government's outstanding direct domestic debt increased 16.8% to P1,247.7 billion as of December 31, 2001, from P1,068.2 billion as of December 31, 2000.

  External Debt of the Republic

     The following table summarizes the outstanding external direct debt of the Republic as of the dates indicated.

       SUMMARY OF OUTSTANDING DIRECT EXTERNAL DEBT OF THE REPUBLIC(1)(2)

                                                                 AS OF DECEMBER 31,
                                                   -----------------------------------------------
                                                    1997      1998      1999      2000      2001
                                                   -------   -------   -------   -------   -------
                                                                    (IN MILLIONS)
Loans
  Multilateral...................................  $ 4,546   $ 4,665   $ 4,468   $ 4,388   $ 4,323
  Bilateral......................................    7,082     7,944     9,055     8,193     7,236
  Commercial.....................................      180       208       256       651       841
                                                   -------   -------   -------   -------   -------
     Total loans.................................   11,808    12,817    13,779    13,232    12,400
Securities
  Eurobonds......................................       --        --       352       514       915
  Brady Bonds....................................    2,229     2,173     1,482     1,385     1,287
  Yen Bonds......................................      307       345       391       655       949
  Notes..........................................       --        --        --       810     1,010
  Global Bonds...................................      690     1,190     3,796     5,396     5,396
                                                   -------   -------   -------   -------   -------
  T-Bills........................................       --        --        --        --       125
     Total securities............................    3,226     3,708     6,021     8,760     9,682
                                                   -------   -------   -------   -------   -------
       Total.....................................  $15,034   $16,525   $19,800   $21,992   $22,082(3)
                                                   =======   =======   =======   =======   =======

---------------

Source:Bureau of the Treasury, Department of Finance.

(1) Includes Government debt that is on-lent to Government owned corporations and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2) Amounts in original currencies were converted to US dollars using the applicable Bangko Sentral reference exchange rates at the end of each period.

(3) Additional external debt of $1.3 billion has been incurred since December 31, 2001.

     Outstanding direct external debt increased 0.4% to $22.1 billion as of December 31, 2001, from $22.0 billion as of December 31, 2000. The Government borrowed to finance power and energy development projects, financial and economic reforms and manufacturing, transportation and communication and other infrastructure undertakings. The currency depreciation during 1997 significantly increased the amount of external debt in Peso terms. As of December 31, 2001, the Government owed 32.8% of outstanding direct external debt to bilateral creditors, mainly the United States and Japan, 47.6% to banks and other commercial creditors and 19.6% to multilateral creditors.

     In June 2001, the Government issued $200 million of floating rate notes. In July 2001, the Government borrowed $100 million under a loan facility.

     The following table sets forth, by designated currency and the equivalent amount in US dollars, the outstanding direct external debt of the Republic as of December 31, 2001.

                     SUMMARY OF OUTSTANDING DIRECT EXTERNAL
                      DEBT BY THE REPUBLIC BY CURRENCY(1)
                           (AS OF DECEMBER 31, 2001)

                                                         AMOUNT IN       EQUIVALENT AMOUNT
                                                     ORIGINAL CURRENCY   IN US DOLLARS(2)     % OF TOTAL
                                                     -----------------   -----------------    ----------
                                                                 (IN MILLIONS)
US Dollar..........................................        12,710             $12,710            57.56%
Japanese Yen.......................................       974,263               7,400            33.51
Special Drawing Rights.............................           697                 874             3.96
European Currency Unit.............................           866                 765             3.46
French Franc.......................................           908                 122             0.55
Deutsche Mark......................................           130                  59             0.27
Austrian Schilling.................................         1,115                  72             0.32
Pound Sterling.....................................            15                  21             0.10
Belgian Franc......................................           776                  17             0.08
Swiss Franc........................................            28                  17             0.08
Danish Kroner......................................            70                   8             0.04
Kuwait Dinar.......................................             2                   7             0.03
Italian Lire.......................................         9,686                   4             0.02
Korean Won.........................................         4,359                   3             0.01
Canadian Dollar....................................             2                   1             0.01
Sweden Kroner......................................            14                   1             0.01
                                                                              -------           ------
  Total............................................                           $22,082(3)        100.00%
                                                                              =======           ======

---------------

Source: Bureau of the Treasury, Department of Finance.

(1) Includes Government debt that is on-lent to Government owned corporations and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2) Amounts in original currencies were converted to US dollars using the applicable Bangko Sentral reference exchange rates as of December 28, 2001.

(3) Additional external debt of $1.3 billion has been incurred since December 31, 2001.

     The following table sets forth the direct external debt service requirements of the Republic for the years indicated.

        DIRECT EXTERNAL DEBT SERVICE REQUIREMENTS OF THE REPUBLIC(1)(2)

                                                              PRINCIPAL    INTEREST
YEAR                                                          REPAYMENTS   PAYMENTS   TOTAL
----                                                          ----------   --------   ------
                                                                      (IN MILLIONS)
1997........................................................    $  741      $  458    $1,199
1998........................................................       907         584     1,491
1999........................................................       933         776     1,711
2000........................................................       831         947     1,778
2001........................................................       887       1,209     2,095
2002(3).....................................................     1,805       1,229     3,034
2003(3).....................................................     1,551       1,402     2,954
2004(3).....................................................     1,482       1,452     2,934
2005(3).....................................................     2,021       1,439     3,459
2006(3).....................................................     1,526       1,436     2,962

---------------

Source: Bureau of the Treasury, Department of Finance.

(1) Excludes debt service in respect of Government debt that is on-lent to Government owned corporations and other public sector entities or guaranteed by the Government, other than debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2) For 1997 through 2001, amounts in original currencies were converted to US dollars using the applicable Bangko Sentral reference exchange rates prevailing on the date of payment. For 2002 through 2006, amounts in original currencies were converted to US dollars using the applicable Bangko Sentral reference exchange rates as of December 28, 2001.

(3) Projected, based on debt outstanding as of December 31, 2001.

  Government Guaranteed Debt

     The following table sets forth all Republic guarantees of indebtedness, including guarantees assumed by the Government, as of the dates indicated.

            SUMMARY OF OUTSTANDING GUARANTEES OF THE REPUBLIC(1)(2)

                                                                AS OF DECEMBER 31,
                                               -----------------------------------------------------
                                                1997     1998     1999     2000           2001
                                               ------   ------   ------   -------   ----------------
                                                                   (IN MILLIONS)
Domestic.....................................  P7,645   P8,677   P8,320   P12,451   P23,167   $  450
External.....................................  $6,649   $7,568   $8,908   $ 9,402   $ 9,177   $9,177
                                               ------   ------   ------   -------   -------   ------
  Total                                                                                       $9,627
                                                                                              ======

---------------

Source: Bureau of the Treasury, Department of Finance.

(1) Includes debt originally guaranteed by the Government and debt guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(2) Amounts in original currencies were converted to US dollars or Pesos, as applicable, using Bangko Sentral's reference exchange rates at the end of each period.

  Payment History of Foreign Debt

     In early 1985 and in 1987, the Government rescheduled principal maturities of most medium- and long-term liabilities owed to commercial bank creditors falling due between October 1983 and December 1992. The Philippines normalized its relationship with foreign bank creditors in 1992 after issuing Brady Bonds in exchange for its commercial bank debt.

     The Philippines rescheduled portions of its obligations to official creditors, such as foreign Governments and their export credit agencies, five times between 1984 and 1994 as follows.

DATE OF RESCHEDULING                                            NEW MATURITY (FROM DATE OF
AGREEMENT                                  AMOUNT RESCHEDULED    RESCHEDULING AGREEMENT)     GRACE PERIOD
--------------------                       ------------------   --------------------------   ------------
December 1984............................     $896 million                10 years               5 years
January 1987.............................      $1.1 billion               10 years             5.5 years
May 1989.................................      $1.8 billion              8.5 years               5 years
June 1991................................      $1.5 billion            15-20 years             6.5 years
July 1994*...............................     $498 million             15-20 years            8-10 years

---------------

* Not implemented. See discussion in following paragraph.

     In December 1994, the Government decided not to avail itself of the July 1994 rescheduling agreement to accelerate the country's graduation from rescheduling country status. As of June 30, 1999, the Republic's rescheduled obligations with its bilateral creditors amounted to $2.2 billion, with Japan at $1.2 billion and the United States at $506 million having the largest exposures.

     In addition to debt restructuring, the Republic has engaged in debt buyback, debt-to-equity, debt-for-debt, debt-for-nature and other debt reduction arrangements to reduce its debt by at least $6 billion. The Republic intends to maintain various efforts to manage its debt portfolio to improve yield and maturity profiles. The Republic may utilize proceeds from debt issues for the purpose of repurchasing outstanding debt through a variety of methods, including public auctions and repurchases of debt securities in the open markets.

     While there have been a number of reschedulings of the Republic's debt to its bilateral creditors in the past few years, the Republic has not defaulted on, and has not attempted to restructure, the payment of principal or interest on any of its external securities in the last 20 years.

     BRADY BONDS. In 1992, the Philippines issued approximately $3.3 billion of Brady Bonds, maturing between 2007 and 2018, in exchange for commercial bank debt, and secured, as to repayment of principal at stated maturity, $1.9 billion of the bonds with zero-coupon bonds purchased by the Republic in the open market. As of year-end 1997, cash and short-term investment grade securities deposited with the Federal Reserve Bank of New York, as collateral agent, secured the payment of approximately 12 to 14 months of interest on $1.6 billion of the Brady Bonds.

     In October 1996, the Government exchanged $6.5 million of Series A Principal Collateralized Interest Reduction Bonds due 2018 and approximately $628 million of Series B Principal Collateralized Interest Reduction Bonds due 2017 for $551 million of its $690 million 8.75% Bonds due 2016. After the exchange, approximately $2.3 billion of the Brady Bonds remained outstanding. The exchange generated significant savings in debt service and the release of the US Treasury securities held as collateral and established a liquid and long-term sovereign benchmark extending the maturity of the Philippine debt profile. The exchange resulted in the redemption, at a discount, of approximately $635 million of Brady Bonds. In addition, the Brady Bond exchange freed more than $124 million in cash from the collateral released in the retirement of the Brady Bonds.

     In October 1999, the Government exchanged approximately $401 million of its Principal Collateralized Interest Reduction Bonds, $165 million of its Interest Reduction Bonds and $54 million of its Floating Rate Debt Conversion Bonds for approximately $544 million of 9.50% Global Bonds due 2024. After the exchange, approximately $1.5 billion of the Brady Bonds remained outstanding. Similar to the October 1996 exchange, this exchange generated significant savings in debt service and the release of the US Treasury securities held as collateral and established a sovereign benchmark extending the maturity of the Philippine debt profile. The exchange freed approximately $149 million in cash from the collateral released in the retirement of the Brady Bonds.

     The following table sets out the foreign currency bonds issued by the Republic.

                      FOREIGN BONDS ISSUED BY THE REPUBLIC

                                                                                   OUTSTANDING BALANCE
                                                             OUTSTANDING BALANCE   AS OF DECEMBER 31,
                                                              AS OF ISSUE DATE            2001
                                                             -------------------   -------------------
                                                                           (IN MILLIONS)
Brady Bonds(1)
  Interest Reduction Bonds.................................        $   757               $  296
  Principal Collateralized Interest Reduction Bonds........          1,894                  583
  Debt Conversion Bonds....................................            697                  408
                                                                   -------               ------
     Total.................................................        $ 3,348               $1,287
Japanese Yen Bonds(2)
  Fifth Series.............................................        $    76               $   76
  Sixth Series.............................................            228                  228
  Seventh Series...........................................            266                  266
                                                                   -------               ------
Shibosai Series A..........................................            380                  380
                                                                   -------               ------
     Total.................................................        $   950               $  950
Notes......................................................          1,010                1,010
Global bonds...............................................          5,396                5,396
Eurobonds(2)...............................................            915                  915
T-Bills....................................................            125                  125
                                                                   -------               ------
     Total foreign bonds...................................        $11,743               $9,682(3)
                                                                   =======               ======

---------------

Source: Bureau of the Treasury, Department of Finance.

(1) The difference between the amount of the Brady Bonds originally issued and the amount currently outstanding represents repurchases of such Bonds by the Republic in the secondary market (or their acquisition in connection with debt for equity and similar transactions), the 1996 and 1999 Brady Bond exchanges, the cancellation of such acquired Bonds and principal repayments.

(2) Yen and Euro denominated bonds were converted to US dollars using Bangko Sentral's reference exchange rate as of December 28, 2001.

(3) Additional external debt of $1.3 billion has been incurred since December 31, 2001.

                         DESCRIPTION OF THE SECURITIES

DESCRIPTION OF THE DEBT SECURITIES

     The Philippines may issue debt securities in separate series at various times. The description below summarizes the material provisions of the debt securities that are common to all series and the Fiscal Agency Agreement. Each series of the debt securities will be issued pursuant to a fiscal agency agreement (each, as applicable to a series of debt securities, the "Fiscal Agency Agreement"). Since it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the debt securities. Therefore, the Philippines urges you to read the form of the Fiscal Agency Agreement and the form of global bond before deciding whether to invest in the debt securities. The Philippines has filed a copy of these documents with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. You should refer to such exhibits for more complete information.

     The financial terms and other specific terms of your debt securities are described in the prospectus supplement relating to your debt securities. The description in the prospectus supplement will supplement this description or, to the extent inconsistent with this description, replace it.

     You can find the definitions of certain capitalized terms in the subsection titled "Glossary of Certain Defined Terms" located at the end of this section.

  General Terms of the Bonds

     The prospectus supplement that relates to your debt securities will specify the following terms:

     - The aggregate principal amount and the designation;

     - The currency or currencies or composite currencies of denomination and payment;

     - Any limitation on principal amount and authorized denominations;

     - The percentage of their principal amount at which the debt securities will be issued;

     - The maturity date or dates;

     - The interest rate or rates, if any, for the debt securities and, if variable, the method by which the interest rate or rates will be calculated;

     - Whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

     - The dates from which interest, if any, will accrue for payment of interest and the record dates for any such interest payments;

     - Where and how the Philippines will pay principal and interest;

     - Whether and in what circumstances the debt securities may be redeemed before maturity;

     - Any sinking fund or similar provision;

     - Whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated securities;

     - If issued in certificated form, whether the debt securities will be in bearer form with interest coupons, if any, or in registered form without interest coupons, or both forms, and any restrictions on exchanges from one form to the other; and

     If the Philippines issues debt securities at an original issue discount, in bearer form or payable in a currency other than the US dollar, the prospectus supplement relating to the debt securities will also describe applicable US federal income tax and other considerations additional to the disclosure in this prospectus.

  Payments of Principal, Premium and Interest

     On every payment date specified in the relevant prospectus supplement, the Philippines will pay the principal, premium and/or interest due on that date to the registered holder of the relevant debt security at the close of business on the related record date. The record date will be specified in the applicable prospectus supplement. The Philippines will make all payments at the place and in the currency set out in the prospectus supplement. Unless otherwise specified in the relevant prospectus supplement or the debt securities, the Philippines will make payments in US dollars at the New York office of the fiscal agent or, outside the United States, at the office of any paying agent. Unless otherwise specified in the applicable prospectus supplement, the Philippines will pay interest by check, payable to the registered holder.

     If the relevant debt security has joint holders, the check will be payable to all of them or to the person designated by the joint holders at least three business days before payment. The Philippines will mail the check to the address of the registered holder in the bond register and, in the case of joint holders, to the address of the joint holder named first in the bond register.

     The Philippines will make any payment on debt securities in bearer form at the designated offices or agencies of the fiscal agent, or any other paying agent, outside of the United States. At the option of the holder of debt securities, the Philippines will pay by check or by transfer to an account maintained by the payee with a bank located outside of the United States. The Philippines will not make payments on bearer securities at the corporate trust office of the fiscal agent in the United States or at any other paying agency in the United States. In addition, the Philippines will not make any payment by mail to an address in the United States or by transfer to an account with a bank in the United States, Nevertheless, the Philippines will make payments on a bearer security denominated and payable in US dollars at an office or agency in the United States if:

     - payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

     - the payment is then permitted under United States law, without material adverse consequences to the Philippines.

If the Philippines issues bearer securities, it will designate the offices of at least one paying agent outside the United States as the location for payment.

  Repayment of Funds; Prescription

     If no one claims money paid by the Philippines to the fiscal agent for the payment of principal or interest for two years after the payment was due and payable, the fiscal agent or paying agent will repay the money to the Philippines. After such repayment, the fiscal agent or paying agent will not be liable with respect to the amounts so repaid. However, the Philippines' obligations to pay the principal of, and interest on, the debt securities as they become due will not be affected by such repayment.

     You will not be permitted to submit a claim to the Philippines for payment of principal or interest on any series of debt securities unless made within ten years, in the case of principal, and five years, in the case of interest, from the date on which payment was due.

  Global Securities

     The prospectus supplement relating to a series of debt securities will indicate whether any of that series of debt securities will be represented by a global security. The prospectus supplement will also describe any unique specific terms of the depositary arrangement with respect to that series. Unless otherwise specified in the prospectus supplement, the Philippines anticipates that the following provisions will apply to depositary arrangements.

     REGISTERED OWNERSHIP OF THE GLOBAL SECURITY. The global security will be registered in the name of a depositary identified in the prospectus supplement, or its nominee, and will be deposited with the depositary, its nominee or a custodian. The depositary, or its nominee, will therefore be considered the sole owner or holder of debt securities represented by the global security for all purposes under the Fiscal Agency Agreement. Except as specified below or in the applicable prospectus supplement, beneficial owners:

     - will not be entitled to have any of the debt securities represented by the global security registered in their names;

     - will not receive physical delivery of any debt securities in definitive form;

     - will not be considered the owners or holders of the debt securities;

     - must rely on the procedures of the depositary and, if applicable, any participants (institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers) to exercise any rights of a holder of the debt securities; and

     - will receive payments of principal and interest from the depositary or its participants rather than directly from the Philippines.

     The Philippines understands that, under existing industry practice, the depositary and participants will allow beneficial owners to take all actions required of, and exercise all rights granted to, the registered holders of the debt securities.

     The Philippines will issue certificated securities and register debt securities in the name of a person other than the depositary or its nominee only if:

     - the depositary for a series of debt securities is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and the Philippines does not appoint a successor depositary within 90 days;

     - the Philippines determines, in its sole discretion, not to have a series of debt securities represented by a global security; or

     - a default occurs that entitles the holders of the debt securities to accelerate the maturity date and such default has not been cured.

     In these circumstances, an owner of a beneficial interest in a global security will be entitled to registration of a principal amount of debt securities equal to its beneficial interest in its name and to physical delivery of the debt securities in definitive form. Definitive debt securities in bearer form will not be issued in respect of a global security in registered form.

     BENEFICIAL INTERESTS IN AND PAYMENTS ON A GLOBAL SECURITY. Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

     All payments on a global security will be made to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, the Philippines expects the depositary to credit its participants' accounts with amounts that correspond to their respective beneficial interests in the global security. The Philippines also expects that, after the participants' accounts are credited, the participants will credit the accounts of the owners of beneficial interests in the global security with amounts that correspond to the owners' respective beneficial interests in the global security.

     The depositary and its participants establish policies and procedures governing payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. The Philippines has no responsibility or liability for the records of ownership of beneficial interests in the global security, or for payments made or not made to owners of such beneficial interests. The Philippines also has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

     BEARER SECURITIES. The Philippines may issue debt securities of a series in the form of one or more bearer global debt securities deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme, or with a nominee identified in the applicable Prospectus Supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a bearer global security will be described in the applicable Prospectus Supplement.

  Additional Amounts

     The Philippines will make all payments on the debt securities without withholding or deducting any present or future taxes imposed by the Philippines or any of its political subdivisions, unless required by law. If Philippine law requires the Philippines to deduct or withhold taxes, it will pay the holders of the debt securities such additional amounts as are necessary to ensure that they receive the same amount as they would have received without such withholding or deduction.

     The Philippines will not pay, however, any additional amounts if the holder of the debt securities is liable for Philippine tax because:

     - the holder of the debt securities is connected with the Philippines other than by merely owning the debt security or receiving income or payments on the bond; or

     - the holder of the debt securities failed to comply with any reasonable certification, identification or other reporting requirement concerning the holder's nationality, residence, identity or connection with the Philippines, if compliance with such requirement is required by any statute or regulation of the Philippines as a precondition to exemption from withholding or deduction of taxes; or

     - the holder of the debt securities failed to present its debt security for payment within 30 days of when the payment is due or when the Philippines makes available to the holder of the debt securities or the relevant fiscal or paying agent a payment of principal or interest, whichever is later. Nevertheless, the Philippines will pay additional amounts to the extent the holder would have been entitled to such amounts had it presented its debt security for payment on the last day of the 30 day period.

  Status of Bonds

     While outstanding, the debt securities will:

     - constitute direct, unconditional and unsecured obligations of the Philippines;

     - rank at least equally in right of payment with all of the Philippines' other unsecured and unsubordinated External Indebtedness, except as described below; and

     - continue to be backed by the full faith and credit of the Philippines.

     Under Philippine law, unsecured debt (including guarantees of debt) of a borrower in insolvency or liquidation that is documented by a public instrument, as provided in Article 2244(14) of the Civil Code of the Philippines, ranks ahead of unsecured debt that is not so documented. Debt is treated as documented by a public instrument if it is acknowledged before a notary or any person authorized to administer oaths in the Philippines. The Government maintains that debt of the Philippines is not subject to the preferences granted under Article 2244(14) or cannot be documented by a public instrument without acknowledgment of the Philippines as debtor. The Philippine courts have never addressed this matter, however, and it is uncertain whether a document evidencing the Philippines' Peso or non-Peso denominated debt (including External Indebtedness), notarized without the Philippines' participation, would be considered documented by a public instrument. If such debt were considered documented by a public instrument, it would rank ahead of the debt securities if the Philippines could not meet its debt obligations.

     The Philippines has represented that it has not prepared, executed or filed any public instrument, as provided in Article 2244(14) of the Civil Code of the Philippines, relating to any External Indebtedness. It also has not consented or assisted in the preparation or filing of any such public instrument. The Philippines also agreed that it will not create any preference or priority in respect of any External Public Indebtedness pursuant to Article 2244(14) of the Civil Code of the Philippines unless its grants equal and ratable preference or priority to amounts payable under the debt securities.

  Negative Pledge Covenant

     If any debt securities are outstanding, the Philippines will not create or permit any Liens on its assets or revenues as security for any of its External Public Indebtedness, unless the Lien also secures the Philippines' obligations under the debt securities. In addition, the Philippines will not create any preference or priority for any of its External Public Indebtedness pursuant to
Article 2244(14) of the Civil Code of the Philippines, or any successor law, unless it grants equal and ratable preference or priority to amounts due under the debt securities.

     The Philippines may create or permit a Lien:

     - on any property or asset (or any interest in such property or asset) incurred when the property or asset was purchased, improved, constructed, developed or redeveloped to secure payment of the cost of the activity;

     - securing Refinanced External Public Indebtedness;

     - arising out of the extension, renewal or replacement of any External Public Indebtedness that is permitted to be subject to a lien pursuant to either of the previous two bullet points, as long as the principal amount of the External Public Indebtedness so secured is not increased;

     - arising in the ordinary course of banking transactions to secure External Public Indebtedness with a maturity not exceeding one year;

     - existing on any property or asset at the time it was purchased, or arising after the acquisition under a contract entered into before and not in contemplation of the acquisition, and any extension and renewal of that Lien which is limited to the original property or asset and secures any extension or renewal of the original secured financing;

     - that:

      (A) arises pursuant to any legal process in connection with court proceedings so long as the enforcement of the lien is stayed and the Philippines is contesting the claims secured in good faith; or

      (B) secures the reimbursement obligation under any surety given in connection with the release of any lien referred to in (A) above;

      if it is released or discharged within one year of imposition; or

     - arising by operation of law, provided that any such Lien is not created or permitted to be created by the Philippines for the purpose of securing any External Public Indebtedness

     The international reserves of Bangko Sentral represent substantially all of the official gross international reserves of the Philippines. Because Bangko Sentral is an independent entity, the Philippines and Bangko Sentral believe that the debt securities' negative pledge covenant does not apply to Bangko Sentral's international reserves. Bangko Sentral could therefore incur External Indebtedness secured by international reserves without securing amounts payable under the debt securities.

  Events of Default

     Each of the following constitutes an event of default with respect to any series of debt securities:

          1. NON-PAYMENT: the Philippines does not pay principal or interest on any debt securities of such series when due and such failure continues for 30 days;

          2. BREACH OF OTHER OBLIGATIONS: the Philippines fails to observe or perform any of the covenants in the series of debt securities (other than non-payment) for 60 days after written notice of the default is delivered by any holder of debt securities to the Philippines at the corporate trust office of the fiscal agent in New York City;

          3. CROSS DEFAULT AND CROSS ACCELERATION:

        (a) the Philippines fails to make a payment of principal, premium, prepayment charge or interest when due on any External Public Indebtedness with a principal amount equal to or greater than $25,000,000 or its equivalent, and this failure continues beyond the applicable grace period; or

        (b) any External Public Indebtedness of the Philippines or the central monetary authority in principal amount equal to or greater than $25,000,000 is accelerated, other than by optional or mandatory prepayment or redemption;

     For purposes of this event of default, the US dollar equivalent for non-US dollar debt will be computed using the middle spot rate for the relevant currency against the US dollar as quoted by The Chase Manhattan Bank on the date of determination.

          4. MORATORIUM: the Philippines declares a general moratorium on the payment of its or the central monetary authority's External Indebtedness;

          5. VALIDITY:

        (a) the Philippines, or any governmental body with the legal power and authority to declare such series of debt securities and the related Fiscal Agency Agreement invalid or unenforceable, challenges the validity of such series of debt securities or the related Fiscal Agency Agreement;

        (b) the Philippines denies any of its obligations under such series of debt securities or the related Fiscal Agency Agreement; or

        (c) any legislative executive, or constitutional measure or final judicial decision renders any material provision of such series of debt securities or the related Fiscal Agency Agreement invalid or unenforceable or prevents or delays the performance of the Philippines' obligations under such series of debt securities or the related Fiscal Agency Agreement;

          6. FAILURE OF AUTHORIZATIONS: any legislative, executive or constitutional authorization necessary for the Philippines to perform its material obligations under the series of debt securities or the related Fiscal Agency Agreement ceases to be in full force and effect or is modified in a manner materially prejudicial to the holders of the debt securities;

          7. CONTROL OF ASSETS: The Philippines or the central monetary authority does not at all times exercise full control over the Philippines' International Monetary Assets; or

          8. IMF MEMBERSHIP: The Philippines ceases to be a member of the IMF or losses its eligibility to use the general resources of the IMF.

     The events described in paragraphs 2, 4, 5 and 6 will be events of default only if they materially prejudice the interests of holders of the debt securities.

     If any of the above events of default occurs and is continuing, holders of the debt securities representing at least 25% in principal amount of the debt securities of that series then outstanding may declare all of the debt securities of the series to be due and payable immediately by written notice to the Philippines and the fiscal agent. In the case of an event of default described in paragraphs 1 or 4 above, any holder of the debt securities may declare the principal amount of debt securities that it holds to be immediately due and payable by written notice to the Philippines and the fiscal agent.

     Investors should note that:

     - despite the procedure described above, no debt securities may be declared due and payable if the Philippines cures the applicable event of default before it receives the written notice from the holder of the debt securities;

     - the Philippines is not required to provide periodic evidence of the absence of defaults; and

     - the Fiscal Agency Agreement does not require the Philippines to notify holders of the debt securities of an event of default or grant any holder of the debt securities a right to examine the bond register.

  Modifications and Amendments; Bondholders' Meetings

     Each holder of a series of debt securities must consent to any amendment or modification of the terms of that series of debt securities or the Fiscal Agency Agreement that would:

     - change the stated maturity of the principal of the debt securities or any installment of interest;

     - reduce the principal amount of such series of debt securities or the portion of the principal amount payable upon acceleration of such debt securities;

     - change the debt securities' interest rate;

     - change the currency of payment of principal or interest;

     - change the obligation of the Philippines to pay additional amounts on account of withholding taxes or deductions; or

     - reduce the percentage of the outstanding principal amount needed to modify or amend the related Fiscal Agency Agreement or the terms of such series of debt securities.

     With respect to other types of amendment or modification, the Philippines may, with the consent of the holders of at least a majority in principal amount of the debt securities of a series that are outstanding, modify and amend that series of debt securities or, to the extent the modification or amendment affects that series of debt securities, the Fiscal Agency Agreement.

     The Philippines may at any time call a meeting of the holders of a series of debt securities to seek the holders' approval of the modification, or amendment, or obtain a waiver, of any provision of that series of debt securities. The meeting will be held at the time and place in the Borough of Manhattan in New York City as determined by the Philippines. The notice calling the meeting must be given at least 30 days and not more than 60 days prior to the meeting.

     While an event of default with respect to a series of debt securities is continuing, holders of at least 10% of the aggregate principal amount of that series of debt securities may compel the fiscal agent to call a meeting of all holders of debt securities of that series.

     The Persons entitled to vote a majority in principal amount of the debt securities of the series that are outstanding at the time will constitute a quorum at a meeting of the holders of the debt securities. To vote at a meeting, a person must either hold outstanding debt securities of the relevant series or be duly appointed as a proxy for a holder of the debt securities. The fiscal agent will make all rules governing the conduct of any meeting.

     The Fiscal Agency Agreement and a series of debt securities may be modified or amended, without the consent of the holders of the debt securities, to:

     - add covenants of the Philippines that benefit holders of the debt securities;

     - surrender any right or power given to the Philippines;

     - secure the debt securities;

     - cure any ambiguity or correct or supplement any defective provision in the Fiscal Agency Agreement or the debt securities, without materially and adversely affecting the interests of the holders of the debt securities.

  Replacement of Debt Securities

     If a debt security becomes mutilated, defaced, destroyed, lost or stolen, the Philippines may issue, and the fiscal agent will authenticate and deliver, a substitute debt security. The Philippines and the fiscal agent will require proof of any claim that a debt security was destroyed, lost or stolen.

     The applicant for a substitute debt security must indemnify the Philippines, the fiscal agent and any other agent for any losses they may suffer relating to the debt security that was destroyed, lost or stolen. The applicant will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen debt security.

  Fiscal Agent

     The Philippines will appoint a fiscal agent or agents in connection each series of the debt securities whose duties would be governed by the related Fiscal Agency Agreement. Different fiscal agents may be appointed for different series of debt securities. The Philippines may maintain bank accounts and a banking relationship with each fiscal agent. Each fiscal agent is the agent of the Philippines and does not act as a trustee for the holders of the debt securities.

  Notices

     All notices will be mailed to the registered holders of a series of debt securities. If a depositary is the registered holder of global securities, each beneficial holder must rely on the procedures of the depositary and its participants to receive notices, subject to any statutory or regulatory requirements.

     If the Philippines lists a series of debt securities on the Luxembourg Stock Exchange, and the rules of that exchange so require, all notices to holders of that series of debt securities will be published in a daily newspaper of general circulation in Luxembourg. The Philippines expects that the Luxemburger Wort will be the newspaper. If notice cannot be published in an appropriate newspaper, notice will be considered validly given if made pursuant to the rules of the Luxembourg Stock Exchange.

  Governing Law

     The Fiscal Agency Agreement and the debt securities will be governed by the laws of the State of New York without regard to any principles of New York law requiring the application of the laws of another jurisdiction. Nevertheless, all matters governing the authorization, execution and delivery of the debt securities and the Fiscal Agency Agreement by the Philippines will be governed by the laws of the Philippines.

  Further Issues of Debt Securities

     The Philippines may, without the consent of the holders of the debt securities, create and issue additional debt securities with the same terms and conditions as any series of bonds (or that are the same in all respects except for the amount of the first interest payment and for the interest paid on the series of debt securities prior to the issuance of the additional debt securities). The Philippines may consolidate such additional debt securities with the outstanding debt securities to form a single series. Any further Debt Securities forming a single series with the outstanding Debt Securities of any series constituted by a Fiscal Agency Agreement shall be constituted by an agreement supplemental to such relevant Fiscal Agency Agreement.

  Jurisdiction and Enforceability

     The Philippines is a foreign sovereign government and your ability to collect on judgments of US courts against the Philippines may be limited.

     The Philippines will irrevocably appoint the Philippine Counsel General in New York, New York as its authorized agent to receive service of process in any suit based on any series of debt securities which any holder of the debt securities may bring in any state or federal court in New York City. The Philippines submits to the jurisdiction of any state or federal court in New York City or any competent court in the Philippines in

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such action. The Philippines waives, to the extent permitted by law, any objection to proceedings in such courts. The Philippines also waives irrevocably any immunity from jurisdiction to which it might otherwise be entitled in any suit based on any series of debt securities.

     Because of its waiver of immunity, the Philippines would be subject to suit in competent courts in the Philippines. Judgments against the Philippines in state or federal court in New York City would be recognized and enforced by the courts of the Philippines in any enforcement action without re-examining the issues if:

     - such judgment were not obtained by collusion or fraud;

     - the foreign court rendering such judgment had jurisdiction over the case;

     - the Philippines had proper notice of the proceedings before the foreign court; and

     - such judgment were not based upon a clear mistake of law or fact.

     Notwithstanding any of the above, the Philippine Counsel General is not the agent for receipt of service for suits under the US federal or state securities laws, and the Philippines' waiver of immunity does not extend to those actions. In addition, the Philippines does not waive immunity relating to its:

     - properties and assets used by a diplomatic or consular mission;

     - properties and assets under the control of its military authority or defense agency; and

     - properties and assets located in the Philippines and dedicated to a public or governmental use.

     If you bring a suit against the Philippines under federal or state securities laws, unless the Philippines waives immunity, you would be able to obtain a United States judgment against the Philippines only if a court determined that the Philippines is not entitled to sovereign immunity under the United States Foreign Sovereign Immunities Act. Even if you obtained a United States judgment in any such suit, you may not be able to enforce the judgment in the Philippines. Moreover, you may not be able to enforce a judgment obtained under the Foreign Sovereign Immunities Act against the Philippines' property located in the United States except under the limited circumstances specified in the act.

  Glossary of Certain Defined Terms

     Certain definitions used in the Fiscal Agency Agreement are set forth below. For a full explanation of all of these terms or any capitalized terms used in this section you should refer to the Fiscal Agency Agreement.

     "External Indebtedness" means Indebtedness denominated or payable by its terms, or at the option of the holder, in a currency or currencies other than that of the Philippines.

     "External Public Indebtedness" means any External Indebtedness in the form of bonds, debentures, notes or other similar instruments or other securities which is, or is eligible to be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market.

     "Indebtedness" means any indebtedness for money borrowed or any guarantee of indebtedness for money borrowed.

     "International Monetary Assets" means all (i) gold, (ii) Special Drawing Rights, (iii) Reserve Positions in the Fund and (iv) Foreign Exchange.

     "Lien" means any mortgage, deed of trust, charge, pledge, lien or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest.

     "Refinanced External Public Indebtedness" means the US$130,760,000 Series A Interest Reduction Bonds due 2007 issued by the Republic on December 1, 1992, the US$626,616,000 Series B Interest Reduction Bonds due 2008 issued by the Republic on December 1, 1992, the US$153,490,000 Series A Principal Collateralized Interest Reduction Bonds due 2018 issued by the Republic on December 1, 1992 and

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the US$1,740,600,000 Series B Collateralized Interest Reduction Bonds due 2017
issued by the Republic on December 1, 1992.

     "Special Drawing Rights," "Reserve Positions in the Fund" and "Foreign Exchange", have, as to the type of assets included, the meanings given to them in the IMF's publication entitled "International Financial Statistics" or any other meaning formally adopted by the IMF from time to time.

DESCRIPTION OF THE WARRANTS

     The description below summarizes some of the provisions of warrants for the purchase of bonds that the Republic may issue from time to time and of the Warrant Agreement. Copies of the forms of warrants and the Warrant Agreement are or will be filed as exhibits to the registration statement of which this prospectus is a part. Since it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the warrants.

     The description of the warrants that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

  General Terms of the Warrants

     Each series of warrants will be issued under a warrant agreement to be entered into between the Republic and a bank or trust company, as warrant agent. The prospectus supplement relating to the series of warrants will set forth:

     - The terms of the bonds purchasable upon exercise of the warrants, as described above under "Description of the Debt Securities -- General Terms of the Bonds";

     - The principal amount of bonds purchasable upon exercise of one warrant and the exercise price;

     - The procedures and conditions for the exercise of the warrants;

     - The dates on which the right to exercise the warrants begins and expires;

     - Whether and under what conditions the warrants and any bonds issued with the warrants will be separately transferable;

     - Whether the warrants will be issued in certificated or global form and, if in global form, information with respect to applicable depositary arrangements;

     - If issued in certificated form, whether the warrants will be issued in registered or bearer form, whether they will be exchangeable between such forms, and, if issued in registered form, where they may be transferred and registered; and

     - Other specific provisions.

     The warrants will be subject to the provisions set forth under "Description of the Securities -- Description of the Debt Securities," "-- Governing Law" and "-- Jurisdiction and Enforceability".

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     Bearer securities will not be offered, sold or delivered in the United States or its possessions or to a United States person, except in certain circumstances permitted by United States tax regulations. Bearer securities will initially be represented by temporary global securities (without interest coupons) deposited with a common depositary in London for the Euroclear System and Cedel for credit to designated accounts. Unless otherwise indicated in the applicable Prospectus Supplement:

     - each temporary global security will be exchangeable for definitive bearer securities on or after the date that is 40 days after issuance only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided in United States tax regulations, provided that

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       no bearer security will be mailed or otherwise delivered to any location in the United States in connection with the exchange; and

     - any interest payable on any portion of a temporary global security with respect to any interest payment date occurring prior to the issuance of definitive bearer securities will be paid only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided in United States tax regulations.

     Bearer securities (other than temporary global debt securities) and any related coupons will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a United States person who holds a bearer security, or coupon will not be allowed to deduct any loss realized on the disposition of the bearer security, and any gain (which might otherwise be characterized as capital gain) recognized on the disposition will be treated as ordinary income.

     For purposes of this section, "United States person" means:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of the trust's substantial decisions.

     For purposes of this section, "United States" means United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

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                                    TAXATION

     The following discussion summarizes certain US federal income and Philippine tax considerations that may be relevant to you if you invest in debt securities. This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

     This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

PHILIPPINE TAXATION

     The following is a summary of certain Philippine tax consequences that may be relevant to non-Philippine holders of the global bonds in connection with the holding and disposition of the global bonds. The Republic uses the term "non-Philippine holders" to refer to (i) non-residents of the Philippines who are neither citizens of the Philippines nor are engaged in trade or business within the Philippines or (ii) non-Philippine corporations not engaged in trade or business in the Philippines.

     This summary is based on Philippine laws, rules, and regulations now in effect, all of which are subject to change. It is not intended to constitute a complete analysis of the tax consequences under Philippine law of the receipt, ownership, or disposition of the global bonds, in each case by non-Philippine holders, nor to describe any of the tax consequences that may be applicable to residents of the Republic.

     Effect of Holding Global Bonds. Payments by the Republic of principal of and interest on the global bonds to a non-Philippine holder will not subject such non-Philippine holder to taxation in the Philippines by reason solely of the holding of the global bonds or the receipt of principal or interest in respect thereof.

     Taxation of Interest on the Global Bonds. When the Republic makes payments of principal and interest to you on the global bonds, no amount will be withheld from such payments for, or on account of, any taxes of any kind imposed, levied, withheld or assessed by the Philippines or any political subdivision or taxing authority thereof or therein.

     Taxation of Capital Gains. Non-Philippine holders of the global bonds will not be subject to Philippine income or withholding tax in connection with the sale, exchange, or retirement of a global bond if such sale, exchange or retirement is made outside the Philippines or an exemption is available under an applicable tax treaty in force between the Philippines and the country of domicile of the non-Philippine holder.

     Documentary Stamp Taxes. No documentary stamp tax is imposed upon the transfer of the global bonds. A documentary stamp tax is payable upon the issuance of the global bonds and will be for the account of the Republic.

     Estate and Donor's Taxes. The transfer of a global bond by way of succession upon the death of a non-Philippine holder will be subject to Philippine estate tax at progressive rates ranging from 5% to 20% if the value of the net estate of properties located in the Philippines is over P200,000.

     The transfer of a global bond by gift to an individual who is related to the non-resident holder will generally be subject to a Philippine donor's tax at progressive rates ranging from 2% to 15% if the value of the net gifts of properties located in the Philippines exceed P100,000 during the relevant calendar year. Gifts to unrelated donees are generally subject to tax at a flat rate of 30%. An unrelated donee is a person who is not a (i) brother, sister (whether by whole or half blood), spouse, ancestor, or lineal descendant or (ii) relative by consanguinity in the collateral line within the fourth degree of relationship.

     The foregoing apply even if the holder is a nonresident holder. However, the Republic will not collect estate and donor's taxes on the transfer of the global bonds by gift or succession if the deceased at the time of death, or the donor at the time of donation, was a citizen and resident of a foreign country that provides certain reciprocal rights to citizens of the Philippines (a "Reciprocating Jurisdiction"). For these purposes, a

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Reciprocating Jurisdiction is a foreign country which at the time of death or donation (i) did not impose a transfer tax of any character in respect of intangible personal property of citizens of the Philippines not residing in that foreign country or (ii) allowed a similar exemption from transfer or death taxes of every character or description in respect of intangible personal property owned by citizens of the Philippines not residing in that foreign country.

UNITED STATES TAX CONSIDERATIONS

     The following discussion summarizes certain US federal income tax considerations that may be relevant to you if you invest in debt securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable income tax regulations ("Treasury regulations"), published rulings, administrative pronouncements, and court decisions in effect on the date of this prospectus, all of which are subject to change, possibly with retroactive effect. Any such change could affect the tax consequences described below. This summary deals only with US holders that hold debt securities as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, a person that will hold debt securities as a hedge against currency risk or as a position in a "straddle" or conversion transaction, tax exempt organization or a person whose "functional currency" is not the US dollar.

     You will be a US holder if you are (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for US federal income tax purposes created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to US federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to execute primary supervision over its administration and one or more US persons have authority to control the substantial decisions of such trust. If you are a partner in a partnership that holds debt securities, the tax consequences of an investment in debt securities will generally depend on the status of the partners and the activities of the partnership. If you are not a US holder, consult the discussions below under the captions "Non-US Holders" and "Information Reporting and Backup Withholding".

     You should consult your own tax advisor concerning the particular US federal income tax consequences to you of ownership and disposition of debt securities, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

  United States Holders

     PAYMENTS OR ACCRUALS OF INTEREST

     Payments or accruals of "qualified stated interest" (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than US dollars (a "foreign currency"), the amount of interest income you will realize will be the US dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment regardless of whether you convert the payment into US dollars. If you are an accrual basis US holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual basis US holder you may elect to translate all interest income on foreign currency denominated debt securities at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes you will recognize foreign currency gain or loss on the receipt of

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a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

     Payments of interest on the debt securities will be treated as foreign source income for US federal income tax purposes. For US foreign tax credit limitation purposes, interest on the debt securities will generally constitute "passive income", or in the case of certain US holders, "financial services income".

     THE PURCHASE, SALE AND RETIREMENT OF DEBT SECURITIES

     Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. The rules for determining these amounts are discussed below. If you purchase a debt security that is denominated in a foreign currency, the cost to you (and therefore generally your initial tax basis) will be the US dollar value of the foreign currency purchase price on the date of purchase calculated at (i) the exchange rate in effect on that date or (ii) if the foreign currency debt security is traded on an established securities market and you are a cash basis taxpayer, or if you are an accrual basis taxpayer that makes a special election, the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign currency denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert US dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

     When you sell or exchange a debt security, or if a debt security is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued but unpaid interest not previously included in income, which will be subject to tax in the manner described above under "Payments or Accruals of Interest") and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for US tax purposes generally will be the US dollar value of the foreign currency that you receive calculated at (i) the exchange rate in effect on the date the foreign currency debt security is disposed of or retired or (ii) if you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash basis US holder, or if you are an accrual basis holder that makes a special election, the spot rate of exchange on the settlement date of the sale, exchange or retirement.

     The special election available to you if you are an accrual basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

     Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be long-term capital gain or loss if you have held the debt security for more than one year. The Code provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual non-corporate investors. Net long-term capital gain recognized by an individual US holder generally will be subject to a maximum tax rate of 20%. A further reduced tax rate may apply to any such capital gain if you have held the debt security for more than five years. Capital gain or loss, if any, recognized by a US holder generally will be treated as US source income or loss for US foreign tax credit purposes. The ability of US holders to offset capital losses against income is limited.

     Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign

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currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

     ORIGINAL ISSUE DISCOUNT

     If the Republic issues debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of full years to their maturity, the debt securities will be "OID debt securities". The difference between the issue price and the stated redemption price at maturity of the debt securities will be the "original issue discount" or "OID". The "issue price" of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e. excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The "stated redemption price at maturity" will include all payments under the debt securities other than payments of qualified stated interest. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the Republic) at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

     If you invest in OID debt securities you generally will be subject to the special tax accounting rules for OID obligations provided by the Code and certain Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an OID debt security you generally will be required to include OID in ordinary gross income for US federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

     In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an OID debt security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the "daily portions" of OID on that debt security for all days during the taxable year that you own the debt security. The daily portions of OID on an OID debt security are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that period. Accrual periods may be any length and may vary in length over the term of an OID debt security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of OID on an OID debt security allocable to each accrual period is determined by:

          (i) multiplying the "adjusted issue price" (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the debt security and the denominator of which is the number of accrual periods in a year; and

          (ii) subtracting from that product the amount (if any) of qualified stated interest payments allocable to that accrual period.

     An OID debt security that is a floating rate debt security will be subject to special rules. Generally, if a floating rate debt security qualifies as a "variable rate debt instrument" (as defined in applicable Treasury regulations) then (i) all stated interest with respect to such floating rate debt security will be qualified stated interest and hence included in a US holder's income in accordance with such US holder's normal method of accounting for US federal income tax purposes, and (ii) the amount of OID, if any, will be determined under the general OID rules (as described above) by assuming that the variable rate is a fixed rate equal, in general, to the value, as of the issue date, of the floating rate.

     If a floating rate debt security does not qualify as "variable rate debt instruments", such floating rate debt security will be classified as contingent payment debt instruments and will be subject to special rules for calculating the accrual of stated interest and original issue document.

     Any special considerations with respect to the tax consequences of holding a floating rate debt security will be provided in the applicable prospectus supplement.

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     The "adjusted issue price" of an OID debt security at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of OID previously includable in the gross income of the holder, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an OID debt security, other than qualified stated interest, generally will be viewed first as payments of previously accrued OID (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The "annual yield to maturity" of a debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this "constant yield" method of including OID income, you will generally be required to include in your gross income increasingly greater amounts of OID over the life of OID debt security.

     You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. For debt securities purchased at a premium or bearing market discount in your hands, if you make this election you will also be deemed to have made the election (discussed below under the caption "Premium and Market Discount") to amortize premium or to accrue market discount in income currently on a constant yield basis.

     In the case of an OID debt security that is also a foreign currency debt security, you should determine the US dollar amount includible as OID for each accrual period by (i) calculating the amount of OID allocable to each accrual period in the foreign currency using the constant yield method, and (ii) translating the foreign currency amount so determined at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, you may translate the foreign currency amount so determined at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described under the caption "Payment or Accruals of Interest" above. Because exchange rates may fluctuate, if you are the holder of an OID debt security that is also a foreign currency debt security you may recognize a different amount of OID income in each accrual period than would be the case if you were the holder of an otherwise similar OID debt security denominated in US dollars. Upon the receipt of an amount attributable to OID (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the OID debt security), you will recognize ordinary income or loss measured by the difference between the amount received, translated into US dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the OID debt security, as the case may be, and the amount accrued, using the exchange rate applicable to such previous accrual.

     If you purchase an OID debt security outside of the initial offering at a cost less than its "remaining redemption amount", or if you purchase an OID debt security in the initial offering at a price other than the debt security's issue price, you will also generally be required to include in gross income the daily portions of OID, calculated as described above. However, if you acquire an OID debt security at a price (i) less than or equal to the remaining redemption amount but (ii) greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions to reflect the premium paid over the adjusted issue price. (As discussed under "Premium and Market Discount" below, if you purchase an OID debt security at a price greater than its remaining redemption amount, the OID rules described in this section will not apply.) The "remaining redemption amount" for an OID debt security is the total of all future payments to be made on the debt security other than qualified stated interest.

     Certain of the OID debt securities may be redeemed prior to maturity, either at the option of the Republic or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. OID debt securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase OID debt securities with these features, you should carefully examine the pricing supplement and consult your tax advisor about their treatment since the tax consequences of OID will depend, in part, on the particular terms and features of the debt securities.

     OID accrued with respect to an OID debt security will be treated as foreign source income for US US federal income tax purposes. For US foreign tax credit purposes, OID accrued with respect to an OID debt security will generally constitute "passive income", or in the case of certain US holders, "financial services income".

     SHORT-TERM DEBT SECURITIES

     Special rules may apply to a debt security with a maturity of one year or less ("short-term debt securities"). If you are an accrual basis holder, you will be required to accrue OID on the short-term debt security on either a straight line basis or, at the election of the holder, under a constant yield method (based on daily compounding). No interest payments on a short-term debt security will be qualified stated interest. Consequently, such interest payments are included in the short-term debt security's stated redemption price at maturity. Since the amount of OID is calculated in the same manner as described above under "Original Issue Discount," such interest payments may give rise to OID (or acquisition discount, as defined below) even if the short-term debt securities are not actually issued at a discount. If you are a cash basis holder and do not elect to include OID in income as it accrues, you will not be required to include OID in income until you actually receive payments on the debt security. However, you will be required to treat any gain upon the sale, exchange or retirement of the debt security as ordinary income to the extent of the accrued OID on the debt security that you have not yet taken into income at the time of the sale. Also, if you borrow money (or do not repay outstanding debt) to acquire or hold the debt security, you may not be allowed to deduct interest on the borrowing that corresponds to accrued OID on the debt security until you include the OID in your income.

     Alternatively, regardless of whether you are a cash basis or accrual basis holder, you can elect to accrue any "acquisition discount" with respect to the short-term debt security on a current basis. Acquisition discount is the excess of the stated redemption price at maturity of the debt security over the purchase price. Acquisition discount will be treated as accruing rateably or, at the election of the holder, under a constant yield method (based on daily compounding). If you elect to accrue acquisition discount, the OID rules will not apply. US holders should consult their own tax advisors as to the application of these rules.

     As described above, certain of the debt securities may be subject to special redemption features. These features may affect the determination of whether a debt security has a maturity of one year or less and thus is a short-term debt security. If you purchase a short-term debt security, you should carefully examine the pricing supplement and consult your tax advisor about these features.

     PREMIUM AND MARKET DISCOUNT

     If you purchase a debt security at a cost greater than the debt security's remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into US dollars at the rate that you use for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date when the holder acquired the debt security. For a US holder that does not elect to amortize premium, the amount of premium will be included in your tax basis when the debt security matures or is disposed of.

Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

     A debt security, other than a short-term debt security, will be treated as purchased at a market discount (a "market discount debt security") if the debt security's stated redemption price at maturity or, in the case of OID debt security, the debt security's "revised issue price", exceeds the amount for which the US Holder purchased the debt security by at least one-fourth of one per cent (0.25%) of such debt security's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security's maturity. If such excess is not sufficient to cause the debt security to be a market discount debt security, then such excess constitutes "de minimis market discount" and such debt security is not subject to the rules discussed in the following paragraphs. For these purposes, the "revised issue price" of a debt security generally equals its issue price, increased by the amount of any OID that has accrued on the debt security.

     Any gain recognized on the maturity or disposition of a market discount debt security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such debt security. Alternatively, a US holder of a market discount debt security may elect to include market discount in income currently over the life of the debt security. Such an election shall apply to all debt instruments with market discount acquired by the electing US holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Internal Revenue Service.

     Market discount on a market discount debt security will accrue on a straight line basis unless the US holder elects to accrue such market discount on a constant yield method. Such an election shall apply only to the debt security with respect to which it is made and may not be revoked. A US holder of a market discount debt security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the maturity or disposition of such debt security. Any accrued market discount on a foreign currency debt security that is currently includable in income will generally be translated into US dollars at the average rate for the accrual periods (or portion thereof within the holder's taxable year).

     WARRANTS

     A description of the tax consequences of an investment in warrants will be provided in the applicable prospectus supplement.

     INDEXED DEBT SECURITIES AND OTHER DEBT SECURITIES PROVIDING FOR CONTINGENT PAYMENT

     Special rules govern the tax treatment of debt obligations that provide for contingent payments ("contingent debt obligations"). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. In addition, special rules may apply to floating rate debt securities if the interest payable on the debt securities is based on more than one interest index. We will provide a detailed description of the tax considerations relevant to US holders of any debt securities that are subject to the special rules discussed in this paragraph in the relevant prospectus supplement.

  Non-US Holders

     The following summary applies to you if you are not a US holder, as defined above.

     Subject to the discussion below under the caption "Information Reporting and Backup Withholding", the interest income and gains that you derive in respect of the debt securities generally will be exempt from US federal income taxes, including US withholding tax on payments of interest (including OID) unless such income is effectively connected with the conduct of a trade or business in the United States.

     If you are not a US holder, subject to the discussion below under the caption "Information Reporting and Backup Withholding", any gain you realize on a sale or exchange of debt securities generally will be exempt from US federal income tax, including US withholding tax, unless:

     - your gain is effectively connected with your conduct of a trade or business in the United States; or

     - you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

     A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to US federal estate tax. However, this rule only applies if, at the death of the individual, payments on the global bonds were not effectively connected with the conduct of a trade or business in the United States.

  Information Reporting and Backup Withholding

     In general, information reporting requirements may apply to certain payments made within the United States of interest on a debt security, including payments made by the US office of a paying agent, broker or other intermediary, and to proceeds of a sale, exchange, or retirement of debt security effected at the US office of a US or foreign broker. A "backup withholding" tax at a maximum rate of 30% may apply to such payments or proceeds if the beneficial owner fails to provide a correct taxpayer identification number or to otherwise comply with the applicable backup withholding rules. Certain persons (including, among others, corporations) and non-US holders which provide an appropriate certification or otherwise qualify for exemption are not subject to the backup withholding and information reporting requirements.

     The proceeds of the sale, exchange, retirement or other disposition of debt securities effected through a foreign office of a broker that is a US controlled person will be subject to information reporting, but are not generally subject to backup withholding. A "US controlled person" is (i) a United States person,
(ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person for which 50% or more of its gross income from all sources, over as specified three year period, is effectively connected with a United States trade or business or (iv) a foreign partnership that, at any time in its taxable year, is 50% or more (by income or capital interest) owned by a United States person or is engaged in the conduct of a United States trade or business.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a US holder generally may be claimed as a credit against such holder's US federal income tax liability provided the appropriate information is furnished to the United States Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     The Republic may sell the debt securities or warrants in any of three ways:

     - through underwriters or dealers;

     - directly to one or more purchasers; or

     - through agents.

     The prospectus supplement relating to a particular series of debt securities or warrants will set out:

     - the names of any underwriters or agents;

     - the purchase price of the securities;

     - the proceeds to the Republic from the sale;

     - any underwriting discounts and other compensation;

     - the initial public offering price;

     - any discounts or concessions allowed, reallowed or paid to dealers; and

     - any securities exchanges on which the securities will be listed.

     Any underwriter involved in the sale of securities will acquire the securities for its own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. The securities may be offered to the public either by underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless the prospectus supplement states otherwise, the underwriters will benefit from certain conditions that must be satisfied before they are obligated to purchase such securities and they will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     If the Republic sells debt securities or warrants through agents, the prospectus supplement will identify the agent and indicate any commissions payable by the Republic. Unless the prospectus supplement states otherwise, all agents will act on a best efforts basis.

     The Republic may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from the Republic at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts. The prospectus supplement will set out the conditions of the delayed delivery contracts and the commission receivable by the agents, underwriters or dealers for soliciting the contracts.

     The Republic may offer securities as full, partial or alternative consideration for the purchase of other securities of the Republic, either in connection with a publicly announced tender, exchange or other offer for such securities or in privately negotiated transactions. The offer may be in addition to or in lieu of sales of securities directly or through underwriters or agents.

     Agents and underwriters may be entitled to indemnification by the Republic against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribution from the Republic with respect to certain payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services (including commercial and investment banking services) for, the Republic in the ordinary course of business.

     Unless otherwise specified in the applicable prospectus supplement, if the Republic offers and sells securities outside the United States, each underwriter or dealer will acknowledge that:

     - the securities offered have not been and will not be registered under the US Securities Act of 1933; and

     - may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the US Securities Act of 1933. Each participating underwriter or dealer will agree that it has not offered or sold, and will not offer or sell, any debt securities constituting part of its allotment in the United States except in accordance with Rule 903 of Regulation S under the US Securities Act of 1933. Accordingly, each underwriter or dealer will agree that neither the underwriter nor dealer nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the securities.

                              VALIDITY OF THE SECURITIES

     The Secretary of the Department of Justice of the Republic will provide an opinion on behalf of the Republic as to the validity of the securities under Philippine law. Allen & Overy, United States counsel for the Republic, will provide an opinion on behalf of the Republic as to the validity of the securities under US and New York State law. US and Philippine counsel named in the applicable prospectus supplement will provide an opinion as to certain legal matters on behalf of the underwriters named in the applicable prospectus supplement.

                 AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

     The authorized agent of the Republic in the United States is Hon. Linglingay Lacanlale, Consul General, the Philippine Consulate General, 556 Fifth Avenue, New York, New York 10036-5095.

                   EXPERTS; OFFICIAL STATEMENTS AND DOCUMENTS

     Hon. Jose Isidro N. Camacho, in his official capacity as Secretary of the Department of Finance of the Republic, reviewed the information set forth in the prospectus relating to the Republic, which information is included in the prospectus on his authority.

                              FURTHER INFORMATION

     The Republic filed a registration statement with respect to the securities with the Securities and Exchange Commission under the US Securities Act of 1933, as amended, and its related rules and regulations. You can find additional information concerning the Republic and the securities in the registration statement and any pre- or post-effective amendment, including its various exhibits, which may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549.

                                INDEX TO TABLES

                                                              PAGE
                                                              ----
Guaranteed External Debts of the Republic of the
  Philippines...............................................   T-2
External Debt of the Republic of the Philippines............   T-9
Domestic Government Securities..............................  T-20
Government Guaranteed Corporate Bonds.......................  T-31
Domestic Debt of the Republic (Other Than Securities).......  T-32
Guaranteed Domestic Debt of the Republic (Other Than
  Securities)...............................................  T-34

          GUARANTEED EXTERNAL DEBTS OF THE REPUBLIC OF THE PHILIPPINES
                            AS OF DECEMBER 31, 2001
                                 (IN MILLIONS)

                                                                                       INTEREST RATE/
                                                                                          SPREAD/
                                                                                       SERVICE CHARGE      YEAR      YEAR OF
CURRENCY                                          INTEREST RATE BASIS                   (PER ANNUM)     CONTRACTED   MATURITY
--------                                          -------------------                  --------------   ----------   --------
GRAND TOTAL

I. NATIONAL GOVERNMENT DIRECT GUARANTEE ON GOCC LOANS
     A.   LOANS
          CANADIAN DOLLARS         Fixed Rate                                              9.2000%         1991        2003
          SWISS FRANCS
                                   Fixed Rate                                              8.8750%         1992        2004
                                   Swiss Export Base Rate                                  1.3750%         1993        2004
                                   Swiss Export Base Rate                                  1.3750%         1993        2004
          DEUTSCHE MARKS
                                   Fixed Rate                                              7.0000%         1995        2035
                                   Fixed Rate                                              2.0000%         1990        2020
                                   Fixed Rate                                              2.0000%         1988        2018
                                   Fixed Rate                                              9.0000%         1992        2032
                                   Fixed Rate                                              9.0000%         1993        2033
                                   Fixed Rate                                              9.0000%         1993        2023
                                   Fixed Rate                                              2.0000%         1981        2016
                                   Fixed Rate                                              2.0000%         1981        2011
                                   Fixed Rate                                              7.5000%         1995        2035
                                   Fixed Rate                                              2.0000%         1981        2011
                                   Fixed Rate                                              2.0000%         1979        2009
                                   Fixed Rate                                              2.0000%         1979        2015
                                   Fixed Rate                                              7.5000%         1995        2035
                                   Fixed Rate                                              2.0000%         1979        2009
                                   Fixed Rate                                              9.0000%         1993        2033
                                   Fixed Rate                                              6.5000%         1996        2008
                                   Fixed Rate                                              9.0000%         1995        2036
                                   Fixed Rate                                              6.5000%         1996        2036
                                   German Capital Market Rate                              0.0000%         1991        2031
                                   German Capital Market Rate                              0.0000%         1992        2005
                                   German Capital Market Rate                              0.0000%         1993        2005
                                   German Capital Market Rate                              0.0000%         1993        2005
                                   LIBOR-6 Mos. Deposit                                    1.0000%         1992        2004
                                   LIBOR-6 Mos. Deposit                                    0.0000%         1994        2004
          EURO                     Interest Free                                           0.0000%         2000        2013
          SPANISH PESETAS
                                   Fixed Rate                                              2.5000%         1993        2013
                                   Organization for Economic Cooperation Development       0.0000%         1993        2004
                                   Rate
          FRENCH FRANCS
                                   Fixed Rate                                              6.8500%         1994        2006
                                   Fixed Rate                                              6.8500%         1994        2002
                                   Fixed Rate                                              3.0000%         1990        2021
                                   Fixed Rate                                              3.0000%         1990        2021
                                   Fixed Rate                                              8.3000%         1991        2002
                                   Fixed Rate                                              3.5000%         1979        2005
                                   Fixed Rate                                              8.3000%         1990        2002
                                   Fixed Rate                                              3.0000%         1990        2021
                                   Fixed Rate                                              3.1000%         1994        2014
                                   Fixed Rate                                              8.3000%         1990        2002
                                   Fixed Rate                                              3.3000%         1994        2014
                                   Fixed Rate                                              3.0000%         1990        2021
                                   Fixed Rate                                              2.5000%         1991        2022
                                   Fixed Rate                                              3.1000%         1994        2014
                                   Fixed Rate                                              3.0000%         1990        2022
                                   Fixed Rate                                              8.3000%         1990        2001
                                   Fixed Rate                                              8.1000%         1994        2005
                                   Fixed Rate                                              3.0000%         1988        2021
                                   Fixed Rate                                              3.0000%         1990        2021
                                   Fixed Rate                                              8.3000%         1990        2002
                                   Fixed Rate                                              8.3000%         1990        2001
                                   Fixed Rate                                              3.0000%         1990        2021

                                                                                            ORIGINAL AMOUNT
                                                                                               CONTRACTED
                                                                                       --------------------------
                                                                                       (IN ORIGINAL     (IN US
CURRENCY                                          INTEREST RATE BASIS                   CURRENCY)     DOLLARS)(2)
--------                                          -------------------                  ------------   -----------
GRAND TOTAL                                                                                            15,088.04
                                                                                                       ---------
I. NATIONAL GOVERNMENT DIRECT GUARANTEE ON GOCC LOANS                                                  14,695.99
                                                                                                       ---------
     A.   LOANS                                                                                        12,875.86
                                                                                                       ---------
          CANADIAN DOLLARS         Fixed Rate                                                23.54         14.74
                                                                                        ----------     ---------
          SWISS FRANCS                                                                       81.46         48.52
                                                                                        ----------     ---------
                                   Fixed Rate                                                34.31         20.44
                                   Swiss Export Base Rate                                     6.50          3.87
                                   Swiss Export Base Rate                                    40.65         24.21
          DEUTSCHE MARKS                                                                    850.93        384.22
                                                                                        ----------     ---------
                                   Fixed Rate                                                30.70         13.86
                                   Fixed Rate                                               150.00         67.73
                                   Fixed Rate                                                46.00         20.77
                                   Fixed Rate                                                60.00         27.09
                                   Fixed Rate                                                60.00         27.09
                                   Fixed Rate                                                30.40         13.73
                                   Fixed Rate                                                15.50          7.00
                                   Fixed Rate                                                 0.60          0.27
                                   Fixed Rate                                                14.75          6.66
                                   Fixed Rate                                                 4.70          2.12
                                   Fixed Rate                                                 7.00          3.16
                                   Fixed Rate                                                35.80         16.16
                                   Fixed Rate                                                50.10         22.62
                                   Fixed Rate                                                 2.80          1.26
                                   Fixed Rate                                               145.00         65.47
                                   Fixed Rate                                                15.00          6.77
                                   Fixed Rate                                                12.80          5.78
                                   Fixed Rate                                                 9.30          4.20
                                   German Capital Market Rate                                17.25          7.79
                                   German Capital Market Rate                                26.00         11.74
                                   German Capital Market Rate                                39.60         17.88
                                   German Capital Market Rate                                15.00          6.77
                                   LIBOR-6 Mos. Deposit                                      18.70          8.44
                                   LIBOR-6 Mos. Deposit                                      43.93         19.84
          EURO                     Interest Free                                              7.81          6.90
                                                                                        ----------     ---------
          SPANISH PESETAS                                                                 1,262.24          6.70
                                                                                        ----------     ---------
                                   Fixed Rate                                               631.12          3.35
                                   Organization for Economic Cooperation Development        631.12          3.35
                                   Rate
          FRENCH FRANCS                                                                     554.46         74.64
                                                                                        ----------     ---------
                                   Fixed Rate                                                 9.42          1.27
                                   Fixed Rate                                                54.75          7.37
                                   Fixed Rate                                                 4.86          0.65
                                   Fixed Rate                                                 0.38          0.05
                                   Fixed Rate                                                 4.78          0.64
                                   Fixed Rate                                                80.00         10.77
                                   Fixed Rate                                                 0.29          0.04
                                   Fixed Rate                                                 1.68          0.23
                                   Fixed Rate                                                10.09          1.36
                                   Fixed Rate                                                 0.47          0.06
                                   Fixed Rate                                                 4.94          0.67
                                   Fixed Rate                                                 1.45          0.20
                                   Fixed Rate                                                 6.44          0.87
                                   Fixed Rate                                                 9.90          1.33
                                   Fixed Rate                                                 0.76          0.10
                                   Fixed Rate                                                 1.97          0.27
                                   Fixed Rate                                                 1.69          0.23
                                   Fixed Rate                                                45.88          6.18
                                   Fixed Rate                                                 6.26          0.84
                                   Fixed Rate                                                 0.53          0.07
                                   Fixed Rate                                                 1.57          0.21
                                   Fixed Rate                                                 1.41          0.19

                                                                                             OUTSTANDING BALANCE
                                                                                           AS OF DECEMBER 31, 2001
                                                                                       --------------------------------
                                                                                          (IN ORIGINAL        (IN US
CURRENCY                                          INTEREST RATE BASIS                      CURRENCY)        DOLLARS)(2)
--------                                          -------------------                  ------------------   -----------
GRAND TOTAL                                                                                                   9,176.89
                                                                                                             ---------
I. NATIONAL GOVERNMENT DIRECT GUARANTEE ON GOCC LOANS                                                         8,856.17
                                                                                                             ---------
     A.   LOANS                                                                                               6,594.49
                                                                                                             ---------
          CANADIAN DOLLARS         Fixed Rate                                                    3.53             2.21
                                                                                           ----------        ---------
          SWISS FRANCS                                                                          27.20            16.20
                                                                                           ----------        ---------
                                   Fixed Rate                                                    8.58             5.11
                                   Swiss Export Base Rate                                        2.18             1.30
                                   Swiss Export Base Rate                                       16.44             9.79
          DEUTSCHE MARKS                                                                       427.74           193.13
                                                                                           ----------        ---------
                                   Fixed Rate                                                   29.48            13.31
                                   Fixed Rate                                                   28.19            12.73
                                   Fixed Rate                                                   37.95            17.14
                                   Fixed Rate                                                   72.80            32.87
                                   Fixed Rate                                                   59.95            27.07
                                   Fixed Rate                                                   30.40            13.73
                                   Fixed Rate                                                    7.35             3.32
                                   Fixed Rate                                                    0.30             0.14
                                   Fixed Rate                                                   14.75             6.66
                                   Fixed Rate                                                    2.33             1.05
                                   Fixed Rate                                                    2.63             1.19
                                   Fixed Rate                                                   17.64             7.97
                                   Fixed Rate                                                   44.70            20.18
                                   Fixed Rate                                                    1.05             0.47
                                   Fixed Rate                                                    9.20             4.15
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                    6.86             3.10
                                   Fixed Rate                                                    6.76             3.05
                                   German Capital Market Rate                                    2.70             1.22
                                   German Capital Market Rate                                    7.01             3.16
                                   German Capital Market Rate                                   20.32             9.18
                                   German Capital Market Rate                                    9.71             4.38
                                   LIBOR-6 Mos. Deposit                                          4.68             2.11
                                   LIBOR-6 Mos. Deposit                                         10.98             4.96
          EURO                     Interest Free                                                 3.06             2.70
                                                                                           ----------        ---------
          SPANISH PESETAS                                                                      772.75             4.10
                                                                                           ----------        ---------
                                   Fixed Rate                                                  549.63             2.92
                                   Organization for Economic Cooperation Development           223.12             1.18
                                   Rate
          FRENCH FRANCS                                                                        344.20            46.34
                                                                                           ----------        ---------
                                   Fixed Rate                                                    5.58             0.75
                                   Fixed Rate                                                    0.40             0.05
                                   Fixed Rate                                                    4.86             0.65
                                   Fixed Rate                                                    0.38             0.05
                                   Fixed Rate                                                    0.24             0.03
                                   Fixed Rate                                                   13.99             1.88
                                   Fixed Rate                                                    0.03             0.00
                                   Fixed Rate                                                    1.68             0.23
                                   Fixed Rate                                                    9.86             1.33
                                   Fixed Rate                                                    0.05             0.01
                                   Fixed Rate                                                    4.76             0.64
                                   Fixed Rate                                                    1.41             0.19
                                   Fixed Rate                                                    6.44             0.87
                                   Fixed Rate                                                    9.67             1.30
                                   Fixed Rate                                                    0.76             0.10
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                    0.59             0.08
                                   Fixed Rate                                                   40.15             5.40
                                   Fixed Rate                                                    6.11             0.82
                                   Fixed Rate                                                    0.05             0.01
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                    1.34             0.18

                                 (IN MILLIONS)

                                                                                       INTEREST RATE/
                                                                                          SPREAD/
                                                                                       SERVICE CHARGE      YEAR      YEAR OF
CURRENCY                                          INTEREST RATE BASIS                   (PER ANNUM)     CONTRACTED   MATURITY
--------                                          -------------------                  --------------   ----------   --------
                                   Fixed Rate                                              8.3000%         1990        2001
                                   Fixed Rate                                              3.0000%         1990        2021
                                   Fixed Rate                                              8.3000%         1990        2001
                                   Fixed Rate                                              5.4500%         1990        2016
                                   Fixed Rate                                              2.5000%         1991        2022
                                   Fixed Rate                                              3.0000%         1990        2022
                                   Fixed Rate                                              8.3000%         1990        2002
                                   Fixed Rate                                              3.0000%         1990        2022
                                   Fixed Rate                                              3.0000%         1990        2021
                                   Fixed Rate                                              3.0000%         1990        2022
                                   Fixed Rate                                              3.0000%         1990        2022
                                   Fixed Rate                                              3.0000%         1988        2021
                                   Fixed Rate                                              8.1000%         1994        2006
                                   Fixed Rate                                              8.3000%         1990        2002
                                   Fixed Rate                                              3.1000%         1994        2014
                                   Fixed Rate                                              8.3000%         1990        2002
                                   Fixed Rate                                              6.8700%         1996        2017
                                   Fixed Rate                                              1.5000%         1996        2022
                                   Fixed Rate                                              1.5000%         1996        2002
                                   Fixed Rate                                              1.5000%         1996        2002
                                   Fixed Rate                                              1.5000%         1996        2002
                                   Fixed Rate                                              1.5000%         1996        2002
                                   Fixed Rate                                              5.4500%         1991        2018
                                   Fixed Rate                                              8.3000%         1990        2002
                                   Fixed Rate                                              8.3000%         1991        2002
                                   Fixed Rate                                              3.3000%         1994        2014
                                   Fixed Rate                                              8.3000%         1990        2002
                                   Fixed Rate                                              3.0000%         1990        2022
                                   Fixed Rate                                              8.3000%         1990        2002
                                   Fixed Rate                                              8.3000%         1990        2002
                                   Fixed Rate                                              8.3000%         1990        2002
                                   Fixed Rate                                              3.0000%         1990        2022
                                   Fixed Rate                                              8.3000%         1990        2002
                                   Fixed Rate                                              8.3000%         1990        2002
                                   Fixed Rate                                              8.3000%         1990        2002
          KOREAN WON
                                   Fixed Rate                                              3.5000%         1995        2015
                                   Fixed Rate                                              3.5000%         1995        2015
          POUNDS STERLING
                                   Fixed Rate                                              8.3000%         1990        2002
                                   Fixed Rate                                              5.9500%         1995        2007
          JAPANESE YEN
                                   Fixed Rate                                              6.5000%         1991        2002
                                   Fixed Rate                                              2.5000%         1992        2022
                                   Fixed Rate                                              6.5000%         1991        2003
                                   Fixed Rate                                              3.0000%         1994        2024
                                   Fixed Rate                                              2.5000%         1989        2006
                                   Fixed Rate                                              6.5000%         1991        1999
                                   Fixed Rate                                              2.5000%         1991        2021
                                   Fixed Rate                                              6.0000%         1992        2004
                                   Fixed Rate                                              2.7000%         1988        2002
                                   Fixed Rate                                              6.5000%         1991        2011
                                   Fixed Rate                                              3.0000%         1994        2024
                                   Fixed Rate                                              5.5000%         1992        2010
                                   Fixed Rate                                              4.7000%         1993        2009
                                   Fixed Rate                                              2.5000%         1991        2007
                                   Fixed Rate                                              2.0000%         1992        2006
                                   Fixed Rate                                              2.5000%         1989        2002
                                   Fixed Rate                                              5.8000%         1992        2004
                                   Fixed Rate                                              7.5000%         1992        2003
                                   Fixed Rate                                              2.5000%         1995        2025
                                   Fixed Rate                                              2.1000%         1995        2025
                                   Fixed Rate                                              2.5000%         1995        2025
                                   Fixed Rate                                              2.1000%         1995        2025
                                   Fixed Rate                                              2.7000%         1995        2025
                                   Fixed Rate                                              2.3000%         1995        2025
                                   Fixed Rate                                              2.7000%         1995        2025

                                                                                            ORIGINAL AMOUNT
                                                                                               CONTRACTED
                                                                                       --------------------------
                                                                                       (IN ORIGINAL     (IN US
CURRENCY                                          INTEREST RATE BASIS                   CURRENCY)     DOLLARS)(2)
--------                                          -------------------                  ------------   -----------
                                   Fixed Rate                                                 1.68          0.23
                                   Fixed Rate                                                 1.69          0.23
                                   Fixed Rate                                                 0.13          0.02
                                   Fixed Rate                                               120.00         16.16
                                   Fixed Rate                                                 8.06          1.09
                                   Fixed Rate                                                 1.22          0.16
                                   Fixed Rate                                                 0.29          0.04
                                   Fixed Rate                                                 6.12          0.82
                                   Fixed Rate                                                 4.73          0.64
                                   Fixed Rate                                                 0.36          0.05
                                   Fixed Rate                                                 2.25          0.30
                                   Fixed Rate                                                 4.12          0.55
                                   Fixed Rate                                                 5.00          0.67
                                   Fixed Rate                                                 0.44          0.06
                                   Fixed Rate                                                42.62          5.74
                                   Fixed Rate                                                 0.22          0.03
                                   Fixed Rate                                                24.65          3.32
                                   Fixed Rate                                                 8.42          1.13
                                   Fixed Rate                                                 4.46          0.60
                                   Fixed Rate                                                 7.49          1.01
                                   Fixed Rate                                                10.46          1.41
                                   Fixed Rate                                                 0.45          0.06
                                   Fixed Rate                                                30.00          4.04
                                   Fixed Rate                                                 0.22          0.03
                                   Fixed Rate                                                 6.83          0.92
                                   Fixed Rate                                                 1.14          0.15
                                   Fixed Rate                                                 0.57          0.08
                                   Fixed Rate                                                 0.48          0.07
                                   Fixed Rate                                                 0.47          0.06
                                   Fixed Rate                                                 3.50          0.47
                                   Fixed Rate                                                 4.79          0.64
                                   Fixed Rate                                                 0.70          0.09
                                   Fixed Rate                                                 0.29          0.04
                                   Fixed Rate                                                 0.69          0.09
                                   Fixed Rate                                                 0.38          0.05
          KOREAN WON                                                                      8,249.00          6.25
                                                                                        ----------     ---------
                                   Fixed Rate                                             8,249.00          6.25
                                   Fixed Rate                                             8,645.00          6.55
          POUNDS STERLING                                                                    20.77         30.18
                                                                                        ----------     ---------
                                   Fixed Rate                                                13.03         18.94
                                   Fixed Rate                                                 7.74         11.25
          JAPANESE YEN                                                                  728,681.73      5,534.34
                                                                                        ----------     ---------
                                   Fixed Rate                                             2,250.58         17.09
                                   Fixed Rate                                             6,686.00         50.78
                                   Fixed Rate                                            13,214.97        100.37
                                   Fixed Rate                                            15,000.00        113.93
                                   Fixed Rate                                             5,003.68         38.00
                                   Fixed Rate                                             2,201.88         16.72
                                   Fixed Rate                                            30,084.00        228.49
                                   Fixed Rate                                            27,073.09        205.62
                                   Fixed Rate                                             1,936.96         14.71
                                   Fixed Rate                                            12,215.94         92.78
                                   Fixed Rate                                            22,500.00        170.89
                                   Fixed Rate                                            20,550.00        156.08
                                   Fixed Rate                                            17,812.50        135.29
                                   Fixed Rate                                             6,705.49         50.93
                                   Fixed Rate                                               891.52          6.77
                                   Fixed Rate                                               987.56          7.50
                                   Fixed Rate                                            27,885.85        211.79
                                   Fixed Rate                                            18,820.15        142.94
                                   Fixed Rate                                             5,283.00         40.12
                                   Fixed Rate                                               848.00          6.44
                                   Fixed Rate                                             1,104.00          8.38
                                   Fixed Rate                                               248.00          1.88
                                   Fixed Rate                                            11,394.00         86.54
                                   Fixed Rate                                               921.00          6.99
                                   Fixed Rate                                             2,224.00         16.89

                                                                                             OUTSTANDING BALANCE
                                                                                           AS OF DECEMBER 31, 2001
                                                                                       --------------------------------
                                                                                          (IN ORIGINAL        (IN US
CURRENCY                                          INTEREST RATE BASIS                      CURRENCY)        DOLLARS)(2)
--------                                          -------------------                  ------------------   -----------
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                    1.61             0.22
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                   90.00            12.12
                                   Fixed Rate                                                    8.06             1.09
                                   Fixed Rate                                                    1.22             0.16
                                   Fixed Rate                                                    0.03             0.00
                                   Fixed Rate                                                    6.12             0.82
                                   Fixed Rate                                                    4.38             0.59
                                   Fixed Rate                                                    0.36             0.05
                                   Fixed Rate                                                    2.13             0.29
                                   Fixed Rate                                                    3.81             0.51
                                   Fixed Rate                                                    2.23             0.30
                                   Fixed Rate                                                    0.04             0.01
                                   Fixed Rate                                                   36.68             4.94
                                   Fixed Rate                                                    0.02             0.00
                                   Fixed Rate                                                   16.02             2.16
                                   Fixed Rate                                                    8.42             1.13
                                   Fixed Rate                                                    4.46             0.60
                                   Fixed Rate                                                    7.49             1.01
                                   Fixed Rate                                                   10.46             1.41
                                   Fixed Rate                                                    2.99             0.40
                                   Fixed Rate                                                   25.65             3.45
                                   Fixed Rate                                                    0.02             0.00
                                   Fixed Rate                                                    0.34             0.05
                                   Fixed Rate                                                    1.06             0.14
                                   Fixed Rate                                                    0.06             0.01
                                   Fixed Rate                                                    0.47             0.06
                                   Fixed Rate                                                    0.05             0.01
                                   Fixed Rate                                                    0.35             0.05
                                   Fixed Rate                                                    0.48             0.06
                                   Fixed Rate                                                    0.70             0.09
                                   Fixed Rate                                                    0.03             0.00
                                   Fixed Rate                                                    0.07             0.01
                                   Fixed Rate                                                    0.04             0.01
          KOREAN WON                                                                         7,655.98             5.80
                                                                                           ----------        ---------
                                   Fixed Rate                                                7,655.98             5.80
                                   Fixed Rate                                                    7.85             0.01
          POUNDS STERLING                                                                        4.94             7.18
                                                                                           ----------        ---------
                                   Fixed Rate                                                    0.30             0.43
                                   Fixed Rate                                                    4.64             6.75
          JAPANESE YEN                                                                     394,526.36         2,996.43
                                                                                           ----------        ---------
                                   Fixed Rate                                                  225.06             1.71
                                   Fixed Rate                                                6,686.00            50.78
                                   Fixed Rate                                                2,640.80            20.06
                                   Fixed Rate                                               12,699.81            96.46
                                   Fixed Rate                                                4,943.68            37.55
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                               28,616.48           217.34
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                1,936.95            14.71
                                   Fixed Rate                                                7,985.70            60.65
                                   Fixed Rate                                               22,500.00           170.89
                                   Fixed Rate                                                4,586.55            34.83
                                   Fixed Rate                                                7,325.25            55.64
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                7,154.39            54.34
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                  172.17             1.31
                                   Fixed Rate                                                  359.86             2.73
                                   Fixed Rate                                                  836.48             6.35
                                   Fixed Rate                                                  285.79             2.17
                                   Fixed Rate                                                9,624.38            73.10
                                   Fixed Rate                                                1,048.22             7.96
                                   Fixed Rate                                                1,366.30            10.38

                                 (IN MILLIONS)

                                                                                       INTEREST RATE/
                                                                                          SPREAD/
                                                                                       SERVICE CHARGE      YEAR      YEAR OF
CURRENCY                                          INTEREST RATE BASIS                   (PER ANNUM)     CONTRACTED   MATURITY
--------                                          -------------------                  --------------   ----------   --------
                                   Fixed Rate                                              2.7000%         1996        2026
                                   Fixed Rate                                              2.3000%         1996        2026
                                   Fixed Rate                                              2.7000%         1996        2026
                                   Fixed Rate                                              2.3000%         1996        2026
                                   Fixed Rate                                              2.5000%         1996        2026
                                   Fixed Rate                                              2.1000%         1996        2026
                                   Fixed Rate                                              2.3000%         1997        2027
                                   Fixed Rate                                              2.7000%         1997        2027
                                   Fixed Rate                                              2.3000%         1997        2027
                                   Fixed Rate                                              2.7000%         1997        2027
                                   Fixed Rate                                              2.3000%         1997        2027
                                   Fixed Rate                                              2.7000%         1997        2027
                                   Fixed Rate                                              2.3000%         1997        2027
                                   Fixed Rate                                              2.5000%         1997        2027
                                   Fixed Rate                                              2.1000%         1997        2027
                                   Fixed Rate                                              2.5000%         1997        2027
                                   Fixed Rate                                              2.1000%         1997        2027
                                   Fixed Rate                                              2.5000%         1997        2027
                                   Fixed Rate                                              2.1000%         1997        2027
                                   Fixed Rate                                              2.2000%         1998        2028
                                   Fixed Rate                                              0.7500%         1998        2038
                                   Fixed Rate                                              2.2000%         1998        2028
                                   Fixed Rate                                              0.7500%         1998        2038
                                   Fixed Rate                                              2.2000%         1998        2028
                                   Fixed Rate                                              1.7000%         1998        2028
                                   Fixed Rate                                              0.7500%         1998        2038
                                   Fixed Rate                                              2.2000%         1999        2028
                                   Fixed Rate                                              1.7000%         1999        2028
                                   Fixed Rate                                              2.2000%         1999        2040
                                   Fixed Rate                                              0.9500%         2001        2041
                                   Fixed Rate                                              0.7500%         2001        2041
                                   Japan Long Term Prime                                   1.2500%         1994        2003
                                   Japan Long Term Prime                                   1.2500%         1994        2003
                                   Japan Long Term Prime Lending Rate                      1.2500%         1994        2005
                                   Japan Long Term Prime Lending Rate                      0.0000%         1994        2014
                                   Japan Long Term Prime Lending Rate                      1.2500%         1994        2005
                                   Japan Long Term Prime Lending Rate                      0.0000%         1992        2014
                                   Japan Long Term Prime Lending Rate                      0.0000%         1992        2015
                                   Japan Long Term Prime Lending Rate                      0.0000%         1999        2019
                                   Japan Long Term Prime Lending Rate                      0.0000%         2000        2007
                                   Japan Long Term Prime Lending Rate                     -0.2000%         1999        2014
                                   Japan Swap Rate                                         1.6000%         1999        2009
                                   LIBOR 6 Mos. Deposit                                    1.6000%         1999        2009
                                   LIBOR 6 Mos. Deposit                                    0.0000%         1999        2003
                                   LIBOR 6 Mos. Deposit                                    0.0000%         1999        2004
                                   ADB Floating Rate                                       0.5000%         1996        2016
                                   LIBOR Base Rate                                         0.5000%         1996        2016
                                   US LIBOR                                                0.0000%         2001        2020
          SPECIAL DRAWING
          RIGHTS
                                   Interest Free                                           0.7500%         1992        2032
                                   LIBOR 6 Mos. Deposit                                    0.8000%         1995        2034
                                   LIBOR 6 Mos. Deposit                                    0.8000%         1995        2014
          UNITED STATES
          DOLLARS
                                   ADB Floating Rate                                       0.0000%         1993        2018
                                   ADB Floating Rate                                       0.0000%         1989        2004
                                   ADB Floating Rate                                       0.0000%         1991        2009
                                   ADB Floating Rate                                       0.0000%         1992        2007
                                   ADB Floating Rate                                       0.0000%         1989        2012
                                   ADB Floating Rate                                       0.0000%         1988        2012
                                   ADB Floating Rate                                       0.0000%         1991        2006
                                   ADB Floating Rate                                       0.0000%         1986        2006
                                   ADB Floating Rate                                       0.0000%         1995        2020
                                   ADB Floating Rate                                       0.0000%         1993        2012
                                   ADB Floating Rate                                       0.0000%         1991        2015
                                   ADB Floating Rate                                       0.0000%         1988        2008
                                   ADB Floating Rate                                       0.0000%         1989        2009
                                   ADB Floating Rate                                       0.0000%         1995        2019

                                                                                            ORIGINAL AMOUNT
                                                                                               CONTRACTED
                                                                                       --------------------------
                                                                                       (IN ORIGINAL     (IN US
CURRENCY                                          INTEREST RATE BASIS                   CURRENCY)     DOLLARS)(2)
--------                                          -------------------                  ------------   -----------
                                   Fixed Rate                                            22,837.00        173.45
                                   Fixed Rate                                             1,875.00         14.24
                                   Fixed Rate                                            10,184.00         77.35
                                   Fixed Rate                                               310.00          2.35
                                   Fixed Rate                                             5,000.00         37.98
                                   Fixed Rate                                               158.00          1.20
                                   Fixed Rate                                             8,760.00         66.53
                                   Fixed Rate                                            14,011.00        106.41
                                   Fixed Rate                                               449.00          3.41
                                   Fixed Rate                                             7,747.00         58.84
                                   Fixed Rate                                               339.00          2.57
                                   Fixed Rate                                            14,638.00        111.18
                                   Fixed Rate                                               334.00          2.54
                                   Fixed Rate                                             5,903.00         44.83
                                   Fixed Rate                                             1,325.00         10.06
                                   Fixed Rate                                               386.00          2.93
                                   Fixed Rate                                               648.00          4.92
                                   Fixed Rate                                             1,927.00         14.64
                                   Fixed Rate                                               819.00          6.22
                                   Fixed Rate                                            13,788.00        104.72
                                   Fixed Rate                                               767.00          5.83
                                   Fixed Rate                                            19,532.00        148.35
                                   Fixed Rate                                               458.00          3.48
                                   Fixed Rate                                             3,064.00         23.27
                                   Fixed Rate                                             2,193.00         16.66
                                   Fixed Rate                                               815.00          6.19
                                   Fixed Rate                                             3,064.00         23.27
                                   Fixed Rate                                             2,193.00         16.66
                                   Fixed Rate                                            16,450.00        124.94
                                   Fixed Rate                                            39,455.00        299.66
                                   Fixed Rate                                             2,476.00         18.81
                                   Japan Long Term Prime                                 26,840.00        203.85
                                   Japan Long Term Prime                                 31,500.00        239.24
                                   Japan Long Term Prime Lending Rate                     2,163.65         16.43
                                   Japan Long Term Prime Lending Rate                    12,400.00         94.18
                                   Japan Long Term Prime Lending Rate                       297.84          2.26
                                   Japan Long Term Prime Lending Rate                     6,100.00         46.33
                                   Japan Long Term Prime Lending Rate                    18,600.00        141.27
                                   Japan Long Term Prime Lending Rate                    60,000.00        455.70
                                   Japan Long Term Prime Lending Rate                     5,370.68         40.79
                                   Japan Long Term Prime Lending Rate                    26,000.00        197.47
                                   Japan Swap Rate                                       20,800.00        157.98
                                   LIBOR 6 Mos. Deposit                                  27,200.00        206.58
                                   LIBOR 6 Mos. Deposit                                   8,469.00         64.32
                                   LIBOR 6 Mos. Deposit                                  13,537.00        102.81
                                   ADB Floating Rate                                      2,166.00         16.45
                                   LIBOR Base Rate                                        9,090.39         69.04
                                   US LIBOR                                               2,400.00         18.23
          SPECIAL DRAWING
          RIGHTS                                                                             13.50         16.94
                                                                                        ----------     ---------
                                   Interest Free                                              3.00          3.76
                                   LIBOR 6 Mos. Deposit                                       3.50          4.39
                                   LIBOR 6 Mos. Deposit                                       7.00          8.78
          UNITED STATES
          DOLLARS                                                                         6,534.34      6,734.34
                                                                                        ----------     ---------
                                   ADB Floating Rate                                         43.20         43.20
                                   ADB Floating Rate                                        130.00        130.00
                                   ADB Floating Rate                                         25.00         25.00
                                   ADB Floating Rate                                          2.60          2.60
                                   ADB Floating Rate                                         26.40         26.40
                                   ADB Floating Rate                                         43.50         43.50
                                   ADB Floating Rate                                        100.00        100.00
                                   ADB Floating Rate                                         92.00         92.00
                                   ADB Floating Rate                                         92.00         92.00
                                   ADB Floating Rate                                        138.00        138.00
                                   ADB Floating Rate                                        200.00        200.00
                                   ADB Floating Rate                                        120.00        120.00
                                   ADB Floating Rate                                        160.00        160.00
                                   ADB Floating Rate                                        244.00        244.00

                                                                                             OUTSTANDING BALANCE
                                                                                           AS OF DECEMBER 31, 2001
                                                                                       --------------------------------
                                                                                          (IN ORIGINAL        (IN US
CURRENCY                                          INTEREST RATE BASIS                      CURRENCY)        DOLLARS)(2)
--------                                          -------------------                  ------------------   -----------
                                   Fixed Rate                                                8,092.68            61.46
                                   Fixed Rate                                                3,257.67            24.74
                                   Fixed Rate                                                9,458.12            71.83
                                   Fixed Rate                                                  219.34             1.67
                                   Fixed Rate                                                4,652.67            35.34
                                   Fixed Rate                                                  157.99             1.20
                                   Fixed Rate                                                  502.89             3.82
                                   Fixed Rate                                                  411.92             3.13
                                   Fixed Rate                                                   15.76             0.12
                                   Fixed Rate                                                5,479.35            41.62
                                   Fixed Rate                                                  282.30             2.14
                                   Fixed Rate                                                5,379.17            40.85
                                   Fixed Rate                                                  206.08             1.57
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                  760.27             5.77
                                   Fixed Rate                                                  248.88             1.89
                                   Fixed Rate                                                  434.86             3.30
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                  143.51             1.09
                                   Fixed Rate                                                  310.92             2.36
                                   Fixed Rate                                                  136.51             1.04
                                   Fixed Rate                                                2,648.90            20.12
                                   Fixed Rate                                                  248.32             1.89
                                   Fixed Rate                                                  298.70             2.27
                                   Fixed Rate                                                  227.53             1.73
                                   Fixed Rate                                                  134.72             1.02
                                   Fixed Rate                                               10,158.42            77.15
                                   Fixed Rate                                                1,638.70            12.45
                                   Fixed Rate                                                  303.40             2.30
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                    0.00             0.00
                                   Japan Long Term Prime                                    16,622.68           126.25
                                   Japan Long Term Prime                                    28,909.69           219.57
                                   Japan Long Term Prime Lending Rate                          713.71             5.42
                                   Japan Long Term Prime Lending Rate                        5,147.26            39.09
                                   Japan Long Term Prime Lending Rate                           89.35             0.68
                                   Japan Long Term Prime Lending Rate                        4,771.15            36.24
                                   Japan Long Term Prime Lending Rate                       14,136.44           107.37
                                   Japan Long Term Prime Lending Rate                       60,000.00           455.70
                                   Japan Long Term Prime Lending Rate                        4,603.44            34.96
                                   Japan Long Term Prime Lending Rate                       19,050.50           144.69
                                   Japan Swap Rate                                          20,800.00           157.98
                                   LIBOR 6 Mos. Deposit                                     27,200.00           206.58
                                   LIBOR 6 Mos. Deposit                                      4,234.53            32.16
                                   LIBOR 6 Mos. Deposit                                      7,520.30            57.12
                                   ADB Floating Rate                                           143.48             1.09
                                   LIBOR Base Rate                                           1,380.39            10.48
                                   US LIBOR                                                  2,400.00            18.23
          SPECIAL DRAWING
          RIGHTS                                                                                11.86            14.87
                                                                                           ----------        ---------
                                   Interest Free                                                 2.35             2.95
                                   LIBOR 6 Mos. Deposit                                          3.48             4.36
                                   LIBOR 6 Mos. Deposit                                          6.03             7.56
          UNITED STATES
          DOLLARS                                                                            3,305.28         3,305.28
                                                                                           ----------        ---------
                                   ADB Floating Rate                                            19.17            19.17
                                   ADB Floating Rate                                            88.69            88.69
                                   ADB Floating Rate                                            11.50            11.50
                                   ADB Floating Rate                                             1.10             1.10
                                   ADB Floating Rate                                            20.25            20.25
                                   ADB Floating Rate                                            33.03            33.03
                                   ADB Floating Rate                                            18.69            18.69
                                   ADB Floating Rate                                            44.95            44.95
                                   ADB Floating Rate                                            72.60            72.60
                                   ADB Floating Rate                                           103.67           103.67
                                   ADB Floating Rate                                           170.65           170.65
                                   ADB Floating Rate                                            68.41            68.41
                                   ADB Floating Rate                                           109.52           109.52
                                   ADB Floating Rate                                           155.24           155.24

                                 (IN MILLIONS)

                                                                                       INTEREST RATE/
                                                                                          SPREAD/
                                                                                       SERVICE CHARGE      YEAR      YEAR OF
CURRENCY                                          INTEREST RATE BASIS                   (PER ANNUM)     CONTRACTED   MATURITY
--------                                          -------------------                  --------------   ----------   --------
                                   ADB Floating Rate                                       0.0000%         1992        2012
                                   ADB Floating Rate                                       0.0000%         1992        2016
                                   ADB Floating Rate                                       0.0000%         1993        2013
                                   ADB Floating Rate                                       0.0000%         1998        2021
                                   ADB Floating Rate                                       0.0000%         1996        2011
                                   ADB Floating Rate                                       0.0000%         1998        2017
                                   ADB Floating Rate                                       0.0000%         1998        2013
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                             10.5000%         1984        1999
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              3.0000%         1995        2006
                                   Fixed Rate                                              8.1000%         1980        2005
                                   Fixed Rate                                              7.6000%         1979        2004
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              7.7000%         1978        2003
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              8.9000%         1977        2002
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              2.0000%         1993        2013
                                   Fixed Rate                                              3.5750%         1995        2012
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              8.3000%         1989        2003
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                             10.1000%         1981        2006
                                   Fixed Rate                                             11.6000%         1982        2002
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                             11.6000%         1982        2006
                                   Fixed Rate                                              8.3000%         1977        2003
                                   Fixed Rate                                              9.6000%         1981        2001
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                             11.0000%         1983        2002
                                   Fixed Rate                                             10.2500%         1984        2004
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              3.0000%         1995        2006
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              1.2500%         1993        2025
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                             10.5000%         1984        2007
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              9.0000%         1980        2001
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              1.5000%         1990        2010
                                   Fixed Rate                                              6.6000%         1995        2008
                                   Fixed Rate                                              7.6500%         1996        2009
                                   Fixed Rate                                              3.0000%         1994        2007
                                   Fixed Rate                                              4.0000%         1995        2018
                                   Fixed Rate                                              6.5000%         1997        2010
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1989        2009
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1994        2014
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1982        2002
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1993        2012
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1994        2014
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1993        2013
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1989        2009
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1994        2014
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1994        2014

                                                                                            ORIGINAL AMOUNT
                                                                                               CONTRACTED
                                                                                       --------------------------
                                                                                       (IN ORIGINAL     (IN US
CURRENCY                                          INTEREST RATE BASIS                   CURRENCY)     DOLLARS)(2)
--------                                          -------------------                  ------------   -----------
                                   ADB Floating Rate                                         75.00         75.00
                                   ADB Floating Rate                                         31.40         31.40
                                   ADB Floating Rate                                        164.00        164.00
                                   ADB Floating Rate                                         50.00         50.00
                                   ADB Floating Rate                                          5.35          5.35
                                   ADB Floating Rate                                         20.22         20.22
                                   ADB Floating Rate                                        300.00        300.00
                                   Fixed Rate                                                 0.17          0.17
                                   Fixed Rate                                                 0.03          0.03
                                   Fixed Rate                                                39.30         39.30
                                   Fixed Rate                                                 0.08          0.08
                                   Fixed Rate                                                 0.05          0.05
                                   Fixed Rate                                                 0.50          0.50
                                   Fixed Rate                                                42.80         42.80
                                   Fixed Rate                                                60.70         60.70
                                   Fixed Rate                                                 0.41          0.41
                                   Fixed Rate                                                49.00         49.00
                                   Fixed Rate                                                 0.04          0.04
                                   Fixed Rate                                                52.00         52.00
                                   Fixed Rate                                                15.67         15.67
                                   Fixed Rate                                                 9.34          9.34
                                   Fixed Rate                                                11.56         11.56
                                   Fixed Rate                                                 0.09          0.09
                                   Fixed Rate                                                19.30         19.30
                                   Fixed Rate                                                37.90         37.90
                                   Fixed Rate                                                 0.03          0.03
                                   Fixed Rate                                                 2.24          2.24
                                   Fixed Rate                                                 0.10          0.10
                                   Fixed Rate                                                 0.20          0.20
                                   Fixed Rate                                                 3.38          3.38
                                   Fixed Rate                                                 0.17          0.17
                                   Fixed Rate                                                87.50         87.50
                                   Fixed Rate                                                24.00         24.00
                                   Fixed Rate                                                11.21         11.21
                                   Fixed Rate                                                17.00         17.00
                                   Fixed Rate                                                29.00         29.00
                                   Fixed Rate                                               150.00        150.00
                                   Fixed Rate                                                 0.15          0.15
                                   Fixed Rate                                                32.75         32.75
                                   Fixed Rate                                                33.00         33.00
                                   Fixed Rate                                                 0.04          0.04
                                   Fixed Rate                                                 9.50          9.50
                                   Fixed Rate                                                 0.18          0.18
                                   Fixed Rate                                                 0.91          0.91
                                   Fixed Rate                                                 0.12          0.12
                                   Fixed Rate                                                 0.63          0.63
                                   Fixed Rate                                                24.50         24.50
                                   Fixed Rate                                                 0.51          0.51
                                   Fixed Rate                                                43.80         43.80
                                   Fixed Rate                                                 0.99          0.99
                                   Fixed Rate                                                 0.38          0.38
                                   Fixed Rate                                                60.50         60.50
                                   Fixed Rate                                                 4.99          4.99
                                   Fixed Rate                                                 0.23          0.23
                                   Fixed Rate                                                 1.35          1.35
                                   Fixed Rate                                                11.70         11.70
                                   Fixed Rate                                                25.00         25.00
                                   Fixed Rate                                                25.00         25.00
                                   Fixed Rate                                                 5.00          5.00
                                   Fixed Rate                                                15.00         15.00
                                   Fixed Rate                                                11.10         11.10
                                   IBRD Cost of Qualified Borrowings                         65.50         65.50
                                   IBRD Cost of Qualified Borrowings                        113.00        113.00
                                   IBRD Cost of Qualified Borrowings                         36.00         36.00
                                   IBRD Cost of Qualified Borrowings                        134.00        134.00
                                   IBRD Cost of Qualified Borrowings                        114.00        114.00
                                   IBRD Cost of Qualified Borrowings                        110.00        110.00
                                   IBRD Cost of Qualified Borrowings                         65.00         65.00
                                   IBRD Cost of Qualified Borrowings                        127.35        127.35
                                   IBRD Cost of Qualified Borrowings                         19.65         19.65

                                                                                             OUTSTANDING BALANCE
                                                                                           AS OF DECEMBER 31, 2001
                                                                                       --------------------------------
                                                                                          (IN ORIGINAL        (IN US
CURRENCY                                          INTEREST RATE BASIS                      CURRENCY)        DOLLARS)(2)
--------                                          -------------------                  ------------------   -----------
                                   ADB Floating Rate                                            64.22            64.22
                                   ADB Floating Rate                                             8.04             8.04
                                   ADB Floating Rate                                           101.32           101.32
                                   ADB Floating Rate                                             4.48             4.48
                                   ADB Floating Rate                                             4.39             4.39
                                   ADB Floating Rate                                             9.32             9.32
                                   ADB Floating Rate                                             1.01             1.01
                                   Fixed Rate                                                    0.15             0.15
                                   Fixed Rate                                                    0.03             0.03
                                   Fixed Rate                                                   14.08            14.08
                                   Fixed Rate                                                    0.07             0.07
                                   Fixed Rate                                                    0.04             0.04
                                   Fixed Rate                                                    0.37             0.37
                                   Fixed Rate                                                    8.49             8.49
                                   Fixed Rate                                                   14.06            14.06
                                   Fixed Rate                                                    0.37             0.37
                                   Fixed Rate                                                    8.50             8.50
                                   Fixed Rate                                                    0.04             0.04
                                   Fixed Rate                                                    2.69             2.69
                                   Fixed Rate                                                   14.10            14.10
                                   Fixed Rate                                                    8.40             8.40
                                   Fixed Rate                                                   10.40            10.40
                                   Fixed Rate                                                    0.08             0.08
                                   Fixed Rate                                                   19.30            19.30
                                   Fixed Rate                                                   37.90            37.90
                                   Fixed Rate                                                    0.02             0.02
                                   Fixed Rate                                                    0.45             0.45
                                   Fixed Rate                                                    0.09             0.09
                                   Fixed Rate                                                    0.18             0.18
                                   Fixed Rate                                                    3.04             3.04
                                   Fixed Rate                                                    0.15             0.15
                                   Fixed Rate                                                   23.17            23.17
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                   10.09            10.09
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                    2.13             2.13
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                    0.14             0.14
                                   Fixed Rate                                                    1.03             1.03
                                   Fixed Rate                                                    7.74             7.74
                                   Fixed Rate                                                    0.04             0.04
                                   Fixed Rate                                                    3.75             3.75
                                   Fixed Rate                                                    0.16             0.16
                                   Fixed Rate                                                    0.82             0.82
                                   Fixed Rate                                                    0.11             0.11
                                   Fixed Rate                                                    0.57             0.57
                                   Fixed Rate                                                   24.50            24.50
                                   Fixed Rate                                                    0.46             0.46
                                   Fixed Rate                                                    5.23             5.23
                                   Fixed Rate                                                    0.89             0.89
                                   Fixed Rate                                                    0.34             0.34
                                   Fixed Rate                                                    0.00             0.00
                                   Fixed Rate                                                    4.49             4.49
                                   Fixed Rate                                                    0.21             0.21
                                   Fixed Rate                                                    1.00             1.00
                                   Fixed Rate                                                   10.53            10.53
                                   Fixed Rate                                                    0.72             0.72
                                   Fixed Rate                                                    1.88             1.88
                                   Fixed Rate                                                    0.64             0.64
                                   Fixed Rate                                                   14.37            14.37
                                   Fixed Rate                                                    3.50             3.50
                                   IBRD Cost of Qualified Borrowings                            39.57            39.57
                                   IBRD Cost of Qualified Borrowings                            88.89            88.89
                                   IBRD Cost of Qualified Borrowings                             0.55             0.55
                                   IBRD Cost of Qualified Borrowings                            30.78            30.78
                                   IBRD Cost of Qualified Borrowings                            49.18            49.18
                                   IBRD Cost of Qualified Borrowings                            44.28            44.28
                                   IBRD Cost of Qualified Borrowings                            43.53            43.53
                                   IBRD Cost of Qualified Borrowings                           113.89           113.89
                                   IBRD Cost of Qualified Borrowings                            11.20            11.20

                                 (IN MILLIONS)

                                                                                       INTEREST RATE/
                                                                                          SPREAD/
                                                                                       SERVICE CHARGE      YEAR      YEAR OF
CURRENCY                                          INTEREST RATE BASIS                   (PER ANNUM)     CONTRACTED   MATURITY
--------                                          -------------------                  --------------   ----------   --------
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1995        2002
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1994        2013
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1991        2011
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1994        2014
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1995        2011
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1992        2012
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1988        2008
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1988        2008
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1991        2011
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1990        2010
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1990        2010
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1985        2005
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1991        2011
                                   IBRD Cost of Qualified Borrowings                       0.5000%         1989        2009
                                   Interest Free                                           0.0000%         2000        2013
                                   LIBOR 6 Mos. Deposits                                   0.6250%         1992        2003
                                   LIBOR 6 Mos. Deposits                                   0.6250%         1992        2003
                                   LIBOR 6 Mos. Deposits                                   0.6250%         1991        2003
                                   LIBOR 6 Mos. Deposits                                   0.6250%         1992        2003
                                   LIBOR 6 Mos. Deposits                                   0.6250%         1992        2003
                                   LIBOR 6 Mos. Deposit                                    0.0000%         1992        2004
                                   LIBOR 6 Mos. Deposit                                    0.0000%         1992        2004
                                   LIBOR 6 Mos. Deposit                                    0.0000%         1992        2004
                                   LIBOR Base Rate                                         0.5000%         1996        2016
                                   LIBOR Base Rate                                         0.5000%         1996        2016
                                   LIBOR Base Rate                                         0.5000%         1996        2016
                                   LIBOR Base Rate                                         0.5000%         1995        2015
                                   US Concessionary Interest Relending Rate                0.0000%         1993        2004
                                   LIBOR Base Rate                                         0.5000%         1996        2017
                                   LIBOR Base Rate                                         0.5000%         1997        2017
                                   LIBOR Base Rate                                         0.5000%         1998        2018
                                   LIBOR Base Rate                                         0.5000%         1998        2019
                                   LIBOR Base Rate                                         0.5000%         1998        2019
                                   LIBOR 6 Mos. Deposit                                    0.0000%         1998        2014
                                   LIBOR 6 Mos. Deposit                                    0.0000%         1997        2008
                                   LIBOR 6 Mos. Deposit                                    0.0000%         1998        2014
                                   LIBOR 6 Mos. Deposit                                    0.0000%         1998        2008
                                   US Floating Rate                                        0.9000%         1999        2014
                                   US Floating Rate                                        0.3000%         2000        2003
     B.   BONDS
          UNITED STATES
          DOLLARS
                                   Fixed Rate                                              9.0000%         1995        2002
                                   Fixed Rate                                              9.7500%         1994        2009
                                   Fixed Rate                                              7.8750%         1996        2006
                                   Fixed Rate                                              8.4000%         1996        2016
                                   Fixed Rate                                              9.6250%         1998        2028
                                   Fixed Rate                                              9.8750%         2000        2010
          JAPANESE YEN
                                   Fixed Rate                                              4.6500%         1995        2015
                                   Fixed Rate                                              3.1500%         1997        2003
                                   Fixed Rate                                              2.3500%         2000        2010
          EURO
                                   Fixed Rate                                              9.5750%         2001        2006
II.  GFI GUARANTEE ASSUMED BY NATIONAL GOVERNMENT
          BELGIAN FRANCS
                                   BIBOR 6 Mos.                                            0.6000%         1992        2007
                                   BIBOR 6 Mos.                                            0.6000%         1992        2007
                                   BIBOR 6 Mos.                                            0.6000%         1992        2007
          CANADIAN DOLLARS                                                                 0.0000%         1986        Upon
                                   Interest Free                                                                     Demand
          DEUTSCHE MARKS
                                   DM LIBOR                                                0.8125%         1986        2003

                                                                                            ORIGINAL AMOUNT
                                                                                               CONTRACTED
                                                                                       --------------------------
                                                                                       (IN ORIGINAL     (IN US
CURRENCY                                          INTEREST RATE BASIS                   CURRENCY)     DOLLARS)(2)
--------                                          -------------------                  ------------   -----------
                                   IBRD Cost of Qualified Borrowings                         50.00         50.00
                                   IBRD Cost of Qualified Borrowings                         64.00         64.00
                                   IBRD Cost of Qualified Borrowings                        175.00        175.00
                                   IBRD Cost of Qualified Borrowings                         40.00         40.00
                                   IBRD Cost of Qualified Borrowings                         50.00         50.00
                                   IBRD Cost of Qualified Borrowings                         91.30         91.30
                                   IBRD Cost of Qualified Borrowings                         41.00         41.00
                                   IBRD Cost of Qualified Borrowings                         59.00         59.00
                                   IBRD Cost of Qualified Borrowings                        150.00        150.00
                                   IBRD Cost of Qualified Borrowings                        150.00        150.00
                                   IBRD Cost of Qualified Borrowings                        200.00        200.00
                                   IBRD Cost of Qualified Borrowings                        100.00        100.00
                                   IBRD Cost of Qualified Borrowings                         15.00         15.00
                                   IBRD Cost of Qualified Borrowings                         40.00         40.00
                                   Interest Free                                              7.50          7.50
                                   LIBOR 6 Mos. Deposits                                     19.52         19.52
                                   LIBOR 6 Mos. Deposits                                      4.87          4.87
                                   LIBOR 6 Mos. Deposits                                     19.52         19.52
                                   LIBOR 6 Mos. Deposits                                      6.21          6.21
                                   LIBOR 6 Mos. Deposits                                      4.52          4.52
                                   LIBOR 6 Mos. Deposit                                      25.50         25.50
                                   LIBOR 6 Mos. Deposit                                      17.44         17.44
                                   LIBOR 6 Mos. Deposit                                      18.77         18.77
                                   LIBOR Base Rate                                          100.00        100.00
                                   LIBOR Base Rate                                           57.00         57.00
                                   LIBOR Base Rate                                          150.00        150.00
                                   LIBOR Base Rate                                           50.00         50.00
                                   US Concessionary Interest Relending Rate                   2.13          2.13
                                   LIBOR Base Rate                                           60.00         60.00
                                   LIBOR Base Rate                                           54.50         54.50
                                   LIBOR Base Rate                                          150.00        150.00
                                   LIBOR Base Rate                                          150.00        150.00
                                   LIBOR Base Rate                                           23.30         23.30
                                   LIBOR 6 Mos. Deposit                                     160.00        160.00
                                   LIBOR 6 Mos. Deposit                                      25.00         25.00
                                   LIBOR 6 Mos. Deposit                                     160.00        160.00
                                   LIBOR 6 Mos. Deposit                                      25.00         25.00
                                   US Floating Rate                                         200.00        200.00
                                   US Floating Rate                                         200.00        200.00
     B.   BONDS                                                                                         1,820.13
                                                                                                       ---------
          UNITED STATES
          DOLLARS                                                                         1,410.00      1,410.00
                                                                                        ----------     ---------
                                   Fixed Rate                                               150.00        150.00
                                   Fixed Rate                                               100.00        100.00
                                   Fixed Rate                                               200.00        200.00
                                   Fixed Rate                                               160.00        160.00
                                   Fixed Rate                                               300.00        300.00
                                   Fixed Rate                                               500.00        500.00
          JAPANESE YEN                                                                   54,000.00        410.13
                                                                                        ----------     ---------
                                   Fixed Rate                                            12,000.00         91.14
                                   Fixed Rate                                            20,000.00        151.90
                                   Fixed Rate                                            22,000.00        167.09
          EURO                                                                              500.00        441.55
                                                                                        ----------     ---------
                                   Fixed Rate                                               500.00        441.55
II.  GFI GUARANTEE ASSUMED BY NATIONAL GOVERNMENT                                                         392.05
                                                                                                       ---------
          BELGIAN FRANCS                                                                  1,005.34         22.01
                                                                                        ----------     ---------
                                   BIBOR 6 Mos.                                             158.97          3.48
                                   BIBOR 6 Mos.                                             722.14         15.81
                                   BIBOR 6 Mos.                                             124.23          2.72
          CANADIAN DOLLARS                                                                    0.27          0.17
                                                                                        ----------     ---------
                                   Interest Free
          DEUTSCHE MARKS                                                                      3.84          1.73
                                                                                        ----------     ---------
                                   DM LIBOR                                                   0.33          0.15

                                                                                             OUTSTANDING BALANCE
                                                                                           AS OF DECEMBER 31, 2001
                                                                                       --------------------------------
                                                                                          (IN ORIGINAL        (IN US
CURRENCY                                          INTEREST RATE BASIS                      CURRENCY)        DOLLARS)(2)
--------                                          -------------------                  ------------------   -----------
                                   IBRD Cost of Qualified Borrowings                            48.05            48.05
                                   IBRD Cost of Qualified Borrowings                            46.51            46.51
                                   IBRD Cost of Qualified Borrowings                           132.24           132.24
                                   IBRD Cost of Qualified Borrowings                            34.73            34.73
                                   IBRD Cost of Qualified Borrowings                            45.15            45.15
                                   IBRD Cost of Qualified Borrowings                            44.15            44.15
                                   IBRD Cost of Qualified Borrowings                            24.85            24.85
                                   IBRD Cost of Qualified Borrowings                            31.35            31.35
                                   IBRD Cost of Qualified Borrowings                           117.37           117.37
                                   IBRD Cost of Qualified Borrowings                            97.31            97.31
                                   IBRD Cost of Qualified Borrowings                           139.91           139.91
                                   IBRD Cost of Qualified Borrowings                            26.63            26.63
                                   IBRD Cost of Qualified Borrowings                             1.13             1.13
                                   IBRD Cost of Qualified Borrowings                            25.07            25.07
                                   Interest Free                                                 2.74             2.74
                                   LIBOR 6 Mos. Deposits                                         3.90             3.90
                                   LIBOR 6 Mos. Deposits                                         0.65             0.65
                                   LIBOR 6 Mos. Deposits                                         2.93             2.93
                                   LIBOR 6 Mos. Deposits                                         1.24             1.24
                                   LIBOR 6 Mos. Deposits                                         0.70             0.70
                                   LIBOR 6 Mos. Deposit                                          7.65             7.65
                                   LIBOR 6 Mos. Deposit                                          4.11             4.11
                                   LIBOR 6 Mos. Deposit                                          4.14             4.14
                                   LIBOR Base Rate                                              33.24            33.24
                                   LIBOR Base Rate                                               5.56             5.56
                                   LIBOR Base Rate                                              84.07            84.07
                                   LIBOR Base Rate                                              43.37            43.37
                                   US Concessionary Interest Relending Rate                      0.04             0.04
                                   LIBOR Base Rate                                              13.31            13.31
                                   LIBOR Base Rate                                               3.18             3.18
                                   LIBOR Base Rate                                              38.52            38.52
                                   LIBOR Base Rate                                               0.00             0.00
                                   LIBOR Base Rate                                               5.03             5.03
                                   LIBOR 6 Mos. Deposit                                         66.56            66.56
                                   LIBOR 6 Mos. Deposit                                          0.00             0.00
                                   LIBOR 6 Mos. Deposit                                          0.00             0.00
                                   LIBOR 6 Mos. Deposit                                         21.25            21.25
                                   US Floating Rate                                            180.00           180.00
                                   US Floating Rate                                            175.00           175.00
     B.   BONDS                                                                                               2,261.68
                                                                                                             ---------
          UNITED STATES
          DOLLARS                                                                            1,410.00         1,410.00
                                                                                           ----------        ---------
                                   Fixed Rate                                                  150.00           150.00
                                   Fixed Rate                                                  100.00           100.00
                                   Fixed Rate                                                  200.00           200.00
                                   Fixed Rate                                                  160.00           160.00
                                   Fixed Rate                                                  300.00           300.00
                                   Fixed Rate                                                  500.00           500.00
          JAPANESE YEN                                                                      54,000.00           410.13
                                                                                           ----------        ---------
                                   Fixed Rate                                               12,000.00            91.14
                                   Fixed Rate                                               20,000.00           151.90
                                   Fixed Rate                                               22,000.00           167.09
          EURO                                                                                 500.00           441.55
                                                                                           ----------        ---------
                                   Fixed Rate                                                  500.00           441.55
II.  GFI GUARANTEE ASSUMED BY NATIONAL GOVERNMENT                                                               320.72
                                                                                                             ---------
          BELGIAN FRANCS                                                                       789.91            17.29
                                                                                           ----------        ---------
                                   BIBOR 6 Mos.                                                124.90             2.73
                                   BIBOR 6 Mos.                                                567.40            12.42
                                   BIBOR 6 Mos.                                                 97.61             2.14
          CANADIAN DOLLARS                                                                       0.27             0.17
                                                                                           ----------        ---------
                                   Interest Free
          DEUTSCHE MARKS                                                                         2.43             1.10
                                                                                           ----------        ---------
                                   DM LIBOR                                                      0.07             0.03

                                 (IN MILLIONS)

                                                                                       INTEREST RATE/
                                                                                          SPREAD/
                                                                                       SERVICE CHARGE      YEAR      YEAR OF
CURRENCY                                          INTEREST RATE BASIS                   (PER ANNUM)     CONTRACTED   MATURITY
--------                                          -------------------                  --------------   ----------   --------
                                   DM LIBOR                                                0.8125%         1986        2003
                                   DM LIBOR                                                0.8125%         1986        2003
                                   Fixed Rate                                              8.6000%         1992        2007
          SPANISH PESETAS
                                   Fixed Rate                                             11.0000%         1991        2007
          FRENCH FRANCS
                                   Interest Free                                           0.0000%         1986        Upon
                                                                                                                      Demand
                                   Taux Du Marche Obligataire                              0.4000%         1991        2007
                                   Taux Du Marche Obligataire                              0.4000%         1991        2007
                                   Taux Du Marche Obligataire                              0.4000%         1989        2007
                                   Taux Du Marche Obligataire                              0.4000%         1989        2007
          POUNDS STERLING
                                                                                           0.0000%         1986        Upon
                                                                                                                      Demand
                                   GBP LIBOR                                               0.5000%         1991        2007
          JAPANESE YEN
                                   Long Term Prime Rate                                    0.1000%         1992        2007
                                   Long Term Prime Rate                                    0.1000%         1992        2007
                                   Long Term Prime Rate                                    0.1000%         1992        2007
                                   Interest Free                                           0.0000%         1986        Upon
                                                                                                                      Demand
                                   Long Term Prime Rate                                    0.1000%         1992        2007
                                   Long Term Prime Rate                                    0.1000%         1992        2007
                                   Long Term Prime Rate                                    0.1000%         1992        2007
                                   Long Term Prime Rate                                    0.1000%         1992        2007
                                   Long Term Prime Rate                                    0.1000%         1992        2007
                                   Long Term Prime Rate                                    0.1000%         1992        2007
                                   Long Term Prime Rate                                    0.1000%         1992        2000
          SAUDI RIAL
                                   Interest Free                                           0.0000%         1986        Upon
                                                                                                                      Demand
                                   Interest Free                                           0.0000%         1986        Upon
                                                                                                                      Demand
                                   Interest Free                                           0.0000%         1986        Upon
                                                                                                                      Demand
          UNITED STATES
          DOLLARS
                                   Interest Free                                           0.0000%         1986        Upon
                                                                                                                      Demand
                                   Interest Free                                           0.0000%         1986        Upon
                                                                                                                      Demand
                                   Interest Free                                           0.0000%         1986        Upon
                                                                                                                      Demand
                                   Interest Free                                           0.0000%         1986        Upon
                                                                                                                      Demand
                                   Interest Free                                           0.0000%         1986        Upon
                                                                                                                      Demand
                                   Interest Free                                           0.0000%         1986        Upon
                                                                                                                      Demand
                                   Interest Free                                           0.0000%         1986        Upon
                                                                                                                      Demand
                                   Interest Free                                           0.0000%         1986        Upon
                                                                                                                      Demand
                                   Interest Free                                           0.0000%         1986        Upon
                                                                                                                      Demand
                                   Interest Free                                           0.0000%         1986        Upon
                                                                                                                      Demand
                                   Interest Free                                           0.0000%         1988        Upon
                                                                                                                      Demand
                                   Fixed Rate                                              3.4750%         1992        2007
                                   Fixed Rate                                              3.4750%         1992        2007
                                   Fixed Rate                                              3.4750%         1992        2007
                                   LIBOR 6 Mos.                                            0.8125%         1986        2003
                                   LIBOR 6 Mos.                                            0.8125%         1986        2003
                                   LIBOR 6 Mos.                                            0.8125%         1991        2007

                                                                                            ORIGINAL AMOUNT
                                                                                               CONTRACTED
                                                                                       --------------------------
                                                                                       (IN ORIGINAL     (IN US
CURRENCY                                          INTEREST RATE BASIS                   CURRENCY)     DOLLARS)(2)
--------                                          -------------------                  ------------   -----------
                                   DM LIBOR                                                   0.33          0.15
                                   DM LIBOR                                                   0.33          0.15
                                   Fixed Rate                                                 2.84          1.28
          SPANISH PESETAS                                                                 6,989.98         37.10
                                                                                        ----------     ---------
                                   Fixed Rate                                             6,989.98         37.10
          FRENCH FRANCS                                                                      21.86          2.94
                                                                                        ----------     ---------
                                   Interest Free                                              3.13          0.42

                                   Taux Du Marche Obligataire                                 4.36          0.59
                                   Taux Du Marche Obligataire                                 0.11          0.01
                                   Taux Du Marche Obligataire                                13.01          1.75
                                   Taux Du Marche Obligataire                                 1.24          0.17
          POUNDS STERLING                                                                     1.03          1.50
                                                                                        ----------     ---------
                                                                                              0.00          0.00

                                   GBP LIBOR                                                  1.03          1.50
          JAPANESE YEN                                                                   26,248.48        199.36
                                                                                        ----------     ---------
                                   Long Term Prime Rate                                   4,968.73         37.74
                                   Long Term Prime Rate                                  16,886.81        128.26
                                   Long Term Prime Rate                                     216.83          1.65
                                   Interest Free                                              2.74          0.02

                                   Long Term Prime Rate                                     412.07          3.13
                                   Long Term Prime Rate                                     701.63          5.33
                                   Long Term Prime Rate                                   1,194.42          9.07
                                   Long Term Prime Rate                                     158.65          1.20
                                   Long Term Prime Rate                                     747.41          5.68
                                   Long Term Prime Rate                                     801.78          6.09
                                   Long Term Prime Rate                                     157.43          1.20
          SAUDI RIAL                                                                         27.34          7.29
                                                                                        ----------     ---------
                                   Interest Free                                              5.92          1.58

                                   Interest Free                                             18.46          4.92

                                   Interest Free                                              2.96          0.79

          UNITED STATES
          DOLLARS                                                                           119.95        119.95
                                                                                        ----------     ---------
                                   Interest Free                                              0.97          0.97

                                   Interest Free                                              8.33          8.33

                                   Interest Free                                             33.09         33.09

                                   Interest Free                                             18.60         18.60

                                   Interest Free                                              0.72          0.72

                                   Interest Free                                              0.51          0.51

                                   Interest Free                                              2.18          2.18

                                   Interest Free                                              5.22          5.22

                                   Interest Free                                              0.51          0.51

                                   Interest Free                                              4.40          4.40

                                   Interest Free                                             11.55         11.55

                                   Fixed Rate                                                11.25         11.25
                                   Fixed Rate                                                 5.28          5.28
                                   Fixed Rate                                                 0.80          0.80
                                   LIBOR 6 Mos.                                               0.09          0.09
                                   LIBOR 6 Mos.                                               0.05          0.05
                                   LIBOR 6 Mos.                                               0.32          0.32

                                                                                             OUTSTANDING BALANCE
                                                                                           AS OF DECEMBER 31, 2001
                                                                                       --------------------------------
                                                                                          (IN ORIGINAL        (IN US
CURRENCY                                          INTEREST RATE BASIS                      CURRENCY)        DOLLARS)(2)
--------                                          -------------------                  ------------------   -----------
                                   DM LIBOR                                                      0.07             0.03
                                   DM LIBOR                                                      0.07             0.03
                                   Fixed Rate                                                    2.23             1.01
          SPANISH PESETAS                                                                    5,492.12            29.15
                                                                                           ----------        ---------
                                   Fixed Rate                                                5,492.12            29.15
          FRENCH FRANCS                                                                         17.84             2.40
                                                                                           ----------        ---------
                                   Interest Free                                                 3.13             0.42

                                   Taux Du Marche Obligataire                                    3.43             0.46
                                   Taux Du Marche Obligataire                                    0.09             0.01
                                   Taux Du Marche Obligataire                                   10.22             1.38
                                   Taux Du Marche Obligataire                                    0.98             0.13
          POUNDS STERLING                                                                        0.81             1.18
                                                                                           ----------        ---------
                                                                                                 0.00             0.00

                                   GBP LIBOR                                                     0.81             1.18
          JAPANESE YEN                                                                      20,624.40           156.64
                                                                                           ----------        ---------
                                   Long Term Prime Rate                                      3,904.00            29.65
                                   Long Term Prime Rate                                     13,268.21           100.77
                                   Long Term Prime Rate                                        170.36             1.29
                                   Interest Free                                                 2.74             0.02

                                   Long Term Prime Rate                                        323.77             2.46
                                   Long Term Prime Rate                                        551.28             4.19
                                   Long Term Prime Rate                                        938.47             7.13
                                   Long Term Prime Rate                                        124.65             0.95
                                   Long Term Prime Rate                                        587.25             4.46
                                   Long Term Prime Rate                                        629.97             4.78
                                   Long Term Prime Rate                                        123.69             0.94
          SAUDI RIAL                                                                            27.34             7.29
                                                                                           ----------        ---------
                                   Interest Free                                                 5.92             1.58

                                   Interest Free                                                18.46             4.92

                                   Interest Free                                                 2.96             0.79

          UNITED STATES
          DOLLARS                                                                              105.50           105.50
                                                                                           ----------        ---------
                                   Interest Free                                                 0.97             0.97

                                   Interest Free                                                 8.33             8.33

                                   Interest Free                                                33.09            33.09

                                   Interest Free                                                18.60            18.60

                                   Interest Free                                                 0.72             0.72

                                   Interest Free                                                 0.51             0.51

                                   Interest Free                                                 2.18             2.18

                                   Interest Free                                                 5.22             5.22

                                   Interest Free                                                 0.51             0.51

                                   Interest Free                                                 4.40             4.40

                                   Interest Free                                                 7.51             7.51

                                   Fixed Rate                                                    8.84             8.84
                                   Fixed Rate                                                    4.15             4.15
                                   Fixed Rate                                                    0.63             0.63
                                   LIBOR 6 Mos.                                                  0.02             0.02
                                   LIBOR 6 Mos.                                                  0.01             0.01
                                   LIBOR 6 Mos.                                                  0.25             0.25

                                 (IN MILLIONS)

                                                                                       INTEREST RATE/
                                                                                          SPREAD/
                                                                                       SERVICE CHARGE      YEAR      YEAR OF
CURRENCY                                          INTEREST RATE BASIS                   (PER ANNUM)     CONTRACTED   MATURITY
--------                                          -------------------                  --------------   ----------   --------
                                   LIBOR 6 Mos.                                            0.8125%         1986        2003
                                   LIBOR 6 Mos.                                            0.8125%         1992        2007
                                   LIBOR 6 Mos.                                            0.8125%         1991        2007
                                   LIBOR 6 Mos.                                            0.8125%         1986        2003
                                   LIBOR 6 Mos.                                            0.8125%         1991        2007
                                   New Short Term Eximbank Borrowing                       0.5000%         1992        2007
                                   New Short Term Eximbank Borrowing                       0.5000%         1992        2007
                                   New Short Term Eximbank Borrowing                       0.5000%         1991        2007

                                                                                            ORIGINAL AMOUNT
                                                                                               CONTRACTED
                                                                                       --------------------------
                                                                                       (IN ORIGINAL     (IN US
CURRENCY                                          INTEREST RATE BASIS                   CURRENCY)     DOLLARS)(2)
--------                                          -------------------                  ------------   -----------
                                   LIBOR 6 Mos.                                               0.59          0.59
                                   LIBOR 6 Mos.                                               0.11          0.11
                                   LIBOR 6 Mos.                                               1.22          1.22
                                   LIBOR 6 Mos.                                               4.66          4.66
                                   LIBOR 6 Mos.                                               0.19          0.19
                                   New Short Term Eximbank Borrowing                          5.61          5.61
                                   New Short Term Eximbank Borrowing                          0.10          0.10
                                   New Short Term Eximbank Borrowing                          3.63          3.63

                                                                                             OUTSTANDING BALANCE
                                                                                           AS OF DECEMBER 31, 2001
                                                                                       --------------------------------
                                                                                          (IN ORIGINAL        (IN US
CURRENCY                                          INTEREST RATE BASIS                      CURRENCY)        DOLLARS)(2)
--------                                          -------------------                  ------------------   -----------
                                   LIBOR 6 Mos.                                                  0.12             0.12
                                   LIBOR 6 Mos.                                                  0.08             0.08
                                   LIBOR 6 Mos.                                                  0.96             0.96
                                   LIBOR 6 Mos.                                                  0.93             0.93
                                   LIBOR 6 Mos.                                                  0.15             0.15
                                   New Short Term Eximbank Borrowing                             4.41             4.41
                                   New Short Term Eximbank Borrowing                             0.08             0.08
                                   New Short Term Eximbank Borrowing                             2.85             2.85

---------------

(1) Includes Government guarantee on GOCC (loans and bonds) GFI guarantee assumed by the government per Proc. 50

(2) Amount in original currencies were converted to US Dollars using reference rate on December 28, 2001

              EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES(1)
                            AS OF DECEMBER 31, 2001
                      (IN MILLIONS OF CURRENCY INDICATED)

                                                                  INTEREST RATE/
                                                                  SPREAD/SERVICE
                                                                      CHARGE          YEAR       YEAR OF
CURRENCY                            INTEREST RATE BASIS            (PER ANNUM)     CONTRACTED    MATURITY
--------                            -------------------           --------------   ----------    --------
GRAND TOTAL
I.   DIRECT DEBT OF THE REPUBLIC
     A.     AVAILED OF BY GOVERNMENT AGENCIES
            AUSTRIAN SCHILLINGS
                                    Fixed Rate                          4.0000%    31/03/1997   30/06/2002
                                    Fixed Rate                          4.5000%    27/03/1998   30/12/2019
                                    Fixed Rate                          4.5000%    23/07/1999   31/12/2022
            BELGIAN FRANCS
                                    Interest Free                       0.0000%    06/04/1977   31/12/2006
                                    Interest Free                       0.0000%    11/06/1976   31/12/2005
                                    Fixed Rate                          2.0000%    15/12/1975   31/12/2004
                                    Fixed Rate                          2.0000%    21/08/1974   31/12/2003
                                    Fixed Rate                          2.0000%    10/09/1973   31/12/2002
            CANADIAN DOLLARS
                                    Interest Free                       0.0000%    12/11/1974   03/09/2024
            SWISS FRANCS
                                    Fixed Rate                          0.0125%    01/01/1998   30/04/2005
                                    Fixed Rate                          0.0125%    01/05/1990   31/12/2003
                                    Fixed Rate                          4.6300%    01/01/1998   30/04/2014
                                    Chf LIBOR                           0.0125%    14/09/1998   15/11/2005
                                    Chf LIBOR                           0.0000%    25/09/2001   20/09/2014
                                    LIBOR 6 Months Deposit              0.0138%    10/03/1989   31/12/2008
            DEUTSCHE MARKS
                                    Fixed Rate                          2.0000%    03/08/1984   31/12/2014
                                    Fixed Rate                          2.0000%    03/08/1984   31/12/2014
                                    Fixed Rate                          2.0000%    12/10/1990   31/12/2020
                                    Fixed Rate                          2.0000%    12/05/1982   31/12/2012
                                    Fixed Rate                          2.0000%    10/04/1981   30/06/2011
                                    Fixed Rate                          2.0000%    20/06/1974   30/06/2004
                                    Fixed Rate                          2.0000%    23/06/1978   30/06/2008
            DANISH KRONER
                                    Interest Free                       0.0000%    03/03/1978   01/10/2002
                                    Interest Free                       0.0000%    26/06/1981   01/04/2006
                                    Interest Free                       0.0000%    20/02/1985   01/10/2009
            EURO
                                    Interest Free                       0.0000%    29/03/2000   21/03/2016
                                    Interest Free                       0.0000%    22/09/2000   15/10/2017
                                    Fixed Rate                          1.5000%    17/02/1995   29/11/2014
                                    Fixed Rate                          4.0000%    16/11/2000   30/06/2023
            FRENCH FRANCS
                                    Fixed Rate                          0.4700%    22/01/1998   30/09/2030
                                    Fixed Rate                          0.4700%    22/01/1998   30/09/2030
                                    Fixed Rate                          1.4000%    31/12/1994   31/12/2016
                                    Fixed Rate                          1.4000%    31/12/1994   31/12/2016
                                    Fixed Rate                          1.5000%    18/12/1995   31/12/2018
                                    Fixed Rate                          1.5000%    18/12/1995   31/12/2023
                                    Fixed Rate                          1.5000%    18/12/1995   31/12/2022
                                    Fixed Rate                          1.5000%    18/12/1995   31/12/2022
                                    Fixed Rate                          1.5000%    15/01/1997   30/09/2023
                                    Fixed Rate                          1.5000%    15/01/1997   30/09/2023
                                    Fixed Rate                          2.0000%    20/05/1992   31/12/2024
                                    Fixed Rate                          2.0000%    20/05/1992   01/09/2003
                                    Fixed Rate                          2.0000%    20/05/1992   31/12/2023
                                    Fixed Rate                          2.0000%    17/01/1992   31/12/2024
                                    Fixed Rate                          2.0000%    07/12/1990   31/12/2023
                                    Fixed Rate                          2.0000%    20/05/1992   31/12/2022
                                    Fixed Rate                          2.5000%    09/02/1990   31/12/2022
                                    Fixed Rate                          2.5000%    09/02/1990   31/12/2022
                                    Fixed Rate                          2.5000%    09/02/1990   31/12/2022
                                    Fixed Rate                          2.5000%    22/01/1992   31/12/2023
                                    Fixed Rate                          3.0000%    10/10/1989   31/12/2023
                                    Fixed Rate                          3.0000%    31/07/1989   21/03/2020
                                    Fixed Rate                          3.1000%    08/12/1993   31/12/2014
                                    Fixed Rate                          3.1000%    08/12/1993   31/12/2014
                                    Fixed Rate                          3.1000%    08/12/1993   31/12/2014
                                    Fixed Rate                          3.3000%    05/11/1993   30/06/2013
                                    Fixed Rate                          3.3000%    05/11/1993   30/06/2013

                                                                       ORIGINAL AMOUNT                  OUTSTANDING BALANCE
                                                                          CONTRACTED                  AS OF DECEMBER 31, 2001
                                                                  --------------------------     ----------------------------------
                                                                  (IN ORIGINAL     (IN US           (IN ORIGINAL          (IN US
CURRENCY                            INTEREST RATE BASIS            CURRENCY)     DOLLARS)(2)         CURRENCY)          DOLLARS)(2)
--------                            -------------------           ------------   -----------        ------------        -----------
GRAND TOTAL                                                                       36,934.49                              22,082.21
                                                                                 ----------                              ---------
I.   DIRECT DEBT OF THE REPUBLIC                                                  24,924.84                              12,173.94
                                                                                 ----------                              ---------
     A.     AVAILED OF BY GOVERNMENT AGENCIES                                     21,516.80                              10,570.39
                                                                                 ----------                              ---------
            AUSTRIAN SCHILLINGS                                       1,407.12        90.30            1,097.81              70.45
                                                                  ------------   ----------          ----------          ---------
                                    Fixed Rate                          199.86        12.83              199.86              12.83
                                    Fixed Rate                          207.26        13.30              206.53              13.25
                                    Fixed Rate                        1,000.00        64.18              691.42              44.37
            BELGIAN FRANCS                                              250.00         5.47               37.50               0.82
                                                                  ------------   ----------          ----------          ---------
                                    Interest Free                        50.00         1.09               12.50               0.27
                                    Interest Free                        50.00         1.09               10.00               0.22
                                    Fixed Rate                           50.00         1.09                7.50               0.16
                                    Fixed Rate                           50.00         1.09                5.00               0.11
                                    Fixed Rate                           50.00         1.09                2.50               0.05
            CANADIAN DOLLARS                                              3.89         2.44                2.23               1.40
                                                                  ------------   ----------          ----------          ---------
                                    Interest Free                         3.89         2.44                2.23               1.40
            SWISS FRANCS                                                 81.21        48.37               28.25              16.83
                                                                  ------------   ----------          ----------          ---------
                                    Fixed Rate                            6.64         3.95                4.65               2.77
                                    Fixed Rate                            1.71         1.02                0.20               0.12
                                    Fixed Rate                           37.60        22.40               22.26              13.26
                                    Chf LIBOR                             1.62         0.96                1.15               0.68
                                    Chf LIBOR                            22.77        13.57                0.00               0.00
                                    LIBOR 6 Months Deposit               10.87         6.48                0.00               0.00
            DEUTSCHE MARKS                                               67.33        30.40               34.30              15.49
                                                                  ------------   ----------          ----------          ---------
                                    Fixed Rate                           13.50         6.10                8.57               3.87
                                    Fixed Rate                           16.50         7.45               10.47               4.73
                                    Fixed Rate                            6.60         2.98                6.27               2.83
                                    Fixed Rate                            2.73         1.23                1.47               0.67
                                    Fixed Rate                            3.00         1.35                1.43               0.64
                                    Fixed Rate                           10.00         4.52                1.22               0.55
                                    Fixed Rate                           15.00         6.77                4.88               2.20
            DANISH KRONER                                                95.30        11.31               23.96               2.85
                                                                  ------------   ----------          ----------          ---------
                                    Interest Free                        15.30         1.82                0.86               0.10
                                    Interest Free                        65.00         7.72               16.40               1.95
                                    Interest Free                        15.00         1.78                6.70               0.80
            EURO                                                         49.68        43.88               16.06              14.19
                                                                  ------------   ----------          ----------          ---------
                                    Interest Free                         8.48         7.49                1.62               1.43
                                    Interest Free                         1.84         1.62                1.84               1.62
                                    Fixed Rate                            8.12         7.17                8.08               7.13
                                    Fixed Rate                           31.25        27.60                4.53               4.00
            FRENCH FRANCS                                             1,735.48       233.64              905.99             121.97
                                                                  ------------   ----------          ----------          ---------
                                    Fixed Rate                            3.86         0.52                4.53               0.61
                                    Fixed Rate                            6.75         0.91                6.75               0.91
                                    Fixed Rate                          102.36        13.78               96.73              13.02
                                    Fixed Rate                           17.65         2.38               17.64               2.38
                                    Fixed Rate                           24.00         3.23               10.15               1.37
                                    Fixed Rate                           12.60         1.70               12.60               1.70
                                    Fixed Rate                            3.20         0.43                2.28               0.31
                                    Fixed Rate                            4.80         0.65                4.88               0.66
                                    Fixed Rate                           36.06         4.85               36.06               4.85
                                    Fixed Rate                           98.98        13.33               47.07               6.34
                                    Fixed Rate                            4.86         0.65                4.78               0.64
                                    Fixed Rate                            3.24         0.44                0.48               0.06
                                    Fixed Rate                           18.90         2.54               18.90               2.54
                                    Fixed Rate                           69.00         9.29               68.35               9.20
                                    Fixed Rate                           14.22         1.91               14.22               1.91
                                    Fixed Rate                            4.98         0.67                4.98               0.67
                                    Fixed Rate                           27.25         3.67               27.25               3.67
                                    Fixed Rate                           29.07         3.91               29.07               3.91
                                    Fixed Rate                           17.40         2.34               17.40               2.34
                                    Fixed Rate                            6.67         0.90                6.58               0.89
                                    Fixed Rate                           28.50         3.84               26.73               3.60
                                    Fixed Rate                            9.50         1.28                8.88               1.20
                                    Fixed Rate                           80.00        10.77               77.73              10.46
                                    Fixed Rate                           42.40         5.71               40.99               5.52
                                    Fixed Rate                            8.00         1.08                7.97               1.07
                                    Fixed Rate                           10.40         1.40                9.56               1.29
                                    Fixed Rate                           18.40         2.48               16.97               2.28


                                                                  INTEREST RATE/
                                                                  SPREAD/SERVICE
                                                                      CHARGE          YEAR       YEAR OF
CURRENCY                            INTEREST RATE BASIS            (PER ANNUM)     CONTRACTED    MATURITY
--------                            -------------------           --------------   ----------    --------
                                    Fixed Rate                          3.3000%    04/08/1993   31/12/2013
                                    Fixed Rate                          3.3000%    05/11/1993   30/06/2013
                                    Fixed Rate                          3.5000%    21/12/1992   30/09/2015
                                    Fixed Rate                          3.5000%    21/12/1992   30/09/2015
                                    Fixed Rate                          3.5000%    21/12/1993   30/09/2016
                                    Fixed Rate                          3.5000%    21/12/1994   30/09/2017
                                    Fixed Rate                          3.5000%    21/12/1992   30/09/2015
                                    Fixed Rate                          3.5000%    21/12/1995   30/09/2015
                                    Fixed Rate                          3.5000%    21/12/1995   31/12/2017
                                    Fixed Rate                          3.5000%    21/12/1996   30/09/2018
                                    Fixed Rate                          3.5000%    21/12/1997   30/12/2019
                                    Fixed Rate                          4.9400%    17/08/1999   30/04/2010
                                    Fixed Rate                          4.9400%    17/08/1999   30/04/2010
                                    Fixed Rate                          5.6800%    15/01/1997   08/02/2010
                                    Fixed Rate                          5.8200%    08/05/1997   30/12/2010
                                    Fixed Rate                          6.9100%    31/12/1995   30/12/2008
                                    Fixed Rate                          7.3500%    31/12/1995   31/12/2017
                                    Fixed Rate                          7.3500%    31/12/1994   31/12/2016
                                    Fixed Rate                          7.3500%    31/12/1994   31/12/2016
                                    Fixed Rate                          7.3500%    31/12/1995   31/12/2017
                                    Fixed Rate                          7.5000%    31/12/1995   31/12/2017
                                    Fixed Rate                          7.5000%    31/12/1992   30/09/2008
                                    Fixed Rate                          7.5000%    31/12/1992   30/09/2008
                                    Fixed Rate                          7.5000%    31/12/1992   30/09/2008
                                    Fixed Rate                          7.5500%    23/06/1993   05/07/2004
                                    Fixed Rate                          7.5500%    08/12/1993   31/12/2004
                                    Fixed Rate                          7.5500%    08/12/1993   31/12/2004
                                    Fixed Rate                          7.5500%    23/06/1992   05/07/2004
                                    Fixed Rate                          7.5500%    23/06/1992   05/05/2004
                                    Fixed Rate                          7.5500%    08/12/1993   31/12/2004
                                    Fixed Rate                          8.3000%    28/04/1989   31/12/2003
                                    Fixed Rate                          8.3000%    09/02/1990   19/07/2002
                                    Fixed Rate                          9.2000%    07/12/1990   09/11/2004
                                    Fixed Rate                          9.2000%    17/01/1991   09/06/2004
                                    Fixed Rate                          9.2000%    09/02/1990   01/11/2003
                                    Fixed Rate                          9.2000%    23/06/1992   30/06/2005
                                    Fixed Rate                          9.2000%    09/02/1990   18/08/2002
                                    Fixed Rate                          9.2000%    22/01/1992   01/12/2003
                                    Fixed Rate                          9.2000%    17/01/1992   19/07/2003
                                    Fixed Rate                          9.2000%    17/07/1991   27/10/2002
            POUNDS STERLING
                                    Fixed Rate                          5.9500%    14/07/1995   01/06/2008
                                    Fixed Rate                          6.6000%    05/07/1996   01/08/2007
                                    Fixed Rate                          8.1000%    30/07/1992   31/01/2005
                                    Fixed Rate                          6.7400%    31/03/2001   28/02/2013
                                    LIBOR 6 Months Deposit              0.0000%    31/12/1997   31/07/2012
            ITALIAN LIRA
                                    LIBOR 6 Months Deposit              1.5000%    30/06/1990   25/05/2011
            JAPANESE YEN
                                    Long Term Prime Lending Rate       -0.0200%    17/02/1999   15/09/2018
                                    Long Term Prime Lending Rate       -0.0200%    17/02/2000   15/09/2019
                                    Long Term Prime Lending Rate        0.5000%    23/06/1997   15/05/2021
                                    Fixed Rate                          0.7500%    10/03/1999   20/03/2039
                                    Fixed Rate                          0.7500%    28/12/1999   20/12/2039
                                    Fixed Rate                          0.7500%    28/12/1999   20/12/2039
                                    Fixed Rate                          0.7500%    28/12/1999   20/12/2039
                                    Fixed Rate                          0.7500%    28/12/1999   20/12/2039
                                    Fixed Rate                          0.7500%    28/12/1999   20/12/2039
                                    Fixed Rate                          0.7500%    28/12/1999   20/12/2039
                                    Fixed Rate                          0.7500%    28/12/1999   20/12/2039
                                    Fixed Rate                          0.7500%    28/12/1999   20/12/2039
                                    Fixed Rate                          0.7500%    28/12/1999   20/12/2039
                                    Fixed Rate                          0.7500%    28/12/1999   20/12/2039
                                    Fixed Rate                          0.7500%    07/04/2000   20/04/2040
                                    Fixed Rate                          0.7500%    31/08/2000   20/08/2040
                                    Fixed Rate                          0.7500%    31/08/2000   20/08/2040
                                    Fixed Rate                          0.7500%    10/09/1998   20/09/2038
                                    Fixed Rate                          0.7500%    10/09/1998   20/09/2038
                                    Fixed Rate                          0.7500%    10/09/1998   20/09/2038
                                    Fixed Rate                          0.7500%    10/09/1998   20/09/2038
                                    Fixed Rate                          0.7500%    10/09/1998   20/09/2038
                                    Fixed Rate                          0.7500%    10/09/1998   20/09/2038
                                    Fixed Rate                          0.7500%    10/09/1998   20/09/2038
                                    Fixed Rate                          0.7500%    10/09/1998   20/09/2038
                                    Fixed Rate                          0.7500%    10/09/1998   20/09/2038
                                    Fixed Rate                          0.7500%    10/09/1998   20/09/2038

                                                                       ORIGINAL AMOUNT                  OUTSTANDING BALANCE
                                                                          CONTRACTED                  AS OF DECEMBER 31, 2001
                                                                  --------------------------     ----------------------------------
                                                                  (IN ORIGINAL     (IN US           (IN ORIGINAL          (IN US
CURRENCY                            INTEREST RATE BASIS            CURRENCY)     DOLLARS)(2)         CURRENCY)          DOLLARS)(2)
--------                            -------------------           ------------   -----------        ------------        -----------
                                    Fixed Rate                           73.42         9.88               69.00               9.29
                                    Fixed Rate                           21.60         2.91                0.00               0.00
                                    Fixed Rate                           21.60         2.91                0.00               0.00
                                    Fixed Rate                          128.00        17.23                0.00               0.00
                                    Fixed Rate                           15.00         2.02                0.00               0.00
                                    Fixed Rate                           55.20         7.43                0.00               0.00
                                    Fixed Rate                           53.36         7.18                0.00               0.00
                                    Fixed Rate                           15.00         2.02               12.73               1.71
                                    Fixed Rate                            5.00         0.67                4.43               0.60
                                    Fixed Rate                           49.70         6.69                6.74               0.91
                                    Fixed Rate                           24.00         3.23               23.98               3.23
                                    Fixed Rate                           53.00         7.14               17.05               2.30
                                    Fixed Rate                           53.00         7.14                4.02               0.54
                                    Fixed Rate                           39.99         5.38               24.24               3.26
                                    Fixed Rate                           24.04         3.24               18.66               2.51
                                    Fixed Rate                            8.40         1.13                5.04               0.68
                                    Fixed Rate                           21.16         2.85                0.00               0.00
                                    Fixed Rate                            7.35         0.99                5.15               0.69
                                    Fixed Rate                           42.64         5.74               29.77               4.01
                                    Fixed Rate                            8.37         1.13                0.00               0.00
                                    Fixed Rate                           34.45         4.64               21.29               2.87
                                    Fixed Rate                           32.00         4.31                0.00               0.00
                                    Fixed Rate                           13.34         1.80                0.00               0.00
                                    Fixed Rate                            5.40         0.73                0.00               0.00
                                    Fixed Rate                            5.40         0.73                0.00               0.00
                                    Fixed Rate                           20.00         2.69                8.98               1.21
                                    Fixed Rate                            2.00         0.27                1.00               0.13
                                    Fixed Rate                            4.60         0.62                1.61               0.22
                                    Fixed Rate                            2.60         0.35                0.91               0.12
                                    Fixed Rate                           10.60         1.43                4.76               0.64
                                    Fixed Rate                           28.50         3.84                0.00               0.00
                                    Fixed Rate                           21.05         2.83                2.10               0.28
                                    Fixed Rate                            9.48         1.28                1.42               0.19
                                    Fixed Rate                           12.60         1.70                2.52               0.34
                                    Fixed Rate                           19.73         2.66                1.97               0.27
                                    Fixed Rate                           18.35         2.47                7.34               0.99
                                    Fixed Rate                           12.60         1.70                1.26               0.17
                                    Fixed Rate                            4.83         0.65                1.19               0.16
                                    Fixed Rate                           51.77         6.97                8.97               1.21
                                    Fixed Rate                            3.32         0.45                0.33               0.04
            POUNDS STERLING                                             186.32       270.79               14.09              20.48
                                                                  ------------   ----------          ----------          ---------
                                    Fixed Rate                           69.23       100.62                0.00               0.00
                                    Fixed Rate                           13.34        19.39                9.91              14.41
                                    Fixed Rate                           11.95        17.37                4.18               6.08
                                    Fixed Rate                           16.25        23.62                0.00               0.00
                                    LIBOR 6 Months Deposit               75.54       109.79                0.00               0.00
            ITALIAN LIRA                                             10,185.74         4.64            9,686.23               4.42
                                                                  ------------   ----------          ----------          ---------
                                    LIBOR 6 Months Deposit           10,185.74         4.64            9,686.23               4.42
            JAPANESE YEN                                          1,365,245.95    10,369.04          645,203.55           4,900.32
                                                                  ------------   ----------          ----------          ---------
                                    Long Term Prime Lending Rate     43,800.00       332.66           12,080.00              91.75
                                    Long Term Prime Lending Rate     43,800.00       332.66           12,080.00              91.75
                                    Long Term Prime Lending Rate     20,800.00       157.98            4,332.15              32.90
                                    Fixed Rate                       36,300.00       275.70           24,200.00             183.80
                                    Fixed Rate                          813.00         6.17                0.00               0.00
                                    Fixed Rate                          432.00         3.28              145.97               1.11
                                    Fixed Rate                          722.00         5.48               89.06               0.68
                                    Fixed Rate                        2,828.00        21.48              270.07               2.05
                                    Fixed Rate                          967.00         7.34              122.59               0.93
                                    Fixed Rate                          844.00         6.41              115.67               0.88
                                    Fixed Rate                          747.00         5.67              101.96               0.77
                                    Fixed Rate                          444.00         3.37              102.13               0.78
                                    Fixed Rate                        1,221.00         9.27              101.68               0.77
                                    Fixed Rate                        1,022.00         7.76              497.25               3.78
                                    Fixed Rate                        1,071.00         8.13              401.67               3.05
                                    Fixed Rate                       14,724.00       111.83              243.12               1.85
                                    Fixed Rate                        3,549.00        26.95               70.24               0.53
                                    Fixed Rate                          894.00         6.79              349.42               2.65
                                    Fixed Rate                        3,077.00        23.37              958.44               7.28
                                    Fixed Rate                          580.00         4.41              211.35               1.61
                                    Fixed Rate                        1,041.00         7.91              111.33               0.85
                                    Fixed Rate                           54.00         0.41               26.23               0.20
                                    Fixed Rate                          404.00         3.07              312.52               2.37
                                    Fixed Rate                        5,349.00        40.63              479.51               3.64
                                    Fixed Rate                        2,910.00        22.10              252.52               1.92
                                    Fixed Rate                        2,252.00        17.10              690.68               5.25
                                    Fixed Rate                          393.00         2.98              127.21               0.97


                                                                  INTEREST RATE/
                                                                  SPREAD/SERVICE
                                                                      CHARGE          YEAR       YEAR OF
CURRENCY                            INTEREST RATE BASIS            (PER ANNUM)     CONTRACTED    MATURITY
--------                            -------------------           --------------   ----------    --------
                                    Fixed Rate                          0.7500%    20/05/2001   20/05/2041
                                    Fixed Rate                          0.7500%    20/05/2001   20/05/2041
                                    Fixed Rate                          0.7500%    20/05/2001   20/05/2041
                                    Fixed Rate                          0.7500%    20/05/2001   20/05/2041
                                    Fixed Rate                          0.7500%    20/05/2001   20/05/2041
                                    Fixed Rate                          0.7500%    20/05/2001   20/05/2041
                                    Fixed Rate                          0.7500%    20/05/2001   20/05/2041
                                    Fixed Rate                          0.7500%    20/05/2001   20/05/2041
                                    Fixed Rate                          0.7500%    20/05/2001   20/05/2041
                                    Fixed Rate                          0.9500%    31/08/2000   20/08/2040
                                    Fixed Rate                          0.9500%    31/08/2000   20/08/2040
                                    Fixed Rate                          1.0000%    07/04/2000   20/04/2040
                                    Fixed Rate                          1.3000%    28/12/1999   20/12/2029
                                    Fixed Rate                          1.3000%    28/12/1999   20/12/2029
                                    Fixed Rate                          1.3000%    28/12/1999   20/12/2029
                                    Fixed Rate                          1.3000%    28/12/1999   20/12/2029
                                    Fixed Rate                          1.3000%    28/12/1999   20/12/2029
                                    Fixed Rate                          1.7000%    10/09/1998   20/09/2028
                                    Fixed Rate                          1.7000%    10/09/1998   20/09/2028
                                    Fixed Rate                          1.7000%    10/09/1998   20/09/2028
                                    Fixed Rate                          1.7000%    20/05/2001   20/05/2041
                                    Fixed Rate                          1.7000%    20/05/2001   20/05/2041
                                    Fixed Rate                          1.8000%    28/12/1999   20/12/2029
                                    Fixed Rate                          1.8000%    28/12/1999   20/12/2029
                                    Fixed Rate                          1.8000%    28/12/1999   20/12/2029
                                    Fixed Rate                          1.8000%    28/12/1999   20/12/2029
                                    Fixed Rate                          1.8000%    28/12/1999   20/12/2029
                                    Fixed Rate                          1.8000%    28/12/1999   20/12/2029
                                    Fixed Rate                          1.8000%    28/12/1999   20/12/2029
                                    Fixed Rate                          1.8000%    28/12/1999   20/12/2029
                                    Fixed Rate                          1.9500%    22/09/2000   14/10/2013
                                    Fixed Rate                          2.1000%    25/03/1999   15/12/2011
                                    Fixed Rate                          2.1000%    25/08/1999   15/06/2011
                                    Fixed Rate                          2.1000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.1000%    29/03/1996   20/03/2026
                                    Fixed Rate                          2.1000%    18/03/1997   20/03/2027
                                    Fixed Rate                          2.1000%    18/03/1997   20/03/2027
                                    Fixed Rate                          2.2000%    10/09/1998   20/09/2028
                                    Fixed Rate                          2.2000%    10/09/1998   20/09/2028
                                    Fixed Rate                          2.2000%    10/09/1998   20/09/2028
                                    Fixed Rate                          2.2000%    10/09/1999   20/09/2028
                                    Fixed Rate                          2.2000%    10/09/1998   20/09/2028
                                    Fixed Rate                          2.2000%    20/05/2001   20/05/2041
                                    Fixed Rate                          2.2000%    20/05/2001   20/05/2041
                                    Fixed Rate                          2.2000%    20/05/2001   20/05/2041
                                    Fixed Rate                          2.2000%    20/05/2001   20/05/2041
                                    Fixed Rate                          2.2000%    20/05/2001   20/05/2041
                                    Fixed Rate                          2.2000%    20/05/2001   20/05/2041
                                    Fixed Rate                          2.3000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.3000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.3000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.3000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.3000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.3000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.3000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.3000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.3000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.3000%    29/03/1996   20/03/2026
                                    Fixed Rate                          2.3000%    18/03/1997   20/03/2027
                                    Fixed Rate                          2.3000%    18/03/1997   20/03/2027
                                    Fixed Rate                          2.3000%    18/03/1997   20/03/2027
                                    Fixed Rate                          2.3000%    18/03/1997   20/03/2027
                                    Fixed Rate                          2.5000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.5000%    29/03/1996   20/03/2026
                                    Fixed Rate                          2.5000%    18/03/1997   20/03/2027
                                    Fixed Rate                          2.5000%    18/03/1997   20/03/2027
                                    Fixed Rate                          2.7000%    28/03/1991   20/03/2016
                                    Fixed Rate                          2.7000%    16/07/1991   20/06/2021
                                    Fixed Rate                          2.7000%    26/12/1988   20/12/2013
                                    Fixed Rate                          2.7000%    26/12/1988   20/12/2013
                                    Fixed Rate                          2.7000%    26/12/1988   20/12/2013
                                    Fixed Rate                          2.7000%    23/11/1989   20/11/2014
                                    Fixed Rate                          2.7000%    21/12/1990   20/12/2020
                                    Fixed Rate                          2.7000%    28/03/1991   20/03/2016
                                    Fixed Rate                          2.7000%    16/07/1991   20/06/2016
                                    Fixed Rate                          2.7000%    26/05/1989   20/05/2019
                                    Fixed Rate                          2.7000%    09/02/1990   20/02/2020
                                    Fixed Rate                          2.7000%    09/02/1990   20/02/2020

                                                                       ORIGINAL AMOUNT                  OUTSTANDING BALANCE
                                                                          CONTRACTED                  AS OF DECEMBER 31, 2001
                                                                  --------------------------     ----------------------------------
                                                                  (IN ORIGINAL     (IN US           (IN ORIGINAL          (IN US
CURRENCY                            INTEREST RATE BASIS            CURRENCY)     DOLLARS)(2)         CURRENCY)          DOLLARS)(2)
--------                            -------------------           ------------   -----------        ------------        -----------
                                    Fixed Rate                        1,346.00        10.22                0.00               0.00
                                    Fixed Rate                          856.00         6.50                0.00               0.00
                                    Fixed Rate                        1,098.00         8.34                0.00               0.00
                                    Fixed Rate                        1,070.00         8.13                0.00               0.00
                                    Fixed Rate                        1,080.00         8.20                0.00               0.00
                                    Fixed Rate                          992.00         7.53                0.00               0.00
                                    Fixed Rate                          233.00         1.77                0.00               0.00
                                    Fixed Rate                        1,134.00         8.61              143.19               1.09
                                    Fixed Rate                        2,034.00        15.45                0.00               0.00
                                    Fixed Rate                       14,724.00       111.83                0.00               0.00
                                    Fixed Rate                        3,549.00        26.95                0.00               0.00
                                    Fixed Rate                        7,858.00        59.68                0.00               0.00
                                    Fixed Rate                          519.00         3.94               42.27               0.32
                                    Fixed Rate                          255.00         1.94               30.63               0.23
                                    Fixed Rate                        1,436.00        10.91              325.76               2.47
                                    Fixed Rate                        7,792.00        59.18              605.06               4.60
                                    Fixed Rate                          145.00         1.10                0.00               0.00
                                    Fixed Rate                        6,734.00        51.14                0.00               0.00
                                    Fixed Rate                          291.00         2.21                0.00               0.00
                                    Fixed Rate                        2,428.00        18.44              293.34               2.23
                                    Fixed Rate                        2,556.00        19.41                0.00               0.00
                                    Fixed Rate                        5,175.00        39.30                0.00               0.00
                                    Fixed Rate                        6,397.00        48.59                0.00               0.00
                                    Fixed Rate                        5,356.00        40.68                0.00               0.00
                                    Fixed Rate                       15,299.00       116.20            2,297.65              17.45
                                    Fixed Rate                       12,556.00        95.36              244.00               1.85
                                    Fixed Rate                        4,885.00        37.10                0.00               0.00
                                    Fixed Rate                            6.59         0.05                0.00               0.00
                                    Fixed Rate                        4,321.00        32.82               52.90               0.40
                                    Fixed Rate                        4,270.00        32.43                0.00               0.00
                                    Fixed Rate                       16,600.00       126.08           10,260.58              77.93
                                    Fixed Rate                       20,308.18       154.24                0.00               0.00
                                    Fixed Rate                        9,697.89        73.66            9,265.11              70.37
                                    Fixed Rate                          789.00         5.99              568.49               4.32
                                    Fixed Rate                        1,048.00         7.96              954.78               7.25
                                    Fixed Rate                        1,192.00         9.05              398.53               3.03
                                    Fixed Rate                        1,226.00         9.31              503.66               3.83
                                    Fixed Rate                        4,955.00        37.63              600.57               4.56
                                    Fixed Rate                       10,487.00        79.65                0.00               0.00
                                    Fixed Rate                        5,148.00        39.10                0.00               0.00
                                    Fixed Rate                        2,387.00        18.13                0.00               0.00
                                    Fixed Rate                       11,884.00        90.26            1,101.82               8.37
                                    Fixed Rate                        6,948.00        52.77                0.00               0.00
                                    Fixed Rate                        4,687.00        35.60                0.00               0.00
                                    Fixed Rate                       10,645.00        80.85                0.00               0.00
                                    Fixed Rate                        5,135.00        39.00                0.00               0.00
                                    Fixed Rate                        4,130.00        31.37                0.00               0.00
                                    Fixed Rate                        5,523.00        41.95                0.00               0.00
                                    Fixed Rate                          795.00         6.04              782.65               5.94
                                    Fixed Rate                          586.00         4.45              422.49               3.21
                                    Fixed Rate                        1,327.00        10.08            1,293.03               9.82
                                    Fixed Rate                          597.00         4.53              568.85               4.32
                                    Fixed Rate                          640.00         4.86              579.28               4.40
                                    Fixed Rate                        1,792.00        13.61              972.67               7.39
                                    Fixed Rate                          490.00         3.72              393.15               2.99
                                    Fixed Rate                        1,658.00        12.59            2,090.38              15.88
                                    Fixed Rate                          569.00         4.32              559.10               4.25
                                    Fixed Rate                          305.00         2.32              212.96               1.62
                                    Fixed Rate                          902.00         6.85              574.12               4.36
                                    Fixed Rate                          985.00         7.48              632.47               4.80
                                    Fixed Rate                          821.00         6.24              414.33               3.15
                                    Fixed Rate                        4,019.00        30.52            1,156.67               8.78
                                    Fixed Rate                        7,523.00        57.14            2,856.99              21.70
                                    Fixed Rate                        5,863.00        44.53            5,956.00              45.24
                                    Fixed Rate                        8,219.00        62.42            1,312.81               9.97
                                    Fixed Rate                        6,753.00        51.29              844.70               6.42
                                    Fixed Rate                       10,575.00        80.32            8,288.49              62.95
                                    Fixed Rate                       20,020.00       152.05           19,043.35             144.63
                                    Fixed Rate                       15,000.00       113.93            9,729.72              73.90
                                    Fixed Rate                       25,000.00       189.88           16,216.20             123.16
                                    Fixed Rate                       12,500.00        94.94            8,108.09              61.58
                                    Fixed Rate                       40,000.00       303.80           28,108.11             213.48
                                    Fixed Rate                       28,200.00       214.18           26,136.55             198.51
                                    Fixed Rate                       13,219.00       100.40           10,360.83              78.69
                                    Fixed Rate                       13,219.00       100.40           10,360.83              78.69
                                    Fixed Rate                        2,130.40        16.18            1,818.60              13.81
                                    Fixed Rate                        2,304.00        17.50            2,053.72              15.60
                                    Fixed Rate                        4,238.00        32.19            3,298.00              25.05


                                                                  INTEREST RATE/
                                                                  SPREAD/SERVICE
                                                                      CHARGE          YEAR       YEAR OF
CURRENCY                            INTEREST RATE BASIS            (PER ANNUM)     CONTRACTED    MATURITY
--------                            -------------------           --------------   ----------    --------
                                    Fixed Rate                          2.7000%    09/02/1990   20/02/2020
                                    Fixed Rate                          2.7000%    09/02/1990   20/02/2020
                                    Fixed Rate                          2.7000%    09/02/1990   20/02/2020
                                    Fixed Rate                          2.7000%    09/02/1990   20/02/2020
                                    Fixed Rate                          2.7000%    09/02/1990   20/02/2020
                                    Fixed Rate                          2.7000%    09/02/1990   20/02/2020
                                    Fixed Rate                          2.7000%    09/02/1990   20/02/2020
                                    Fixed Rate                          2.7000%    09/02/1990   20/02/2020
                                    Fixed Rate                          2.7000%    09/02/1990   20/02/2020
                                    Fixed Rate                          2.7000%    09/02/1990   20/02/2020
                                    Fixed Rate                          2.7000%    16/07/1991   20/06/2021
                                    Fixed Rate                          2.7000%    16/07/1991   20/06/2021
                                    Fixed Rate                          2.7000%    16/07/1991   20/06/2021
                                    Fixed Rate                          2.7000%    16/07/1991   20/06/2021
                                    Fixed Rate                          2.7000%    16/07/1991   20/06/2021
                                    Fixed Rate                          2.7000%    16/07/1991   20/06/2021
                                    Fixed Rate                          2.7000%    16/07/1991   20/06/2021
                                    Fixed Rate                          2.7000%    20/03/1992   20/03/2022
                                    Fixed Rate                          2.7000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.7000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.7000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.7000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.7000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.7000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.7000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.7000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.7000%    30/08/1995   20/08/2025
                                    Fixed Rate                          2.7000%    18/03/1997   20/03/2027
                                    Fixed Rate                          2.7000%    18/03/1997   20/03/2027
                                    Fixed Rate                          2.7000%    18/03/1997   20/03/2027
                                    Fixed Rate                          2.7000%    18/03/1997   20/03/2027
                                    Fixed Rate                          2.7000%    26/05/1989   20/05/2019
                                    Fixed Rate                          2.7000%    26/05/1989   20/05/2019
                                    Fixed Rate                          2.7000%    26/05/1989   20/05/2019
                                    Fixed Rate                          2.7000%    26/05/1989   20/05/2019
                                    Fixed Rate                          2.7000%    26/05/1989   20/05/2019
                                    Fixed Rate                          3.0000%    17/12/1987   20/12/2012
                                    Fixed Rate                          3.0000%    03/09/1992   20/09/2017
                                    Fixed Rate                          3.0000%    19/08/1993   20/08/2023
                                    Fixed Rate                          3.0000%    19/08/1993   20/08/2023
                                    Fixed Rate                          3.0000%    19/08/1993   20/08/2023
                                    Fixed Rate                          3.0000%    19/08/1993   20/08/2023
                                    Fixed Rate                          3.0000%    19/08/1993   20/08/2023
                                    Fixed Rate                          3.0000%    20/12/1994   20/12/2024
                                    Fixed Rate                          3.0000%    20/12/1994   20/12/2024
                                    Fixed Rate                          3.0000%    20/06/1980   20/06/2010
                                    Fixed Rate                          3.0000%    20/06/1980   20/06/2010
                                    Fixed Rate                          3.0000%    20/06/1980   20/06/2010
                                    Fixed Rate                          3.0000%    20/06/1980   20/06/2010
                                    Fixed Rate                          3.0000%    20/06/1980   20/06/2010
                                    Fixed Rate                          3.0000%    20/06/1980   20/06/2010
                                    Fixed Rate                          3.0000%    20/06/1980   20/06/2010
                                    Fixed Rate                          3.0000%    20/06/1980   20/06/2010
                                    Fixed Rate                          3.0000%    20/06/1980   20/06/2010
                                    Fixed Rate                          3.0000%    16/06/1981   20/06/2011
                                    Fixed Rate                          3.0000%    16/06/1981   20/06/2011
                                    Fixed Rate                          3.0000%    16/06/1981   20/06/2011
                                    Fixed Rate                          3.0000%    31/05/1982   20/05/2012
                                    Fixed Rate                          3.0000%    31/05/1982   20/05/2012
                                    Fixed Rate                          3.0000%    31/05/1982   20/05/2012
                                    Fixed Rate                          3.0000%    31/05/1982   20/05/2012
                                    Fixed Rate                          3.0000%    31/05/1982   10/05/2012
                                    Fixed Rate                          3.0000%    09/09/1983   20/09/2013
                                    Fixed Rate                          3.0000%    09/09/1983   20/09/2013
                                    Fixed Rate                          3.0000%    09/09/1983   20/09/2013
                                    Fixed Rate                          3.0000%    09/09/1983   20/09/2013
                                    Fixed Rate                          3.0000%    27/01/1988   20/01/2018
                                    Fixed Rate                          3.0000%    27/01/1988   20/01/2018
                                    Fixed Rate                          3.0000%    27/01/1988   20/01/2018
                                    Fixed Rate                          3.0000%    27/01/1988   20/01/2018
                                    Fixed Rate                          3.0000%    27/01/1988   20/01/2018
                                    Fixed Rate                          3.0000%    27/01/1988   20/01/2018
                                    Fixed Rate                          3.0000%    27/01/1988   20/01/2018
                                    Fixed Rate                          3.0000%    27/01/1988   20/01/2018
                                    Fixed Rate                          3.0000%    27/01/1988   20/01/2018
                                    Fixed Rate                          3.0000%    27/01/1988   20/01/2018
                                    Fixed Rate                          3.0000%    27/01/1988   20/01/2018
                                    Fixed Rate                          3.0000%    27/01/1988   20/01/2018

                                                                       ORIGINAL AMOUNT                  OUTSTANDING BALANCE
                                                                          CONTRACTED                  AS OF DECEMBER 31, 2001
                                                                  --------------------------     ----------------------------------
                                                                  (IN ORIGINAL     (IN US           (IN ORIGINAL          (IN US
CURRENCY                            INTEREST RATE BASIS            CURRENCY)     DOLLARS)(2)         CURRENCY)          DOLLARS)(2)
--------                            -------------------           ------------   -----------        ------------        -----------
                                    Fixed Rate                        2,079.00        15.79            1,823.06              13.85
                                    Fixed Rate                        5,708.00        43.35            4,853.51              36.86
                                    Fixed Rate                        8,634.00        65.58            6,694.79              50.85
                                    Fixed Rate                          316.25         2.40              285.38               2.17
                                    Fixed Rate                        4,986.00        37.87            4,486.10              34.07
                                    Fixed Rate                        5,080.00        38.58            2,865.91              21.77
                                    Fixed Rate                       10,560.00        80.20            5,667.22              43.04
                                    Fixed Rate                       21,752.00       165.21           14,751.16             112.04
                                    Fixed Rate                        4,867.00        36.96            2,801.24              21.28
                                    Fixed Rate                        4,301.00        32.67            3,880.93              29.48
                                    Fixed Rate                        2,065.00        15.68            1,726.84              13.12
                                    Fixed Rate                        1,663.00        12.63            1,438.24              10.92
                                    Fixed Rate                        1,795.00        13.63            1,196.83               9.09
                                    Fixed Rate                        5,266.00        40.00            4,591.35              34.87
                                    Fixed Rate                       10,790.00        81.95           10,062.08              76.42
                                    Fixed Rate                        3,516.00        26.70            3,316.48              25.19
                                    Fixed Rate                        9,427.00        71.60            7,024.96              53.35
                                    Fixed Rate                        7,655.00        58.14            4,659.69              35.39
                                    Fixed Rate                        5,356.00        40.68            4,886.24              37.11
                                    Fixed Rate                        3,454.00        26.23            2,317.76              17.60
                                    Fixed Rate                       17,064.00       129.60            8,603.89              65.35
                                    Fixed Rate                        4,982.00        37.84            4,693.66              35.65
                                    Fixed Rate                        5,746.00        43.64              894.69               6.80
                                    Fixed Rate                       11,103.00        84.33            3,124.78              23.73
                                    Fixed Rate                        4,275.00        32.47            2,912.83              22.12
                                    Fixed Rate                        7,893.00        59.95            4,152.36              31.54
                                    Fixed Rate                        2,303.00        17.49            1,256.70               9.54
                                    Fixed Rate                        4,844.00        36.79            1,372.90              10.43
                                    Fixed Rate                        6,698.00        50.87            1,718.84              13.05
                                    Fixed Rate                        5,772.00        43.84            3,836.18              29.14
                                    Fixed Rate                        7,103.00        53.95              389.06               2.95
                                    Fixed Rate                        2,063.00        15.67            1,730.54              13.14
                                    Fixed Rate                        4,776.00        36.27            2,813.79              21.37
                                    Fixed Rate                        2,500.00        18.99            2,134.13              16.21
                                    Fixed Rate                        2,633.00        20.00            1,668.17              12.67
                                    Fixed Rate                        5,500.00        41.77            4,303.25              32.68
                                    Fixed Rate                       30,000.00       227.85           17,837.82             135.48
                                    Fixed Rate                       25,380.00       192.76           21,950.24             166.71
                                    Fixed Rate                        6,872.00        52.19            6,665.85              50.63
                                    Fixed Rate                        4,633.00        35.19            3,967.75              30.14
                                    Fixed Rate                        3,803.00        28.88            3,557.21              27.02
                                    Fixed Rate                        3,055.00        23.20            3,054.99              23.20
                                    Fixed Rate                        9,294.00        70.59            3,261.66              24.77
                                    Fixed Rate                        9,620.00        73.06            9,112.07              69.21
                                    Fixed Rate                       11,754.00        89.27           11,753.90              89.27
                                    Fixed Rate                        5,400.00        41.01            2,239.00              17.01
                                    Fixed Rate                           62.28         0.47               25.81               0.20
                                    Fixed Rate                          577.55         4.39              239.45               1.82
                                    Fixed Rate                        1,860.00        14.13              771.21               5.86
                                    Fixed Rate                           85.18         0.65               35.31               0.27
                                    Fixed Rate                          149.90         1.14               62.14               0.47
                                    Fixed Rate                        5,410.00        41.09            2,243.17              17.04
                                    Fixed Rate                          810.07         6.15              335.87               2.55
                                    Fixed Rate                          979.81         7.44              406.25               3.09
                                    Fixed Rate                        5,000.00        37.98            2,209.11              16.78
                                    Fixed Rate                        3,825.52        29.05            1,772.78              13.46
                                    Fixed Rate                        7,571.84        57.51            3,508.88              26.65
                                    Fixed Rate                        3,985.19        30.27            2,041.16              15.50
                                    Fixed Rate                        2,765.83        21.01            1,416.62              10.76
                                    Fixed Rate                          301.37         2.29              154.33               1.17
                                    Fixed Rate                        3,420.92        25.98            1,752.16              13.31
                                    Fixed Rate                        3,773.45        28.66            1,932.74              14.68
                                    Fixed Rate                        2,943.82        22.36            1,723.20              13.09
                                    Fixed Rate                        2,123.40        16.13            1,195.01               9.08
                                    Fixed Rate                        1,140.00         8.66              604.63               4.59
                                    Fixed Rate                        4,600.00        34.94            2,630.30              19.98
                                    Fixed Rate                        2,254.00        17.12              127.48               0.97
                                    Fixed Rate                        4,837.00        36.74            3,579.15              27.18
                                    Fixed Rate                       10,818.00        82.16            7,255.45              55.11
                                    Fixed Rate                        2,090.00        15.87            1,646.96              12.51
                                    Fixed Rate                        5,735.00        43.56            4,580.24              34.79
                                    Fixed Rate                        3,193.00        24.25            2,179.45              16.55
                                    Fixed Rate                        4,611.00        35.02            3,616.54              27.47
                                    Fixed Rate                        3,372.00        25.61            2,187.80              16.62
                                    Fixed Rate                        2,000.00        15.19            1,126.06               8.55
                                    Fixed Rate                          707.00         5.37              486.55               3.70
                                    Fixed Rate                          313.93         2.38              252.65               1.92
                                    Fixed Rate                          300.44         2.28              241.79               1.84


                                                                  INTEREST RATE/
                                                                  SPREAD/SERVICE
                                                                      CHARGE          YEAR       YEAR OF
CURRENCY                            INTEREST RATE BASIS            (PER ANNUM)     CONTRACTED    MATURITY
--------                            -------------------           --------------   ----------    --------
                                    Fixed Rate                          3.0000%    31/05/1988   20/05/2018
                                    Fixed Rate                          3.0000%    20/12/1994   20/12/2024
                                    Fixed Rate                          3.2500%    30/03/1976   20/03/2001
                                    Fixed Rate                          3.2500%    28/04/1977   20/04/2002
                                    Fixed Rate                          3.2500%    28/04/1977   20/04/2002
                                    Fixed Rate                          3.2500%    14/01/1978   20/01/2003
                                    Fixed Rate                          3.2500%    14/01/1978   20/01/2003
                                    Fixed Rate                          3.2500%    14/01/1978   20/01/2003
                                    Fixed Rate                          3.2500%    09/11/1978   20/11/2008
                                    Fixed Rate                          3.2500%    09/11/1978   20/11/2008
                                    Fixed Rate                          3.2500%    09/11/1978   20/11/2008
                                    Fixed Rate                          3.2500%    09/11/1978   20/11/2008
                                    Fixed Rate                          3.2500%    09/11/1978   20/05/2008
                                    Fixed Rate                          3.2500%    09/11/1978   20/11/2008
                                    Fixed Rate                          3.2500%    09/11/1978   20/11/2008
                                    Fixed Rate                          3.2500%    09/11/1978   20/11/2008
                                    Fixed Rate                          3.2500%    09/11/1978   20/11/2008
                                    Fixed Rate                          3.5000%    22/12/1994   31/05/2007
                                    Fixed Rate                          3.5000%    26/11/1986   20/11/2006
                                    Fixed Rate                          3.5000%    07/05/1984   20/05/2014
                                    Fixed Rate                          3.5000%    07/05/1984   20/05/2014
                                    Fixed Rate                          3.5000%    30/05/1986   20/05/2016
                                    Fixed Rate                          3.5000%    30/05/1986   20/05/2016
                                    Fixed Rate                          3.5000%    30/05/1986   20/05/2016
                                    Fixed Rate                          3.5000%    30/05/1986   20/05/2016
                                    Fixed Rate                          3.5000%    30/05/1986   20/05/2016
                                    Fixed Rate                          3.5000%    30/05/1986   20/05/2016
                                    Fixed Rate                          4.2500%    16/09/1977   20/09/2002
                                    Fixed Rate                          4.2500%    26/03/1979   20/03/2004
                                    Fixed Rate                          5.0000%    01/10/1987   20/06/2003
                                    Fixed Rate                          6.0000%    11/03/1993   01/02/2013
                                    Fixed Rate                          6.0000%    27/04/1990   15/06/2009
                                    LIBOR 6 Months                      2.2500%    22/09/2000   25/04/2015
                                    LIBOR 6 Months                      2.5000%    13/09/2001   12/12/2006
            KOREAN WON
                                    Fixed Rate                          2.5000%    24/02/1998   20/02/2028
                                    Fixed Rate                          3.5000%    12/03/1991   20/03/2011
            KUWAIT DINAR
                                    Fixed Rate                          3.5000%    06/05/1998   15/08/2018
                                    Fixed Rate                          4.5000%    26/12/1984   15/02/2008
            NETHERLANDS GUILDER
                                    Fixed Rate                          2.5000%    27/04/1984   31/12/2014
            SWEDISH KRONER
                                    Interest Free                       0.0000%    13/02/1998   30/12/2008
            SPECIAL DRAWING
            RIGHT
                                    INTEREST FREE                       1.0000%    22/11/1990   15/08/2025
                                    Interest Free                       1.0000%    27/12/1988   15/11/2023
                                    Interest Free                       1.0000%    09/11/1990   15/11/2025
                                    Interest Free                       1.0000%    11/07/1991   15/02/2026
                                    Interest Free                       1.0000%    06/03/1992   01/06/2027
                                    Interest Free                       1.0000%    27/12/1988   15/10/2023
                                    Interest Free                       1.0000%    25/01/1991   15/08/2025
                                    Interest Free                       1.0000%    24/06/1992   15/11/2026
                                    Interest Free                       1.0000%    22/11/1990   15/08/2025
                                    Interest Free                       1.0000%    18/12/1989   01/10/2024
                                    Interest Free                       1.0000%    20/01/1995   15/10/2029
                                    Interest Free                       1.0000%    25/10/1990   15/09/2025
                                    Interest Free                       1.0000%    12/09/1988   15/05/2023
                                    Interest Free                       1.0000%    17/02/1989   15/11/2023
                                    Interest Free                       1.0000%    05/11/1993   15/06/2028
                                    Interest Free                       1.0000%    17/02/1989   15/10/2023
                                    Interest Free                       1.0000%    04/07/1988   01/04/2023
                                    Interest Free                       1.0000%    05/10/1989   15/08/2024
                                    Interest Free                       1.0000%    28/11/1991   15/11/2026
                                    Interest Free                       1.0000%    20/01/1995   15/10/2029
                                    Interest Free                       1.0000%    21/04/1988   01/02/2023
                                    Interest Free                       1.0000%    28/11/1991   15/11/2026
                                    Interest Free                       1.0000%    22/11/1993   01/06/2028
                                    Interest Free                       1.0000%    11/01/1996   15/09/2029
                                    Interest Free                       1.0000%    22/11/1990   15/11/2025
                                    Interest Free                       1.0000%    24/12/1992   01/10/2027
                                    Interest Free                       1.0000%    24/04/1986   15/05/2026
                                    Interest Free                       1.0000%    27/11/1995   15/05/2030
                                    Interest Free                       1.0000%    27/11/1995   15/04/2030

                                                                       ORIGINAL AMOUNT                  OUTSTANDING BALANCE
                                                                          CONTRACTED                  AS OF DECEMBER 31, 2001
                                                                  --------------------------     ----------------------------------
                                                                  (IN ORIGINAL     (IN US           (IN ORIGINAL          (IN US
CURRENCY                            INTEREST RATE BASIS            CURRENCY)     DOLLARS)(2)         CURRENCY)          DOLLARS)(2)
--------                            -------------------           ------------   -----------        ------------        -----------
                                    Fixed Rate                       14,003.00       106.35           11,223.23              85.24
                                    Fixed Rate                        4,616.00        35.06            4,323.47              32.84
                                    Fixed Rate                        3,799.31        28.86                0.00               0.00
                                    Fixed Rate                        6,020.15        45.72              161.66               1.23
                                    Fixed Rate                          299.72         2.28                8.10               0.06
                                    Fixed Rate                          329.75         2.50               26.73               0.20
                                    Fixed Rate                        1,773.53        13.47              143.80               1.09
                                    Fixed Rate                        2,986.50        22.68              242.15               1.84
                                    Fixed Rate                        4,554.10        34.59            1,555.05              11.81
                                    Fixed Rate                        1,257.12         9.55              429.25               3.26
                                    Fixed Rate                        2,913.08        22.12              994.70               7.55
                                    Fixed Rate                        5,263.39        39.98            1,797.24              13.65
                                    Fixed Rate                        8,128.00        61.73            2,762.98              20.98
                                    Fixed Rate                          290.07         2.20               99.04               0.75
                                    Fixed Rate                          176.78         1.34               60.35               0.46
                                    Fixed Rate                          155.99         1.18               53.26               0.40
                                    Fixed Rate                        2,185.29        16.60              746.17               5.67
                                    Fixed Rate                       48,000.00       364.56           26,673.98             202.59
                                    Fixed Rate                       32,895.00       249.84           10,611.29              80.59
                                    Fixed Rate                        2,997.01        22.76            1,827.43              13.88
                                    Fixed Rate                        1,381.00        10.49              342.00               2.60
                                    Fixed Rate                          102.06         0.78               72.15               0.55
                                    Fixed Rate                          457.38         3.47              323.50               2.46
                                    Fixed Rate                        7,595.00        57.68            5,165.94              39.24
                                    Fixed Rate                        3,979.50        30.22            2,814.74              21.38
                                    Fixed Rate                        1,439.00        10.93              681.99               5.18
                                    Fixed Rate                        1,457.60        11.07            1,030.98               7.83
                                    Fixed Rate                          264.80         2.01               14.31               0.11
                                    Fixed Rate                       10,855.20        82.45            1,466.92              11.14
                                    Fixed Rate                       39,120.00       297.12            5,102.60              38.75
                                    Fixed Rate                       25,000.00       189.88           16,266.01             123.54
                                    Fixed Rate                       48,000.00       364.56           19,676.25             149.44
                                    LIBOR 6 Months                    2,940.00        22.33            2,940.00              22.33
                                    LIBOR 6 Months                    3,583.80        27.22            3,583.80              27.22
            KOREAN WON                                               24,961.98        18.92            4,358.76               3.30
                                                                  ------------   ----------          ----------          ---------
                                    Fixed Rate                       21,172.00        16.05            1,958.49               1.48
                                    Fixed Rate                        3,789.98         2.87            2,400.27               1.82
            KUWAIT DINAR                                                 11.05        38.26                2.07               7.17
                                                                  ------------   ----------          ----------          ---------
                                    Fixed Rate                            6.15        21.29                0.09               0.29
                                    Fixed Rate                            4.90        16.97                1.98               6.87
            NETHERLANDS GUILDER                                           2.30         0.92                0.00               0.00
                                                                  ------------   ----------          ----------          ---------
                                    Fixed Rate                            2.30         0.92                0.00               0.00
            SWEDISH KRONER                                               18.31         1.71               13.81               1.29
                                                                  ------------   ----------          ----------          ---------
                                    Interest Free                        18.31         1.71               13.81               1.29
            SPECIAL DRAWING                                             911.68     1,143.67              671.42             842.28
            RIGHT                                                 ------------   ----------          ----------          ---------
                                    INTEREST FREE                        16.73        20.98               11.92              14.95
                                    Interest Free                         5.91         7.41                5.47               6.86
                                    Interest Free                        35.87        45.00               34.98              43.88
                                    Interest Free                        50.00        62.72               49.38              61.94
                                    Interest Free                        26.40        33.12               24.40              30.60
                                    Interest Free                        18.68        23.43               14.83              18.60
                                    Interest Free                        24.19        30.35               23.59              29.59
                                    Interest Free                        27.16        34.07               23.23              29.14
                                    Interest Free                        69.70        87.43               66.52              83.45
                                    Interest Free                        25.04        31.42               14.92              18.72
                                    Interest Free                        11.93        14.96                7.05               8.85
                                    Interest Free                        18.25        22.89               17.45              21.88
                                    Interest Free                        53.41        67.00               42.83              53.73
                                    Interest Free                        14.77        18.53               13.45              16.88
                                    Interest Free                        18.02        22.61               14.19              17.79
                                    Interest Free                        25.85        32.43               23.91              30.00
                                    Interest Free                        43.44        54.50               39.64              49.73
                                    Interest Free                        39.77        49.89               37.78              47.39
                                    Interest Free                        35.25        44.21               28.75              36.06
                                    Interest Free                        36.80        46.16               19.27              24.17
                                    Interest Free                        11.61        14.56                9.57              12.00
                                    Interest Free                        22.03        27.63               22.03              27.63
                                    Interest Free                        50.50        63.35               25.28              31.71
                                    Interest Free                        15.65        19.63                3.59               4.50
                                    Interest Free                        14.36        18.02               13.14              16.48
                                    Interest Free                        34.65        43.47               12.43              15.59
                                    Interest Free                        43.40        54.44               38.62              48.45
                                    Interest Free                         9.63        12.08                5.59               7.02
                                    Interest Free                        17.64        22.13                7.24               9.09


                                                                  INTEREST RATE/
                                                                  SPREAD/SERVICE
                                                                      CHARGE          YEAR       YEAR OF
CURRENCY                            INTEREST RATE BASIS            (PER ANNUM)     CONTRACTED    MATURITY
--------                            -------------------           --------------   ----------    --------
                                    Interest Free                       1.0000%    04/06/1996   15/03/2021
                                    Interest Free                       1.0000%    23/07/1997   15/05/2021
                                    Interest Free                       1.0000%    21/01/1998   01/09/2032
                                    Interest Free                       1.0000%    15/04/1998   15/11/2032
                                    Interest Free                       0.0000%    29/11/2000   15/01/2040
                                    Interest Free                       0.0000%    25/09/2000   15/01/2040
                                    Fixed Rate                          0.7500%    06/03/1996   15/03/2030
                                    Fixed Rate                          0.7500%    29/04/1998   15/03/2038
                                    Fixed Rate                          4.0000%    18/05/1992   01/04/2012
                                    Fixed Rate                          4.0000%    16/11/1982   01/08/2002
                                    Fixed Rate                          4.0000%    22/04/1987   01/03/2007
                                    Fixed Rate                          4.0000%    22/06/1982   01/03/2002
            UNITED STATES
            DOLLARS
                                    ADB Floating Rate                   0.0000%    22/11/1990   15/11/2015
                                    ADB Floating Rate                   0.0000%    17/02/1989   15/10/2003
                                    ADB Floating Rate                   0.0000%    25/10/1990   15/09/2020
                                    ADB Floating Rate                   0.0000%    23/12/1986   01/04/2012
                                    ADB Floating Rate                   0.0000%    27/11/1995   15/05/2022
                                    ADB Floating Rate                   0.0000%    20/01/1995   15/10/2019
                                    ADB Floating Rate                   0.0000%    23/12/1986   15/06/2016
                                    ADB Floating Rate                   0.0000%    05/10/1989   15/08/2004
                                    ADB Floating Rate                   0.0000%    04/07/1988   01/04/2003
                                    ADB Floating Rate                   0.0000%    23/12/1986   01/10/2010
                                    ADB Floating Rate                   0.0000%    09/11/1990   15/11/2005
                                    ADB Floating Rate                   0.0000%    11/01/1996   15/09/2021
                                    ADB Floating Rate                   0.0000%    04/02/1991   15/08/2015
                                    ADB Floating Rate                   0.0000%    27/11/1995   15/04/2020
                                    ADB Floating Rate                   0.0000%    20/01/1995   01/10/2016
                                    ADB Floating Rate                   0.0000%    24/12/1992   01/10/2017
                                    ADB Floating Rate                   0.0000%    02/05/1996   01/05/2010
                                    ADB Floating Rate                   0.0000%    03/06/1997   15/03/2021
                                    ADB Floating Rate                   0.0000%    23/06/1997   15/05/2021
                                    ADB Floating Rate                   0.0000%    24/04/1986   15/05/2006
                                    ADB Floating Rate                   0.0000%    21/12/1998   15/08/2013
                                    ADB Floating Rate                   0.0000%    21/12/1998   01/08/2013
                                    ADB Floating Rate                   0.0000%    21/01/1998   01/09/2022
                                    ADB Floating Rate                   0.0000%    21/01/1998   01/09/2022
                                    ADB Floating Rate                   0.0000%    15/04/1998   15/11/2022
                                    ADB Floating Rate                   0.0000%    21/01/1998   15/11/2022
                                    ADB Floating Rate                   0.0000%    21/12/1998   01/08/2022
                                    ADB Floating Rate                   0.0000%    01/03/1999   01/08/2025
                                    ADB Floating Rate                   0.0000%    01/03/1999   01/12/2023
                                    ADB Floating Rate                   0.0000%    01/03/1999   15/12/2023
                                    ADB Floating Rate                   0.0000%    01/03/1999   15/08/2023
                                    ADB Floating Rate                   0.0000%    18/07/2000   15/08/2014
                                    ADB Floating Rate                   0.0000%    18/07/2000   15/08/2024
                                    ADB Floating Rate                   0.0000%    21/07/2000   15/02/2015
                                    ADB Floating Rate                   0.0000%    21/07/2000   15/02/2015
                                    ADB Floating Rate                   0.0000%    16/11/2000   15/08/2025
                                    Cost Qua. Bor. IBRD 6M              0.5000%    22/12/1989   15/03/2010
                                    Cost Qua. Bor. IBRD 6M              0.5000%    04/06/1984   01/07/2004
                                    Cost Qua. Bor. IBRD 6M              0.5000%    19/01/1990   01/02/2010
                                    Cost Qua. Bor. IBRD 6M              0.5000%    31/05/1989   15/06/2009
                                    Cost Qua. Bor. IBRD 6M              0.5000%    26/09/1984   01/10/2004
                                    Cost Qua. Bor. IBRD 6M              0.5000%    09/11/1989   15/09/2009
                                    Cost Qua. Bor. IBRD 6M              0.5000%    10/08/1984   15/08/2004
                                    Cost Qua. Bor. IBRD 6M              0.5000%    16/03/1990   15/04/2010
                                    Cost Qua. Bor. IBRD 6M              0.5000%    09/06/1993   01/08/2013
                                    Cost Qua. Bor. IBRD 6M              0.5000%    09/06/1993   01/08/2013
                                    Cost Qua. Bor. IBRD 6M              0.5000%    23/12/1992   01/02/2013
                                    Cost Qua. Bor. IBRD 6M              0.5000%    05/02/1992   15/03/2012
                                    Cost Qua. Bor. IBRD 6M              0.5000%    05/02/1992   15/03/2012
                                    Cost Qua. Bor. IBRD 6M              0.5000%    15/07/1993   01/03/2013
                                    Cost Qua. Bor. IBRD 6M              0.5000%    15/07/1993   01/03/2013
                                    Cost Qua. Bor. IBRD 6M              0.5000%    19/06/1986   01/01/2006
                                    Cost Qua. Bor. IBRD 6M              0.5000%    01/09/1988   01/08/2008
                                    Cost Qua. Bor. IBRD 6M              0.5000%    09/07/1990   15/09/2010
                                    Cost Qua. Bor. IBRD 6M              0.5000%    07/02/1984   01/02/2004
                                    Cost Qua. Bor. IBRD 6M              0.5000%    13/06/1988   15/08/2008
                                    Cost Qua. Bor. IBRD 6M              0.5000%    28/04/1995   01/04/2015
                                    Cost Qua. Bor. IBRD 6M              0.5000%    28/04/1995   01/04/2015
                                    Cost Qua. Bor. IBRD 6M              0.5000%    10/06/1983   01/06/2003
                                    Cost Qua. Bor. IBRD 6M              0.5000%    30/03/1987   01/01/2007
                                    Cost Qua. Bor. IBRD 6M              0.5000%    11/07/1991   15/08/2011
                                    Cost Qua. Bor. IBRD 6M              0.5000%    11/07/1991   15/08/2011
                                    Cost Qua. Bor. IBRD 6M              0.5000%    02/04/1985   01/05/2005
                                    Cost Qua. Bor. IBRD 6M              0.5000%    01/09/1988   15/08/2008

                                                                       ORIGINAL AMOUNT                  OUTSTANDING BALANCE
                                                                          CONTRACTED                  AS OF DECEMBER 31, 2001
                                                                  --------------------------     ----------------------------------
                                                                  (IN ORIGINAL     (IN US           (IN ORIGINAL          (IN US
CURRENCY                            INTEREST RATE BASIS            CURRENCY)     DOLLARS)(2)         CURRENCY)          DOLLARS)(2)
--------                            -------------------           ------------   -----------        ------------        -----------
                                    Interest Free                        12.76        16.01                4.89               6.13
                                    Interest Free                        13.84        17.36                1.86               2.34
                                    Interest Free                        11.02        13.82                2.28               2.86
                                    Interest Free                         6.49         8.14                1.15               1.45
                                    Interest Free                         4.50         5.65                0.00               0.00
                                    Interest Free                         6.00         7.53                0.00               0.00
                                    Fixed Rate                            6.15         7.71                1.37               1.71
                                    Fixed Rate                           11.00        13.80                1.10               1.38
                                    Fixed Rate                           11.00        13.80                6.29               7.89
                                    Fixed Rate                            6.95         8.72                0.35               0.44
                                    Fixed Rate                            3.02         3.79                1.06               1.33
                                    Fixed Rate                            2.32         2.91                0.04               0.05
            UNITED STATES
            DOLLARS                                                   9,202.47     9,202.47            4,547.14           4,547.14
                                                                  ------------   ----------          ----------          ---------
                                    ADB Floating Rate                     9.00         9.00                7.09               7.09
                                    ADB Floating Rate                    65.00        65.00               16.70              16.70
                                    ADB Floating Rate                    33.00        33.00               30.49              30.49
                                    ADB Floating Rate                    82.00        82.00               61.27              61.27
                                    ADB Floating Rate                    15.00        15.00                6.19               6.19
                                    ADB Floating Rate                    41.00        41.00               29.58              29.58
                                    ADB Floating Rate                    18.80        18.80               15.28              15.28
                                    ADB Floating Rate                    30.00        30.00               11.04              11.04
                                    ADB Floating Rate                    60.00        60.00               11.84              11.84
                                    ADB Floating Rate                    24.00        24.00               15.32              15.32
                                    ADB Floating Rate                    50.00        50.00               23.42              23.42
                                    ADB Floating Rate                     9.50         9.50                3.21               3.21
                                    ADB Floating Rate                   150.00       150.00              124.94             124.94
                                    ADB Floating Rate                    30.00        30.00                5.92               5.92
                                    ADB Floating Rate                    23.50        23.50               19.85              19.85
                                    ADB Floating Rate                    50.00        50.00               16.91              16.91
                                    ADB Floating Rate                   150.00       150.00               56.61              56.61
                                    ADB Floating Rate                    18.50        18.50                6.50               6.50
                                    ADB Floating Rate                   167.00       167.00               48.50              48.50
                                    ADB Floating Rate                    50.00        50.00               22.84              22.84
                                    ADB Floating Rate                   300.00       300.00              200.00             200.00
                                    ADB Floating Rate                   200.00       200.00              100.00             100.00
                                    ADB Floating Rate                    93.00        93.00                8.16               8.16
                                    ADB Floating Rate                    20.22        20.22                3.44               3.44
                                    ADB Floating Rate                    15.70        15.70                2.52               2.52
                                    ADB Floating Rate                    22.00        22.00                0.60               0.60
                                    ADB Floating Rate                    71.00        71.00                4.53               4.53
                                    ADB Floating Rate                    53.00        53.00                1.23               1.23
                                    ADB Floating Rate                    24.30        24.30                1.97               1.97
                                    ADB Floating Rate                    93.16        93.16                9.08               9.08
                                    ADB Floating Rate                    60.00        60.00                2.78               2.78
                                    ADB Floating Rate                   100.00       100.00               30.00              30.00
                                    ADB Floating Rate                    75.00        75.00                1.02               1.02
                                    ADB Floating Rate                   100.00       100.00               40.00              40.00
                                    ADB Floating Rate                    75.00        75.00                0.39               0.39
                                    ADB Floating Rate                    25.00        25.00                1.28               1.28
                                    Cost Qua. Bor. IBRD 6M              200.00       200.00              145.65             145.65
                                    Cost Qua. Bor. IBRD 6M               90.95        90.95               17.28              17.28
                                    Cost Qua. Bor. IBRD 6M               40.00        40.00               27.52              27.52
                                    Cost Qua. Bor. IBRD 6M              300.00       300.00              191.15             191.15
                                    Cost Qua. Bor. IBRD 6M              150.00       150.00               30.00              30.00
                                    Cost Qua. Bor. IBRD 6M               70.10        70.10               47.34              47.34
                                    Cost Qua. Bor. IBRD 6M               35.81        35.81                6.71               6.71
                                    Cost Qua. Bor. IBRD 6M               40.00        40.00               21.65              21.65
                                    Cost Qua. Bor. IBRD 6M               28.36        28.36               24.87              24.87
                                    Cost Qua. Bor. IBRD 6M               22.94        22.94               16.17              16.17
                                    Cost Qua. Bor. IBRD 6M              200.00       200.00              171.06             171.06
                                    Cost Qua. Bor. IBRD 6M               90.79        90.79               73.71              73.71
                                    Cost Qua. Bor. IBRD 6M               59.21        59.21               51.21              51.21
                                    Cost Qua. Bor. IBRD 6M               37.54        37.54               32.01              32.01
                                    Cost Qua. Bor. IBRD 6M               25.46        25.46               17.84              17.84
                                    Cost Qua. Bor. IBRD 6M               82.00        82.00               27.24              27.24
                                    Cost Qua. Bor. IBRD 6M              200.00       200.00              121.24             121.24
                                    Cost Qua. Bor. IBRD 6M              200.00       200.00              131.96             131.96
                                    Cost Qua. Bor. IBRD 6M               24.97        24.97                3.46               3.46
                                    Cost Qua. Bor. IBRD 6M               45.00        45.00               14.24              14.24
                                    Cost Qua. Bor. IBRD 6M                1.30         1.30                1.23               1.23
                                    Cost Qua. Bor. IBRD 6M               16.70        16.70                8.07               8.07
                                    Cost Qua. Bor. IBRD 6M               35.92        35.92                3.29               3.29
                                    Cost Qua. Bor. IBRD 6M              300.00       300.00              110.00             110.00
                                    Cost Qua. Bor. IBRD 6M              139.44       139.44              108.22             108.22
                                    Cost Qua. Bor. IBRD 6M               18.56        18.56                4.29               4.29
                                    Cost Qua. Bor. IBRD 6M                3.95         3.95                0.88               0.88
                                    Cost Qua. Bor. IBRD 6M              125.26       125.26               75.92              75.92


                                                                  INTEREST RATE/
                                                                  SPREAD/SERVICE
                                                                      CHARGE          YEAR       YEAR OF
CURRENCY                            INTEREST RATE BASIS            (PER ANNUM)     CONTRACTED    MATURITY
--------                            -------------------           --------------   ----------    --------
                                    Cost Qua. Bor. IBRD 6M              0.5000%    27/04/1983   15/05/2003
                                    Interest Free                       1.0000%    20/12/1974   01/10/2014
                                    Interest Free                       1.0000%    10/11/1978   01/10/2018
                                    Interest Free                       1.0000%    27/08/1979   01/02/2019
                                    Interest Free                       1.0000%    22/10/1980   15/09/2020
                                    Interest Free                       1.0000%    12/10/1981   01/09/2021
                                    Interest Free                       1.0000%    05/01/1973   01/09/2022
                                    Interest Free                       1.0000%    05/04/1974   15/04/2024
                                    Interest Free                       1.0000%    21/04/1978   15/12/2027
                                    Interest Free                       1.0000%    27/06/1979   01/06/2029
                                    Fixed Rate                          1.0000%    22/09/2000   04/10/2030
                                    Fixed Rate                          1.5000%    11/07/1996   17/03/2026
                                    Fixed Rate                          1.7500%    06/08/2000   15/12/2016
                                    Fixed Rate                          2.0000%    26/02/1973   08/08/2013
                                    Fixed Rate                          2.0000%    30/06/1973   19/06/2014
                                    Fixed Rate                          2.0000%    24/12/1980   01/10/2021
                                    Fixed Rate                          2.0000%    23/07/1982   15/04/2023
                                    Fixed Rate                          2.0000%    03/04/1984   19/08/2021
                                    Fixed Rate                          2.0000%    24/03/1975   31/05/2017
                                    Fixed Rate                          2.0000%    29/07/1975   16/02/2017
                                    Fixed Rate                          2.0000%    29/07/1975   18/06/2016
                                    Fixed Rate                          2.0000%    22/12/1975   13/09/2017
                                    Fixed Rate                          2.0000%    11/03/1974   07/12/2016
                                    Fixed Rate                          2.0000%    28/04/1976   25/04/2017
                                    Fixed Rate                          2.0000%    27/06/1977   27/04/2018
                                    Fixed Rate                          2.0000%    13/01/1978   18/05/2019
                                    Fixed Rate                          2.0000%    13/01/1978   09/11/2018
                                    Fixed Rate                          2.0000%    18/08/1978   14/10/2018
                                    Fixed Rate                          2.0000%    23/02/1979   08/04/2020
                                    Fixed Rate                          2.0000%    28/03/1980   05/03/2021
                                    Fixed Rate                          2.0000%    15/02/1979   28/04/2021
                                    Fixed Rate                          2.0000%    15/02/1978   15/05/2021
                                    Fixed Rate                          2.0000%    16/07/1979   15/09/2020
                                    Fixed Rate                          2.0000%    01/08/1979   11/01/2022
                                    Fixed Rate                          2.0000%    01/08/1978   06/01/2024
                                    Fixed Rate                          2.0000%    29/08/1980   13/10/2021
                                    Fixed Rate                          2.0000%    06/11/1981   06/11/2021
                                    Fixed Rate                          2.0000%    28/05/1981   26/08/2022
                                    Fixed Rate                          2.0000%    29/08/1980   01/06/2021
                                    Fixed Rate                          2.0000%    25/09/1981   15/03/2022
                                    Fixed Rate                          2.0000%    30/09/1981   17/08/2021
                                    Fixed Rate                          2.0000%    31/08/1982   14/06/2023
                                    Fixed Rate                          2.0000%    29/09/1982   28/04/2023
                                    Fixed Rate                          2.0000%    23/05/1984   02/06/2023
                                    Fixed Rate                          2.0000%    31/08/1983   16/11/2024
                                    Fixed Rate                          2.0000%    24/08/1979   20/02/2021
                                    Fixed Rate                          2.0000%    28/10/1980   16/12/2023
                                    Fixed Rate                          2.0000%    04/12/1980   28/10/2023
                                    Fixed Rate                          2.0000%    21/07/1982   12/09/2023
                                    Fixed Rate                          2.0000%    30/07/1983   16/04/2025
                                    Fixed Rate                          2.0000%    29/07/1983   01/10/2024
                                    Fixed Rate                          2.0000%    26/03/1984   10/10/2024
                                    Fixed Rate                          2.0000%    15/02/1979   22/11/2022
                                    Fixed Rate                          2.0000%    30/06/1980   14/02/2023
                                    Fixed Rate                          2.0000%    01/06/1994   23/11/2019
                                    Fixed Rate                          2.0000%    20/06/1986   13/10/2016
                                    Fixed Rate                          2.0000%    19/05/1988   03/07/2018
                                    Fixed Rate                          2.0000%    31/07/1990   25/10/2020
                                    Fixed Rate                          2.0000%    02/08/1999   30/12/2019
                                    Fixed Rate                          2.0000%    02/08/1999   11/02/2020
                                    Fixed Rate                          2.0000%    04/05/1972   26/12/2002
                                    Fixed Rate                          2.0000%    08/07/1985   25/10/2015
                                    Fixed Rate                          2.0000%    12/07/2000   19/01/2021
                                    Fixed Rate                          2.0000%    12/07/2000   19/01/2021
                                    Fixed Rate                          2.5000%    30/06/1997   28/04/2014
                                    Fixed Rate                          3.0000%    29/06/1973   01/05/2003
                                    Fixed Rate                          3.0000%    04/12/1980   06/04/2022
                                    Fixed Rate                          3.0000%    06/07/1989   06/07/2007
                                    Fixed Rate                          3.0000%    17/05/1991   01/10/2021
                                    Fixed Rate                          3.0000%    30/01/1992   05/04/2022
                                    Fixed Rate                          3.0000%    30/04/1993   26/11/2023
                                    Fixed Rate                          3.0250%    30/03/1988   15/10/2004
                                    Fixed Rate                          3.2500%    27/09/1990   15/04/2006
                                    Fixed Rate                          3.2500%    22/09/1997   22/03/2014
                                    Fixed Rate                          3.4000%    01/03/1996   15/12/2012
                                    Fixed Rate                          3.4000%    06/06/1997   15/12/2014
                                    Fixed Rate                          3.4000%    01/05/1998   15/05/2014
                                    Fixed Rate                          3.9500%    23/12/1994   28/01/2006

                                                                       ORIGINAL AMOUNT                  OUTSTANDING BALANCE
                                                                          CONTRACTED                  AS OF DECEMBER 31, 2001
                                                                  --------------------------     ----------------------------------
                                                                  (IN ORIGINAL     (IN US           (IN ORIGINAL          (IN US
CURRENCY                            INTEREST RATE BASIS            CURRENCY)     DOLLARS)(2)         CURRENCY)          DOLLARS)(2)
--------                            -------------------           ------------   -----------        ------------        -----------
                                    Cost Qua. Bor. IBRD 6M              302.25       302.25               30.23              30.23
                                    Interest Free                         5.77         5.77                3.00               3.00
                                    Interest Free                        14.00        14.00                9.52               9.52
                                    Interest Free                        12.34        12.34                8.64               8.64
                                    Interest Free                        12.20        12.20                9.24               9.24
                                    Interest Free                        12.11        12.11                9.68               9.68
                                    Interest Free                        12.70        12.70                8.00               8.00
                                    Interest Free                         9.50         9.50                6.41               6.41
                                    Interest Free                        21.52        21.52               16.78              16.78
                                    Interest Free                        32.22        32.22               26.58              26.58
                                    Fixed Rate                            7.01         7.01                2.18               2.18
                                    Fixed Rate                           25.18        25.18               25.75              25.75
                                    Fixed Rate                           10.00        10.00                0.50               0.50
                                    Fixed Rate                           19.72        19.72                9.93               9.93
                                    Fixed Rate                            1.91         1.91                1.00               1.00
                                    Fixed Rate                            4.87         4.87                3.66               3.66
                                    Fixed Rate                            4.15         4.15                4.35               4.35
                                    Fixed Rate                            0.04         0.04                0.03               0.03
                                    Fixed Rate                           15.00        15.00                9.29               9.29
                                    Fixed Rate                            3.47         3.47                2.15               2.15
                                    Fixed Rate                            6.45         6.45                3.79               3.79
                                    Fixed Rate                            4.84         4.84                3.07               3.07
                                    Fixed Rate                            1.38         1.38                0.84               0.84
                                    Fixed Rate                            8.90         8.90                5.51               5.51
                                    Fixed Rate                            2.93         2.93                1.91               1.91
                                    Fixed Rate                            4.86         4.86                3.23               3.23
                                    Fixed Rate                            1.46         1.46                0.97               0.97
                                    Fixed Rate                            0.68         0.68                0.47               0.47
                                    Fixed Rate                           10.61        10.61                7.53               7.53
                                    Fixed Rate                            6.36         6.36                4.70               4.70
                                    Fixed Rate                            4.13         4.13                3.05               3.05
                                    Fixed Rate                            3.98         3.98                2.94               2.94
                                    Fixed Rate                            3.63         3.63                2.63               2.63
                                    Fixed Rate                            0.83         0.83                0.63               0.63
                                    Fixed Rate                            0.44         0.44                0.36               0.36
                                    Fixed Rate                            0.39         0.39                0.30               0.30
                                    Fixed Rate                            9.65         9.65                7.25               7.25
                                    Fixed Rate                            0.91         0.91                0.71               0.71
                                    Fixed Rate                            2.09         2.09                1.54               1.54
                                    Fixed Rate                            3.04         3.04                2.32               2.32
                                    Fixed Rate                            0.82         0.82                0.64               0.64
                                    Fixed Rate                            0.81         0.81                0.64               0.64
                                    Fixed Rate                            0.21         0.21                0.17               0.17
                                    Fixed Rate                            0.04         0.04                0.03               0.03
                                    Fixed Rate                            0.18         0.18                0.15               0.15
                                    Fixed Rate                            1.05         1.05                0.77               0.77
                                    Fixed Rate                            3.74         3.74                3.01               3.01
                                    Fixed Rate                            0.49         0.49                0.42               0.42
                                    Fixed Rate                            0.29         0.29                0.24               0.24
                                    Fixed Rate                            0.98         0.98                0.83               0.83
                                    Fixed Rate                            0.06         0.06                0.05               0.05
                                    Fixed Rate                            0.35         0.35                0.29               0.29
                                    Fixed Rate                            0.74         0.74                0.57               0.57
                                    Fixed Rate                            2.30         2.30                1.82               1.82
                                    Fixed Rate                           14.97        14.97               12.83              12.83
                                    Fixed Rate                           31.99        31.99               18.45              18.45
                                    Fixed Rate                           29.99        29.99               19.61              19.61
                                    Fixed Rate                           21.00        21.00               15.35              15.35
                                    Fixed Rate                           15.13        15.13               15.13              15.13
                                    Fixed Rate                           14.87        14.87               14.87              14.87
                                    Fixed Rate                            9.64         9.64                0.46               0.46
                                    Fixed Rate                           40.00        40.00               21.54              21.54
                                    Fixed Rate                           23.35        23.35               23.35              23.35
                                    Fixed Rate                           16.65        16.65               16.64              16.64
                                    Fixed Rate                            9.48         9.48                9.01               9.01
                                    Fixed Rate                            6.00         6.00                0.53               0.53
                                    Fixed Rate                            2.30         2.30                1.74               1.74
                                    Fixed Rate                          100.00       100.00               51.11              51.11
                                    Fixed Rate                           15.00        15.00               12.50              12.50
                                    Fixed Rate                           20.00        20.00               17.50              17.50
                                    Fixed Rate                           20.00        20.00               18.33              18.33
                                    Fixed Rate                            6.50         6.50                1.63               1.63
                                    Fixed Rate                            4.89         4.89                2.20               2.20
                                    Fixed Rate                           10.00        10.00                1.63               1.63
                                    Fixed Rate                           22.95        22.95               21.09              21.09
                                    Fixed Rate                           36.82        36.82               27.81              27.81
                                    Fixed Rate                           38.51        38.51               38.51              38.51
                                    Fixed Rate                            6.13         6.13                0.00               0.00


                                                                  INTEREST RATE/
                                                                  SPREAD/SERVICE
                                                                      CHARGE          YEAR       YEAR OF
CURRENCY                            INTEREST RATE BASIS            (PER ANNUM)     CONTRACTED    MATURITY
--------                            -------------------           --------------   ----------    --------
                                    Fixed Rate                          4.0000%    16/07/1998   05/11/2018
                                    Fixed Rate                          5.2000%    05/03/1998   15/10/2010
                                    Fixed Rate                          5.2000%    08/11/1999   15/11/2012
                                    Fixed Rate                          5.9500%    23/12/1994   01/03/2006
                                    Fixed Rate                          7.1800%    22/09/2000   05/04/2008
                                    Fixed Rate                          7.5000%    29/06/1973   01/05/2003
                                    Fixed Rate                          7.5000%    26/11/1973   01/09/2003
                                    Fixed Rate                          7.6000%    07/11/1979   01/09/2009
                                    Fixed Rate                          7.7000%    09/06/1978   15/04/2008
                                    Fixed Rate                          7.7000%    26/12/1978   01/11/2002
                                    Fixed Rate                          7.7300%    06/04/1990   15/07/2010
                                    Fixed Rate                          7.7300%    06/04/1990   15/07/2010
                                    Fixed Rate                          7.7300%    09/07/1990   15/09/2010
                                    Fixed Rate                          7.7300%    08/11/1990   01/08/2010
                                    Fixed Rate                          7.7300%    08/11/1990   01/08/2010
                                    Fixed Rate                          7.7300%    08/11/1990   01/11/2010
                                    Fixed Rate                          7.7300%    05/02/1992   15/04/2012
                                    Fixed Rate                          7.7300%    31/03/1992   15/06/2012
                                    Fixed Rate                          7.7300%    31/03/1992   15/06/2012
                                    Fixed Rate                          7.7500%    31/05/1989   01/03/2009
                                    Fixed Rate                          8.0000%    23/07/1996   20/10/2006
                                    Fixed Rate                          8.0000%    20/06/1997   30/05/2013
                                    Fixed Rate                          8.0600%    14/09/1994   15/04/2006
                                    Fixed Rate                          8.3000%    06/09/1977   15/04/2007
                                    Fixed Rate                          8.3000%    06/09/1977   01/05/2002
                                    Fixed Rate                          8.3000%    25/10/1977   15/07/2002
                                    Fixed Rate                          8.6000%    31/12/1991   30/11/2004
                                    Fixed Rate                          8.7500%    07/07/1975   01/05/2005
                                    Fixed Rate                          8.7500%    18/12/1975   01/11/2005
                                    Fixed Rate                          8.9000%    15/12/1976   15/07/2006
                                    Fixed Rate                          9.0000%    06/11/1980   15/07/2004
                                    Fixed Rate                          9.2000%    07/11/1989   15/10/2003
                                    Fixed Rate                         10.0000%    12/10/1981   01/09/2011
                                    Fixed Rate                         10.1000%    17/11/1981   01/08/2006
                                    Fixed Rate                         10.1000%    04/12/1981   01/09/2006
                                    Fixed Rate                         10.2500%    28/12/1984   15/04/2008
                                    Fixed Rate                         10.5000%    23/12/1983   15/11/2013
                                    Fixed Rate                         10.5000%    23/12/1983   01/10/2003
                                    Fixed Rate                         10.5000%    23/12/1983   15/10/2013
                                    Fixed Rate                         11.0000%    03/11/1982   01/09/2012
                                    Fixed Rate                         11.0000%    01/12/1982   01/06/2002
                                    Fixed Rate                         11.0000%    01/12/1982   01/05/2006
                                    Fixed Rate                         11.0000%    20/05/1983   01/01/2010
                                    Fixed Rate                         11.6000%    24/02/1982   01/03/2002
                                    Fixed Rate                         11.6000%    30/06/1982   15/05/2002
                                    Fixed Rate                         11.6000%    18/09/1982   01/03/2002
                                    Fixed Rate                         11.6000%    30/06/1982   01/09/2002
                                    Fixed Rate                         11.6000%    30/06/1982   01/08/2002
                                    Fixed Rate                         11.6000%    28/10/1982   01/09/2002
                                    Fixed Rate                         11.6000%    28/10/1982   01/12/2002
                                    Fixed Rate                         11.6000%    28/10/1982   01/12/2002
                                    LIBOR 6 Months Deposit              0.0000%    03/06/1994   01/06/2024
                                    LIBOR 6 Months Deposit              0.0000%    03/06/1994   01/06/2024
                                    LIBOR 6 Months Deposit              0.0000%    05/02/1992   01/02/2022
                                    LIBOR 6 Months Deposit              0.0000%    10/03/1995   10/03/2015
                                    LIBOR 6 Months Deposit              0.0000%    14/12/1999   15/12/2019
                                    LIBOR 6 Months Deposit              0.0000%    25/02/2000   04/15/2020
                                    LIBOR 6 Months Deposit              0.0000%    10/04/2000   15/02/2020
                                    LIBOR 6 Months Deposit              0.0000%    20/10/2000   09/01/2020
                                    LIBOR 6 Months Deposit              0.0000%    08/08/2001   01/05/2021
                                    LIBOR 6 Months Deposit              0.5000%    20/12/1996   15/01/2017
                                    LIBOR 6 Months Deposit              0.5000%    20/12/1996   15/01/2018
                                    LIBOR 6 Months Deposit              0.5000%    20/12/1997   15/01/2019
                                    LIBOR 6 Months Deposit              0.5000%    09/09/1997   15/06/2018
                                    LIBOR 6 Months Deposit              0.5000%    08/04/1998   15/06/2018
                                    LIBOR 6 Months Deposit              0.5000%    08/04/1998   15/06/2018
                                    LIBOR 6 Months Deposit              0.6250%    18/03/1992   15/12/2003
                                    LIBOR 6 Months Deposit              0.6250%    01/04/1992   15/12/2002
                                    LIBOR 6 Months Deposit              0.6250%    09/04/1992   15/06/2002
                                    LIBOR 6 Months Deposit              0.6250%    06/08/1992   15/06/2003
                                    LIBOR 6 Months Deposit              0.6250%    08/06/1992   15/12/2001
                                    LIBOR 6 Months Deposit              0.7500%    11/12/1998   15/09/2018
                                    LIBOR 6 Months Deposit              0.7500%    23/03/1999   15/05/2019
                                    LIBOR 6 Months Deposit              1.1000%    19/10/2000   24/10/2003
                                    LIBOR 6 Months Deposit              1.6000%    19/10/2000   24/10/2005
                                    LIBOR 6 Months Deposit              2.9000%    04/07/2001   15/12/2003
            B. RELENT TO
            GOCC'S

                                                                       ORIGINAL AMOUNT                  OUTSTANDING BALANCE
                                                                          CONTRACTED                  AS OF DECEMBER 31, 2001
                                                                  --------------------------     ----------------------------------
                                                                  (IN ORIGINAL     (IN US           (IN ORIGINAL          (IN US
CURRENCY                            INTEREST RATE BASIS            CURRENCY)     DOLLARS)(2)         CURRENCY)          DOLLARS)(2)
--------                            -------------------           ------------   -----------        ------------        -----------
                                    Fixed Rate                           10.00        10.00               10.00              10.00
                                    Fixed Rate                           24.99        24.99               11.47              11.47
                                    Fixed Rate                           99.45        99.45               66.06              66.06
                                    Fixed Rate                           34.75        34.75               19.00              19.00
                                    Fixed Rate                            7.01         7.01                3.00               3.00
                                    Fixed Rate                            3.59         3.59                0.46               0.46
                                    Fixed Rate                            4.20         4.20                0.70               0.70
                                    Fixed Rate                           39.65        39.65               21.68              21.68
                                    Fixed Rate                           23.50        23.50               11.07              11.07
                                    Fixed Rate                           22.31        22.31                2.05               2.05
                                    Fixed Rate                           40.88        40.88               21.43              21.43
                                    Fixed Rate                           80.92        80.92               55.07              55.07
                                    Fixed Rate                           85.00        85.00               33.00              33.00
                                    Fixed Rate                           18.63        18.63                6.97               6.97
                                    Fixed Rate                           27.57        27.57               18.59              18.59
                                    Fixed Rate                          125.00       125.00               78.88              78.88
                                    Fixed Rate                           61.00        61.00               44.42              44.42
                                    Fixed Rate                           33.25        33.25               22.43              22.43
                                    Fixed Rate                           34.75        34.75               27.04              27.04
                                    Fixed Rate                           60.00        60.00               38.23              38.23
                                    Fixed Rate                           25.75        25.75               16.66              16.66
                                    Fixed Rate                            9.48         9.48                6.68               6.68
                                    Fixed Rate                           20.42        20.42                7.85               7.85
                                    Fixed Rate                           17.53        17.53                7.31               7.31
                                    Fixed Rate                           15.59        15.59                0.77               0.77
                                    Fixed Rate                           45.00        45.00                4.38               4.38
                                    Fixed Rate                           51.95        51.95                0.00               0.00
                                    Fixed Rate                           12.80        12.80                3.85               3.85
                                    Fixed Rate                           25.98        25.98                8.62               8.62
                                    Fixed Rate                           14.60        14.60                5.94               5.94
                                    Fixed Rate                           30.00        30.00                8.41               8.41
                                    Fixed Rate                            8.76         8.76                3.54               3.54
                                    Fixed Rate                           20.79        20.79               14.48              14.48
                                    Fixed Rate                           20.17        20.17                9.06               9.06
                                    Fixed Rate                            2.48         2.48                1.10               1.10
                                    Fixed Rate                           20.63        20.63               11.26              11.26
                                    Fixed Rate                           38.30        38.30               28.43              28.43
                                    Fixed Rate                            4.17         4.17                1.01               1.01
                                    Fixed Rate                           25.15        25.15               18.67              18.67
                                    Fixed Rate                           18.80        18.80               12.96              12.96
                                    Fixed Rate                            4.14         4.14                0.27               0.27
                                    Fixed Rate                           47.39        47.39               19.82              19.82
                                    Fixed Rate                           21.77        21.77               14.37              14.37
                                    Fixed Rate                            7.33         7.33                0.30               0.30
                                    Fixed Rate                           15.39        15.39                0.48               0.48
                                    Fixed Rate                            1.89         1.89                0.06               0.06
                                    Fixed Rate                           63.25        63.25                4.22               4.22
                                    Fixed Rate                           38.06        38.06                2.26               2.26
                                    Fixed Rate                           14.87        14.87                0.91               0.91
                                    Fixed Rate                            7.79         7.79                0.51               0.51
                                    Fixed Rate                           28.93        28.93                1.88               1.88
                                    LIBOR 6 Months Deposit                5.00         5.00                5.00               5.00
                                    LIBOR 6 Months Deposit               10.00        10.00               20.00              20.00
                                    LIBOR 6 Months Deposit               50.00        50.00               10.00              10.00
                                    LIBOR 6 Months Deposit               26.50        26.50               10.68              10.68
                                    LIBOR 6 Months Deposit               27.50        27.50                3.66               3.66
                                    LIBOR 6 Months Deposit               10.00        10.00               31.42              31.42
                                    LIBOR 6 Months Deposit              150.00       150.00               18.55              18.55
                                    LIBOR 6 Months Deposit                4.79         4.79                0.61               0.61
                                    LIBOR 6 Months Deposit               60.00        60.00                0.60               0.60
                                    LIBOR 6 Months Deposit              113.40       113.40               14.19              14.19
                                    LIBOR 6 Months Deposit               50.00        50.00               40.75              40.75
                                    LIBOR 6 Months Deposit               58.00        58.00               21.07              21.07
                                    LIBOR 6 Months Deposit               50.00        50.00                5.93               5.93
                                    LIBOR 6 Months Deposit               10.00        10.00                9.53               9.53
                                    LIBOR 6 Months Deposit               19.00        19.00                3.81               3.81
                                    LIBOR 6 Months Deposit                9.39         9.39                1.88               1.88
                                    LIBOR 6 Months Deposit                4.29         4.29                0.64               0.64
                                    LIBOR 6 Months Deposit                2.19         2.19                0.11               0.11
                                    LIBOR 6 Months Deposit                0.99         0.99                0.15               0.15
                                    LIBOR 6 Months Deposit                6.12         6.12                0.31               0.31
                                    LIBOR 6 Months Deposit              300.00       300.00              100.00             100.00
                                    LIBOR 6 Months Deposit              100.00       100.00                3.84               3.84
                                    LIBOR 6 Months Deposit              100.00       100.00              100.00             100.00
                                    LIBOR 6 Months Deposit              300.00       300.00              300.00             300.00
                                    LIBOR 6 Months Deposit              100.00       100.00              100.00             100.00
            B. RELENT TO
            GOCC'S                                                  386,434.94     3,408.03          182,122.63           1,603.55
                                                                  ------------   ----------          ----------          ---------


                                                                  INTEREST RATE/
                                                                  SPREAD/SERVICE
                                                                      CHARGE          YEAR       YEAR OF
CURRENCY                            INTEREST RATE BASIS            (PER ANNUM)     CONTRACTED    MATURITY
--------                            -------------------           --------------   ----------    --------
            BELGIAN FRANCS
                                    Interest Free                       0.0000%    30/10/1992   31/12/2022
                                    Interest Free                       0.0000%    23/12/1983   31/12/2013
                                    Interest Free                       0.0000%    29/11/1982   31/12/2012
                                    Interest Free                       0.0000%    04/11/1981   31/12/2011
                                    Interest Free                       0.0000%    11/08/1980   31/12/2010
                                    Interest Free                       0.0000%    11/03/1996   31/12/2025
            SWISS FRANC
                                    Fixed Rate                          8.3000%    10/03/1989   31/12/2002
            DEUTSCHE MARK
                                    Fixed Rate                          2.0000%    10/07/1989   31/12/2019
                                    Fixed Rate                          2.0000%    22/03/1982   30/06/2012
                                    Fixed Rate                          2.0000%    10/07/1989   31/12/2019
                                    Fixed Rate                          2.0000%    28/04/1972   30/06/2002
                                    Fixed Rate                          2.0000%    10/07/1989   31/12/2019
                                    Fixed Rate                          2.0000%    10/04/1981   31/12/2015
            DANISH KRONER
                                    Interest Free                       0.0000%    03/03/1987   01/10/2002
                                    Interest Free                       0.0000%    20/02/1985   01/04/2009
                                    Interest Free                       0.0000%    20/02/1985   01/10/2009
            POUNDS STERLING
                                    Fixed Rate                          2.0000%    12/03/1980   12/03/2005
                                    Fixed Rate                          2.0000%    23/09/1980   23/09/2005
            JAPANESE YEN
                                    Fixed Rate                          0.7500%    07/04/2000   20/04/2040
                                    Fixed Rate                          0.7500%    07/04/2000   20/04/2040
                                    Fixed Rate                          0.7500%    10/09/1998   20/09/2038
                                    Fixed Rate                          1.0000%    07/04/2000   20/04/2040
                                    Fixed Rate                          1.0000%    07/04/2000   20/04/2040
                                    Fixed Rate                          2.0000%    18/09/1972   31/08/2002
                                    Fixed Rate                          2.0000%    05/09/1973   31/08/2002
                                    Fixed Rate                          2.0000%    16/08/1995   31/07/2025
                                    Fixed Rate                          2.7000%    26/05/1989   20/05/2019
                                    Fixed Rate                          2.7000%    28/06/1990   15/11/2010
                                    Fixed Rate                          2.7000%    16/07/1991   20/04/2021
                                    Fixed Rate                          2.7000%    16/07/1991   20/06/2021
                                    Fixed Rate                          2.7000%    26/05/1992   20/05/2022
                                    Fixed Rate                          2.7000%    16/07/1991   20/06/2021
                                    Fixed Rate                          2.7000%    16/07/1991   20/06/2021
                                    Fixed Rate                          2.7000%    18/03/1997   20/03/2027
                                    Fixed Rate                          2.7000%    18/03/1997   20/03/2027
                                    Fixed Rate                          2.7000%    26/05/1989   20/05/2019
                                    Fixed Rate                          3.0000%    29/01/1993   20/07/2022
                                    Fixed Rate                          3.0000%    31/03/1993   20/03/2023
                                    Fixed Rate                          3.0000%    19/08/1993   20/08/2023
                                    Fixed Rate                          3.0000%    19/08/1993   20/08/2023
                                    Fixed Rate                          3.0000%    12/08/1994   20/08/2024
                                    Fixed Rate                          3.0000%    07/12/1994   20/12/2024
                                    Fixed Rate                          3.0000%    07/12/1994   20/12/2024
                                    Fixed Rate                          3.0000%    20/12/1994   20/12/2024
                                    Fixed Rate                          3.0000%    20/12/1994   20/12/2024
                                    Fixed Rate                          3.0000%    20/12/1994   20/12/2024
                                    Fixed Rate                          3.0000%    20/12/1994   20/12/2024
                                    Fixed Rate                          3.0000%    20/12/1994   20/12/2024
                                    Fixed Rate                          3.0000%    20/12/1994   20/12/2024
                                    Fixed Rate                          3.0000%    20/06/1980   20/06/2010
                                    Fixed Rate                          3.0000%    20/06/1980   20/06/2010
                                    Fixed Rate                          3.0000%    16/06/1981   20/06/2011
                                    Fixed Rate                          3.0000%    16/06/1981   20/06/2011
                                    Fixed Rate                          3.0000%    16/06/1981   20/06/2011
                                    Fixed Rate                          3.0000%    16/06/1981   20/06/2011
                                    Fixed Rate                          3.0000%    31/05/1982   20/05/2012
                                    Fixed Rate                          3.0000%    31/05/1982   20/05/2012
                                    Fixed Rate                          3.0000%    31/05/1982   20/05/2012
                                    Fixed Rate                          3.0000%    09/09/1983   20/09/2013
                                    Fixed Rate                          3.0000%    09/09/1983   20/09/2013
                                    Fixed Rate                          3.0000%    09/09/1983   20/09/2013
                                    Fixed Rate                          3.0000%    27/01/1988   20/01/2018
                                    Fixed Rate                          3.0000%    27/01/1988   20/01/2018
                                    Fixed Rate                          3.0000%    27/01/1988   20/01/2018
                                    Fixed Rate                          3.0000%    27/01/1988   20/01/2018
                                    Fixed Rate                          3.2500%    28/04/1977   20/04/2002
                                    Fixed Rate                          3.2500%    14/01/1978   20/01/2003
                                    Fixed Rate                          3.2500%    14/01/1978   20/01/2003

                                                                       ORIGINAL AMOUNT                  OUTSTANDING BALANCE
                                                                          CONTRACTED                  AS OF DECEMBER 31, 2001
                                                                  --------------------------     ----------------------------------
                                                                  (IN ORIGINAL     (IN US           (IN ORIGINAL          (IN US
CURRENCY                            INTEREST RATE BASIS            CURRENCY)     DOLLARS)(2)         CURRENCY)          DOLLARS)(2)
--------                            -------------------           ------------   -----------        ------------        -----------
            BELGIAN FRANCS                                            1,231.67        26.96              709.71              15.54
                                                                  ------------   ----------          ----------          ---------
                                    Interest Free                       150.00         3.28              140.13               3.07
                                    Interest Free                       100.00         2.19               45.00               0.99
                                    Interest Free                       100.00         2.19               41.25               0.90
                                    Interest Free                       300.00         6.57              150.00               3.28
                                    Interest Free                       450.00         9.85              202.50               4.43
                                    Interest Free                       131.67         2.88              130.83               2.86
            SWISS FRANC                                                  12.07         7.19                0.18               0.11
                                                                  ------------   ----------          ----------          ---------
                                    Fixed Rate                           12.07         7.19                0.18               0.11
            DEUTSCHE MARK                                               144.43        65.21               95.15              42.96
                                                                  ------------   ----------          ----------          ---------
                                    Fixed Rate                           32.40        14.63               15.81               7.14
                                    Fixed Rate                            9.70         4.38                4.98               2.25
                                    Fixed Rate                           14.40         6.50               12.65               5.71
                                    Fixed Rate                           12.50         5.64                0.28               0.13
                                    Fixed Rate                           62.80        28.36               55.30              24.97
                                    Fixed Rate                           12.63         5.70                6.14               2.77
            DANISH KRONER                                               132.84        15.77               46.26               5.49
                                                                  ------------   ----------          ----------          ---------
                                    Interest Free                        22.84         2.71                1.38               0.16
                                    Interest Free                        95.00        11.28               38.17               4.53
                                    Interest Free                        15.00         1.78                6.70               0.80
            POUNDS STERLING                                               5.49         7.97                0.43               0.63
                                                                  ------------   ----------          ----------          ---------
                                    Fixed Rate                            3.52         5.12                0.00               0.00
                                    Fixed Rate                            1.97         2.86                0.43               0.63
            JAPANESE YEN                                            384,553.15     2,920.68          181,114.09           1,375.56
                                                                  ------------   ----------          ----------          ---------
                                    Fixed Rate                        1,587.00        12.05                0.00               0.00
                                    Fixed Rate                          821.00         6.24              392.41               2.98
                                    Fixed Rate                       23,668.00       179.76                0.00               0.00
                                    Fixed Rate                       20,675.00       157.03                0.00               0.00
                                    Fixed Rate                        7,445.00        56.54                0.00               0.00
                                    Fixed Rate                        4,941.27        37.53              247.06               1.88
                                    Fixed Rate                        4,513.55        34.28              451.36               3.43
                                    Fixed Rate                          545.40         4.14              541.35               4.11
                                    Fixed Rate                        6,300.00        47.85            4,240.95              32.21
                                    Fixed Rate                        5,066.00        38.48            4,465.38              33.91
                                    Fixed Rate                        2,005.00        15.23            1,764.17              13.40
                                    Fixed Rate                        5,788.00        43.96            5,228.85              39.71
                                    Fixed Rate                        1,094.00         8.31              788.63               5.99
                                    Fixed Rate                        8,283.00        62.91            7,052.33              53.56
                                    Fixed Rate                        4,028.00        30.59            3,181.85              24.17
                                    Fixed Rate                       25,665.00       194.93           11,567.45              87.85
                                    Fixed Rate                          679.00         5.16                0.00               0.00
                                    Fixed Rate                        5,054.00        38.39            4,299.58              32.66
                                    Fixed Rate                        3,563.90        27.07            3,155.77              23.97
                                    Fixed Rate                        6,112.00        46.42            2,987.05              22.69
                                    Fixed Rate                       18,120.00       137.62           18,014.15             136.82
                                    Fixed Rate                        1,259.00         9.56            1,195.84               9.08
                                    Fixed Rate                       11,433.00        86.83            9,739.81              73.97
                                    Fixed Rate                        7,056.00        53.59              139.85               1.06
                                    Fixed Rate                        6,630.00        50.35              120.06               0.91
                                    Fixed Rate                        5,513.00        41.87            5,164.02              39.22
                                    Fixed Rate                       10,756.00        81.69              320.15               2.43
                                    Fixed Rate                        2,896.00        22.00            1,218.99               9.26
                                    Fixed Rate                          457.00         3.47              213.91               1.62
                                    Fixed Rate                        9,795.00        74.39            8,800.18              66.84
                                    Fixed Rate                        6,212.00        47.18            1,000.59               7.60
                                    Fixed Rate                       14,832.73       112.65            6,150.14              46.71
                                    Fixed Rate                        1,529.75        11.62              634.27               4.82
                                    Fixed Rate                        8,516.35        64.68            3,946.59              29.97
                                    Fixed Rate                        7,554.76        57.38            3,500.98              26.59
                                    Fixed Rate                        4,507.27        34.23            2,088.73              15.86
                                    Fixed Rate                          136.58         1.04               63.27               0.48
                                    Fixed Rate                       25,489.96       193.60           13,055.81              99.16
                                    Fixed Rate                          467.92         3.55              239.65               1.82
                                    Fixed Rate                          149.16         1.13               76.38               0.58
                                    Fixed Rate                        6,510.19        49.44            3,810.82              28.94
                                    Fixed Rate                        4,500.00        34.18            2,631.96              19.99
                                    Fixed Rate                          169.79         1.29               99.36               0.75
                                    Fixed Rate                        1,272.00         9.66              760.82               5.78
                                    Fixed Rate                        6,015.00        45.68            4,776.65              36.28
                                    Fixed Rate                        2,478.00        18.82               49.40               0.38
                                    Fixed Rate                          192.00         1.46              136.09               1.03
                                    Fixed Rate                          720.00         5.47               19.46               0.15
                                    Fixed Rate                       10,404.52        79.02              843.61               6.41
                                    Fixed Rate                        3,957.73        30.06              320.90               2.44


                                                                  INTEREST RATE/
                                                                  SPREAD/SERVICE
                                                                      CHARGE          YEAR       YEAR OF
CURRENCY                            INTEREST RATE BASIS            (PER ANNUM)     CONTRACTED    MATURITY
--------                            -------------------           --------------   ----------    --------
                                    Fixed Rate                          3.2500%    09/11/1978   20/11/2008
                                    Fixed Rate                          3.2500%    02/02/1979   20/02/2009
                                    Fixed Rate                          3.2500%    14/01/1978   20/01/2003
                                    Fixed Rate                          3.5000%    07/05/1984   20/05/2014
                                    Fixed Rate                          3.5000%    30/05/1986   20/05/2016
                                    Fixed Rate                          4.0000%    09/09/1983   20/09/2013
                                    Fixed Rate                          4.0000%    25/09/1987   20/09/2017
            SPECIAL DRAWING
            RIGHT
                                    Interest Free                       0.7500%    08/05/1996   01/01/2036
                                    Interest Free                       1.0000%    04/06/1991   15/08/2025
                                    Interest Free                       1.0000%    08/05/1997   01/01/2031
            UNITED STATES DOLLAR
                                    ADB Floating Rate                   0.0000%    04/06/1991   15/08/2014
                                    Cost Qua. Bor. IBRD 6M              0.5000%    30/06/1987   01/06/2007
                                    Cost Qua. Bor. IBRD 6M              0.5000%    10/04/1986   15/11/2006
                                    LIBOR 6 Months Deposit              0.5000%    09/09/1997   15/09/2017
                                    Interest Free                       1.0000%    03/04/1972   01/03/2022
                                    Interest Free                       1.0000%    27/06/1979   15/02/2029
                                    Fixed Rate                          2.0000%    15/11/1971   15/09/2012
                                    Fixed Rate                          2.0000%    02/05/1972   31/01/2013
                                    Fixed Rate                          2.0000%    22/08/1973   17/03/2015
                                    Fixed Rate                          2.0000%    07/08/1974   02/05/2015
                                    Fixed Rate                          2.0000%    24/03/1975   24/03/2016
                                    Fixed Rate                          2.0000%    23/05/1977   17/07/2015
                                    Fixed Rate                          2.0000%    06/08/1976   13/04/2017
                                    Fixed Rate                          2.0000%    09/01/1988   30/06/2014
                                    Fixed Rate                          2.0000%    06/08/1976   11/04/2017
                                    Fixed Rate                          2.0000%    21/07/1989   21/07/2014
                                    Fixed Rate                          4.0000%    06/05/1982   15/01/2002
                                    Fixed Rate                          3.0000%    07/10/1994   18/04/2011
                                    Fixed Rate                          7.6000%    07/11/1979   01/10/2003
                                    Fixed Rate                          8.7500%    18/12/1975   01/09/2001
                                    Fixed Rate                         10.1000%    04/12/1981   01/09/2006
                                    Fixed Rate                         11.0000%    01/12/1982   01/09/2002
II.  NG ASSUMED DEBT (REAL)
            AUSTRIAN SCHILLINGS
                                    Austrian Statutory Export           0.6000%          1992         2007
                                    Promo Scheme
            BELGIAN FRANCS
                                    Free                                0.0000%          1986         2012
                                    Free                                0.0000%          1986         2013
            DEUTSCHE MARKS
                                    Fixed Rate                          8.6000%          1992         2007
            FRENCH FRANCS
                                    Taux du Marche Obligataire          0.4000%          1991         2007
            POUNDS STERLING
                                    LIBOR 6 Months Deposit              0.0000%          1992         2007
            JAPANESE YEN
                                    Fixed Rate                          6.3000%          1993         2007
                                    Long Term Prime Rate                0.1000%          1992         2007
            UNITED STATES
            DOLLARS
                                    Fixed Rate                          3.0000%          1992         2007
                                    Fixed Rate                          3.0000%          1992         2007
                                    Fixed Rate                          3.0000%          1992         2007
                                    Fixed Rate                          3.5000%          1992         2007
                                    Fixed Rate                          3.5000%          1992         2007
                                    Fixed Rate                          5.0000%          1981         2004
                                    Fixed Rate                          5.0000%          1981         2006
                                    Fixed Rate                          5.0000%          1981         2004
                                    LIBOR 6 Months Deposit              0.2000%          1992         2007
                                    LIBOR 6 Months Deposit              0.2000%          1992         2007
                                    LIBOR 6 Months Deposit              0.2000%          1992         2007
                                    LIBOR 6 Months Deposit              0.2500%          1990         2007
                                    LIBOR 6 Months Deposit              0.5000%          1991         2007
                                    LIBOR 6 Months Deposit              0.5000%          1991         2007
                                    LIBOR 6 Months Deposit              0.8125%          1986         2003
                                    LIBOR 6 Months Deposit              0.8125%          1986         2003
                                    LIBOR 6 Months Deposit              0.8125%          1986         2003
                                    LIBOR 6 Months Deposit              0.8125%          1986         2003

                                                                       ORIGINAL AMOUNT                  OUTSTANDING BALANCE
                                                                          CONTRACTED                  AS OF DECEMBER 31, 2001
                                                                  --------------------------     ----------------------------------
                                                                  (IN ORIGINAL     (IN US           (IN ORIGINAL          (IN US
CURRENCY                            INTEREST RATE BASIS            CURRENCY)     DOLLARS)(2)         CURRENCY)          DOLLARS)(2)
--------                            -------------------           ------------   -----------        ------------        -----------
                                    Fixed Rate                        4,433.24        33.67            1,513.78              11.50
                                    Fixed Rate                        6,999.93        53.16            2,560.95              19.45
                                    Fixed Rate                        3,013.92        22.89              244.37               1.86
                                    Fixed Rate                        2,900.51        22.03            1,768.58              13.43
                                    Fixed Rate                          142.80         1.08              100.98               0.77
                                    Fixed Rate                        9,297.91        70.62            5,442.65              41.34
                                    Fixed Rate                       40,400.00       306.84           29,986.21             227.75
            SPECIAL DRAWING
            RIGHT                                                        35.17        44.12               25.32              31.76
                                                                  ------------   ----------          ----------          ---------
                                    Interest Free                        10.15        12.73                5.86               7.36
                                    Interest Free                        11.18        14.03                9.66              12.11
                                    Interest Free                        13.84        17.36                9.80              12.29
            UNITED STATES DOLLAR                                        320.12       320.12              131.50             131.50
                                                                  ------------   ----------          ----------          ---------
                                    ADB Floating Rate                     6.00         6.00                2.12               2.12
                                    Cost Qua. Bor. IBRD 6M               32.00        32.00               10.95              10.95
                                    Cost Qua. Bor. IBRD 6M               38.00        38.00               10.39              10.39
                                    LIBOR 6 Months Deposit                2.30         2.30                1.68               1.68
                                    Interest Free                        10.02        10.02                6.16               6.16
                                    Interest Free                        19.22        19.22               15.85              15.85
                                    Fixed Rate                            0.60         0.60                0.28               0.28
                                    Fixed Rate                           19.13        19.13                9.29               9.29
                                    Fixed Rate                            3.01         3.01                1.67               1.67
                                    Fixed Rate                           17.92        17.92                9.94               9.94
                                    Fixed Rate                           19.88        19.88               11.68              11.68
                                    Fixed Rate                           13.81        13.81                9.26               9.26
                                    Fixed Rate                           14.95        14.95                7.89               7.89
                                    Fixed Rate                           10.00        10.00                3.31               3.31
                                    Fixed Rate                           19.93        19.93               12.35              12.35
                                    Fixed Rate                            2.63         2.63                1.79               1.79
                                    Fixed Rate                           13.56        13.56                0.45               0.45
                                    Fixed Rate                            6.00         6.00                1.84               1.84
                                    Fixed Rate                           16.81        16.81                3.02               3.02
                                    Fixed Rate                           16.43        16.43                0.00               0.00
                                    Fixed Rate                           24.50        24.50               10.11              10.11
                                    Fixed Rate                           13.43        13.43                1.46               1.46
II.  NG ASSUMED DEBT (REAL)                                           2,087.23       316.05            1,607.18             225.85
                                                                  ------------   ----------          ----------          ---------
            AUSTRIAN SCHILLINGS                                          21.81         1.40               17.14               1.10
                                                                  ------------   ----------          ----------          ---------
                                    Austrian Statutory Export            21.81         1.40               17.14               1.10
                                    Promo Scheme
            BELGIAN FRANCS                                               50.00         1.09               28.75               0.63
                                                                  ------------   ----------          ----------          ---------
                                    Free                                 25.00         0.55               13.75               0.30
                                    Free                                 25.00         0.55               15.00               0.33
            DEUTSCHE MARKS                                                0.29         0.13                0.23               0.10
                                                                  ------------   ----------          ----------          ---------
                                    Fixed Rate                            0.29         0.13                0.23               0.10
            FRENCH FRANCS                                                 2.57         0.35                2.02               0.27
                                                                  ------------   ----------          ----------          ---------
                                    Taux du Marche Obligataire            2.57         0.35                2.02               0.27
            POUNDS STERLING                                               0.17         0.25                0.13               0.20
                                                                  ------------   ----------          ----------          ---------
                                    LIBOR 6 Months Deposit                0.17         0.25                0.13               0.20
            JAPANESE YEN                                              1,712.56        13.01            1,345.58              10.22
                                                                  ------------   ----------          ----------          ---------
                                    Fixed Rate                        1,296.62         9.85            1,018.78               7.74
                                    Long Term Prime Rate                415.94         3.16              326.81               2.48
            UNITED STATES
            DOLLARS                                                     299.83       299.83              213.33             213.33
                                                                  ------------   ----------          ----------          ---------
                                    Fixed Rate                            0.23         0.23                0.23               0.23
                                    Fixed Rate                            0.40         0.40                0.40               0.40
                                    Fixed Rate                            0.25         0.25                0.25               0.25
                                    Fixed Rate                            1.06         1.06                1.06               1.06
                                    Fixed Rate                            0.60         0.60                0.60               0.60
                                    Fixed Rate                            5.49         5.49                1.37               1.37
                                    Fixed Rate                            5.49         5.49                2.29               2.29
                                    Fixed Rate                            5.49         5.49                1.83               1.83
                                    LIBOR 6 Months Deposit               25.47        25.47                2.07               2.07
                                    LIBOR 6 Months Deposit                2.63         2.63               20.01              20.01
                                    LIBOR 6 Months Deposit                0.58         0.58                0.45               0.45
                                    LIBOR 6 Months Deposit                2.01         2.01                1.58               1.58
                                    LIBOR 6 Months Deposit                3.13         3.13                2.46               2.46
                                    LIBOR 6 Months Deposit                1.24         1.24                0.97               0.97
                                    LIBOR 6 Months Deposit                1.29         1.29                0.26               0.26
                                    LIBOR 6 Months Deposit                2.10         2.10                0.42               0.42
                                    LIBOR 6 Months Deposit                8.73         8.73                2.30               2.30
                                    LIBOR 6 Months Deposit               11.50        11.50                0.17               0.17


                                                                  INTEREST RATE/
                                                                  SPREAD/SERVICE
                                                                      CHARGE          YEAR       YEAR OF
CURRENCY                            INTEREST RATE BASIS            (PER ANNUM)     CONTRACTED    MATURITY
--------                            -------------------           --------------   ----------    --------
                                    New Short Term Eximbank             0.3750%          1991         2007
                                    Borrowing
                                    New Short Term Eximbank             0.3750%          1991         2007
                                    Borrowing
                                    New Short Term Eximbank             0.3750%          1991         2007
                                    Borrowing
                                    New Short Term Eximbank             0.5000%          1992         2007
                                    Borrowing
                                    New Short Term Eximbank             0.5000%          1992         2007
                                    Borrowing
                                    New Short Term Eximbank             0.5000%          1992         2007
                                    Borrowing
                                    New Short Term Eximbank             0.5000%          1992         2007
                                    Borrowing
III. NG SECURITIZED LOANS (BRADY BONDS)
            UNITED STATES DOLLARS
            OPTION I -- IRB
            SERIES A                Step Up                       4.00% - 7.50%          1992         2007
            SERIES B                Step Up                       4.00% - 7.50%          1992         2008
            OPTION II -- PCIRB
            SERIES A                Step Up                       4.25% - 7.50%          1992         2018
            SERIES B                Step Up                       4.25% - 7.50%          1992         2017
            OPTION III -- DEBT
            CONVERSION BONDS
            SERIES A                Step Up                       4.00% - 7.50%          1992         2010
            SERIES B                Step Up                       4.00% - 7.50%          1992         2009
            FIXED RATE BONDS        Fixed                               8.7500%          1996         2016
            JAPANESE YEN BONDS
            (SAMURAI)
            JAPANESE YEN
                                    Fixed                               1.8850%          2001         2011
                                    Fixed                               3.2000%          2000         2005
                                    Fixed                               4.2000%          1996         2002
                                    Fixed                               4.3000%          2002         2011
                                    Fixed                               5.0000%          1996         2003
            GLOBAL BONDS
            UNITED STATES
            DOLLARS
                                    Fixed                               4.7200%          2001         2002
                                    Fixed                               8.8750%          1998         2008
                                    Fixed                               8.8750%          1998         2008
                                    Fixed                               9.8750%          1999         2019
                                    Fixed                               9.8750%          1999         2019
                                    Fixed                               9.8750%          1999         2019
                                    Fixed                               9.5000%          1999         2024
                                    Fixed                               9.8750%          2000         2010
                                    Fixed                              10.6250%          2000         2025
                                    Fixed                               7.7500%          1999         2002
                                    LIBOR 6 Months Deposit              2.5000%          1999         2002
                                    LIBOR 6 Months Deposit              4.2000%          2000         2003
                                    LIBOR 6 Months Deposit              3.0500%          2001         2004
            EURO
                                    Fixed                               8.0000%          1999         2004
                                    Fixed                               9.3750%          2001         2006

                                                                       ORIGINAL AMOUNT                  OUTSTANDING BALANCE
                                                                          CONTRACTED                  AS OF DECEMBER 31, 2001
                                                                  --------------------------     ----------------------------------
                                                                  (IN ORIGINAL     (IN US           (IN ORIGINAL          (IN US
CURRENCY                            INTEREST RATE BASIS            CURRENCY)     DOLLARS)(2)         CURRENCY)          DOLLARS)(2)
--------                            -------------------           ------------   -----------        ------------        -----------
                                    New Short Term Eximbank               0.31         0.31                0.31               0.31
                                    Borrowing
                                    New Short Term Eximbank               0.30         0.30                0.23               0.23
                                    Borrowing
                                    New Short Term Eximbank               0.00         0.00                0.00               0.00
                                    Borrowing
                                    New Short Term Eximbank             151.35       151.35              118.92             118.92
                                    Borrowing
                                    New Short Term Eximbank              32.99        32.99               25.92              25.92
                                    Borrowing
                                    New Short Term Eximbank              14.16        14.16               11.12              11.12
                                    Borrowing
                                    New Short Term Eximbank              23.02        23.02               18.09              18.09
                                    Borrowing
III. NG SECURITIZED LOANS (BRADY BONDS)                                           11,743.60                               9,682.43
                                                                                 ----------                              ---------
            UNITED STATES DOLLARS                                     9,879.53     9,879.53            7,818.36           7,818.36
                                                                  ------------   ----------          ----------          ---------
            OPTION I -- IRB                                             757.38       757.38              296.39             296.39
                                                                  ------------   ----------          ----------          ---------
            SERIES A                Step Up                             130.76       130.76               58.98              58.98
            SERIES B                Step Up                             626.62       626.62              237.41             237.41
            OPTION II -- PCIRB                                        1,894.09     1,894.09              582.68             582.68
                                                                  ------------   ----------          ----------          ---------
            SERIES A                Step Up                             153.49       153.49              127.52             127.52
            SERIES B                Step Up                           1,740.60     1,740.60              455.16             455.16
            OPTION III -- DEBT                                          696.78       696.78              408.00             408.00
                                                                  ------------   ----------          ----------          ---------
            CONVERSION BONDS
            SERIES A                Step Up                               5.31         5.31                3.47               3.47
            SERIES B                Step Up                             691.47       691.47              404.53             404.53
            FIXED RATE BONDS        Fixed                               690.00       690.00              690.00             690.00
            JAPANESE YEN BONDS
            (SAMURAI)                                                96,600.00     1,113.43          146,600.00           1,113.43
                                                                  ------------   ----------          ----------          ---------
            JAPANESE YEN                                             96,600.00     1,113.43          146,600.00           1,113.43
                                                                  ------------   ----------          ----------          ---------
                                    Fixed                            50,000.00       379.75           50,000.00             379.75
                                    Fixed                            35,000.00       265.83           35,000.00             265.83
                                    Fixed                            10,000.00        75.95           10,000.00              75.95
                                    Fixed                            21,600.00       164.05           21,600.00             164.05
                                    Fixed                            30,000.00       227.85           30,000.00             227.85
            GLOBAL BONDS                                                           6,591.93                               6,591.93
                                                                                 ----------                              ---------
            UNITED STATES                                             5,841.29     5,841.29            5,841.29           5,841.29
                                                                  ------------   ----------          ----------          ---------
            DOLLARS
                                    Fixed                               125.00       125.00              125.00             125.00
                                    Fixed                               500.00       500.00              500.00             500.00
                                    Fixed                               500.00       500.00              500.00             500.00
                                    Fixed                               500.00       500.00              500.00             500.00
                                    Fixed                               200.00       200.00              200.00             200.00
                                    Fixed                               400.00       400.00              400.00             400.00
                                    Fixed                             1,006.29     1,006.29            1,006.29           1,006.29
                                    Fixed                               600.00       600.00              600.00             600.00
                                    Fixed                             1,000.00     1,000.00            1,000.00           1,000.00
                                    Fixed                               350.00       350.00              350.00             350.00
                                    LIBOR 6 Months Deposit              260.00       260.00              260.00             260.00
                                    LIBOR 6 Months Deposit              200.00       200.00              200.00             200.00
                                    LIBOR 6 Months Deposit              200.00       200.00              200.00             200.00
            EURO                                                        850.00       750.64              850.00             750.64
                                                                  ------------   ----------          ----------          ---------
                                    Fixed                               350.00       309.09              350.00             309.09
                                    Fixed                               500.00       441.55              500.00             441.55

---------------

(1) Excludes external debt guaranteed by the Republic
(2) Amounts in original currencies converted into US Dollar using BSP reference rate prevailing on 28/12/2001

                       DOMESTIC GOVERNMENT SECURITIES(1)
                            AS OF DECEMBER 31, 2001
                               (IN MILLION PESOS)

                                                                                                              OUTSTANDING BALANCE
                                                         INTEREST RATE     YEAR       YEAR OF     ORIGINAL           AS OF
                                INTEREST RATE BASIS       (PER ANNUM)   CONTRACTED   MATURITY      AMOUNT      DECEMBER 31, 2001
                                -------------------      -------------  ----------   --------     --------    -------------------
TOTAL (I & II)                                                                                                   1,238,899.87
                                                                                                                 ------------

I.  ACTUAL OBLIGATIONS                                                                                           1,217,933.71
                                                                                                                 ------------

    A.  TREASURY BILLS                                                                                             425,413.80
                                                                                                                 ------------
         ADAPS                                              Various                    2002                         85,907.00
         TAP                                                Various                    2002                         21,223.20
         GOCC Series                                        Various                    2002                         96,143.20
         LGUs                                               Various                    2002                            295.50
         TEIs                                               Various                    2002                         47,256.20
         SIP                                                Various                    2002                             20.60
         CB-BOL                                          Floating Rate                 2002                        174,568.30

    B.  TREASURY NOTES RA 245                                                                      2,438.06          2,415.55
                                                                                                 ----------      ------------
                                Fixed Rate                  3.500%        1984         2005          337.59            334.31
                                Fixed Rate                  3.500%        1984         2005          153.43            153.43
                                Fixed Rate                  3.500%        1984         2005           55.81             55.81
                                Fixed Rate                  3.500%        1985         2005          145.99            145.99
                                Fixed Rate                  3.500%        1985         2005           91.85             91.85
                                Fixed Rate                  3.500%        1985         2005            8.92              8.92
                                Fixed Rate                  3.500%        1985         2005            1.40              1.40
                                Fixed Rate                  3.500%        1985         2005           51.65             42.88
                                Fixed Rate                  3.500%        1985         2005            2.44              2.44
                                Fixed Rate                  3.500%        1985         2006            4.44              4.44
                                Fixed Rate                  3.500%        1985         2006           70.00             70.00
                                Fixed Rate                  3.500%        1985         2006           37.86             37.86
                                Fixed Rate                  3.500%        1985         2006            0.52              0.52
                                Fixed Rate                  3.500%        1985         2006            1.57              1.57
                                Fixed Rate                  3.500%        1985         2006            0.72              0.72
                                Fixed Rate                  3.500%        1985         2006            2.26              2.26
                                Fixed Rate                  3.500%        1985         2006           31.12             31.12
                                Fixed Rate                  3.500%        1986         2006           39.93             39.93
                                Fixed Rate                  3.500%        1986         2006          188.86            188.86
                                Fixed Rate                  3.500%        1986         2006          126.90            126.90
                                Fixed Rate                  3.500%        1986         2006           26.67             26.67
                                Fixed Rate                  3.500%        1986         2006          200.84            200.84
                                Fixed Rate                  3.500%        1986         2006          139.64            139.64
                                Fixed Rate                  3.500%        1986         2006           13.47              3.01
                                Fixed Rate                  3.500%        1986         2006          295.60            295.60
                                Fixed Rate                  3.500%        1986         2006           26.68             26.68
                                Fixed Rate                  3.500%        1986         2007           44.90             44.90
                                Fixed Rate                  3.500%        1986         2007            1.04              1.04
                                Fixed Rate                  3.500%        1986         2007            5.10              5.10
                                Fixed Rate                  3.500%        1986         2007           20.91             20.91
                                Fixed Rate                  3.500%        1986         2007          309.95            309.95

    C.  BONDS                                                                                     84,211.01         90,368.21
                                                                                                 ----------      ------------

        NPC BONDS CA 120                                                                              27.57              9.20
                                                                                                 ----------      ------------
                                Fixed Rate                  7.000%        1972         2002           15.00              2.17
                                Fixed Rate                  7.000%        1972         2002           12.57              7.03

        NAWASA BONDS RA 1383                                                                           3.00              2.00
                                                                                                 ----------      ------------
                                Fixed Rate                  4.000%        1962         2002            3.00              2.00

                            AS OF DECEMBER 31, 2001
                               (IN MILLION PESOS)

                                                                                                              OUTSTANDING BALANCE
                                                         INTEREST RATE     YEAR       YEAR OF     ORIGINAL           AS OF
                                INTEREST RATE BASIS       (PER ANNUM)   CONTRACTED   MATURITY      AMOUNT      DECEMBER 31, 2001
                                -------------------      -------------  ----------   --------     --------    -------------------
TREASURY BONDS                                                                                     9,222.98          6,155.32
                                                                                                 ----------      ------------
            T/BONDS R.A. 245                                                                       7,660.32          5,070.28
                                                                                                 ----------      ------------
                                Fixed Rate                  2.000%        1973         2003           93.00             91.46
                                Fixed Rate                  3.000%        1977         2002          137.00            137.00
                                Fixed Rate                  3.250%        1977         2002            7.25              7.25
                                Fixed Rate                  3.250%        1977         2002           19.42             19.02
                                Fixed Rate                  3.250%        1977         2002           50.00             50.00
                                Fixed Rate                  3.250%        1977         2002           49.91             49.91
                                Fixed Rate                  3.250%        1978         2003           34.83             34.83
                                Fixed Rate                  3.250%        1978         2003           37.32             37.32
                                Fixed Rate                  3.250%        1978         2003           90.97             90.97
                                Fixed Rate                  3.250%        1980         2005           95.00             95.00
                                Fixed Rate                  4.000%        1980         2005        2,100.00          1,099.98
                                Fixed Rate                  4.000%        1981         2006        1,600.00          1,179.53
                                Fixed Rate                  4.000%        1982         2007        2,700.00          1,746.22
                                Fixed Rate                  4.000%        1983         2008           30.00              9.69
                                Fixed Rate                  4.000%        1983         2004            6.89              0.26
                                Fixed Rate                  4.000%        1983         2004           42.03             39.38
                                Fixed Rate                  4.000%        1983         2003          100.00              5.93
                                Fixed Rate                  4.000%        1983         2008           50.00              3.95
                                Fixed Rate                  4.000%        1983         2008            4.87              0.26
                                Fixed Rate                  4.000%        1983         2008          200.00            200.00
                                Fixed Rate                  4.000%        1983         2008           50.00             50.00
                                Fixed Rate                  4.000%        1983         2008          100.00            100.00
                                Fixed Rate                  4.000%        1983         2008            6.83              6.83
                                Fixed Rate                  4.000%        1983         2008           15.00             15.00
                                Fixed Rate                  7.000%        1979         2004           20.00              0.45
                                Fixed Rate                  10.750%       1978         2003           20.00              0.04
            T/BONDS PD NO. 4                                                                         500.26            497.75
                                                                                                 ----------      ------------
                                Fixed Rate                  2.000%        1973         2003          490.07            487.56
                                Fixed Rate                  2.000%        1973         2003           10.19             10.19
            T/BONDS PD NO. 195                                                                       922.00            447.73
                                                                                                 ----------      ------------
                                Fixed Rate                  3.750%        1973         2003          307.00            306.85
                                Fixed Rate                  5.000%        1973         2003          100.28             16.51
                                Fixed Rate                  6.000%        1973         2003          514.72            124.37
            T/BONDS PD NO. 694                                                                       140.40            139.56
                                                                                                 ----------      ------------
                                Fixed Rate                  3.000%        1978         2008          100.00            100.00
                                Fixed Rate                  3.000%        1979         2009           40.40             39.56
        30 YR FXTB                                                                                    97.05             97.05
                                                                                                 ----------      ------------
                                Fixed Rate                  12.840%       1996         2025           97.05             97.05
        TREASURY BONDS (CB-BOL)                                                                   50,000.00         50,000.00
                                                                                                 ----------      ------------
                                182-Day T-Bill Rate                       1993         2018       50,000.00         50,000.00
        12 YR PESO DENOMINATED T/BONDS                                                            24,860.41         24,860.41
                                                                                                 ----------      ------------
                                91-Day T/Bill                             1995         2007        3,226.41          3,226.41
                                91-Day T/Bill                             1995         2007       21,634.00         21,634.00
                                                                                                          .

        AGRARIAN REFORM BONDS                                                                                        9,244.23
                                                                                                                 ------------
    D.  FIXED RATE T/BONDS                                                                       646,451.42        645,995.92
                                                                                                 ----------      ------------
        2 YR FXTB                                                                                160,270.29        159,814.79
                                                                                                 ----------      ------------
            ADAPS                                                                                 52,322.00         52,322.00
                                                                                                 ----------      ------------
                                Fixed Rate                  11.625%       2000         2002        3,000.00          3,000.00

                            AS OF DECEMBER 31, 2001
                               (IN MILLION PESOS)

                                                                                                              OUTSTANDING BALANCE
                                                         INTEREST RATE     YEAR       YEAR OF     ORIGINAL           AS OF
                                INTEREST RATE BASIS       (PER ANNUM)   CONTRACTED   MATURITY      AMOUNT      DECEMBER 31, 2001
                                -------------------      -------------  ----------   --------     --------    -------------------
                                Fixed Rate                  11.625%       2000         2002        1,055.00          1,055.00
                                Fixed Rate                  11.750%       2000         2002        1,395.00          1,395.00
                                Fixed Rate                  11.500%       2000         2002        3,000.00          3,000.00
                                Fixed Rate                  11.750%       2000         2002        1,533.00          1,533.00
                                Fixed Rate                  12.000%       2000         2002        2,205.00          2,205.00
                                Fixed Rate                  11.875%       2000         2002        3,000.00          3,000.00
                                Fixed Rate                  12.125%       2000         2002        1,262.00          1,262.00
                                Fixed Rate                  12.250%       2000         2002          460.00            460.00
                                Fixed Rate                  12.500%       2000         2002        2,780.00          2,780.00
                                Fixed Rate                  16.000%       2000         2002        2,862.00          2,862.00
                                Fixed Rate                  16.000%       2001         2003        3,000.00          3,000.00
                                Fixed Rate                  14.125%       2001         2003        3,000.00          3,000.00
                                Fixed Rate                  13.625%       2001         2003        3,000.00          3,000.00
                                Fixed Rate                  13.250%       2001         2003        4,000.00          4,000.00
                                Fixed Rate                  13.250%       2001         2003        2,000.00          2,000.00
                                Fixed Rate                  13.250%       2001         2003        2,000.00          2,000.00
                                Fixed Rate                  13.250%       2001         2003        2,000.00          2,000.00
                                Fixed Rate                  13.250%       2001         2003        2,000.00          2,000.00
                                Fixed Rate                  13.250%       2001         2003        4,000.00          4,000.00
                                Fixed Rate                  12.750%       2001         2003        3,500.00          3,500.00
                                Fixed Rate                  12.750%       2001         2003        1,270.00          1,270.00

            TAP                                                                                   29,548.00         29,548.00
                                                                                                 ----------      ------------
                                Fixed Rate                  12.500%       2000         2002        4,500.00          4,500.00
                                Fixed Rate                  16.000%       2001         2003        4,300.00          4,300.00
                                Fixed Rate                  13.625%       2001         2003        8,088.00          8,088.00
                                Fixed Rate                  13.250%       2001         2003        7,100.00          7,100.00
                                Fixed Rate                  13.250%       2001         2003        3,560.00          3,560.00
                                Fixed Rate                  12.750%       2001         2003        2,000.00          2,000.00

            GOCCS                                                                                 72,357.39         71,901.89
                                                                                                 ----------      ------------
                                Fixed Rate                  11.625%       2000         2002          875.90            875.90
                                Fixed Rate                  11.625%       2000         2002          391.90            391.90
                                Fixed Rate                  11.750%       2000         2002        4,320.70          4,320.70
                                Fixed Rate                  11.500%       2000         2002          633.30            633.30
                                Fixed Rate                  11.750%       2000         2002          579.20            579.20
                                Fixed Rate                  12.000%       2000         2002          573.60            573.60
                                Fixed Rate                  11.875%       2000         2002        7,315.40          7,315.40
                                Fixed Rate                  12.125%       2000         2002        3,630.20          3,174.70
                                Fixed Rate                  12.250%       2000         2002          405.39            405.39
                                Fixed Rate                  12.500%       2000         2002        9,347.30          9,347.30
                                Fixed Rate                  16.000%       2000         2002        4,332.60          4,332.60
                                Fixed Rate                  16.000%       2001         2003        6,966.90          6,966.90
                                Fixed Rate                  14.125%       2001         2003        2,020.30          2,020.30
                                Fixed Rate                  13.625%       2001         2003       13,166.10         13,166.10
                                Fixed Rate                  13.250%       2001         2003        1,572.00          1,572.00
                                Fixed Rate                  13.250%       2001         2003          847.70            847.70
                                Fixed Rate                  13.250%       2001         2003          678.90            678.90
                                Fixed Rate                  13.250%       2001         2003        8,714.70          8,714.70
                                Fixed Rate                  12.750%       2001         2003        5,985.30          5,985.30

            TEIS                                                                                   6,042.90          6,042.90
                                                                                                 ----------      ------------
                                Fixed Rate                 10.4625%       2000         2002            8.00              8.00
                                Fixed Rate                 11.7500%       2000         2002          200.00            200.00
                                Fixed Rate                 10.5750%       2000         2002          119.00            119.00
                                Fixed Rate                 10.5750%       2000         2002          100.00            100.00
                                Fixed Rate                 11.7500%       2000         2002          200.00            200.00

                            AS OF DECEMBER 31, 2001
                               (IN MILLION PESOS)

                                                                                                              OUTSTANDING BALANCE
                                                         INTEREST RATE     YEAR       YEAR OF     ORIGINAL           AS OF
                                INTEREST RATE BASIS       (PER ANNUM)   CONTRACTED   MATURITY      AMOUNT      DECEMBER 31, 2001
                                -------------------      -------------  ----------   --------     --------    -------------------
                                Fixed Rate                 10.8000%       2000         2002           31.50             31.50
                                Fixed Rate                 11.8750%       2000         2002          200.00            200.00
                                Fixed Rate                 11.0250%       2000         2002           23.90             23.90
                                Fixed Rate                 12.5000%       2000         2002          200.00            200.00
                                Fixed Rate                  11.250%       2000         2002          124.00            124.00
                                Fixed Rate                  14.400%       2000         2002          113.70            113.70
                                Fixed Rate                  14.400%       2001         2003          215.10            215.10
                                Fixed Rate                  16.000%       2001         2003          500.00            500.00
                                Fixed Rate                 12.7125%       2001         2003           37.80             37.80
                                Fixed Rate                  14.125%       2001         2003          200.00            200.00
                                Fixed Rate                  13.625%       2001         2003          441.60            441.60
                                Fixed Rate                 12.2625%       2001         2003        1,184.10          1,184.10
                                Fixed Rate                  13.250%       2001         2003          400.00            400.00
                                Fixed Rate                  11.925%       2001         2003          345.60            345.60
                                Fixed Rate                  11.925%       2001         2003          117.40            117.40
                                Fixed Rate                  11.925%       2001         2003          334.50            334.50
                                Fixed Rate                  13.250%       2001         2003          205.90            205.90
                                Fixed Rate                  11.925%       2001         2003           94.80             94.80
                                Fixed Rate                  13.250%       2001         2003          200.00            200.00
                                Fixed Rate                  11.925%       2001         2003           39.70             39.70
                                Fixed Rate                  12.750%       2001         2003          400.00            400.00
                                Fixed Rate                  11.470%       2001         2003            6.30              6.30

        4 YR RETAIL T/BONDS                                                                       37,993.16         37,993.16
                                                                                                 ----------      ------------
                                Fixed Rate                  14.250%       2001         2005       15,635.38         15,635.38
                                Fixed Rate                  14.250%       2001         2005       22,357.78         22,357.78

        5 YR FXTB                                                                                146,131.68        146,131.68
                                                                                                 ----------      ------------

            ADAPS                                                                                 78,634.00         78,634.00
                                                                                                 ----------      ------------
                                Fixed Rate                  12.500%       1997         2002        3,500.00          3,500.00
                                Fixed Rate                  13.000%       1997         2002        4,000.00          4,000.00
                                Fixed Rate                  20.000%       1998         2003        2,000.00          2,000.00
                                Fixed Rate                  21.000%       1998         2003        3,000.00          3,000.00
                                Fixed Rate                  20.000%       1998         2003        2,000.00          2,000.00
                                Fixed Rate                  16.125%       1998         2003        3,000.00          3,000.00
                                Fixed Rate                  14.000%       1999         2004        3,000.00          3,000.00
                                Fixed Rate                  13.625%       1999         2004        1,730.00          1,730.00
                                Fixed Rate                  14.250%       1999         2004          890.00            890.00
                                Fixed Rate                  14.250%       1999         2004        2,000.00          2,000.00
                                Fixed Rate                  14.125%       1999         2004        2,000.00          2,000.00
                                Fixed Rate                  13.750%       2000         2005        3,000.00          3,000.00
                                Fixed Rate                  13.500%       2000         2005        3,000.00          3,000.00
                                Fixed Rate                  13.500%       2000         2005        3,000.00          3,000.00
                                Fixed Rate                  12.750%       2000         2005        3,000.00          3,000.00
                                Fixed Rate                  13.250%       2000         2005        1,610.00          1,610.00
                                Fixed Rate                  13.000%       2000         2005        3,000.00          3,000.00
                                Fixed Rate                  13.500%       2000         2005        1,230.00          1,230.00
                                Fixed Rate                  13.875%       2000         2005          765.00            765.00
                                Fixed Rate                  16.750%       2000         2005        1,349.00          1,349.00
                                Fixed Rate                  15.875%       2001         2006        3,000.00          3,000.00
                                Fixed Rate                  15.000%       2001         2006        2,961.00          2,961.00
                                Fixed Rate                  14.500%       2001         2006        3,000.00          3,000.00
                                Fixed Rate                  14.000%       2001         2006        1,000.00          1,000.00
                                Fixed Rate                  15.250%       2001         2006        1,948.00          1,948.00
                                Fixed Rate                  15.250%       2001         2006        2,000.00          2,000.00

                            AS OF DECEMBER 31, 2001
                               (IN MILLION PESOS)

                                                                                                              OUTSTANDING BALANCE
                                                         INTEREST RATE     YEAR       YEAR OF     ORIGINAL           AS OF
                                INTEREST RATE BASIS       (PER ANNUM)   CONTRACTED   MATURITY      AMOUNT      DECEMBER 31, 2001
                                -------------------      -------------  ----------   --------     --------    -------------------
                                Fixed Rate                  15.500%       2001         2006        3,500.00          3,500.00
                                Fixed Rate                  16.250%       2001         2006          905.00            905.00
                                Fixed Rate                  14.125%       2001         2004        1,891.00          1,891.00
                                Fixed Rate                  14.125%       2001         2004        2,000.00          2,000.00
                                Fixed Rate                  14.250%       2001         2004        1,260.00          1,260.00
                                Fixed Rate                  14.250%       2001         2004        2,000.00          2,000.00
                                Fixed Rate                  13.750%       2001         2005        2,000.00          2,000.00
                                Fixed Rate                  13.750%       2001         2005        2,000.00          2,000.00
                                Fixed Rate                  13.875%       2001         2005        2,095.00          2,095.00

            TAP                                                                                   22,356.00         22,356.00
                                                                                                 ----------      ------------
                                Fixed Rate                  20.000%       1998         2003        4,300.00          4,300.00
                                Fixed Rate                  16.125%       1998         2003        2,350.00          2,350.00
                                Fixed Rate                  14.000%       1999         2004        1,050.00          1,050.00
                                Fixed Rate                  14.125%       1999         2004        1,000.00          1,000.00
                                Fixed Rate                  13.875%       2000         2005        3,300.00          3,300.00
                                Fixed Rate                  16.750%       2000         2005          400.00            400.00
                                Fixed Rate                  15.875%       2001         2006        1,000.00          1,000.00
                                Fixed Rate                  15.000%       2001         2006          800.00            800.00
                                Fixed Rate                  14.500%       2001         2006        3,950.00          3,950.00
                                Fixed Rate                  14.000%       2001         2006        1,000.00          1,000.00
                                Fixed Rate                  14.250%       2001         2004        2,706.00          2,706.00
                                Fixed Rate                  14.250%       2001         2004          500.00            500.00

            GOCCS                                                                                 35,362.78         35,362.78
                                                                                                 ----------      ------------
                                Fixed Rate                  20.000%       1998         2003          191.00            191.00
                                Fixed Rate                  21.000%       1998         2003        1,949.80          1,949.80
                                Fixed Rate                  20.000%       1998         2003          143.20            143.20
                                Fixed Rate                  16.125%       1998         2003          910.50            910.50
                                Fixed Rate                  14.000%       1999         2004        1,586.60          1,586.60
                                Fixed Rate                  13.625%       1999         2004           45.80             45.80
                                Fixed Rate                  14.250%       1999         2004        1,485.10          1,485.10
                                Fixed Rate                  14.250%       1999         2004          938.70            938.70
                                Fixed Rate                  14.125%       1999         2004        2,975.60          2,975.60
                                Fixed Rate                  13.750%       2000         2005        2,227.40          2,227.40
                                Fixed Rate                  13.500%       2000         2005            1.40              1.40
                                Fixed Rate                  13.500%       2000         2005        1,563.10          1,563.10
                                Fixed Rate                  12.750%       2000         2005           53.00             53.00
                                Fixed Rate                  13.250%       2000         2005          118.40            118.40
                                Fixed Rate                  13.000%       2000         2005           48.20             48.20
                                Fixed Rate                  13.500%       2000         2005        2,998.40          2,998.40
                                Fixed Rate                  13.875%       2000         2005        2,439.00          2,439.00
                                Fixed Rate                  16.750%       2000         2005        1,825.90          1,825.90
                                Fixed Rate                  15.875%       2001         2006          990.50            990.50
                                Fixed Rate                  15.000%       2001         2006          587.20            587.20
                                Fixed Rate                  14.500%       2001         2006        2,181.70          2,181.70
                                Fixed Rate                  14.000%       2001         2006          463.20            463.20
                                Fixed Rate                  15.250%       2001         2006          230.10            230.10
                                Fixed Rate                  15.250%       2001         2006        2,457.90          2,457.90
                                Fixed Rate                  14.125%       2001         2006        1,977.48          1,977.48
                                Fixed Rate                  14.250%       2001         2004          454.30            454.30
                                Fixed Rate                  15.500%       2001         2006          581.60            581.60
                                Fixed Rate                  16.250%       2001         2006        2,269.10          2,269.10
                                Fixed Rate                  13.750%       2001         2005          754.60            754.60
                                Fixed Rate                  13.875%       2001         2005          914.00            914.00

            TEIS                                                                                   9,778.90          9,778.90
                                                                                                 ----------      ------------
                                Fixed Rate                 18.9000%       1998         2003          500.00            500.00
                                Fixed Rate                 18.0000%       1998         2003        1,018.50          1,018.50
                                Fixed Rate                 20.0000%       1998         2003          200.00            200.00

                            AS OF DECEMBER 31, 2001
                               (IN MILLION PESOS)

                                                                                                              OUTSTANDING BALANCE
                                                         INTEREST RATE     YEAR       YEAR OF     ORIGINAL           AS OF
                                INTEREST RATE BASIS       (PER ANNUM)   CONTRACTED   MATURITY      AMOUNT      DECEMBER 31, 2001
                                -------------------      -------------  ----------   --------     --------    -------------------
                                Fixed Rate                 14.5125%       1998         2003          370.20            370.20
                                Fixed Rate                 14.0000%       1999         2004          500.00            500.00
                                Fixed Rate                 12.6000%       1999         2004          211.90            211.90
                                Fixed Rate                 12.8250%       1999         2004            1.00              1.00
                                Fixed Rate                 12.8250%       1999         2004           10.00             10.00
                                Fixed Rate                 13.7500%       2000         2005          100.00            100.00
                                Fixed Rate                 13.5000%       2000         2005          200.00            200.00
                                Fixed Rate                 12.1500%       2000         2005           10.00             10.00
                                Fixed Rate                 12.1500%       2000         2005           30.00             30.00
                                Fixed Rate                 12.7500%       2000         2005          200.00            200.00
                                Fixed Rate                 13.5000%       2000         2005          100.00            100.00
                                Fixed Rate                 12.1500%       2000         2005           30.00             30.00
                                Fixed Rate                 13.8750%       2000         2005          200.00            200.00
                                Fixed Rate                 12.4875%       2000         2005           18.00             18.00
                                Fixed Rate                 15.0750%       2000         2005          223.40            223.40
                                Fixed Rate                 16.7500%       2000         2005          500.00            500.00
                                Fixed Rate                 14.2875%       2001         2006           24.60             24.60
                                Fixed Rate                 15.8750%       2001         2006          200.00            200.00
                                Fixed Rate                 15.0000%       2001         2006          200.00            200.00
                                Fixed Rate                 13.5000%       2001         2006           45.00             45.00
                                Fixed Rate                 14.5000%       2001         2006          600.00            600.00
                                Fixed Rate                 13.0500%       2001         2006          150.70            150.70
                                Fixed Rate                 12.6000%       2001         2006           19.50             19.50
                                Fixed Rate                 15.2500%       2001         2006          800.00            800.00
                                Fixed Rate                 13.7250%       2001         2006          100.40            100.40
                                Fixed Rate                 13.7250%       2001         2006          194.10            194.10
                                Fixed Rate                 15.2500%       2001         2006          200.00            200.00
                                Fixed Rate                 15.5000%       2001         2006          400.00            400.00
                                Fixed Rate                 13.9500%       2001         2006           75.80             75.80
                                Fixed Rate                 16.2500%       2001         2006          500.00            500.00
                                Fixed Rate                 14.6250%       2001         2006          203.60            203.60
                                Fixed Rate                 14.1250%       2001         2004          468.00            468.00
                                Fixed Rate                 12.7125%       2001         2004           19.50             19.50
                                Fixed Rate                 14.2500%       2001         2004          200.00            200.00
                                Fixed Rate                 12.8250%       2001         2004           94.10             94.10
                                Fixed Rate                 14.2500%       2001         2004          200.00            200.00
                                Fixed Rate                 13.7500%       2001         2005          200.00            200.00
                                Fixed Rate                 12.3750%       2001         2005          246.90            246.90
                                Fixed Rate                 12.4875%       2001         2005           13.70             13.70
                                Fixed Rate                 13.8750%       2001         2005          200.00            200.00

    SMALL DENOMINATED T/BONDS                                                                     30,260.24         30,260.24
                                                                                                 ----------      ------------
                                Fixed Rate                 13.6250%       1999         2004       30,260.24         30,260.24

    PROGRESS BONDS                                                                                 8,000.00          8,000.00
                                                                                                 ----------      ------------
                                Fixed Rate                  13.875%       2000         2005        8,000.00          8,000.00

    7 YR FXTB                                                                                    132,372.40        132,372.40
                                                                                                 ----------      ------------

        ADAPS                                                                                     75,044.00         75,044.00
                                                                                                 ----------      ------------
                                Fixed Rate                  15.500%       1996         2003        3,000.00          3,000.00
                                Fixed Rate                  15.375%       1996         2003        3,000.00          3,000.00
                                Fixed Rate                  15.375%       1996         2003        3,000.00          3,000.00
                                Fixed Rate                  15.375%       1996         2003        4,000.00          4,000.00
                                Fixed Rate                  15.750%       1996         2003        2,585.00          2,585.00
                                Fixed Rate                  14.875%       1996         2003        2,000.00          2,000.00
                                Fixed Rate                  14.000%       1996         2003        2,000.00          2,000.00
                                Fixed Rate                  13.500%       1997         2004        3,340.00          3,340.00

                            AS OF DECEMBER 31, 2001
                               (IN MILLION PESOS)

                                                                                                              OUTSTANDING BALANCE
                                                         INTEREST RATE     YEAR       YEAR OF     ORIGINAL           AS OF
                                INTEREST RATE BASIS       (PER ANNUM)   CONTRACTED   MATURITY      AMOUNT      DECEMBER 31, 2001
                                -------------------      -------------  ----------   --------     --------    -------------------
                                Fixed Rate                  20.875%       1997         2004        1,987.00          1,987.00
                                Fixed Rate                  20.500%       1998         2005        1,887.00          1,887.00
                                Fixed Rate                  20.000%       1998         2005        1,164.00          1,164.00
                                Fixed Rate                  18.375%       1998         2005        2,500.00          2,500.00
                                Fixed Rate                  16.500%       1999         2006        1,805.00          1,805.00
                                Fixed Rate                  14.000%       1999         2006          750.00            750.00
                                Fixed Rate                  14.000%       1999         2006           21.00             21.00
                                Fixed Rate                  15.000%       1999         2006        2,000.00          2,000.00
                                Fixed Rate                  14.750%       1999         2006        2,000.00          2,000.00
                                Fixed Rate                  14.625%       1999         2006        2,000.00          2,000.00
                                Fixed Rate                  14.500%       1999         2006        2,000.00          2,000.00
                                Fixed Rate                  14.500%       2000         2007        2,775.00          2,775.00
                                Fixed Rate                  14.250%       2000         2007        3,000.00          3,000.00
                                Fixed Rate                  14.000%       2000         2007        3,000.00          3,000.00
                                Fixed Rate                  13.375%       2000         2007        3,000.00          3,000.00
                                Fixed Rate                  13.875%       2000         2007        1,250.00          1,250.00
                                Fixed Rate                  13.500%       2000         2007        3,000.00          3,000.00
                                Fixed Rate                  14.000%       2000         2007        1,165.00          1,165.00
                                Fixed Rate                  14.250%       2000         2007        1,640.00          1,640.00
                                Fixed Rate                  14.250%       2000         2007        2,116.00          2,116.00
                                Fixed Rate                  14.500%       2000         2007        1,020.00          1,020.00
                                Fixed Rate                  17.250%       2000         2007        1,039.00          1,039.00
                                Fixed Rate                  16.000%       2001         2008        3,000.00          3,000.00
                                Fixed Rate                  15.625%       2001         2008        3,000.00          3,000.00
                                Fixed Rate                  13.500%       2001         2004        2,000.00          2,000.00
                                Fixed Rate                  13.500%       2001         2004        1,000.00          1,000.00
                                Fixed Rate                  15.000%       2001         2006        2,000.00          2,000.00

        TAP                                                                                       11,680.00         11,680.00
                                                                                                 ----------      ------------
                                Fixed Rate                  14.000%       1996         2003        1,000.00          1,000.00
                                Fixed Rate                  13.500%       1997         2004        3,180.00          3,180.00
                                Fixed Rate                  20.500%       1998         2005        1,200.00          1,200.00
                                Fixed Rate                  18.375%       1998         2005        2,100.00          2,100.00
                                Fixed Rate                  16.000%       2001         2008        2,200.00          2,200.00
                                Fixed Rate                  15.625%       2001         2008        2,000.00          2,000.00

        GOCCS                                                                                     26,027.40         26,027.40
                                                                                                 ----------      ------------
                                Fixed Rate                  15.500%       1996         2003        5,513.70          5,513.70
                                Fixed Rate                  15.375%       1996         2003          193.00            193.00
                                Fixed Rate                  15.375%       1996         2003        1,884.10          1,884.10
                                Fixed Rate                  15.750%       1996         2003           98.60             98.60
                                Fixed Rate                  14.875%       1996         2003            0.80              0.80
                                Fixed Rate                  14.000%       1996         2003            6.40              6.40
                                Fixed Rate                  20.875%       1997         2004           65.00             65.00
                                Fixed Rate                  16.500%       1999         2006        1,446.70          1,446.70
                                Fixed Rate                  15.000%       1999         2006           13.20             13.20
                                Fixed Rate                  14.750%       1999         2006            1.00              1.00
                                Fixed Rate                  14.625%       1999         2006        1,958.80          1,958.80
                                Fixed Rate                  14.500%       1999         2006          867.70            867.70
                                Fixed Rate                  14.500%       2000         2007        3,091.00          3,091.00
                                Fixed Rate                  14.250%       2000         2007          379.40            379.40
                                Fixed Rate                  14.000%       2000         2007          552.70            552.70
                                Fixed Rate                  13.875%       2000         2007        1,047.60          1,047.60
                                Fixed Rate                  13.500%       2000         2007           10.60             10.60
                                Fixed Rate                  14.000%       2000         2007           37.00             37.00
                                Fixed Rate                  14.250%       2000         2007           10.50             10.50
                                Fixed Rate                  14.250%       2000         2007           99.90             99.90
                                Fixed Rate                  14.500%       2000         2007          573.20            573.20
                                Fixed Rate                  17.250%       2000         2007        3,043.70          3,043.70
                                Fixed Rate                  16.000%       2001         2008        3,023.30          3,023.30

                            AS OF DECEMBER 31, 2001
                               (IN MILLION PESOS)

                                                                                                              OUTSTANDING BALANCE
                                                         INTEREST RATE     YEAR       YEAR OF     ORIGINAL           AS OF
                                INTEREST RATE BASIS       (PER ANNUM)   CONTRACTED   MATURITY      AMOUNT      DECEMBER 31, 2001
                                -------------------      -------------  ----------   --------     --------    -------------------
                                Fixed Rate                  15.625%       2001         2008        1,706.40          1,706.40
                                Fixed Rate                  13.500%       2001         2004          403.10            403.10
                                Fixed Rate
        TEIS                                                                                      19,621.00         19,621.00
                                                                                                 ----------      ------------
                                Fixed Rate                 13.8375%       1996         2003        8,000.00          8,000.00
                                Fixed Rate                  14.175%       1996         2003        2,201.00          2,201.00
                                Fixed Rate                  12.150%       1997         2004          100.00            100.00
                                Fixed Rate                 18.7875%       1997         2004        2,800.00          2,800.00
                                Fixed Rate                  18.000%       1998         2005          200.00            200.00
                                Fixed Rate                 16.5375%       1998         2005           50.00             50.00
                                Fixed Rate                  14.850%       1999         2006          116.10            116.10
                                Fixed Rate                  12.600%       1999         2006            1.20              1.20
                                Fixed Rate                  14.000%       1999         2006          200.00            200.00
                                Fixed Rate                  13.500%       1999         2006          158.00            158.00
                                Fixed Rate                  15.000%       1999         2006          200.00            200.00
                                Fixed Rate                  14.625%       1999         2006          200.00            200.00
                                Fixed Rate                 13.1625%       1999         2006            2.30              2.30
                                Fixed Rate                  13.050%       1999         2006            8.00              8.00
                                Fixed Rate                  14.500%       2000         2007          200.00            200.00
                                Fixed Rate                  13.050%       2000         2007            7.00              7.00
                                Fixed Rate                  14.250%       2000         2007          200.00            200.00
                                Fixed Rate                  12.825%       2000         2007           15.00             15.00
                                Fixed Rate                  14.000%       2000         2007          200.00            200.00
                                Fixed Rate                  13.875%       2000         2007          200.00            200.00
                                Fixed Rate                  14.500%       2000         2007          200.00            200.00
                                Fixed Rate                  17.250%       2000         2007          200.00            200.00
                                Fixed Rate                  15.525%       2000         2007           75.10             75.10
                                Fixed Rate                 14.4000%       2001         2008          435.30            435.30
                                Fixed Rate                  16.000%       2001         2008        1,209.50          1,209.50
                                Fixed Rate                  15.625%       2001         2008          500.00            500.00
                                Fixed Rate                 14.0625%       2001         2008           42.20             42.20
                                Fixed Rate                  12.150%       2001         2004          142.30            142.30
                                Fixed Rate                  13.500%       2001         2004          900.00            900.00
                                Fixed Rate                  12.150%       2001         2004          137.80            137.80
                                Fixed Rate                  15.000%       2001         2006          200.00            200.00
                                Fixed Rate                  13.500%       2001         2006          464.50            464.50
                                Fixed Rate                  13.500%       2001         2006           55.70             55.70
    10 YR FXTB                                                                                   107,032.95        107,032.95
                                                                                                 ----------      ------------
        ADAPS                                                                                     62,407.00         62,407.00
                                                                                                 ----------      ------------
                                Fixed Rate                  16.000%       1996         2006        2,000.00          2,000.00
                                Fixed Rate                  14.125%       1997         2007        5,000.00          5,000.00
                                Fixed Rate                  13.875%       1997         2007        3,500.00          3,500.00
                                Fixed Rate                  22.875%       1997         2007        1,759.00          1,759.00
                                Fixed Rate                  19.000%       1998         2008        2,000.00          2,000.00
                                Fixed Rate                  20.000%       1998         2008          446.00            446.00
                                Fixed Rate                  18.000%       1998         2008        3,000.00          3,000.00
                                Fixed Rate                  16.500%       1999         2009        3,000.00          3,000.00
                                Fixed Rate                  14.625%       1999         2009        1,550.00          1,550.00
                                Fixed Rate                  15.000%       1999         2009        1,578.00          1,578.00
                                Fixed Rate                  15.500%       1999         2009        2,000.00          2,000.00
                                Fixed Rate                  15.125%       1999         2009        2,000.00          2,000.00
                                Fixed Rate                  15.000%       1999         2009        2,000.00          2,000.00
                                Fixed Rate                  14.875%       1999         2009        2,000.00          2,000.00
                                Fixed Rate                  14.750%       2000         2010        3,000.00          3,000.00
                                Fixed Rate                  14.625%       2000         2010        3,000.00          3,000.00
                                Fixed Rate                  13.875%       2000         2010        3,000.00          3,000.00
                                Fixed Rate                  13.875%       2000         2010        2,563.00          2,563.00
                                Fixed Rate                  14.250%       2000         2010        1,430.00          1,430.00
                                Fixed Rate                  14.125%       2000         2010        3,000.00          3,000.00

                            AS OF DECEMBER 31, 2001
                               (IN MILLION PESOS)

                                                                                                              OUTSTANDING BALANCE
                                                         INTEREST RATE     YEAR       YEAR OF     ORIGINAL           AS OF
                                INTEREST RATE BASIS       (PER ANNUM)   CONTRACTED   MATURITY      AMOUNT      DECEMBER 31, 2001
                                -------------------      -------------  ----------   --------     --------    -------------------
                                Fixed Rate                  14.500%       2000         2010        2,918.00          2,918.00
                                Fixed Rate                  14.625%       2000         2010        1,825.00          1,825.00
                                Fixed Rate                  14.625%       2000         2010        3,000.00          3,000.00
                                Fixed Rate                  17.500%       2000         2010        1,750.00          1,750.00
                                Fixed Rate                  17.500%       2001         2011        2,195.00          2,195.00
                                Fixed Rate                  16.500%       2001         2011        2,893.00          2,893.00
        TAP                                                                                       15,390.00         15,390.00
                                                                                                 ----------      ------------
                                Fixed Rate                  16.000%       1996         2006          500.00            500.00
                                Fixed Rate                  21.000%       1997         2007           40.00             40.00
                                Fixed Rate                  19.000%       1998         2008        3,800.00          3,800.00
                                Fixed Rate                  17.800%       1998         2008        1,000.00          1,000.00
                                Fixed Rate                  18.000%       1998         2008        1,100.00          1,100.00
                                Fixed Rate                  16.500%       1999         2009        2,150.00          2,150.00
                                Fixed Rate                  14.625%       1999         2009          400.00            400.00
                                Fixed Rate                  15.500%       1999         2009        1,650.00          1,650.00
                                Fixed Rate                  15.000%       1999         2009          600.00            600.00
                                Fixed Rate                  14.750%       2000         2010          500.00            500.00
                                Fixed Rate                  14.625%       2000         2010        1,450.00          1,450.00
                                Fixed Rate                  17.500%       2000         2010        1,200.00          1,200.00
                                Fixed Rate                  17.500%       2001         2011        1,000.00          1,000.00
        GOCCS                                                                                     15,924.75         15,924.75
                                                                                                 ----------      ------------
                                Fixed Rate                  16.000%       1996         2006        1,792.64          1,792.64
                                Fixed Rate                  12.840%       1997         2007            4.71              4.71
                                Fixed Rate                  14.125%       1997         2007           30.20             30.20
                                Fixed Rate                  22.875%       1997         2007        1,784.80          1,784.80
                                Fixed Rate                  20.000%       1998         2008          163.00            163.00
                                Fixed Rate                  18.000%       1998         2008        1,387.50          1,387.50
                                Fixed Rate                  16.500%       1999         2009          183.10            183.10
                                Fixed Rate                  15.500%       1999         2009          189.80            189.80
                                Fixed Rate                  15.125%       1999         2009        3,302.50          3,302.50
                                Fixed Rate                  15.000%       1999         2009        4,909.10          4,909.10
                                Fixed Rate                  14.875%       1999         2009          162.70            162.70
                                Fixed Rate                  14.750%       2000         2010          756.10            756.10
                                Fixed Rate                  14.625%       2000         2010          231.40            231.40
                                Fixed Rate                  13.875%       2000         2010          181.50            181.50
                                Fixed Rate                  13.875%       2000         2010           94.20             94.20
                                Fixed Rate                  14.250%       2000         2010            4.90              4.90
                                Fixed Rate                  14.125%       2000         2010          355.50            355.50
                                Fixed Rate                  14.500%       2000         2010           48.10             48.10
                                Fixed Rate                  14.625%       2000         2010            5.50              5.50
                                Fixed Rate                  14.625%       2000         2010          197.40            197.40
                                Fixed Rate                  17.500%       2000         2010            1.10              1.10
                                Fixed Rate                  17.500%       2001         2011           45.30             45.30
                                Fixed Rate                  16.500%       2001         2011           93.70             93.70
        TEIS                                                                                      13,311.20         13,311.20
                                                                                                 ----------      ------------
                                Fixed Rate                 14.4000%       1996         2006        5,801.50          5,801.50
                                Fixed Rate                 20.5875%       1997         2007        3,900.00          3,900.00
                                Fixed Rate                 18.0000%       1998         2008          200.00            200.00
                                Fixed Rate                  16.200%       1998         2008           58.50             58.50
                                Fixed Rate                  16.500%       1999         2009          500.00            500.00
                                Fixed Rate                  15.000%       1998         2008          100.00            100.00
                                Fixed Rate                  15.500%       1998         2008          100.00            100.00
                                Fixed Rate                  15.000%       1998         2008          200.00            200.00
                                Fixed Rate                  14.625%       2000         2010          200.00            200.00
                                Fixed Rate                  14.250%       2000         2010          200.00            200.00
                                Fixed Rate                  14.125%       2000         2010          200.00            200.00
                                Fixed Rate                  14.625%       2000         2010          200.00            200.00
                                Fixed Rate                  17.500%       2000         2010          200.00            200.00
                                Fixed Rate                  17.500%       2001         2011          744.70            744.70

                            AS OF DECEMBER 31, 2001
                               (IN MILLION PESOS)

                                                                                                              OUTSTANDING BALANCE
                                                         INTEREST RATE     YEAR       YEAR OF     ORIGINAL           AS OF
                                INTEREST RATE BASIS       (PER ANNUM)   CONTRACTED   MATURITY      AMOUNT      DECEMBER 31, 2001
                                -------------------      -------------  ----------   --------     --------    -------------------
                                Fixed Rate                  15.750%       2001         2011            4.50              4.50
                                Fixed Rate                  16.500%       2001         2011          700.00            700.00
                                Fixed Rate                  14.800%       2001         2011            2.00              2.00
20 YR FXTB                                                                                         9,846.59          9,846.59
                                                                                                 ----------      ------------
        ADAPS                                                                                      2,000.00          2,000.00
                                                                                                 ----------      ------------
                                Fixed Rate                  14.375%       1997         2017        2,000.00          2,000.00
        TAP                                                                                                          3,804.90
                                                                                                                 ------------
                                Fixed Rate                  14.375%       1997         2017        3,804.90          3,804.90
        GOCCS                                                                                                        4,041.69
                                                                                                                 ------------
                                Fixed Rate                  14.375%       1997         2017        4,020.10          4,020.10
                                Fixed Rate                  12.840%       1998         2018            9.97              9.97
                                Fixed Rate                  12.840%       1998         2018            0.48              0.48
                                Fixed Rate                  12.840%       1999         2019            4.97              4.97
                                Fixed Rate                  12.840%       1999         2019            0.48              0.48
                                Fixed Rate                  12.840%       1999         2019            0.05              0.05
                                Fixed Rate                  12.840%       1999         2019            1.02              1.02
                                Fixed Rate                  12.840%       2000         2020            2.20              2.20
                                Fixed Rate                  12.840%       2001         2021            2.42              2.42
25 YR FXTB                                                                                         8,201.50          8,201.50
                                                                                                 ----------      ------------
        ADAPS                                                                                      5,286.00          5,286.00
                                                                                                 ----------      ------------
                                Fixed Rate                  18.250%       2000         2025        5,286.00          5,286.00
        TAP                                                                                        2,320.00          2,320.00
                                                                                                 ----------      ------------
                                Fixed Rate                  18.250%       2000         2025        2,320.00          2,320.00

        GOCCS                                                                                         95.50             95.50
                                                                                                 ----------      ------------
                                Fixed Rate                  18.250%       2000         2025           95.50             95.50
        TEIS                                                                                         500.00            500.00
                                                                                                 ----------      ------------
                                Fixed Rate                  18.250%       2000         2025          500.00            500.00
10 YR SPECIAL PURPOSE T/BONDS FOR CARP                                                             6,342.62          6,342.62
                                                                                                 ----------      ------------
        ADAPS
                                Fixed Rate                  15.500%       2001         2011        3,173.00          3,173.00
        TAP
                                Fixed Rate                  15.500%       2001         2011        2,769.62          2,769.62
        TEIS
                                Fixed Rate                  15.500%       2001         2011          400.00            400.00

E.  ZERO COUPON T/BONDS                                                                           35,000.00         35,000.00
                                                                                                 ----------      ------------
                                Fixed Rate                  12.750%       2001         2011       35,000.00         35,000.00

F.  FIXED RATE PESO NOTES                                                                         11,810.00         11,810.00
                                                                                                 ----------      ------------
        3 YR                                                                                       6,330.00          6,330.00
                                                                                                 ----------      ------------
                                Fixed Rate                  14.000%       2001         2004        6,330.00          6,330.00
        5 YR                                                                                       5,480.00          5,480.00
                                                                                                 ----------      ------------
                                Fixed Rate                  14.250%       2001         2006        5,480.00          5,480.00

                            AS OF DECEMBER 31, 2001
                               (IN MILLION PESOS)

                                                                                                              OUTSTANDING BALANCE
                                                         INTEREST RATE     YEAR       YEAR OF     ORIGINAL           AS OF
                                INTEREST RATE BASIS       (PER ANNUM)   CONTRACTED   MATURITY      AMOUNT      DECEMBER 31, 2001
                                -------------------      -------------  ----------   --------     --------    -------------------

G.  US DOLLAR LINKED PHP. PESO NOTES
    (DLPNS)(2)                                                                                     6,930.23          6,930.23
                                                                                                 ----------      ------------

        2 YR                                                                                       3,467.28          3,467.28
                                                                                                 ----------      ------------
                                Fixed Rate                  8.5625%       2001         2003        3,467.28          3,467.28

        3 YR                                                                                       3,462.95          3,462.95
                                                                                                 ----------      ------------
                                Fixed Rate                 10.4375%       2001         2004        3,462.95          3,462.95

---------------

(1) Excludes external securities of the Republic.

(2) Based on reference rate of P/$ of P51.50 as of 12/28/01

                     GOVERNMENT GUARANTEED CORPORATE BONDS
                            AS OF DECEMBER 31, 2001
                                 (IN MILLIONS)

                                                                                                    OUTSTANDING BALANCE
                                                                                                           AS OF
                               INTEREST RATE/SPREAD       YEAR       YEAR OF     ORIGINAL AMOUNT     DECEMBER 31, 2001
INTEREST RATE BASIS                (PER ANNUM)         CONTRACTED    MATURITY      (IN PESOS)           (IN PESOS)
-------------------            --------------------    ----------    --------    ---------------    -------------------
National Power Corporation
  Bonds
  Fixed Rate                           8.500%             1978         2003             20.00                20.00
  Fixed Rate                           8.500%             1978         2003             20.00                20.00
  Fixed Rate                           8.500%             1978         2003             20.00                20.00
  Fixed Rate                           8.500%             1978         2003             20.00                20.00
  Fixed Rate                           8.500%             1978         2003             20.00                20.00
  Fixed Rate                           8.500%             1978         2003             20.00                20.00
  Fixed Rate                           8.500%             1978         2003             10.00                10.00
  Fixed Rate                           8.500%             1978         2003             10.70                10.70
                                                                                    ---------            ---------
          TOTAL NPC BONDS                                                              140.70               140.70
                                                                                    ---------            ---------
MWSS Angat Bonds
  91-Day Treasury Bill Rate            0.000%*            1992         2002            230.00                17.71
                                                                                    ---------            ---------
          TOTAL MWSS ANGAT
            BONDS                                                                      230.00                17.71
                                                                                    ---------            ---------
NDC Agri-Agra (Erap Bonds)
  Fixed Rate                           7.875%             1999         2004          5,000.00             5,000.00
                                                                                    ---------            ---------
          TOTAL ERAP BONDS                                                           5,000.00             5,000.00
                                                                                    ---------            ---------
HDMF Bonds (PAG-IBIG)
  Fixed Rate                           8.250%             2000         2005          4,000.00             4,000.00
                                                                                    ---------            ---------
          TOTAL HDMF BONDS                                                           4,000.00             4,000.00
                                                                                    ---------            ---------
Land Bank Bonds
  Fixed Rate                           6.000%                                                               807.75
                                                                                    ---------            ---------
          TOTAL LBP BONDS                                                                                   807.75
                                                                                    ---------            ---------
NPC Negotiated T/Bills
  Fixed Rate                          13.062%             2001         2002         11,000.00            11,000.00
                                                                                    ---------            ---------
          TOTAL NPC
            NEGOTIATED
            T/BILLS                                                                 11,000.00            11,000.00
          GRAND TOTAL
            CONTINGENT
            OBLIGATIONS                                                             20,370.70            20,966.16
                                                                                    =========            =========

---------------

Source: Bureau of the Treasury, Department of Finance.

            DOMESTIC DEBT OF THE REPUBLIC (OTHER THAN SECURITIES)(1)
                            AS OF DECEMBER 31, 2001
                                   IN MILLION

                                                                 INTEREST RATE      YEAR        YEAR OF
                          INTEREST RATE BASIS                       SPREAD       CONTRACTED    MATURITY     CURR.
                          -------------------                    -------------   ----------   -----------   -----
TOTAL
         DIRECT LOANS
          AGENCIES
           UNITED STATES DOLLARS
            LIBOR 6 MOS                                              0.8125%        1986         2003        USD
           PHILIPPINE PESOS
            Interest Free                                            0.0000%        1953                     PHP
            Interest Free                                            0.0000%        1953                     PHP
            Interest Free                                            0.0000%        1953                     PHP
            Interest Free                                            0.0000%        1953                     PHP
            Interest Free                                            0.0000%        1945                     PHP
            Interest Free                                            0.0000%        1945                     PHP
            Interest Free                                            0.0000%        1945                     PHP
            Interest Free                                            0.0000%        1960                     PHP
            Fixed Rate                                              14.0000%        1983         2002        PHP
            Interest Free                                            0.0000%        1985                     PHP
            Interest Free                                            0.0000%        1993                     PHP
            Interest Free                                            0.0000%        1989                     PHP
          ASSUMED LOANS (REAL)
           PHILIPPINE PESOS
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP


                                                                  ORIGINAL AMOUNT CONTRACTED
                                                                 -----------------------------
                                                                 (IN ORIGINAL   (IN PHILIPPINE
                          INTEREST RATE BASIS                     CURRENCY)        PESO)(2)
                          -------------------                    ------------   --------------
TOTAL                                                                               60,342
                                                                                    ------
         DIRECT LOANS                                                                  237
                                                                                    ------
          AGENCIES                                                                     237
                                                                                    ------
           UNITED STATES DOLLARS

            LIBOR 6 MOS                                                  4             210
           PHILIPPINE PESOS                                                             27
            Interest Free
            Interest Free
            Interest Free
            Interest Free
            Interest Free
            Interest Free
            Interest Free
            Interest Free
            Fixed Rate                                                  27              27
            Interest Free
            Interest Free
            Interest Free
          ASSUMED LOANS (REAL)                                                      60,105
                                                                                    ------
           PHILIPPINE PESOS                                          2,297           2,297
                                                                    ------          ------
            Interest Free                                               63              63
            Interest Free                                              134             134
            Interest Free                                              120             120
            Interest Free                                               72              72
            Interest Free                                               50              50
            Interest Free                                              200             200
            Interest Free                                                1               1
            Interest Free                                               66              66
            Interest Free                                                3               3
            Interest Free                                                3               3
            Interest Free                                                4               4
            Interest Free                                                8               8
            Interest Free                                                1               1
            Interest Free                                                1               1
            Interest Free                                                9               9
            Interest Free                                               84              84
            Interest Free                                                3               3
            Interest Free                                                6               6
            Interest Free                                                1               1
            Interest Free                                              261             261

                                                                      OUTSTANDING BALANCE
                                                                    AS OF DECEMBER 31, 2001
                                                                 -----------------------------
                                                                 (IN ORIGINAL   (IN PHILIPPINE
                          INTEREST RATE BASIS                     CURRENCY)        PESO)(2)
                          -------------------                    ------------   --------------
TOTAL                                                                               29,175
                                                                                    ------
         DIRECT LOANS                                                               15,317
                                                                                    ------
          AGENCIES                                                                  15,317
                                                                                    ------
           UNITED STATES DOLLARS                                                         7
                                                                                    ------
            LIBOR 6 MOS                                                  0               7
           PHILIPPINE PESOS                                         15,310          15,310
            Interest Free                                               79              79
            Interest Free                                               48              48
            Interest Free                                               29              29
            Interest Free                                            6,821           6,821
            Interest Free                                            6,599           6,599
            Interest Free                                            1,366           1,366
            Interest Free                                               21              21
            Interest Free                                              241             241
            Fixed Rate                                                   4               4
            Interest Free                                               62              62
            Interest Free                                               27              27
            Interest Free                                               14              14
          ASSUMED LOANS (REAL)                                                      13,858
                                                                                    ------
           PHILIPPINE PESOS                                          2,297           2,297
                                                                    ------          ------
            Interest Free                                               63              63
            Interest Free                                              134             134
            Interest Free                                              120             120
            Interest Free                                               72              72
            Interest Free                                               50              50
            Interest Free                                              200             200
            Interest Free                                                1               1
            Interest Free                                               66              66
            Interest Free                                                3               3
            Interest Free                                                3               3
            Interest Free                                                4               4
            Interest Free                                                8               8
            Interest Free                                                1               1
            Interest Free                                                1               1
            Interest Free                                                9               9
            Interest Free                                               84              84
            Interest Free                                                3               3
            Interest Free                                                6               6
            Interest Free                                                1               1
            Interest Free                                              261             261

                                   IN MILLION

                                                                 INTEREST RATE      YEAR        YEAR OF
                          INTEREST RATE BASIS                       SPREAD       CONTRACTED    MATURITY     CURR.
                          -------------------                    -------------   ----------   -----------   -----
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            Interest Free                                            0.0000%        1986      Upon Demand    PHP
            91 Day T-Bill                                            0.0000%        1986         2007        PHP
           UNITED STATES DOLLARS
            LIBOR 6 Mos                                              0.8125%        1986         2003        USD
            LIBOR 6 Mos                                              0.8125%        1986         2003        USD
            LIBOR 6 Mos                                              0.8125%        1986         2003        USD


                                                                  ORIGINAL AMOUNT CONTRACTED
                                                                 -----------------------------
                                                                 (IN ORIGINAL   (IN PHILIPPINE
                          INTEREST RATE BASIS                     CURRENCY)        PESO)(2)
                          -------------------                    ------------   --------------
            Interest Free                                              913             913
            Interest Free                                                6               6
            Interest Free                                               54              54
            Interest Free                                              229             229
            91 Day T-Bill                                                6               6
           UNITED STATES DOLLARS
                                                                     1,122          57,808
                                                                    ------          ------
            LIBOR 6 Mos                                                373          19,210
            LIBOR 6 Mos                                                725          37,352
            LIBOR 6 Mos                                                 24           1,245

                                                                      OUTSTANDING BALANCE
                                                                    AS OF DECEMBER 31, 2001
                                                                 -----------------------------
                                                                 (IN ORIGINAL   (IN PHILIPPINE
                          INTEREST RATE BASIS                     CURRENCY)        PESO)(2)
                          -------------------                    ------------   --------------
            Interest Free                                              913             913
            Interest Free                                                6               6
            Interest Free                                               54              54
            Interest Free                                              229             229
            91 Day T-Bill                                                6               6
           UNITED STATES DOLLARS
                                                                       224          11,562
                                                                    ------          ------
            LIBOR 6 Mos                                                 75           3,842
            LIBOR 6 Mos                                                145           7,470
            LIBOR 6 Mos                                                  5             249

---------------

(1) Excludes government securities and debt guaranteed by the Republic

(2) Amount in original currencies were converted to pesos using BSP reference rate prevailing on December 28, 2001

      GUARANTEED DOMESTIC DEBT OF THE REPUBLIC (OTHER THAN SECURITIES)(1)
                            AS OF DECEMBER 31, 2001
                                   IN MILLION

                                              INTEREST RATE      YEAR        YEAR OF
                        INTEREST RATE BASIS      SPREAD       CONTRACTED    MATURITY
                        -------------------   -------------   ----------    --------
TOTAL
  A.  NATIONAL GOVERNMENT DIRECT GUARANTEE
      US DOLLARS        LIBOR 6 Mos              0.8125%         1986         2007
  B.  GFI GUARANTEE ASSUMED BY THE GOVERNMENT PER PROC. 50.
      PHILIPPINE
      PESOS
                        Fixed Rate               0.0000%         1986      Upon Demand
                        Fixed Rate               0.0000%         1986      Upon Demand
                        91 Day T/Bill            0.0000%         1986         2007
                        92 Day T/Bill            0.0000%         1986         2007
                        93 Day T/Bill            0.0000%         1986         2007
                        94 Day T/Bill            0.0000%         1986         2007
                        95 Day T/Bill            0.0000%         1986         2007
                        96 Day T/Bill            0.0000%         1986         2007
                        97 Day T/Bill            0.0000%         1986         2007
                        98 Day T/Bill            0.0000%         1986         2007
                        99 Day T/Bill            0.0000%         1986         2007
                        100 Day T/Bill           0.0000%         1986         2007
                        101 Day T/Bill           0.0000%         1986         2007
                        102 Day T/Bill           0.0000%         1986         2007
                        103 Day T/Bill           0.0000%         1986         2007
                        104 Day T/Bill           0.0000%         1986         2007
                        105 Day T/Bill           0.0000%         1986         2007

                                                                                            OUTSTANDING BALANCE AS OF
                                                             ORIGINAL AMOUNT CONTRACTED         DECEMBER 31, 2001
                                                             ---------------------------   ---------------------------
                                              INTEREST RATE  IN ORIGINAL   IN PHILIPPINE   IN ORIGINAL   IN PHILIPPINE
                        INTEREST RATE BASIS      SPREAD       CURRENCY        PESO(2)       CURRENCY        PESO(2)
                        -------------------   -------------  -----------   -------------   -----------   -------------
TOTAL                                                                          2,297                         2,201
                                                                               -----                         -----
  A.  NATIONAL GOVERNMENT DIRECT GUARANTEE                                     2,017                         2,017
                                                                               -----                         -----
      US DOLLARS        LIBOR 6 Mos              0.8125%          39           2,017            39           2,017
  B.  GFI GUARANTEE ASSUMED BY THE GOVERNMENT PER PROC. 50.      280             280           183             183
                                                                               -----           ---           -----
      PHILIPPINE
      PESOS
                        Fixed Rate               0.0000%           7               7             7               7
                        Fixed Rate               0.0000%          30              30            30              30
                        91 Day T/Bill            0.0000%          12              12            12              12
                        92 Day T/Bill            0.0000%          17              17            17              17
                        93 Day T/Bill            0.0000%          35              35            15              15
                        94 Day T/Bill            0.0000%           7               7             7               7
                        95 Day T/Bill            0.0000%           6               6             6               6
                        96 Day T/Bill            0.0000%           5               5             5               5
                        97 Day T/Bill            0.0000%           3               3             3               3
                        98 Day T/Bill            0.0000%           1               1             1               1
                        99 Day T/Bill            0.0000%          18              18             5               5
                        100 Day T/Bill           0.0000%          19              19            19              19
                        101 Day T/Bill           0.0000%          32              32             1               1
                        102 Day T/Bill           0.0000%          32              32             5               5
                        103 Day T/Bill           0.0000%           8               8             3               3
                        104 Day T/Bill           0.0000%          42              42            42              42
                        105 Day T/Bill           0.0000%           4               4             4               4

---------------

(1) Excludes securities issued by GOCCs

(2) FX rate used: BSP reference rate prevailing on December 28, 2001

                                     ISSUER

                          REPUBLIC OF THE PHILIPPINES
                             Department of Finance
                            Office of the Secretary
                         Department of Finance Building
                                  BSP Complex
                                     Manila
                          Republic of the Philippines

    FISCAL AGENT, PRINCIPAL PAYING AGENT,                   LISTING, PAYING AND
         TRANSFER AGENT AND REGISTRAR                          TRANSFER AGENT
             JPMORGAN CHASE BANK
               4 New York Plaza                       J.P. MORGAN BANK LUXEMBOURG S.A.
                  15th Floor                                   5 Rue Plaetis
           New York, New York 10004                          L-2338 Luxembourg
           United States of America

         LEGAL ADVISORS TO THE ISSUER                LEGAL ADVISORS TO THE UNDERWRITERS

                  as to US law                                  as to US law
                                                           DAVIS POLK & WARDWELL
                 ALLEN & OVERY                         18th Floor, The Hongkong Club
       9th Floor, Three Exchange Square                        3A Chater Road
                   Central                                        Central
                Hong Kong SAR                                  Hong Kong SAR
             as to Philippine law                           as to Philippine law
                                                       ROMULO, MABANTA, BUENAVENTURA
            DEPARTMENT OF JUSTICE                          SAYOC & DE LOS ANGELES
              Padre Faura Street                         30th Floor, Citibank Tower
                    Malate                                  8741 Paseo De Roxas
                    Manila                                      Makati City
         Republic of the Philippines                    Republic of the Philippines

                       (REPUBLIC OF THE PHILIPPINES LOGO)